 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-262105
PROSPECTUS
BuzzFeed, Inc.
112,304,633 Shares of Class A Common Stock
15,637,500 Shares of Class A Common Stock Underlying Convertible Notes
292,500 Warrants to Purchase Shares of Class A Common Stock
9,875,833 Shares of Class A Common Stock Underlying Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 112,304,633 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), consisting of (A) up to (i) 109,094,037 shares of Class A common stock (including shares of Class A common stock issuable upon conversion of shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”) and shares of Class A common stock issuable upon conversion of shares of Class C common stock, par value $0.0001 per share (the “Class C common stock”)), including shares being registered pursuant to that certain Amended and Restated Registration Rights Agreement, dated December 3, 2021 (the “Registration Rights Agreement”), between us and certain of the Selling Securityholders granting such holders registration rights with respect to such shares; (ii) 3,210,596 shares of Class A common stock issuable following the exercise or settlement of certain stock options and restricted stock units; (iii) 15,637,500 shares of Class A common stock reserved for issuance upon the conversion of convertible senior notes; and (iv) 9,875,833 shares of Class A common stock issuable upon the exercise of warrants; and (B) 292,500 warrants, consisting of (a) 259,167 Private Placement Warrants and (b) 33,333 Working Capital Warrants.
On December 3, 2021 (the “Closing Date”), we consummated the business combinations in connection with (i) that certain Agreement and Plan of Merger, dated June 24, 2021 (as amended, the “Merger Agreement”), by and among 890 5th Avenue Partners, Inc., a Delaware corporation (“890”), Bolt Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of 890 (“Merger Sub I”), Bolt Merger Sub II, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of 890 (“Merger Sub II”), and BuzzFeed, Inc., a Delaware corporation (“BuzzFeed”), pursuant to which (a) Merger Sub I merged with and into BuzzFeed (the “First Merger”), with BuzzFeed surviving the First Merger as a wholly-owned subsidiary of 890 and (b) immediately following the First Merger, BuzzFeed merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Two-Step Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of 890; and (ii) the Membership Interest Purchase Agreement, dated as of March 27, 2021 (as amended, the “C Acquisition Purchase Agreement”), by and among BuzzFeed, CM Partners, LLC, Complex Media, Inc., Verizon CMP Holdings LLC and HDS II, Inc., pursuant to which the surviving entity of the Two-Step Merger acquired 100% of the membership interests of CM Partners, LLC. CM Partners, LLC, together with Complex Media, Inc., is referred to herein as “Complex Networks.” The Two-Step Merger and the other transactions contemplated by the Merger Agreement, including the acquisition by the surviving entity of Complex Networks, are hereinafter referred to as the “Business Combination.” In connection with the consummation of the Business Combination, 890 was renamed “BuzzFeed, Inc.” (hereinafter referred to as “New BuzzFeed”).
The Selling Securityholders may offer, sell or distribute all or a portion of the Class A common stock and warrants hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Class A common stock or warrants, except with respect to amounts received by us upon the exercise of warrants for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A common stock. See “Plan of Distribution” beginning on page 133 of this prospectus.
Our Class A common stock and warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “BZFD” and “BZFDW”, respectively. On January 6, 2022, the last reported sales price of our Class A common stock and the warrants were $5.11 per share and $0.40 per warrant, respectively.
We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.” This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 24, 2022

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A common stock issuable upon the exercise of any warrants. We will receive proceeds from any exercise of the warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add, update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
Unless the context otherwise requires, references in this prospectus to references to:
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“890” refer to 890 5th Avenue Partners, Inc., a Delaware corporation, prior to the Closing (as defined herein);

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“New BuzzFeed” refers to BuzzFeed, Inc., a Delaware corporation (f/k/a 890 5th Avenue Partners, Inc., a Delaware corporation), and its consolidated subsidiaries following the Closing;

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“BuzzFeed” refer to BuzzFeed, Inc., a Delaware corporation, prior to the Closing; and

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“we,” “us,” and “our” or the “Company” refer to New BuzzFeed following the Closing and to BuzzFeed prior to the Closing.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, reference to:
“890” means 890 5th Avenue Partners, Inc., a Delaware corporation, prior to the Closing.
“890 Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of 890.
“890 Class F common stock” means the shares of Class F common stock, par value $0.0001 per share, of 890.
“890 Working Capital Loan” means a loan in the amount of $1.0 million to 890 made by one or more of the Sponsor, 890’s management team or their affiliates in order to fund working capital deficiencies or finance transaction costs of 890 in connection with the Two-Step Merger and the other Transactions, which was converted on the Closing Date into 33,333 private placement warrants and 100,000 shares of Class A common stock in satisfaction of the full loan amount.
“Board” or “Board of Directors” means the board of directors of New BuzzFeed.
“Bylaws” means the restated bylaws of New BuzzFeed.
“Business Combination” means the transactions contemplated by the Merger Agreement, including: (A) the merger of Merger Sub with and into BuzzFeed, pursuant to which (a) BuzzFeed survived the merger as a wholly-owned subsidiary of New BuzzFeed and (b) the BuzzFeed stockholders exchanged their BuzzFeed capital stock for equity interests in New BuzzFeed and (c) the BuzzFeed options, the BuzzFeed restricted stock awards and the BuzzFeed restricted stock units were assumed by New BuzzFeed and converted into New BuzzFeed options, New BuzzFeed restricted stock awards, and restricted stock units representing the opportunity to be issued shares of New BuzzFeed Class A common stock in accordance with the terms of the Merger Agreement, as further described herein; and (B) the merger of BuzzFeed with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned subsidiary of New BuzzFeed; (C) the C Acquisition; and (D) the other transactions set forth in the Merger Agreement.
“BuzzFeed Incentive Plans” means collectively, the BuzzFeed, Inc. 2008 Stock Plan, as amended from time to time, and the BuzzFeed, Inc. 2015 Equity Incentive Plan, as amended from time to time.
“C Acquisition” means the acquisition of Complex Networks by BuzzFeed pursuant to the terms of the C Acquisition Purchase Agreement.
“C Acquisition Purchase Agreement” means the definitive purchase agreement, dated as of March 27, 2021, as amended by Amendment No. 1, dated as of June 24, 2021, by and among CM Partners, Complex Media, BuzzFeed and certain other parties thereto.
“C Acquisition Transaction Documents” means the C Acquisition Purchase Agreement and the other transaction agreements and documents referenced therein.
“common stock” means the shares of Class A common stock, Class B common stock and Class C common stock of New BuzzFeed.
“Certificate of Incorporation” means the amended and restated certificate of incorporation of New BuzzFeed.
“Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of New BuzzFeed.
“Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of New BuzzFeed.
“Class C common stock” means the shares of Class C common stock, par value $0.0001 per share, of New BuzzFeed.
“Closing” means the closing of the Business Combination.

“Closing Date” means December 3, 2021.
“CM Partners” means CM Partners, LLC, a Delaware limited liability company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means New BuzzFeed following the Closing and BuzzFeed prior to the Closing.
“Complex Media” means Complex Media, Inc., a Delaware corporation.
“Complex Networks” means, collectively, CM Partners and its direct, wholly-owned subsidiary, Complex Media.
“Convertible Note Financing” means the sale by 890 of unsecured convertible notes in connection with the Note Subscription Agreement, raising gross proceeds of $150,000,000.
“Cowen” means Cowen and Company, LLC.
“Craig-Hallum” means Craig-Hallum Capital Group LLC.
“DGCL” means the General Corporation Law of the State of Delaware.
“Effective Time” means the time at which the Two-Step Merger became effective.
“Equity Incentive Plan” means the BuzzFeed, Inc. 2021 Equity Incentive Plan.
“ESPP” means the BuzzFeed, Inc. 2021 Employee Stock Purchase Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means approximately .306.
“First Merger” means the merger of Merger Sub with and into BuzzFeed, with BuzzFeed being the surviving corporation of the merger.
“Founders” means the Sponsor, PA 2 Co-Investment (an affiliate of Cowen) and Craig-Hallum (in its capacity as a purchaser of Private Placement Units and Founder Shares) and certain of its affiliates purchasing Private Placement Units and Founder Shares.
“Founder Shares” means the 7,187,500 shares of 890 Class F common stock issued to the Sponsor in a private placement prior to 890’s IPO, which were converted into an aggregate of 7,187,500 shares of Class A common stock pursuant to the Business Combination.
“GAAP” means accounting principles generally accepted in the United States of America.
“Initial Stockholders” means the Founders and 890’s independent directors.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investors’ Rights Agreement” means the Eighth Amended and Restated Investors’ Rights Agreement, dated as of June 24, 2021, by and among BuzzFeed and the other parties thereto.
“IPO” means 890’s initial public offering, consummated on January 11, 2021 and closed on January 14, 2021, through the sale of 28,750,000 units at $10.00 per unit.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Key BuzzFeed Stockholders” means each of the BuzzFeed stockholders listed on Schedule B of the Merger Agreement.
“Merger Agreement” means that Agreement and Plan of Merger, dated June 24, 2021, as amended on October 28, 2021, by and among 890, Merger Sub, Merger Sub II and BuzzFeed.
“Merger Sub” means Bolt Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of 890.

“Merger Sub II” means Bolt Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of 890.
“Nasdaq” means The Nasdaq Stock Market LLC.
“Note Investors” means certain investors who are party to the Note Subscription Agreement.
“Note Registration Rights Agreement” means the Registration Rights Agreement, dated December 3, 2021, by and among the Company and the Note Investors party thereto.
“Note Subscription Agreement” means the convertible note subscription agreement entered into by 890 with the Note Investors, pursuant to which 890 agreed to issue and sell in connection with the Business Combination, in private placements that closed immediately prior to the Closing, $150.0 million aggregate principal amount of unsecured convertible notes due to mature in 2026.
“Notes” means New BuzzFeed’s $150.0 million aggregate principal amount of unsecured convertible notes due 2026.
“Private Placement Units” means the 777,500 units issued to the Founders concurrently with 890’s IPO, each consisting of one share of 890 Class A common stock and one-third of one redeemable warrant.
“Private Placement Warrants” means the 259,167 warrants issued as part of the Private Placement Units to the Founders concurrently with 890’s IPO, each of which whole warrant is exercisable for one share of Class A common stock.
“public shares” means shares of 890 Class A common stock included in the units issued in the IPO.
“Public Warrants” means the warrants included in the units issued in the IPO, each of which is exercisable for one share of 890 Class A common stock, in accordance with its terms.
“Registration Rights Agreement” means the Amended and Restated Registration Rights, dated December 3, 2021, by and among 890, Sponsor, and certain BuzzFeed stockholders.
“Sarbanes-Oxley Act” or “SOX” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Merger” means, immediately after the First Merger, the merger of the surviving entity of the First Merger with and into Merger Sub II, with Merger Sub II being the surviving company of the merger.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Securityholders” means the selling securityholders named in this prospectus.
“Sponsor” means 200 Park Avenue Partners, LLC, a Delaware limited liability company.
“Sponsor Shares” means the aggregate of 6,195,040 shares of 890 Class F common stock held by the Sponsor, which were converted into an aggregate of 6,195,040 shares of Class A common stock pursuant to the Business Combination.
“Transactions” means the transactions contemplated pursuant to the Merger Agreement, including the Two-Step Merger.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the trust account of 890 that held the proceeds from 890’s IPO and the private placement of the Private Placement Units.
“Two-Step Merger” means, collectively, the First Merger and the Second Merger.
“Voting Agreement” means the Voting Agreement, dated June 24, 2021, by and among 890, BuzzFeed, and the Voting Agreement Parties, pursuant to which each of the Voting Agreement Parties agree to vote all shares of 890 common stock held by such Voting Agreement Party in favor of the following three members

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of the board of directors of 890: (a) one designee of 890; and (b) two director nominees to be designated by the mutual agreement of Jonah Peretti and 890.
“Voting Agreement Parties” means BuzzFeed’s Chief Executive Officer as of the date of the Merger Agreement and each of his Permitted Transferees (as defined in the Certificate of Incorporation) that held any shares of BuzzFeed common stock or BuzzFeed preferred stock issued and outstanding immediately prior to the effective time of the Two-Step Merger, or that hold any shares of Class A common stock, Class B common stock and Class C common stock as of immediately following the Closing.
“Working Capital Warrants” means the 33,333 warrants issued to the Sponsor in connection with a loan made to the Company by the Sponsor in order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination.

MARKET AND INDUSTRY DATA
This prospectus contains estimates and information concerning our industry, our business, and the market for our products and services, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
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our ability to realize the benefits expected from the Business Combination;

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the ability to maintain the listing of our Class A common stock and warrants on Nasdaq;

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our success in retaining or recruiting, or changes required in, its officers, key employees or directors;

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our business, operations and financial performance, including:

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expectations with respect to our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;

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future business plans and growth opportunities;

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anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;

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changes in the business and competitive environment in which we operate;

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the impact of national and local economic and other conditions and developments in technology, each of which could influence the levels (rate and volume) of our subscriptions and advertising, the growth of our business and the implementation of our strategic initiatives;

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government regulation, including revised foreign content and ownership regulations;

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poor quality broadband infrastructure in certain markets;

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technological developments;

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demand for products and services;

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developments and projections relating to our competitors and the digital media industry;

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the impact of the COVID-19 pandemic on our business and the actions we may take in response thereto;

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expectations regarding future acquisitions, partnerships or other relationships with third parties;

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our future capital requirements and sources and uses of cash, including our ability to obtain additional capital in the future; and

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other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY
The following summary highlights information contained in greater details elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
Overview
We are a leading tech-powered, diversified media company, founded by Jonah Peretti in 2006 with a focus on building a new media business model for the Internet and social media world. Our portfolio of globally recognized, iconic digital brands reach a broad and diverse audience, with more GenZ and Millennial unique visitors and time spent per GenZ and Millennial unique visitor across our owned and operated properties, Apple News, and YouTube, (in each case, including Complex Networks) than our core competitors, according to Comscore. Our mission is to spread truth and joy to all corners of the globe, by creating content that entertains, informs, and helps hundreds of millions of people discover new products, experiences, and communities. BuzzFeed is building a stronger company by attracting talent, audiences, and business partners who want to move culture, society, and its industry forward. Unlike others before us, BuzzFeed was born on the Internet, and we’re committed to making it a force for good. We curate the Internet, and in so doing act as an “inspiration engine,” driving both online and real-world action and transactions.
The way we accomplish this mission is by relying on what sets BuzzFeed apart, a portfolio of globally recognized, iconic digital brands that have become synonymous with the Internet itself: BuzzFeed, BuzzFeed News, Tasty, and, more recently, HuffPost and Complex Networks  —  to name a few. It’s through our brands that we reach a broad and diverse audience of significant scale and substantial engagement throughout our platform. We care deeply about our core demographic of Millennials and Gen Zers, and utilize our scalable, repeatable, data-driven flywheel to ensure BuzzFeed content always stays relevant to them. This content provides fresh insights and a unique perspective on contemporary culture, and is distributed across our network of owned & operated sites and applications, as well as to third-party platforms and social media channels.
Our company started as a lab in New York City’s Chinatown, experimenting with new ways that the Internet was going to change how content is consumed, distributed, interacted with, and shared. This pioneering work was followed by a period of explosive growth, during which BuzzFeed became a household name. Since then we’ve continued to evolve our business model. Through innovation and discipline we’ve monetized our content by introducing new, diverse, and complementary revenue streams including advertising, content, and commerce. As a result, we’ve reached an inflection point, achieving sustainable profitability, and are now looking towards our next phase of growth and opportunity.
Our Brands
We’ve built a unique portfolio of iconic, organically developed brands across news, entertainment, culture, travel and food. Our flagship BuzzFeed brand leads in entertainment and culture as the go-to media company for the modern world. With 69 million monthly likes, comments, and shares, and over 20 million YouTube subscribers, BuzzFeed is the #1 Digital Publisher for Cultural Relevance. BuzzFeed reached an average of 27 million Gen Z and Millennial monthly unique visitors and 32 million Gen Z and Millennial monthly unique visitors across our owned and operated properties, Apple News, and YouTube for the nine months ended September 30, 2021 and 2020, respectively, and an average of 30 million, 35 million, and 30 million Gen Z and Millennial monthly unique visitors for the years ended December 31, 2020, 2019, and 2018, respectively, according to Comscore. While there is volatility in the number of average monthly Gen Z and Millennial unique visitors across our owned and operated properties, Apple News, and YouTube during the periods referenced in the preceding sentence, we do not believe that this volatility is indicative of a trend. The number of Gen Z and Millennial unique visitors fluctuates on a monthly, quarterly and annual basis in the ordinary course; these numbers represent only a portion of our audience across a subset of the platforms on which we distribute our editorial and news content and do not present a complete picture of our total number of Gen Z and Millennial unique visitors across all platforms on which we distribute our editorial and news content. BuzzFeed News is widely used particularly among young readers, delivering Pulitzer Prize-winning global online reporting and video programming, and is a key part of our value proposition driving significant direct traffic to our sites and applications.
Our food brand, Tasty, showcases the power of the BuzzFeed platform, as its meteoric rise has highlighted our innate understanding of the need for shareable content that brings people together around common interests — a shared passion for food in this case. In just 5 years since inception, we’ve built Tasty into a scaled, cross-platform brand with multiple monetization streams and 2.2 billion monthly views. Echoing Tasty’s success, we’re expanding this model into other verticals where we’ve created emerging brands, investing based on real-time data into As Is for beauty, BringMe! for travel, Goodful for health and wellness, Nifty for home, and BuzzFeed Parents (formerly known as Playfull) for family. Tasty was just the start; there is so much more we can do by building brands the modern way and helping people connect around shared passions.
Our scale, distribution, monetization, and data-driven platform make BuzzFeed a natural consolidator in a fragmented space. Our recent acquisition of HuffPost and acquisition of Complex Networks in connection with the Business Combination both possess the deeply engaged audiences and brand recognition we look for when considering mergers and/or acquisitions. We provide valuable opportunities to brands that come onto our platform, most notably meaningful commerce revenue upside and the potential to supercharge reach and monetization as a result of our technology platform and scaled distribution model. HuffPost, acquired in February 2021, is a global, Pulitzer Prize-winning media platform for news, commentary, entertainment, features, and lifestyle content. The acquisition of Complex Networks in connection with the Business Combination, is expected to strengthen our portfolio by bringing a focus on urban culture content targeted at diverse demographic groups, with established brand followings in the attractive verticals of fashion, food, music, sneakers, and pop culture.
By acquiring strong and established digital media brands, and combining them with our already winning portfolio, we have further enhanced our content, expanded our audience, and added new verticals. We believe these acquisitions position BuzzFeed as a leading modern media company for the Internet age, reaching 38 million deduplicated Gen Z and Millennial unique visitors across our owned and operated properties, Apple News, and YouTube, who on average spend 806 million minutes monthly with our content, according to Comscore.
Our Business Model
We’ve developed a business model focused on content and powered by our highly scalable data-driven content flywheel that has grown into a large-scale global media network delivered across owned & operated and third-party platforms. Over the years we have leveraged this media network to generate significant, complementary, and diversified revenue streams of advertising, content, and commerce.
Advertising includes display, programmatic, and video advertising on our owned & operated sites and applications and social media platforms. This revenue source is driven by our industry-leading engagement, an overall shift to digital advertising, and our scaled reach to multiple demographics. We provide significant and differentiated value to advertisers by consistently delivering best-in-class audience engagement, with the most time spent per unique visitor compared to other digital media competitor companies, according to Comscore. Major platforms recognize the value of BuzzFeed’s brand-safe content, reliable reporting, and the ability to engage large and diverse audiences, making us a critical and trusted partner for advertising opportunities on a revenue share basis.
Content includes paid or sponsored branded, syndicated, and studio content that is sold or licensed to third parties. Evolving from labor-intensive pieces, our content production approach increasingly allows for turn-key, lightweight options that are scalable and repeatable, with strong retention among advertisers. In 2020, we achieved a 91% retention rate of clients who spent greater than $1 million in 2019, despite increased volatility and disruption to ad budgets due to the pandemic. Content revenue is driven by continued investment in our content team, a strong understanding of our audience, a need for trusted, brand-safe digital content, and our brand integrity.
Commerce includes affiliate marketplace revenue and IP licensing. In 2020 we drove over $500 million in attributable transactions for our advertisers, and we continue to onboard new marketplaces beyond consumer retail and expand into new shopping categories such as streaming and technology, among others, in order to drive additional growth in previously untapped verticals. User behavior continues to shift to online purchases, which BuzzFeed is well positioned to capitalize on due to our strong brand recognition and trust. Commerce activity feeds data back into our flywheel allowing us to focus efforts on delivering smart, targeted content to our audience.
BuzzFeed is emerging as a partner of choice and one-stop shop solution for advertisers to drive relevance, awareness, and sales. Through our rapidly growing advertising and commerce solutions, we’re uniquely positioned to help consumers move down the path from discovery, to inspiration, to real-world transaction. Our diversified revenue streams are highly complementary, and we aim to maximize returns for our clients by working with them across the BuzzFeed offering portfolio.
Our Strengths
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Technology and Content Flywheel — Our media network promotes original content through our machine learning and analytics powered technology platform and content flywheel, which optimizes the content creation process with a focus on engagement and monetization.

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Leading Brands and Attractive Audiences at Scale — Our portfolio of leading brands reaches the Internet generation with unprecedented levels of connectivity and engagement, helping millions explore new things, try new experiences, and discover new products.

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Creativity and Innovation — BuzzFeed lives at the intersection of technology and creativity, continually pushing the bounds of inspiration and innovation, and provides creators with the data-enhanced tools they need to continue to stay ahead of trends and shape popular culture.

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Diversified Revenue Streams — Our diversified revenue streams of Advertising, Content, and Commerce are highly complementary and allow us to deliver a comprehensive suite of solutions to drive consumer awareness, inspiration, and transactions, while maximizing the monetization of our content and increasing profitability.

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Leadership Team — BuzzFeed is founder-led and future-focused, staying at the forefront of modern media through the leadership of its founder, Jonah Peretti, and its core management team with decades of industry experience.

Corporate Information
We were incorporated on September 9, 2020 as a special purpose acquisition company and a Delaware corporation under the name 890 5th Avenue Partners, Inc. On January 14, 2021, 890 completed its IPO. On December 3, 2021, 890 consummated the Business Combination with BuzzFeed pursuant to the Merger Agreement. In connection with the Business Combination, 890 changed its name to BuzzFeed, Inc. Our Class A common stock and warrants are listed on Nasdaq under the symbols “BZFD” and “BZFDW,” respectively.
Our address is 111 East 18th Street, New York, New York 10003. Our telephone number is (212) 431-7464. Our website address is https://www.buzzfeed.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Summary of Risk Factors
In evaluating an investment in our securities, investors should carefully read the risks described below, this prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:
Risks Related to Our Business and Industry
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We derive a significant portion of our traffic from third-party platforms. Changes to the standard terms, conditions and policies of these third-party platform providers that have distributed or may distribute our content, such as Apple News, Facebook, Google, Instagram, Pinterest, TikTok, Snap, Twitter, Twitch, YouTube and Hulu, could adversely affect our business.
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Our traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, streaming tools, networks and standards that we do not control.

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We derive a significant portion of our revenue from advertising products and our relationships with advertising partners.

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If we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed.

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The levels of our traffic and engagement with our brands and content are critical to our success.

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Changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue.

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The market for digital advertising for brands is evolving. If this market develops more slowly or differently than expected, our business, growth prospects and financial condition could be adversely affected.

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We have incurred significant operating losses in the past and may not be able to sustain our recent levels of revenue and generate sufficient revenue to achieve or maintain profitability.

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Our quarterly financial results have fluctuated in the past and will fluctuate in the future.

Risks Related to Financial and Accounting Matters
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Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus.

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Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

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Warrants that are accounted for as a warrant liability will be recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.

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Prior to the Business Combination, 890 identified material weaknesses in its internal control over financial reporting as of January 14, 2021, March 31, 2021, June 30, 2021 and September 30, 2021. If our remediation measures are ineffective and we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner and we may be unable to maintain compliance with applicable stock exchange listing requirements, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

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Prior to the Business Combination, BuzzFeed identified material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements and have other adverse consequences. We may also have to address any unremediated material weakness in internal control over financial reporting as the accounting acquirer in the Business Combination.

Risks Related to Legal and Regulatory Matters
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Our business is subject to complex and evolving U.S. and foreign laws and regulations. These laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, temporary or permanent restraining orders and injunctions, increased cost of operations or declines in traffic growth and engagement with our brands and content, or otherwise harm our business.

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Failure to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices, could adversely affect our business.

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From time to time, we may be subject to legal proceedings, regulatory disputes, and governmental investigations that could cause us to incur significant expenses, divert our management’s attention, and materially harm our business, financial condition, and operating results.

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Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our content, services and brand.

Risks Related to Ownership of Our Securities
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We may issue additional shares of common stock (including upon the exercise of warrants) which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

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We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

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There can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

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The multi-class structure of our common stock, as well as the voting agreements entered into in connection with the Business Combination, have the effect of concentrating voting power with our Chief Executive Officer, which will limit other stockholders’ ability to influence the outcome of important transactions, including a change in control.

Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following the fifth anniversary of the closing of the IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

The Offering
Issuer
BuzzFeed, Inc.
Issuance of Class A common stock by us
Shares of Class A common stock offered by us
Up to 9,875,833 shares, consisting of:
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up to 292,500 shares of Class A common stock that are issuable upon the exercise of the Private Placement Warrants and Working Capital Warrants; and

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up to 9,583,333 shares of Class A common stock that are issuable upon the exercise of the Public Warrants.

Shares of Class A common stock outstanding as of December 3, 2021
110,789,875 shares of Class A common stock
Shares of Class B common stock outstanding as of December 3, 2021
15,872,459 shares of Class B common stock
Shares of Class C common stock outstanding as of December 3, 2021
6,478,031 shares of Class C common stock
Shares of common stock outstanding as of December 3, 2021
133,140,365 shares of common stock
Exercise price of Public Warrants and Private Placement Warrants
$11.50 per share, subject to adjustments as described herein
Use of proceeds
We will receive up to an aggregate of approximately $113.6 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for investment in growth and general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. See “Use of Proceeds.”
Resale of Class A common stock and warrants
Shares of Class A common stock offered by the Selling Securityholders
Up to 127,942,133 shares, consisting of:
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up to 108,457,558 shares of Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock and conversion of shares of Class C common stock), including certain shares being registered pursuant to the Registration Rights Agreement;

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up to 3,847,075 shares of Class A common stock (including shares of Class A common stock issuable on conversion of Class B common stock and conversion of shares of Class C common stock) issued or issuable to certain former stockholders and equity award holders of BuzzFeed in connection with or as a result of the consummation of the

Business Combination, consisting of (a) 636,479 shares of Class A common stock and (b) 3,210,596 shares of Class A common stock issuable upon conversion following the exercise or settlement of certain stock options and restricted stock units; and
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up to 15,637,500 shares of Class A common stock issuable upon the conversion of the Notes.

Warrants offered by the Selling Securityholders
Up to 259,167 Private Placement Warrants and 33,333 Working Capital Warrants
Terms of the offering
The Selling Securityholders will determine when and how they will dispose of the shares of Class A common stock and warrants registered under this prospectus for resale.
Use of proceeds
We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders.
Lock-up restrictions
Subject to customary exceptions, certain of our stockholders are subject to transfer restrictions covering our securities as follows: (a) from the Closing Date through June 1, 2022 (180 days following the Closing Date), an aggregate of (i) 102,688,447 shares of our Class A common stock (including 2,776,073 shares of our Class A common stock subject to outstanding equity awards), (ii) 12,019,830 shares of our Class B common stock and (iii) 6,478,031 shares of our Class C common stock held by BuzzFeed equity holders are subject to transfer restrictions set forth in the Registration Rights Agreement or the Investors’ Rights Agreement; and (b) from the Closing Date through the earlier of (i) December 3, 2022 (the one year anniversary of the Closing Date), (ii) the date that the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, and (iii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Closing Date that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property, an aggregate of 7,187,500 shares of our Class A common stock held by the Sponsor, PA 2 Co-Investment, Craig-Hallum and certain affiliated individuals, are subject to transfer restrictions set forth in the Registration Rights Agreement.
Nasdaq symbols
Our Class A common stock and public warrants are listed on Nasdaq under the symbols “BZFD” and “BZFDW”, respectively.

Risk factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included herein, before deciding whether to purchase any of our securities. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the above section entitled “Cautionary Note Regarding Forward-Looking Statements.” Our business, operating results, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, operating results, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, operating results, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.
Risks Related to Our Business and Industry
We derive a significant portion of our traffic from third-party platforms. Changes to the standard terms, conditions and policies of these third-party platform providers that have distributed or may distribute our content, such as Apple News, Facebook, Google, Hulu, Instagram, Pinterest, Snap, TikTok, Twitter, Twitch and YouTube, could adversely affect our business.
We depend on third-party platform providers to provide access to our content. A majority of our traffic engages with our content through third-party platform providers rather than directly on our websites and applications, most prominently, Apple News, Facebook, Google, Hulu, Instagram, Pinterest, Snap, TikTok, Twitter, Twitch and YouTube. These platforms serve as significant channels of online distribution and are critical to accessing our content. Our users have historically spent more time engaging with our content on third-party platforms (including Apple News, YouTube and Facebook) than on our owned and operated U.S. properties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Overview” for the definition of Time Spent and for a breakdown of the percentage of Time Spent on our owned and operated sites versus third-party platforms. If these platform providers deny access to our content, modify their current discovery mechanisms or algorithms, develop their own competitive offerings, or impose fees for access to and use of their platforms, our business could be negatively impacted. We are also subject to the standard terms, conditions and practices of these platform providers, which govern the promotion, distribution, operation and use of our content. Platform providers have broad discretion to change their standard terms and conditions and have the right to prohibit us from distributing content on their platforms if we violate those standard terms and conditions. In addition, platform providers can change their policies or interpretations of their standard terms and conditions. Our business could suffer materially if platform providers change their standard terms and conditions, interpretations or other policies and practices in a way that is detrimental to us or if platform providers determine that we are in violation of their standard terms and conditions and prohibit us from distributing our content on their platforms. Moreover, if we are unable to maintain a good relationship with these platform providers, our business and operating results could be adversely affected.
Our business could also be harmed if these platforms change their terms and conditions relating to how their users share information on or through their platforms or across other platforms, which could impact our traffic and engagement.
Our traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, streaming tools, networks and standards that we do not control.
We make our content available across a variety of operating systems and through websites. We are dependent on the compatibility of our content with popular devices, streaming tools, desktop and mobile operating systems and web browsers that we do not control, such as Mac OS, Windows, Android, iOS, Chrome and Firefox. Any changes in such systems, devices or web browsers that degrade the functionality of our content or give preferential treatment to competitive content could adversely affect usage of our content.

A majority of our traffic accesses our content and services through mobile devices and, as a result, our ability to grow advertising revenue is increasingly dependent on our ability to generate revenue from content viewed and engaged with on mobile devices. A key element of our strategy is focusing on mobile devices and we expect to continue to devote significant resources to the creation and support of developing new and innovative mobile products, services and apps. We are dependent on the interoperability of our content and our apps with popular mobile operating systems, streaming tools, networks and standards that we do not control, such as the Android and iOS operating systems. Our mobile apps are downloaded from third-party app stores, such as the Apple App Store and Google Play. We may not be successful in maintaining or developing relationships with key participants in the mobile industry or in developing content or apps that operate effectively with these technologies, systems, tools, networks, or standards. Any changes in such systems, or changes in our relationships with mobile operating system partners, handset manufacturers, or mobile carriers, or in their terms of service or policies that reduce or eliminate our ability to distribute our content or apps, impair access to our content by blocking access through mobile devices, make it hard to readily discover, install, update or access our content and apps on mobile devices, give preferential treatment to competitive, or their own, content or apps, limit our ability to measure the effectiveness of branded content, or charge fees related to the distribution of our content or apps could adversely affect the consumption and monetization of our content on mobile devices. Additionally, if the number of platforms for which we develop our product expands, it will result in an increase in our operating expenses. In the event that it is more difficult to access our content or use our apps and services, particularly on mobile devices, or if our traffic chooses not to access our content or use our apps on their mobile devices or choose to use mobile products that do not offer access to our content or our apps, or if the preferences of our traffic requires us to increase the number of platforms on which our product is made available to our traffic, our traffic growth, engagement, ad targeting and monetization could be harmed and our business and operating results could be adversely affected.
We derive a significant portion of our revenue from advertising products and our relationships with advertising partners.
A significant portion of our revenue is currently generated from third-party advertising. As is common in the industry, our advertisers do not have long-term advertising commitments with us. Many of our advertisers spend only a relatively small portion of their overall advertising budget with us. In addition, many of our advertisers purchase our advertising services through one of several large advertising agency holding companies. Advertisers will not continue to do business with us, or they will reduce the prices they are willing to pay to advertise with us, if we do not deliver ads in an effective manner, or if they do not believe that their investment in advertising with us will generate a competitive return relative to alternatives.
Further, we need to maintain good relationships with advertisers to provide us with a sufficient inventory of advertisements and offers. Online advertising is an intensely competitive industry. Many large companies, such as Amazon, Facebook and Google, invest significantly in data analytics to make their websites and platforms more attractive to advertisers. In order for our advertising business to continue to succeed, we need to continue to demonstrate the reach of our traffic and the benefit to our advertising partners. Our advertising revenue could be adversely affected by a number of other factors, including:
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decreases in traffic and engagement;

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inability to demonstrate the value of our content to advertisers and advertising agencies or inability to measure the value of our content in a manner which advertisers and advertising agencies find useful;

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inability to increase advertiser demand and/or inventory;

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inability to help advertisers effectively target ads;

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inability to improve our analytics and measurement solutions that demonstrate the value of our content;

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the impact of new technologies that could block or obscure the display of or targeting of our content;

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decreases in the cost per ad engagement;

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loss of advertising market share to our competitors;

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need to enter into revenue sharing arrangements or other partnerships with third parties;

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adverse legal developments relating to advertising or measurement tools related to the effectiveness of advertising, including legislative and regulatory developments impacting branded content, labeling of advertising, privacy and consent requirements related to sharing of personal information and/or litigation related to any of the foregoing;

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adverse media reports or other negative publicity involving us or the digital media industry as a whole;

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changes in the way our ad products are priced;

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bad debts related to trade credit extended to certain advertisers;

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cancellation of certain pre-paid branded advertising orders; and

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the impact of macroeconomic conditions and conditions in the advertising industry in general.

If our relationship with any advertising partners terminates for any reason, or if the commercial terms of our relationships are changed or do not continue to be renewed on favorable terms, we would need to qualify new advertising partners, which could negatively impact our revenues, at least in the short term.
If we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed.
Competition for traffic and engagement with our content, products and services is intense. We compete against many companies to attract and engage traffic, including companies that have greater financial resources and potentially larger user bases, and companies that offer a variety of Internet and mobile device-based content, products and services. As a result, our competitors may acquire and engage traffic at the expense of the growth or engagement of our traffic, which would negatively affect our business. We believe that our ability to compete effectively for traffic depends upon many factors both within and beyond our control, including:
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the popularity, usefulness and reliability of our content compared to that of our competitors;

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the timing and market acceptance of our content;

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the continued expansion and adoption of our content;

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our ability, and the ability of our competitors, to develop new content and enhancements to existing content;

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our ability, and the ability of our competitors, to attract, develop and retain influencers and creative talent;

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the frequency, relative prominence and appeal of the advertising displayed by us or our competitors;

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changes mandated by, or that we elect to make to address, legislation, regulatory constraints or litigation, including settlements and consent decrees, some of which may have a disproportionate impact on us;

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our ability to attract, retain and motivate talented employees;

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the costs of developing and procuring new content, relative to those of our competitors;

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acquisitions or consolidation within our industry, which may result in more formidable competitors; and

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our reputation and brand strength relative to our competitors.

We also face significant competition for advertiser spend. We compete against online and mobile businesses and traditional media outlets, such as television, radio and print, for advertising budgets. In determining whether to buy advertising, our advertisers will consider the demand for our content, demographics of our traffic, advertising rates, results observed by advertisers, and alternative advertising options. The increasing number of digital media options available, through social networking tools and news aggregation websites, has expanded consumer choice significantly, resulting in traffic fragmentation and increased competition for advertising. In addition, some of our larger competitors have substantially broader content, product or service offerings and leverage their relationships based on other products or services to gain additional share of advertising budgets. We will need to continue to innovate and improve the monetization capabilities of our websites and our mobile products in order to remain competitive. We believe that our ability to compete effectively for advertiser spend depends upon many factors both within and beyond our control, including:
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the size and composition of our user base relative to those of our competitors;

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our ad targeting capabilities, and those of our competitors;

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our ability, and the ability of our competitors, to adapt our model to the increasing power and significance of influencers to the advertising community;

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the timing and market acceptance of our advertising content and advertising products, and those of our competitors;

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our marketing and selling efforts, and those of our competitors;

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the pricing for our advertising products and services relative to those of our competitors;

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the return our advertisers receive from our advertising products and services, and those of our competitors; and

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our reputation and the strength of our brand relative to our competitors.

The levels of our traffic and engagement with our brands and content are critical to our success.
If we fail to increase our traffic, or if traffic engagement or ad engagement declines, our revenue, business and operating results may be harmed. Our financial performance has been and will continue to be significantly determined by our success in increasing traffic and the overall level of engagement with our content as well as increasing the number and quality of ad engagements. We anticipate that our traffic growth rate will slow over time as the level of our traffic increases. To the extent our traffic growth rate slows, our success will become increasingly dependent on our ability to increase levels of ad engagement on BuzzFeed. If people do not perceive our content to be useful, reliable and entertaining, we may not be able to attract traffic or increase the frequency of engagement on our websites and applications and the ads that we display. There is no guarantee that we will not experience a similar erosion of our engagement levels as our traffic growth rate slows.
Further, maintaining and enhancing our brands is an important aspect of our efforts to attract and expand our traffic. Much of our new traffic is referred by our existing traffic. Maintaining and enhancing our brands will depend largely on our ability to continue to provide high-quality, entertaining, useful, reliable, relevant and innovative content, which we may not do successfully. We may introduce new content, products or terms of service or policies that our traffic or advertisers do not like, which may negatively affect our brand. We will also continue to experience media, legislative, and regulatory scrutiny of our content, which may adversely affect our reputation and brands. Maintaining and enhancing our brands may require us to make substantial investments and these investments may not be successful. A number of additional factors could potentially negatively affect our traffic growth and engagement, including if:
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traffic engages with other platforms or content as an alternative to ours;

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we are unable to convince potential new traffic of the value, usefulness and relevance of our content;

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there is a decrease in the perceived quality of our content;

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we fail to introduce new and improved content or services or if we introduce new or improved content or services that are not favorably received or that negatively affect levels of traffic and engagement;

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our traffic believes that their experience is diminished as a result of the decisions we make with respect to the frequency, relevance and prominence of ads that we display;

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changes in the third-party platforms on which we rely to deliver a majority of our traffic;

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technical or other problems prevent us from delivering our content or services in a rapid and reliable manner or otherwise affect the experience of our traffic;

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we experience service outages, data protection and security issues;

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our trademarks are exploited by others without permission;

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there are adverse changes in our content or services that are mandated by, or that we elect to make to address, legislation, regulatory constraints or litigation, including settlements or consent decrees; or

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we do not maintain our brand image or our reputation is damaged.

Additionally, we receive a high degree of media coverage around the world. Negative publicity about our company, including about our content quality and reliability, changes to our content and services, privacy and security practices, labor relations, litigation, regulatory activity, and traffic experience with our content and services, even if inaccurate, could adversely affect our reputation and the confidence in and the use of our content and services. Such negative publicity could also have an adverse effect on the size, engagement and loyalty of our traffic and result in decreased revenue, which would adversely affect our business and operating results. If we are unable to increase our traffic or engagement, or if they decline, this could result in our content or services being less attractive to potential new traffic, as well as advertisers, which would have a material and adverse impact on our business, financial condition and operating results. Additionally, if we fail to successfully promote and maintain our brands or if we incur excessive expenses in this effort, our business and financial results may be adversely affected.
Changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue.
We may introduce significant changes to our existing content. The success of our new content depends substantially on consumer tastes and preferences that change in often unpredictable ways. If this new content fails to engage traffic and advertisers, we may fail to generate sufficient revenue or operating profit to justify our investments, and our business and operating results could be adversely affected. In addition, we have launched and expect to continue to launch strategic initiatives, which do not directly generate revenue but which we believe will enhance our attractiveness to traffic and advertisers. In the future, we may invest in new content, products services and initiatives to generate revenue, but there is no guarantee these approaches will be successful or that the costs associated with these efforts will not exceed the revenue generated. If our strategic initiatives do not enhance our ability to monetize our existing content or enable us to develop new approaches to monetization, we may not be able to maintain or grow our revenue or recover any associated development costs and our operating results could be adversely affected.
The market for digital advertising for brands is evolving. If this market develops more slowly or differently than we expect, our business, growth prospects and financial condition could be adversely affected.
Our expected growth is tied to an assumption that digital advertising spend will continue to rise. The market for digital advertising is still emerging and advertisers generally devote a smaller portion of their advertising budgets to digital advertising than to traditional advertising methods, such as TV, newspapers, magazines and radio. Our current and potential advertisers may find digital advertising to be less effective than other advertising methods, and they may reduce their spending on digital advertising as a result. The future growth of our business could be constrained by both the level of acceptance and expansion of digital advertising as a format and emerging digital advertising channels, including mobile and social, as well as the continued use and growth of existing channels.
Technology in the media industry continues to evolve rapidly. Advances in technology have led to an increased number of methods for the delivery and consumption of news and other content. These developments are also driving changes in the preferences and expectations of consumers as they seek more control over how they consume content. Changes in technology and consumer behavior pose a number of challenges that could adversely affect our revenues and competitive position. For example, among others:
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we may be unable to develop new online or digital content and services that consumers find engaging, that work with a variety of operating systems and networks and that achieve a high level of market acceptance;

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we may introduce new content or services, or make changes to existing content and services, that are not favorably received by consumers;

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there may be changes in sentiment of our traffic about the quality, usefulness or relevance of our existing content or concerns related to privacy, security or other factors;

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failure to successfully manage changes implemented by social media platforms, search engines, news aggregators or mobile app stores and device manufacturers, including those affecting how our content and applications are prioritized, displayed and monetized, could affect our business;

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consumers may increasingly use technology (such as incognito browsing) that decreases our ability to obtain a complete view of the behavior of traffic that engages with our content;

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we may be unable to maintain or update our technology infrastructure in a way that meets market and consumer demands; and

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consumption of our content on third-party platforms may lead to limitations on monetization of our content, the loss of control over distribution of our content and of a direct relationship with our audience, and lower audience engagement and subscription rates.

We continue to invest significant resources to mitigate these potential risks and to create content, and build, maintain and evolve our technology infrastructure. These investments may adversely impact our operating results in the near term and there can be no assurance as to our ability to use new and existing technologies to distinguish our content and services from those of our competitors and develop in a timely manner compelling new content and services that engage traffic across platforms. If the market for digital advertising deteriorates, develops more slowly than we expect or the shift from traditional advertising methods to digital advertising does not continue, or there is a reduction in demand for digital advertising caused by weakening economic conditions, decreases in corporate spending, perception that digital advertising is less effective than other media or otherwise, it could reduce demand for our offerings, which could decrease revenue or otherwise adversely affect our business. Further, if we are not successful in responding to changes in technology and consumer behavior, our business, financial condition and prospects may be adversely affected.
We have incurred significant operating losses in the past, and we may not be able to sustain our recent levels of revenue and generate sufficient revenue to achieve or maintain profitability.
We have incurred significant operating losses in the past and, though our revenue has increased substantially over the years, our growth has been uneven and at times revenue growth has been stagnant. We may not be able to sustain levels of revenue or revenue growth consistent with the past, or at all. We expect that our revenue growth rate will decline in the future as a result of a variety of factors, including the maturation of our business. You should not rely on the levels of revenue or revenue growth of any prior quarterly or annual period as an indication of our future performance. We also expect our costs to increase in future periods as we continue to expend substantial financial resources on, among other things:
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business development and marketing;

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technology infrastructure;

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content creation, and service development and enhancement; and

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general administration, including legal and accounting expenses.

These investments may not result in increased revenue or growth in our business. If we are unable to maintain adequate levels of revenue or revenue growth, and to manage our expenses, we may continue to incur significant losses in the future and may not be able to maintain profitability. We have encountered in the past, and will encounter in the future, risks, challenges, and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks, challenges, and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our financial condition and operating results could differ materially from our expectations, our growth rates may slow, and our business could be adversely impacted.

Our quarterly financial results have fluctuated in the past and will fluctuate in the future.
Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast our future results. As a result, we cannot rely upon our past quarterly financial results as indicators of future performance. We are subject to the same risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:
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our ability to maintain and grow traffic and engagement;

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changes made to the social media and other platforms that are important channels of distribution for our content, or changes in the patterns of use of those channels by users;

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our ability to attract and retain advertisers in a particular period;

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seasonal fluctuations, our revenue is typically highest in the fourth quarter of the year due to strong advertising spending and consumer spending during this quarter;

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the number of ads shown to our traffic;

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the pricing of our advertising products;

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the diversification and growth of revenue sources beyond current advertising products;

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the development and introduction of new content, products or services by us or our competitors;

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increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

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our ability to maintain gross margins and operating margins; and

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system failures or breaches of security or privacy.

The loss of key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.
We currently depend upon the continued services and performance of our key personnel, most importantly our founder, Chief Executive Officer and Chairman of the Board, Jonah Peretti. We have not entered into any employment agreement or non-competition agreement with Mr. Peretti and his employment with us is at-will. In addition, most of our content is custom-made for our business by our personnel. The loss of key personnel, including members of management as well as key engineering, video, editorial, and sales personnel, could disrupt our operations and have an adverse effect on our business. As we continue to grow, we cannot guarantee we will continue to attract the personnel we need to maintain our competitive position. For example, as a public company, we will need to attract and retain personnel to perform additional functions, characteristic of a public company. As we mature, the incentives to attract, retain, and motivate employees provided by our equity awards or by future arrangements, may not be as effective as in the past. If we do not succeed in effectively attracting, hiring and integrating new talented personnel, or retaining and motivating existing personnel, our employee morale, productivity and retention could suffer, and our business and operating results could be adversely affected. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed.
If our security measures are breached, our sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing our content or using our services, and our business and operating results could be harmed.
Our operations involve the storage and transmission of certain of our traffic’s and advertisers’ personal and proprietary information on our equipment, networks and corporate systems. In addition, we rely on the technology and systems provided by third-party vendors (including cloud-based service providers) for a variety of operations, including encryption and authentication technology, employee email, domain name registration, content delivery to customers, administrative functions (including payroll processing and certain finance and accounting functions) and other operations. Security breaches expose us to a risk of loss of this information, litigation, remediation costs, increased costs for security measures, ransomware, loss of revenue, damage to our reputation, and potential liability. Any systems failure or compromise of our security that results in the unauthorized access to or release of our traffic’s or advertisers’ data, could significantly limit our content delivery and traffic engagement, as well as harm our reputation and brands and, therefore, our business. Our security measures may also be breached due to employee error, malfeasance or otherwise. In addition, hardware, software or applications we procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise network and data security. Additionally, outside parties may attempt to fraudulently induce employees, our traffic or advertisers to disclose sensitive information in order to gain access to our data or our traffic’s or advertisers’ data or accounts, or may otherwise obtain access to such data or accounts. Further, our systems, and those of third parties upon which our business relies, may be vulnerable to interruption or damage that can result from natural disasters or the effects of climate change (such as increased storm severity and flooding), fires, power outages or Internet outages, acts of terrorism or other similar events.
Information security threats are constantly evolving, increasing the difficulty of detecting and successfully defending against them. To date, no incidents have had, either individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. However, because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If a perceived breach of our security occurs or an actual breach of our security that results in degraded website or app performance, unauthorized access, availability problems, or the loss or unauthorized disclosure of confidential information occurs, the market perception of the effectiveness of our security measures could be harmed, our traffic and advertisers may lose trust and confidence in us or decrease the use of our website, app and services or stop using our services in their entirety; and we may incur significant legal and financial exposure, including legal claims, higher transaction fees and regulatory fines and penalties. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, malware, worms, hacking, physical and electronic break-ins, router disruption, sabotage or espionage, and other disruptions from unauthorized access and tampering, as well as coordinated denial-of-service attacks. We may not be in a position to promptly address attacks or to implement adequate preventative measures if we are unable to immediately detect such attacks. Such events could result in large expenditures to investigate or remediate, to recover data, to repair or replace networks or information systems, including changes to security measures, to deploy additional personnel, to defend litigation or to protect against similar future events, and may cause damage to our reputation or loss of revenue. Any of these actions could have a material and adverse effect on our business, reputation and operating results.
Our business and operating results may be harmed by a disruption in our service, or by our failure to timely and effectively scale and adapt our existing technology and infrastructure.
Service delays, outages or disruptions, or the loss or compromise of data, could result from a variety of causes, including infrastructure changes, human or software errors, hardware failure, capacity constraints due to an overwhelming number of people accessing our products and services simultaneously, computer viruses, denial of service, fraud or security attacks. In addition, our operations are susceptible to outages and interruptions due to fire, flood, earthquake, tsunami, other natural disasters, power loss, equipment or telecommunications failures, cyber attacks, terrorist attacks, political or social unrest, and other events over which we have little or no control. We do not have multiple site capacity for all of our services and some of our systems are not fully redundant in the event of delays or disruptions to service, so some data or systems may not be fully recoverable after such events.
In addition, we rely on third-party providers over which we have little or no control for our principal Internet connections and co-location of a significant portion of our data servers. Any disruption of the services they provide us or any failure of these third-party providers to handle higher volumes of use could, in turn, cause delays or disruptions in our services and loss of revenue. Accordingly, in the event of a significant issue at the data center supporting most of our network traffic, some of our content and services may become inaccessible to the public or the public may experience difficulties accessing our content and services. Any disruption or failure in our infrastructure, whether resulting from our actions or omissions, or those of third-party providers, could hinder our ability to handle existing or increased traffic on our platform, which could significantly harm our business. As the level of our traffic increases, we may be required to expand and adapt our technology and infrastructure to continue to reliably store, serve and analyze our content. It may become increasingly difficult to maintain and improve the performance of our services, especially during peak usage times, as our services become more complex and our user traffic increases. The systems through which we provide our services are highly technical, complex, and interdependent. Design errors might exist in these systems, or might be introduced when we make modifications, which might cause service malfunctions or require services to be taken offline while corrective responses are developed. If our traffic is unable to access our platform or our content on third-party platforms, or we are not able to make content available rapidly on our platform or on third-party platforms, our traffic may seek other channels to obtain the information, and may not return to our platform or view our content on third-party platforms, or use our platform as often in the future, or at all. This would negatively impact our ability to attract, retain and increase the number and engagement of our traffic, platform partners and advertisers, as well as damage our brands, generate legal costs or liability, and harm our operating result
If we fail to effectively manage our growth, our business and operating results could be harmed.
The growth and expansion of our business creates significant challenges for our management, and for our operational and financial resources. We intend to continue to make substantial investments to expand our operations, engineering, content development, sales and marketing, and general and administrative organizations. We face significant competition for employees from other companies and we may not be able to hire new employees quickly enough to meet our needs. Providing our content, services and features to our traffic and advertisers is costly and we expect our expenses to continue to increase in the future as we broaden our demographic reach and as we develop and implement new features and services that require more infrastructure. Historically, our costs have declined each year as we drove the business to profitability. However, as we continue to expand the business, we will need to invest in our operating expenses, such as our research and development expenses and sales and marketing expenses in order to keep pace with the growth of our business. We expect to continue to invest in our infrastructure in order to enable us to provide our content and services rapidly and reliably around the world, including in countries where we do not expect significant near-term monetization. Continued growth could also strain our ability to develop and improve our operational, financial, legal and management controls, and enhance our reporting systems and procedures. In addition, some members of our management team have limited experience managing a large global business operation and may not be able to manage growth effectively. Our expenses may grow faster than our revenue, and our expenses may be greater than we anticipate. As our organization continues to grow, and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain certain benefits of our corporate culture, including our ability to quickly develop and launch new and innovative content, services and features. This could negatively affect our business performance.
Acquisitions and investments could disrupt our business and harm our financial condition and operating results.
Our success will depend, in part, on our ability to expand and grow our business in response to changing technologies, user and advertiser demands, and competitive pressures. In some circumstances, we may determine to expand and grow through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions.
The risks we face in connection with acquisitions include:
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diversion of management time and focus from operating our business to addressing acquisition integration challenges;

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coordination of functions;

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retention of key employees from the acquired company;

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cultural challenges associated with integrating employees from the acquired company into our organization;

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integration of the acquired company’s accounting, management information, human resources and other administrative systems and processes;

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the need to implement or improve controls, procedures and policies at a business that may have lacked effective controls, procedures and policies prior to the acquisition;

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liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

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unanticipated write-offs or charges; and

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litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, incremental operating expenses or the impairment of goodwill, any of which could harm our financial condition or operating results.
We may not be able to successfully integrate our acquisitions, and we may incur significant costs to integrate and support the companies we acquire.
From time to time, we make acquisitions and investments and may pursue other strategic initiatives, including our recent acquisitions of HuffPost and of Complex Networks as part of the Business Combination. In connection with such acquisitions and strategic initiatives, we may incur significant or unanticipated expenses, fail to realize anticipated benefits and synergies, have difficulty incorporating an acquired or new line of business, disrupt relationships with current and new employees, customers and vendors, incur significant debt, or be compelled to delay or not proceed with announced transactions or initiatives. Additionally, federal regulatory agencies such as the FTC or DOJ or international regulators may impose restrictions on the operation of our businesses as a result of our seeking regulatory approvals for any significant acquisitions and strategic initiatives or may dissuade us from pursuing certain transactions. The occurrence of any of these events could have an adverse effect on our business and results of operations.
Further, the integration of acquisitions requires significant time and resources, and we may not manage these processes successfully. Our ability to successfully integrate complex acquisitions is unproven. We continue to make substantial investments of resources to support our acquisitions, which will result in significant ongoing operating expenses and may divert resources and management attention from other areas of our business. We cannot assure you that these investments will be successful. If we fail to successfully integrate the companies we acquire, we may not realize the benefits expected from the transaction and our business may be harmed.
Our international operations are subject to increased challenges and risks.
We have offices around the world and our content is available in multiple languages. Our business and the conduct of our operations internationally requires considerable management attention and resources and is subject to the particular challenges of supporting a growing business in an environment of multiple languages, cultures, customs, legal and regulatory systems, alternative dispute systems and commercial markets. Operating internationally subjects us to new risks and may increase risks that we currently face, including risks associated with:
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recruiting, integrating and retaining talented and capable employees in foreign countries and maintaining our company culture across all of our offices;

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providing our content and operating across a significant distance, in different languages and among different cultures, including the potential need to modify our products, content and services to ensure that they are culturally relevant in different countries;

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increased competition from local media companies and mobile applications which have expanded and may continue to expand their geographic footprint;

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differing and potentially lower levels of user growth, user engagement and ad engagement in new and emerging geographic territories;

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compliance with applicable foreign laws and regulations, including laws and regulations with respect to privacy, consumer protection and media freedom;

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operating in jurisdictions that do not protect intellectual property rights to the same extent as the United States;

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compliance with anti-bribery laws including, without limitation, compliance with the Foreign Corrupt Practices Act;

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currency exchange rate fluctuations;

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foreign exchange controls that might require significant lead time in setting up operations in certain geographic territories and might prevent us from repatriating cash earned outside the United States;

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double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate;

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operating through license agreements with third parties managing certain BuzzFeed branded operations outside of the United States; and

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higher costs of doing business internationally, including increased accounting, travel, infrastructure and legal compliance costs.

If we are unable to manage the complexity of our global operations successfully, our business, financial condition and operating results could be adversely affected.
We track certain performance metrics with internal tools and do not independently verify such metrics. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.
We track certain performance metrics, including Time Spent, which are not independently verified by any third party. Our internal tools have a number of limitations and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we report. If the internal tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. In addition, limitations or errors with respect to how we measure data (or the data that we measure) may affect our understanding of certain details of our business, which could affect our longer-term strategies. If our performance metrics are not accurate representations of our business, user base, or traffic levels; if we discover material inaccuracies in our metrics; or if the metrics we rely on to track our performance do not provide an accurate measurement of our business, our reputation may be harmed, we may be subject to legal or regulatory actions, and our operating and financial results could be adversely affected.
Some of our services contain open source software, and we license some of our software through open source projects, which may pose particular risks to our proprietary software, products, and services in a manner that could have a negative effect on our business.
We use open source software in our products and services and will use open source software in the future. In addition, we contribute software source code to open source projects under open source licenses or release internal software projects under open source licenses, and anticipate doing so in the future. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Additionally, we may from time to time face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Additionally, because any software source code we contribute to open source projects is publicly available, our ability to protect our intellectual property rights with respect to such software source code may be limited or lost entirely, and we may be unable to prevent our competitors or others from using such contributed software source code. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business, financial condition and operating results.
Our business depends on continued and unimpeded access to our content and services on the Internet. If we or those who engage with our brands or content experience disruptions in Internet service or if Internet service providers are able to block, degrade or charge for access to our content and services, we could incur additional expenses and the loss of traffic and advertisers.
We depend on the ability of our traffic and advertisers to access the Internet. Currently, this access is provided by companies that have significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, government-owned service providers, device manufacturers and operating system providers, any of whom could take actions that degrade, disrupt or increase the cost of access by our traffic to our content, products or services, which would, in turn, negatively impact our business. The adoption of any laws or regulations that adversely affect the growth, popularity or use of the Internet, including laws or practices limiting Internet neutrality, could decrease the demand for, or the usage of, our content, products and services, increase our cost of doing business and adversely affect our operating results. We also rely on other companies to maintain reliable network systems that provide adequate speed, data capacity and security to us and our traffic. As the Internet continues to experience growth in the level of traffic, frequency of engagement, and amount of data transmitted, the Internet infrastructure that we and our traffic rely on may be unable to support the demands placed upon it. Failures of the Internet infrastructure that we or our traffic rely on, even for a short period of time, could undermine our operations and harm our operating results.
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. We are subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.
COVID-19 has caused significant uncertainty and disruption in our business operations. The ongoing effects of the COVID-19 pandemic, including supply chain disruptions, continue to be unpredictable, and may have an adverse effect on our business, results of operations, and financial condition.
In March 2020, the World Health Organization declared the viral strain of COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. COVID-19 has caused significant uncertainty. Public health problems resulting from COVID-19 and precautionary measures instituted by governments and businesses to mitigate its spread, including travel restrictions and quarantines, could continue to contribute to a general economic slowdown, adversely impact our business partners, and disrupt our operations.
The spread of COVID-19 and the resulting economic contraction has resulted in increased business uncertainty and significantly impacted our business and results of operations, including a decline in advertising spend in the month of March 2020 that continued through the second quarter of 2020, as well as downward pressure on pricing, which was followed by a recovery in the demand for ad impressions during the third quarter of 2020. We also experienced a reduction in content revenue given temporary production shutdowns starting in March 2020 and continuing through the second quarter of 2020, as well as disruptions with supply chain partners. While production has resumed, we are not able to predict whether we will encounter future production delays or shutdowns or supply chain interruptions, or if and to what extent content revenue will continue to be negatively impacted.
Additionally, as a result of the COVID-19 pandemic, in March 2020, we transitioned our entire staff to a remote working environment, which impacts productivity and our business operations. We have had to expend, and expect to continue to expend, resources to respond to the COVID-19 pandemic, including to develop and implement internal policies and procedures and track changes in laws. The remote working environment may also create increased vulnerability to cybersecurity incidents, including breaches of information systems security, which could damage our reputation and commercial relationships. Changes in our operations in response to COVID-19 or employee illnesses resulting from COVID-19 may also result in inefficiencies or delays, and additional costs related to business continuity initiatives, that cannot be fully mitigated through succession and business continuity planning, employees working remotely or using teleconferencing technologies. Any prolonged diversion of resources may have an adverse effect on our operations. Over time, such remote operations may decrease the cohesiveness of our teams and our ability to maintain our culture, both of which are critical to our success. Additionally, a remote working environment may impede our ability to undertake new business projects, foster a creative environment, and hire and retain team members. Such effects may adversely affect the productivity of our team members and overall operations, which could have a material adverse effect on our business, results of operations, financial condition, and future prospects.
The impact of the ongoing COVID-19 pandemic is severe, widespread, and continues to evolve. The extent to which the COVID-19 pandemic will continue to impact our business will depend on future developments, which are highly uncertain and cannot be predicted at this time, including:
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the duration and spread of the pandemic, including any additional resurgences;

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the timing, distribution and efficacy of COVID-19 vaccines;

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governmental, business, and individuals’ actions taken in response to the pandemic, including business closures and any shelter in-place guidelines;

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the impact of the pandemic on national and global economic activity, including constraints in the supply chain associated with labor, global logistics and availability of raw materials, and on capital and financial markets, including the possibility of a national or global recession;

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the impact of the pandemic on the financial circumstances and employment needs of our business partners;

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other business disruptions that affect our workforce; and

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actions taken to contain the pandemic or treat its impact.

To the extent the COVID-19 pandemic or a similar public health threat has an impact on our business, results of operations, and financial condition, it is likely also to have the effect of heightening many of the other risks described in this “Risk Factors” section.
Our business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events, and to interruption by man-made problems such as terrorism.
A significant natural disaster, such as an earthquake, fire, flood or significant power outage could have a material adverse impact on our business, operating results, and financial condition. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems in our cloud infrastructure could result in lengthy interruptions in our services. In addition, acts of terrorism and other geo-political unrest could cause disruptions in our business. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. We have implemented a disaster recovery program for a subset of our properties, which allows us to serve static content or switch content delivery networks in the event of a catastrophe. Further, a portion of our employees are journalists, who may face heightened dangers during such catastrophes, particularly when reporting in high-risk environments and any failure on our part to mitigate such risks could cause us reputational harm and adversely impact our business, financial condition and operating results. Although the program is functional, our properties will have degraded experiences including a period of time that our products or services, or certain of our products or services, will remain inaccessible or people may experience severe issues accessing our products and services. We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to our business that may result from interruptions in our ability to provide our products and services. Any such natural disaster or man-made problem could adversely impact our business, financial condition and operating results.
Risks Related to Financial and Accounting Matters
Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus.
The unaudited pro forma condensed combined financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations will be. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Staff Statement”). Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants.
As a result, included on 890’s balance sheet as of September 30, 2021 contained elsewhere in this prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”) provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statements of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
Warrants that are accounted for as a warrant liability will be recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.
We account for the 9,842,500 warrants issued in connection with the IPO (including the 9,583,333 Public Warrants sold as part of the units in the IPO and the 259,167 Private Placement Warrants underlying the Private Placement Units) in accordance with the guidance contained in Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40). Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, we will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in our statement of operations and therefore our reported earnings. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.

Prior to the Business Combination, 890 identified material weaknesses in its internal control over financial reporting as of January 14, 2021, March 31, 2021, June 30, 2021 and September 30, 2021. If our remediation measures are ineffective and we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner and we may be unable to maintain compliance with applicable stock exchange listing requirements, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Following the issuance of the SEC Staff Statement in April 2021, 890’s management concluded that, in light of the SEC Staff Statement, 890’s audited balance sheet as of January 14, 2021 (“IPO Balance Sheet”) should be revised to present 890’s warrants as liabilities. In connection with the foregoing development and solely as the result of such revision, 890 identified a material weakness in its internal control over financial reporting.
Further, following the issuance of the SEC Staff Statement and subsequent informal guidance delivered by the SEC to accounting and audit practitioners in November 2021 regarding the accounting for certain complex financial instruments (such as the Class A common stock and warrants), 890’s management concluded that, in light of the SEC Staff Statement and such informal guidance, 890’s IPO Balance Sheet and interim financial statements for the quarters ended March 31, 2021 and June 30, 2021, should be restated. In connection with the foregoing development and solely as the result of such revision, 890 identified a material weakness in its internal control over financial reporting.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such cases, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
Prior to the Business Combination, BuzzFeed identified material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements and have other adverse consequences. We may also have to address any unremediated material weakness in internal control over financial reporting as the accounting acquirer in the Business Combination.
A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the financial statements would not be prevented or detected on a timely basis. BuzzFeed has identified material weaknesses in its internal control over financial reporting that we are currently working to remediate, which relate to: (a) a lack of formalized internal control and segregation of duties in the financial statement close process; (b) a lack of sufficient levels of staff with public company and technical accounting experience; (c) the lack of a formalized risk assessment process; and (d) selection and development of control activities, including information technology general controls.
Our management has concluded that these material weaknesses in our internal controls over financial reporting were due to the fact that BuzzFeed was a private company with limited resources and did not have the necessary business processes and related internal control formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee its business processes and controls.

Our management has developed a plan to remediate the material weaknesses identified above. The remediation plan includes specific actions for each material weakness and associated deadlines. Regarding the material weakness related to the lack of a formalized risk assessment process, we have completed an initial enterprise risk assessment and continue to design and implement additional risk assessment procedures. Regarding the material weaknesses related to a lack of formalized internal control and segregation of duties, a lack of sufficient levels of staff with public company and technical accounting experience, and selection and development of control activities, including information technology general controls, we have hired additional personnel in accounting and are in the process of hiring further technical accounting and internal controls personnel. We are in the process of identifying and implementing the specific controls to remediate the material weaknesses. The planned completion of the implementation of all controls is anticipated to be prior to the end of 2022. However, the implementation of these initiatives is not complete and may not fully address the material weaknesses in our internal control over financial reporting and we cannot assure you that we will not identify other material weaknesses in future periods. We have expended and expect to continue to expend significant effort and have incurred and expect to continue to incur significant costs for the remediation of our material weaknesses.
If not remediated, these material weaknesses could result in material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in the delayed filing of required periodic reports.
On April 12, 2021, the Staff of the SEC issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (such statement, the “SEC Statement”). Following issuance of the SEC Statement, 890 concluded that it was not necessary to restate its previously issued audited financial statements as of and for the period ended December 31, 2020. However, as part of such process, 890 identified a material weakness in its internal control over financial reporting. As the accounting acquirer in the Business Combination, we will have to address any unremediated material weakness in internal control over the financial reporting at 890, including this material weakness with respect to accounting for 890’s warrants.
Further, in accordance with SEC Staff guidance on redeemable equity instruments, ASC 480-10-S99, “Distinguishing Liabilities from Equity”, and EITF Topic D-98, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the issuing company require common stock subject to redemption to be classified outside of permanent equity and, according to recent SEC Staff communications with certain independent auditors, notwithstanding the presence of maximum redemption thresholds or charter provisions common in SPACs that provide a limitation on redemptions that would cause a SPAC’s net tangible assets to be less than $5,000,001. Although 890 did not specify a maximum redemption threshold, 890’s charter provided that it would not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In light of the SEC Staff communications with certain independent auditors, 890’s management re-evaluated the effectiveness of its disclosure controls and procedures as of June 30, 2021. Based upon that evaluation, 890 concluded that the misclassification of the Class A common stock was quantitatively material to individual line items within the balance sheet but was not material to its reported financial position and was qualitatively immaterial to its financial statements. 890 further concluded that the misstatement was not indicative of a pervasive issue in its internal control, had no impact on 890’s statement of cash flows, did not impact any other balance sheet line items other than total stockholders’ equity and Class A common stock subject to redemption, and was not disclosed in any other Exchange Act filings other than the IPO Balance Sheet and Form 10-Qs for the periods ending March 31, 2021, and June 30, 2021. Based upon the foregoing, and due to the industry-wide issues and related insufficient risk assessment of the underlying accounting for certain instruments, 890 concluded that the misclassification of the Class A common stock represented a material weakness. See “ — Prior to the Business Combination, 890 identified material weaknesses in its internal control over financial reporting as of January 14, 2021, March 31, 2021, June 30, 2021 and September 30, 2021. If our remediation measures are ineffective and we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner and we may be unable to maintain compliance with applicable stock exchange listing requirements, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.”

If we are unable to assert that our internal control over financial reporting is effective, or if our independent public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Class A common stock and warrants could be adversely affected and we could become subject to litigation or investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.
Restrictions imposed by our debt facilities could adversely affect our operating flexibility.
Our debt facilities, including the indenture governing the Notes, limit our ability to, among other things:
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incur or guarantee additional debt;

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make certain investments and acquisitions;

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incur certain liens or permit them to exist;

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enter into certain types of transactions with affiliates;

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merge or consolidate with another company; and

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transfer, sell or otherwise dispose of assets.

Our debt facilities also contain covenants requiring us to maintain certain amounts of unrestricted cash. The provisions in our debt facilities may affect our ability to obtain future financing and to pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. As a result, restrictions in our debt facilities could adversely affect our business, financial condition, and results of operations. In addition, a failure to comply with the provisions of our debt facilities could result in a default or an event of default that could enable our lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of outstanding amounts under our debt facilities is accelerated, our assets may be insufficient to repay such amounts in full, and our stockholders could experience a partial or total loss of their investment. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations  —  Liquidity and Capital Resources.”
Our convertible notes may impact our financial results, result in the dilution of our stockholders, create downward pressure on the price of our Class A common stock, and restrict our ability to raise additional capital or take advantage of future opportunities.
In connection with the Business Combination we issued $150.0 million aggregate principal amount of convertible notes. The Notes are convertible into shares of our Class A common stock at an initial conversion price $12.50 and bear interest at a rate of 8.50% per annum. The sale of the Notes may affect our earnings per share figures, as accounting procedures may require that we include in our calculation of earnings per share the number of shares of Class A common stock into which the Notes are convertible. If shares of Class A common stock are issued to the holders of the Notes upon conversion, there will be dilution to our stockholders and the market price of our Class A common stock may decrease due to the additional selling pressure in the market. Any downward pressure on the price of our Class A common stock caused by the sale, or potential sale, of shares issuable upon conversion of the Notes could also encourage short sales by third parties, creating additional selling pressure on our share price.
We may not have the ability to raise the funds necessary to settle conversions of the Notes, repurchase the Notes upon a fundamental change or repay the Notes in cash at their maturity, and our future debt may contain limitations on our ability to pay cash upon conversion, redemption or repurchase of the Notes.
Holders of the Notes have the right under the indenture governing the Notes to require us to repurchase all or a portion of their Notes (i) upon the occurrence of a fundamental change before the applicable maturity date at a repurchase price equal to 101% of the principal amount of such Notes to be repurchased plus accrued and unpaid interest to, but not including, the repurchase date and (ii) after the third anniversary of the issuance of the Notes at 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to, but not including, the repurchase date. Moreover, we will be required to repay the Notes in cash at their maturity, unless earlier converted, redeemed or repurchased. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of such Notes surrendered or pay cash with respect to such Notes being converted.
In addition, our ability to repurchase, redeem or to pay cash upon conversion of Notes may be limited by law, regulatory authority, or agreements governing our future indebtedness. Our failure to repurchase the Notes at a time when the repurchase is required by the indenture or to pay cash upon conversion of such Notes as required by the indenture would constitute a default under such indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the interest on such indebtedness and repurchase the Notes or to pay cash upon conversion of the Notes.
We may still incur substantially more debt or take other actions that would diminish our ability to make payments on the Notes when due.
We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments. We are subject to certain restrictions under the terms of the indenture governing the Notes, including limitations regarding incurring future indebtedness, subject to specific allowances in the indenture. However, we will not be restricted from recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture that could have the effect of diminishing our ability to make payments on the Notes when due.
We may require additional capital to support our operations or the growth of our business, and we cannot be certain that this capital will be available on reasonable terms when required, or at all.
From time to time, we may need additional financing to operate or grow our business. Our ability to obtain additional financing, if and when required, will depend on investor and lender demand, our operating performance, the condition of the capital markets and other factors, and we do not know whether additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, those securities may have rights, preferences or privileges senior to the rights of our existing preferred and common stock, and our existing stockholders will experience dilution. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support the operation or growth of our business could be significantly impaired and our operating results may be harmed.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2020, we had accumulated $277 million and $8.9 million of federal and state net operating loss carryforwards, or NOLs, respectively, available to reduce future taxable income, some of which will begin to expire in 2037 for federal and 2025 for state tax purposes. It is possible that we will not generate sufficient taxable income in time to use NOLs before their expiration, or at all. Under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, (the “Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other tax attributes, including R&D tax credits, to offset its post-change income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Our ability to use NOLs and other tax attributes to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future.
Under the Tax Act, as amended by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), net operating losses arising in taxable years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five taxable years preceding the tax year of such loss, but net operating losses arising in taxable years beginning after December 31, 2020 may not be carried back. Additionally, under the Tax Act, as modified by the CARES Act, net operating losses from tax years that began after December 31, 2017 may offset no more than 80% of current taxable income annually for taxable years beginning after December 31, 2020, but the 80% limitation on the use of net operating losses from tax years that began after December 31, 2017 does not apply for taxable income in tax years beginning before January 1, 2021. NOLs arising in tax years ending after December 31, 2017 can be carried forward indefinitely, but NOLs generated in tax years ending before January 1, 2018 will continue to have a two-year carryback and twenty-year carryforward period. As we maintain a full valuation allowance against our U.S. NOLs, these changes will not impact our balance sheet as of December 31, 2019. However, in future years, if and when a net deferred tax asset is recognized related to our NOLs, the changes in the carryforward and carryback periods as well as the new limitation on use of NOLs may significantly impact our valuation allowance assessments for NOLs generated after December 31, 2019.
There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs and tax credits by certain jurisdictions, including in order to raise additional revenue to help counter the fiscal impact from the COVID-19 pandemic, possibly with retroactive effect, or other unforeseen reasons, our existing NOLs and tax credits could expire or otherwise be unavailable to offset future income tax liabilities. A temporary suspension of the use of certain NOLs and tax credits has been enacted in California, and other states may enact suspensions as well. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs and tax credits.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (FASB), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change.
Risks Related to Legal and Regulatory Matters
Our business is subject to complex and evolving U.S. and foreign laws and regulations. These laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, temporary or permanent restraining orders and injunctions, increased cost of operations or declines in traffic growth and engagement with our brands and content, or otherwise harm our business.
We are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, including privacy, rights of publicity, data protection, content regulation, intellectual property (copyright, trademark and patent), libel and defamation, labor and employment, competition, protection of minors, consumer protection, taxation and regulation of controlled substances. Many of these laws and regulations are subject to constant legislative or administrative review and modification. Additionally, many of these laws and regulations are still being tested in courts and could be interpreted or applied in ways that could harm our business, particularly in the rapidly evolving industry in which we operate. The introduction of new products or services may subject us to additional laws and regulations. In addition, foreign data protection, privacy, libel and defamation, consumer protection, content regulation and other laws and regulations are often more restrictive than those in the United States. In particular, the European Union and its member states traditionally have taken broader views as to types of data that are subject to privacy, content and data protection, and have imposed greater legal obligations on companies in this regard. A number of proposals are pending before federal, state and foreign legislative and regulatory bodies that could significantly affect our business.
The U.S. government, including the Federal Trade Commission (the “FTC”), and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning user behavior on the Internet, including regulation aimed at restricting certain online tracking and targeted advertising practices. There have been a number of recent legislative proposals in the United States, at both the federal and state level that would impose new obligations in areas such as privacy, consent and data protection. There have also been various Congressional and executive efforts to eliminate or modify Section 230 of the Communications Act of 1934, enacted as part of the Communications Decency

Act of 1996. President Biden and many Members of Congress from both parties support reform or repeal of Section 230, so the possibility of Congressional action remains. If Congress revises or repeals Section 230 or the FCC adopts rules, we may no longer be afforded the same level of protection offered by Section 230. This would increase the risks for liability for copyright infringement by third parties faced by internet-based businesses like us that rely on third-party content. Additionally, recent amendments to U.S. patent laws may affect the ability of companies, including us, to defend against claims of patent infringement.
We currently allow use of our website and applications without the collection of extensive personal information, such as age. We may experience additional pressure to expand our collection of personal information in order to comply with new and additional regulatory demands or we may independently decide to do so. Having additional personal information may subject us to additional regulation. Further, it is difficult to predict how existing laws and regulations will be applied to our business and the new laws and regulations to which we may become subject, and it is possible that they may be interpreted and applied in a manner that is inconsistent with our practices. These existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new content, products and services, result in negative publicity, significantly increase our operating costs, require significant time and attention of management and technical personnel and subject us to inquiries or investigations, claims or other remedies, including fines or demands that we modify or cease existing business practices.
Additionally, our operations in non-U.S. jurisdictions are in many cases subject to the laws of the jurisdictions in which they operate rather than U.S. law. Laws in some jurisdictions differ in significant respects from those in the U.S. These differences can affect our ability to react to changes in our business, and our rights or ability to enforce rights may be different than would be expected under U.S. law. Moreover, enforcement of laws in some overseas jurisdictions can be inconsistent and unpredictable, which can affect both our ability to enforce our rights and to undertake activities that we believe are beneficial to our business. In addition, the business and political climate in some jurisdictions may encourage corruption, which could reduce our ability to compete successfully in those jurisdictions while remaining in compliance with local laws or U.S. anti-corruption laws applicable to our businesses. As a result, our ability to generate revenue and our expenses in non-U.S. jurisdictions may differ from what would be expected if U.S. law governed these operations.
BuzzFeed and Complex Networks derived less than 0.2% of their combined revenues for the years ended December 31, 2020 and 2019 and the nine months ended September 30, 2021 from advertisements relating to cannabis, related products, which may be considered a controlled substance. Controlled substances are subject to state, federal, and foreign laws and regulations regarding their manufacture, use, sale, importation, exportation and distribution. Among other things, certain controlled substances, including marijuana are regulated under the federal Controlled Substances Act of 1970 (“CSA”) and implementing regulations of the U.S. Drug Enforcement Administration (“DEA”). The cannabis-related advertisements on both BuzzFeed’s and Complex Networks’ platforms were in compliance with state and local laws. However, certain varieties of cannabis continue to be controlled substances under the CSA and BuzzFeed and Complex Networks may not have been in compliance with federal law with respect to such advertisements. Both BuzzFeed’s and Complex Networks’ current advertising practices do not permit advertisements in the United States relating to federally prohibited cannabis-related activities (this does not include advertisements relating to hemp derived products, including Cannabidiol (“CBD”), which are permitted under federal law) on their platforms. However, if the historical activities of BuzzFeed and Complex Networks were to become the subject of enforcement actions and sanctions from the DEA or otherwise arising under federal law, such actions and sanctions may have a negative effect on our business, financial condition, results of operations or reputation.
Further, new laws and regulations, changes in existing laws and regulations or the interpretation of them, our introduction of new content, features and services, or an extension of our business into new areas, could increase our future compliance costs, make our content, features and services less attractive to our traffic or advertisers, or cause us to change or limit our business practices. We may incur substantial expenses to comply with laws and regulations or defend against a claim that we have not complied with them. Further, any failure on our part to comply with any relevant laws or regulations may subject us to significant civil or criminal liabilities, penalties and negative publicity.

Failure to comply with laws and regulations with respect to privacy, data protection and consumer marketing practices, could adversely affect our business.
Our business is subject to various laws and regulations of local and foreign jurisdictions, with respect to privacy and the collection and use of personal data and information, as well as laws and regulations with respect to consumer marketing practices.
Various federal and state laws and regulations, as well as the laws of foreign jurisdictions, govern the processing (including the collection, use, retention and sharing) and security of the data we receive from and about individuals. Failure to protect confidential data, provide individuals with adequate notice of our privacy policies or obtain required valid consent, for example, could subject us to liabilities imposed by these jurisdictions. Existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations, and various federal and state legislative and regulatory bodies, as well as foreign legislative and regulatory bodies, may expand current or enact new laws regarding privacy and data protection. For example, the General Data Protection Regulation, or GDPR, adopted by the European Union imposes more stringent data protection requirements and significant penalties for noncompliance; the California Consumer Privacy Act, (the “CCPA”), creates new data privacy rights; and the European Union’s forthcoming ePrivacy Regulation is expected to impose, with respect to electronic communications, stricter data protection and data processing requirements. We are also subject to the Americans with Disabilities Act, which includes requirements with respect to website accessibility. Additionally, we are subject to the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Video Privacy Protection Act, each of which may place restrictions on how we operate in a manner that adversely affects our business.
Existing and newly adopted laws and regulations with respect to privacy and the collection and use of personal data and information, as well as consumer marketing practices (or new interpretations of such existing laws and regulations) have imposed and may continue to impose obligations that may affect our business, require us to incur increased compliance costs and cause us to further adjust our advertising or marketing practices. Any failure, or perceived failure, by us or the third parties upon which we rely to comply with the laws and regulations relating to privacy, data protection, or consumer marketing practices that govern our business operations, as well as any failure, or perceived failure, by us or the third parties upon which we rely to comply with our own posted policies relating to such matters, could result in claims against us by governmental entities or others, negative publicity and a loss of confidence in us by our traffic and advertisers. Each of these potential consequences could adversely affect our business and results of operations.
From time to time, we may be subject to legal proceedings, regulatory disputes, and governmental investigations that could cause us to incur significant expenses, divert our management’s attention, and materially harm our business, financial condition, and operating results.
From time to time, we may be subject to claims, lawsuits (including class actions), government investigations, arbitrations and other proceedings involving competition and antitrust, intellectual property (including copyright, trademark and patent), privacy, defamation, libel and slander, consumer protection, securities, tax, labor and employment, commercial disputes, and other matters that could adversely affect our business operations and financial condition. We have faced and will continue to face claims relating to our content that is published or made available through our websites and applications, or through third-party platforms or services. In particular, the nature of our business exposes us to claims related to defamation, intellectual property rights (including copyright, trademark and patent), rights of publicity and privacy and FTC regulation. The outcome of any legal proceeding, regardless of its merits, is inherently uncertain. Pending or future legal proceedings could result in a diversion of management’s attention and resources and reputational harm, and we may be required to incur significant expenses defending against these claims or pursuing claims against third parties to protect our rights. If we do not prevail in litigation, we could incur substantial liabilities. We may also determine in certain instances that a settlement may be a more cost-effective and efficient resolution for a dispute.
Where risk of loss is probable and we can make a reasonable estimate of the liability relating to pending litigation, we record a related liability. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. However, because of uncertainties relating to litigation, the amount of our estimates could be wrong as determining reserves for pending legal proceedings is a complex, fact-intensive process that is subject to judgment calls. The results of legal and regulatory proceedings cannot be predicted with certainty. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business. If we incur costs or liability as a result of these events occurring, our business, financial condition and operating results could be adversely affected. Liability may also impact our insurance premiums as well as our ability to obtain or maintain insurance coverage. Further, any adverse determination related to legal proceedings or a settlement agreement could require us to change our technology or our business practices in costly ways, prevent us from offering certain products or services, require us to pay monetary damages, fines, or penalties, or require us to enter into royalty or licensing arrangements, and could adversely affect our operating results and cash flows, harm our reputation, or otherwise negatively impact our business.
Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our content, services and brand.
Our trade secrets, trademarks, copyrights and other intellectual property rights are important assets for us. We rely on, and expect to continue to rely on, a combination of work for hire, assignment, license and confidentiality agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, trade secret and patent laws, to protect our brand and other intellectual property rights. However, these agreements may be breached which could impair or destroy the value of this intellectual property to the company. Moreover, various other events outside of our control pose a threat to our intellectual property rights. For example, we may fail to obtain effective intellectual property protection, or effective intellectual property protection may not be available in every country in which our content and brands are utilized in commerce. Also, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance our intellectual property rights will be sufficient to protect against others offering products or content that are substantially similar to ours and compete with our business.
We are pursuing registration of trademarks and domain names in the United States and in certain jurisdictions outside of the United States. Effective protection of trademarks and domain names is expensive and difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. We may be required to protect our rights in an increasing number of countries, a process that is expensive and may not be successful.
We may be unable to obtain patent or trademark protection for our technologies and brands, and our existing trademarks, and any patents or trademarks that may be issued in the future, may not provide us with competitive advantages or distinguish our products and content from those of our competitors. In addition, any patents and trademarks may be contested, circumvented, or found unenforceable or invalid, and we may not be able to prevent third parties from infringing, diluting or otherwise violating them.
Significant impairments of our intellectual property rights, and limitations on our ability to assert our intellectual property rights against others, could harm our business and our ability to compete.
We may become party to intellectual property rights claims that are expensive and time consuming to defend, and, if resolved adversely, could have a significant impact on our business, financial condition or operating results.
From time to time we receive claims from third parties that allege that we have infringed upon their intellectual property rights. Further, from time to time we may introduce new products and services, including in areas where we currently do not operate, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities. In addition, some of our agreements with advertisers, platform partners, data partners, and licensees require us to indemnify them for certain intellectual property claims against them, which could require us to incur considerable costs in defending such claims, and may require us to pay significant damages in the event of an adverse ruling. Advertisers and platform partners may also discontinue use of our products and services as a result of injunctions or otherwise, which could result in loss of revenue and adversely impact our business.

Some of our employees are unionized, and our business and results of operations could be adversely affected if labor agreements were to further restrict our ability to maximize the efficiency of our operations.
Approximately 10% of our employees were unionized as a part of NewsGuild, with respect to employees associated with BuzzFeed News or WGA East, with respect to employees associated with HuffPost. As a result, we are required to negotiate the wage, benefits and other terms and conditions of employment with these employees collectively. Our results could be adversely affected if future labor negotiations or contracts were to further restrict our ability to maximize the efficiency of our operations, or if a larger percentage of our workforce were to be unionized. If we are unable to negotiate labor contracts on reasonable terms, or if we were to experience labor unrest or other business interruptions in connection with labor negotiations or otherwise, our ability to produce and deliver our products could be impaired. In addition, our ability to make adjustments to control compensation and benefits costs, change our strategy or otherwise adapt to changing business needs may be limited by the terms and duration of our collective bargaining agreements.
Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources and increase the time and costs of completing a business combination.
Prior to the Business Combination, we were not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us following the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased our costs and the risk of non-compliance.
We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in increased general and administrative expenses and a diversion of management time and attention.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.
Risks Related to Ownership of Our Securities
We may issue additional shares of common stock (including upon the exercise of warrants) which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Following the Closing, there are 9,583,333 outstanding Public Warrants to purchase 9,583,333 shares of Class A common stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing the later of 30 days following the completion of the Business Combination and 12 months from the closing of the IPO, which was consummated on January 11, 2021 and closed on January 14, 2021. In addition, there are 259,167 Private Placement Warrants and 33,333 Working Capital Warrants outstanding exercisable for a total of 292,500 shares of Class A common stock at an exercise price of $11.50 per share as well as the Notes, which are convertible into approximately 12,000,000 shares of Class A common stock. We have previously entered into, and may in the future enter into, contractual arrangements with certain customers and other parties and earnout arrangements in connection with acquisitions that, in each case, provide for the issuance of our warrants and/or common stock upon achievement of specified milestones. Moreover, we may issue a substantial number of additional shares of Class A common stock (or securities convertible, exercisable or exchangeable for Class A common stock) in the future, including in connection with contractual relationships with customers, acquisitions, pursuant to compensation arrangements or as a result of financing transactions. The issuance of additional shares of Class A common stock as a result of any of the aforementioned transactions may result in dilution to the holders of our Class A common stock and an increase in the number of shares eligible for resale in the public market. Sales of a substantial number of such shares in the public markets may adversely affect the market price of our Class A common stock, the impact of which is increased as the value of our stock price increases.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when the warrants become redeemable by us, we may exercise the redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold on to such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.
In addition, we may redeem your warrants after they become exercisable for a number of shares of Class A common stock determined based on the redemption date and the fair market value of Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of Class A common stock had your warrants remained outstanding.
There can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price for the outstanding warrants is $11.50 per share of Class A common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.
The multi-class structure of our common stock, as well as the voting agreements entered into in connection with the Business Combination, have the effect of concentrating voting power with our Chief Executive Officer, which will limit other stockholders’ ability to influence the outcome of important transactions, including a change in control.
Following consummation of the Business Combination, Jonah Peretti and his affiliates, after giving effect to the Holder Voting Agreement, hold over 65% of the voting power of New BuzzFeed. In addition to voting together with our Class A common stock (with one vote per share) on all matters, the holders of our Class B common stock are entitled to fifty (50) votes for each share of Class B common stock held of record by such holder on each matter on which such holders of such shares are entitled to vote, as set out in the Certificate of Incorporation. Accordingly, Mr. Peretti will be able to exert substantial influence over matters submitted to our stockholders for approval, including the election of directors and amendments of our organizational documents, and an approval right over any acquisition or liquidation of New BuzzFeed. Mr. Peretti may have interests that differ from those of the other stockholders and may vote in a way with which the other stockholders disagree and which may be adverse to their interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New BuzzFeed, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of

New BuzzFeed, and might ultimately affect the market price of shares of our Class A common stock. For information about our multi-class structure, see the section titled “Description of Capital Stock.”
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our Class A common stock may decline. In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was no public market for the stock of New BuzzFeed and trading in the shares of 890’s Class A common stock was not active. Accordingly, the valuation ascribed to New BuzzFeed in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities may include:
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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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changes in the market’s expectations about our operating results;

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success of competitors;

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operating results failing to meet the expectations of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning us or the industry in which we operate in general;

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operating and stock price performance of other companies that investors deem comparable to us;

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ability to market new and enhanced products and services on a timely basis;

•
changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving us;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of shares of Class A common stock available for public sale;

•
any major change in the Board;

•
sales of substantial amounts of Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

There can be no assurance that we will be able to comply with the continued listing standards of the Nasdaq, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
An active trading market for our securities may never develop or, if developed, it may not be sustained. Our Class A common stock and warrants are listed on Nasdaq under the symbols “BZFD” and “BZFDW,” respectively. However, we cannot assure you that we will be able maintain the listing of our securities in the future. If Nasdaq delists our Class A common stock and/or warrants from trading on its exchange for failure to meet the listing standards, we and our securityholders could face significant material adverse consequences including:
•
a limited availability of market quotations for our securities;

•
reduced liquidity for our securities;

•
a determination that our Class A common stock is a “penny stock,” which will require brokers trading in our Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A common stock;

•
a limited amount of analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our Class A common stock was not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
Anti-takeover provisions contained in the Certificate of Incorporation, as well as provisions of Delaware law, could impair a takeover attempt.
In addition to the substantial influence that Mr. Peretti will be able to exert over matters submitted to our stockholders for approval, including an approval right over any acquisition or liquidation of New BuzzFeed (see the section entitled “Risk Factors — The multi-class structure of our common stock, as well as the voting agreements entered into in connection with the Business Combination, have the effect of concentrating voting power with our Chief Executive Officer, which will limit other stockholders’ ability to influence the outcome of important transactions, including a change in control.”), the Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include, among other things:
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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

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the right of the Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on the Board;

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requirement of supermajority voting (or if two-thirds of the Board approves, a majority) to amend some provisions in our Certificate of Incorporation and Bylaws;

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authorization of the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

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only a majority of our Board will be authorized to call a special meeting of stockholders;

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the right of Board to make, alter, or repeal our Bylaws;

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advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders; and

•
the requirement that a meeting of stockholders may not be called by the stockholders, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

These provisions, alone or together, could delay hostile takeovers and changes in control of New BuzzFeed or changes in the Board and our management.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our common stock. Any provision of the Certificate of Incorporation or Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of common stock and could also affect the price that some investors are willing to pay for our common stock. See “Description of Capital Stock.”
The Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts as the sole and exclusive forum for other types of actions and proceedings, in each case, that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees.
The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of us; (ii) action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of ours to us or our stockholders or any claim for aiding and abetting such alleged breach; (iii) action or proceeding asserting a claim against us or any current or former director, officer, stockholder, employee or agent of ours arising pursuant to any provision of the DGCL or the Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws; or (v) action or proceeding asserting a claim against us or any current or former director, officer, stockholder, employee or agent of ours governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction thereof, and state or federal court located within the State of Delaware. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any action or proceeding asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Alternatively, if a court were to find these provisions of the Certificate of Incorporation invalid or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We are a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements.
We are considered a “controlled company” under the rules of Nasdaq. Controlled companies are exempt from certain Nasdaq corporate governance rules including the requirements that (i) a majority of the board of directors consist of “independent” directors under the listing standards of Nasdaq, (ii) director nominees be selected or recommended to the board of directors by independent directors and (iii) we have a compensation committee composed entirely of independent directors. Although we are eligible to use some or all these exemptions, we do not expect to initially avail ourselves of any of these exemptions. However, if we are to use some or all of these exemptions in the future, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Management — Corporate Governance — Controlled Company Exemptions.”
The price of our Class A common stock and warrants may be volatile.
The price of our Class A common stock and warrants may fluctuate due to a variety of factors, including:
•
changes in the industries in which we and our customers operate;

•
variations in our operating performance and the performance of our competitors in general;

•
material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•
actual or anticipated fluctuations in our quarterly or annual operating results;

•
the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•
our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•
additions and departures of key personnel;

•
changes in laws and regulations affecting our business;

•
commencement of, or involvement in, litigation involving us;

•
changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•
publication of research reports by securities analysts about us or our competitors or our industry;

•
the volume of shares of Class A common stock available for public sale; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our Class A common stock and warrants regardless of our operating performance.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock.
From the Closing Date through June 1, 2022 (180 days following the Closing Date), an aggregate of (i) 102,688,447 shares of our Class A common stock (including 2,776,073 shares of our Class A common stock subject to outstanding equity awards), (ii) 12,019,830 shares of our Class B common stock and (iii) 6,478,031 shares of our Class C common stock held by BuzzFeed equity holders are subject to transfer restrictions set forth in the Registration Rights Agreement and the Investors’ Rights Agreement. From the Closing Date through the earlier of (i) December 3, 2022 (the one year anniversary of the Closing Date), (ii) the date that the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, and (iii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Closing Date that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property, an aggregate of 7,187,500 shares of our Class A common stock held by the Sponsor, PA 2 Co-Investment, Craig-Hallum and certain affiliated individuals, are subject to transfer restrictions set forth in the Registration Rights Agreement. As a result, a significant number of our shares of Class A common stock will be available for sale on June 1, 2022. Following the expiration of each lock-up, the applicable securityholders will not be restricted from selling shares of our Class A common stock held by them, other than by applicable securities laws.
As restrictions on resale end and registration statements are available for use, the market price of our Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.
Securities research analysts may establish and publish their own periodic projections for New BuzzFeed. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $113.6 million, but will not receive any proceeds from the sale of the shares of Class A common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for investment in growth, and general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the shares of Class A common stock covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of Class A common stock underlying the public warrants and the private placement warrants offered hereby is determined by reference to the exercise price of the warrants of $11.50 per share. The public warrants are listed on Nasdaq under the symbol “BZFDW.”

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our Class A common stock and public warrants are currently listed on Nasdaq under the symbols “BZFD” and “BZFDW,” respectively. Prior to the Closing, the 890 Class A common stock and 890 public warrants were listed on Nasdaq under the symbols “ENFA” and “ENFAW,” respectively. On January 6, 2022, the closing sale price of our Class A common stock was $5.11 per share and the closing sale price of our Public Warrants was $0.40 per warrant. As of December 3, 2021, following the completion of the Business Combination, there were 174 holders of record of our Class A common stock, 312 holders of record of our Class B common stock, 1 holder of record of our Class C common stock and 441 holders of record of our Public Warrants. Such numbers do not include beneficial owners holding our securities through nominee names.
Dividend Policy
We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our Board of Directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we incur.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meanings as terms defined and included elsewhere in this prospectus.
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions (collectively the “Transactions”):
•
The Two-Step Merger

•
The Convertible Note Financing

•
The C Acquisition

890 was a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. 890 was incorporated in Delaware on September 9, 2020, consummated its IPO on January 11, 2021 and closed its IPO on January 14, 2021, raising $287.5 million, which was placed in a trust account. As of September 30, 2021, there was $287.5 million held in the trust account.
BuzzFeed was incorporated in Delaware on June 19, 2008. BuzzFeed is a global digital media company with a portfolio of well-known brands with massive reach, engagement and distribution, and leveraging data and innovation to reach hundreds of millions of people worldwide. BuzzFeed provides breaking news, original reporting, entertainment, and video across the social web to its global audience.
On December 3, 2021 (the “Closing Date”), 890 and BuzzFeed consummated the previously announced business combinations in connection with the Merger Agreement. In connection with the consummation of the Business Combination, Merger Sub I, a wholly owned subsidiary of 890, merged with and into BuzzFeed, with BuzzFeed as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of 890 (the “Merger”). Immediately following the Merger, BuzzFeed merged with and into Merger Sub II, a wholly owned subsidiary of 890, (the “Second Merger,” together with the Merger the “Two-Step Merger”) with Merger Sub II being the surviving company of the second merger. Upon the consummation of the Business Combination, the new combined company was renamed BuzzFeed, Inc. (hereinafter referred to as “New BuzzFeed”).
CM Partners was formed on April 8, 2016 as a Delaware limited liability company for the purpose of acquiring 100% of Complex Media. Complex Media was incorporated on May 22, 2009 and is a publisher of original online media content targeting Millennial and Gen Z consumers. On March 27, 2021, BuzzFeed entered into an agreement to acquire 100% of the outstanding membership interests of CM Partners in exchange for approximately $200 million in cash and 10,000,000 shares of New BuzzFeed Class A common stock, which was also consummated on the Closing Date.
Accounting for the Transactions
This information should be read together with BuzzFeed, 890, and Complex Networks’ financial statements and related notes, and other financial information included in the prospectus, which is incorporated herein by reference.
The Two-Step Merger was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, 890 was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization was treated as the equivalent of BuzzFeed issuing stock for the net assets of 890, accompanied by a recapitalization. The net assets of 890 were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization are those of BuzzFeed.

The C Acquisition was treated as a business combination under FASB ASC 805, and was accounted for using the acquisition method of accounting. BuzzFeed recorded the fair value of assets acquired and liabilities assumed from Complex Networks.
BuzzFeed was determined to be the accounting acquirer of 890 and Complex Networks based on the following facts and circumstances:
•
BuzzFeed’s existing stockholders own a majority of the outstanding shares of and hold a majority of the voting power in New BuzzFeed with more than 97% of the voting interests;

•
BuzzFeed appointed the majority of the directors on the New BuzzFeed Board;

•
BuzzFeed’s existing management comprises the majority of the management of New BuzzFeed;

•
BuzzFeed is the larger entity based on historical revenues and business operations and will comprise of the majority of the ongoing operations of New BuzzFeed; and

•
New BuzzFeed assumed BuzzFeed’s name.

The preponderance of evidence as described above is indicative that BuzzFeed was the accounting acquirer of 890 and Complex Networks.
Description of the Transactions
On the Closing Date, 890 paid approximately $1.2345 billion in aggregate consideration.
On the Closing Date: (i) each issued and outstanding share of 890 Class A common stock, par value $0.0001 per share, and the 890 Class F common stock, par value $0.0001 per share, became one share of New BuzzFeed Class A common stock, par value $0.0001 per share; (ii) each issued and outstanding whole warrant to purchase shares of 890 Class A common stock became a warrant to acquire one share of the New BuzzFeed Class A common stock at an exercise price of $11.50 per share (each a “New BuzzFeed warrant”); and (iii) each issued and outstanding unit of 890 that had not been previously separated into the underlying share of 890 Class A common stock and the underlying warrants of 890 upon the request of the holder thereof was cancelled and entitled the holder thereof to one share of New BuzzFeed Class A common stock and one-third of one New BuzzFeed warrant.
Pursuant to the terms of the Merger Agreement, at the Effective Time of the Two-Step Merger, (i) each share of Class A Common Stock and Preferred Stock (other than Series F Preferred Stock and Series G Preferred Stock, any cancelled shares or dissenting shares) issued and outstanding immediately prior to the effective time were cancelled and automatically converted into the right to receive 0.306 shares of New BuzzFeed Class A Common Stock; (ii) all of the shares of Series F Preferred Stock and Series G Preferred Stock issued and outstanding immediately prior to the effective time were cancelled and automatically converted into the right to receive 30,880,000 shares of New BuzzFeed Class A Common Stock; (iii) each share of Class B Common Stock of BuzzFeed issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) were cancelled and automatically converted into the right to receive 0.306 shares of New BuzzFeed Class B Common Stock; and (iv) each share of Class C Common Stock of BuzzFeed issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) were cancelled and automatically converted into the right to receive 0.306 shares of New BuzzFeed Class C Common Stock, in each case in accordance with the applicable provisions of the Merger Agreement.
Upon consummation of the Business Combination, all BuzzFeed Options, BuzzFeed Restricted Stock Awards, and BuzzFeed RSUs outstanding automatically converted into New BuzzFeed Options, New BuzzFeed RSAs, and New BuzzFeed RSUs, respectively, based on the applicable exchange ratios as determined in accordance with the Merger Agreement, which was 0.306 at the Closing Date. Each New BuzzFeed Option, New BuzzFeed RSA, and New BuzzFeed RSU will vest on the same schedule as the vesting schedule set forth in the respective BuzzFeed Option, BuzzFeed RSA, and BuzzFeed RSU. Continuous employment with or services provided to BuzzFeed or any of its subsidiaries will be credited to each holder for purposes of determining vesting.

Basis of Pro Forma Presentation
The following summarizes the pro forma New BuzzFeed shares outstanding after taking into consideration actual redemptions:
	(Shares)%
New BuzzFeed Class A shares issued to BuzzFeed stockholders	91,108,394	68.3%
New BuzzFeed Class B shares issued to BuzzFeed stockholders	15,872,459	11.9%
New BuzzFeed Class C shares issued to BuzzFeed stockholders	6,478,031	4.9%
Total BuzzFeed stockholders	113,458,884	85.1%
New BuzzFeed Class A shares issued to Complex Networks equityholders	10,000,000	7.5%
New BuzzFeed Class A shares issued to 890 public shareholders	1,616,481	1.2%
New BuzzFeed Class A shares issued to Founders, Sponsor, and underwriters	8,274,437	6.2%
Pro Forma New BuzzFeed Shares Outstanding	133,349,802	100.0%
The table above excludes New BuzzFeed Options, New BuzzFeed RSAs, and New BuzzFeed RSUs issued upon conversion of outstanding BuzzFeed Options, BuzzFeed Restricted Stock Awards, and BuzzFeed RSUs at consummation of the Business Combination.
The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 are based on the historical financial statements of 890, BuzzFeed, and Complex Networks. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands)
	As of September 30, 2021						As of September 30, 2021
ASSETS	BuzzFeed, Inc. (Historical)	890 5th Avenue Partners, Inc. (Historical)	Complex Media	Accounting Policies and Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
Current Assets
Cash and cash equivalents	$145,597	$60	$4,796	—	$287,511	[A]	$78,300
				—	150,000	[B]
				—	(38,329)	[C]
				—	(200,000)	[N]
				—	5,000	[J]
					(5,000)	[K]
					(271,335)	[I]
Accounts receivable, net	77,351	—	37,177	—	—		114,528
Prepaid and other current assets	23,851	550	16,928	(14,149)	(1,799)	[C]	25,381
Total Current Assets	246,799	610	58,901	(14,149)	(73,952)		218,209
Investments held in Trust Account	—	287,511	—	—	(287,511)	[A]	—
Property and equipment, net	22,875	—	—	—	—		22,875
Capitalized software costs, net	16,586	—	—	—	—		16,586
Intangible assets, net	19,139	—	61,427	—	58,873	[N]	139,439
Goodwill, net	5,927	—	83,956	—	107,062	[N]	196,945
Prepaid and other assets	18,506	—	1,824	14,149	(5,000)	[J]	29,479
Total Assets	$329,832	$288,121	$206,108	—	$(200,528)		$623,533
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	12,587	469	3,682	—	(1,045)	[C]	15,693
Accrued expenses	20,188	70	—	17,581	(919)	[C]	36,920
Accrued expenses and other liabilities	—	—	28,675	(28,675)			—
Franchise tax payable	—	150	—	(150)	—		—
Deferred rent	4,252	—	—	54	—		4,306
Deferred revenue	1,503	—	13,461	—	—		14,964
Accrued compensation	23,749	—	—	10,882	—		34,631
Derivative liability	—	—	—	—	31,620	[B]	31,620
Note payable	—	1,000	5,000	—	(5,000)	[K]	—
					(1,000)	[M]
Other current liabilities	1,312	—	—	308	—		1,620
Total Current Liabilities	63,591	1,689	50,818	—	23,656		139,754
Deferred rent	13,634	—	—	439	—		14,073
Debt	19,504	—	—	—	118,380	[B]	132,296
					(5,588)	[C]
Other liabilities	3,781	—	600	2,264	—		6,645
Warrant liabilities	—	12,214	—	—	33	[M]	12,247
Deferred tax liabilities	—	—	5,828	—	(5,828)	[N]	—
Long-term incentive plan, noncurrent	—	—	2,703	(2,703)	—		—
Total Liabilities	100,510	13,903	59,949	—	130,653		305,015

	As of September 30, 2021						As of September 30, 2021
ASSETS	BuzzFeed, Inc. (Historical)	890 5th Avenue Partners, Inc. (Historical)	Complex Media	Accounting Policies and Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
Commitments and Contingencies
Class A Common Stock subject to possible redemption, 28,750 shares at redemption value	—	287,500	—	—	(287,500)	[F]	—
Series A, convertible preferred stock	3,001	—	—	—	(3,001)	[D]	—
Series A-1, convertible preferred stock	4	—	—	—	(4)	[D]	—
Series B, convertible preferred stock	7,904	—	—	—	(7,904)	[D]	—
Series C, convertible preferred stock	15,434	—	—	—	(15,434)	[D]	—
Series D, convertible preferred stock	19,311	—	—	—	(19,311)	[D]	—
Series E, convertible preferred stock	49,646	—	—	—	(49,646)	[D]	—
Series F, convertible preferred shares	199,856	—	—	—	(199,856)	[D]	—
Series G, convertible preferred shares	199,681	—	—	—	(199,681)	[D]	—
Redeemable noncontrolling interest	1,570	—	—	—	—		1,570
Stockholders’ Equity
Class A Common stock	1	—	—	—	—		11
					8	[D]
					3	[F]
					1	[G]
					1	[N]
					(3)	[I]
Class B Common stock	3	—	—	—	(1)	[D]	2
Class C Common stock	2	—	—	—	(1)	[D]	1
Class F Common stock			1	—	(1)	[G]	—
Preferred stock	—	—	—	—			—
CM Partners, LLC members’ interests	—	—	273,573	—	(273,573)	[N]	—
Additional paid-in capital	97,683	—	—	—	967	[M]	715,131
					(26,215)	[C]
					522,135	[D]
					(13,283)	[E]
					287,497	[F]
					4,870	[H]
					96,199	[N]
					16,610	[L]
					(271,332)	[I]
Accumulated other comprehensive income (loss)	(3,098)	—	—	—	—		(3,098)
Accumulated deficit	(362,553)	(13,283)	(127,414)	—	(6,361)	[C]	(395,976)
					(27,304)	[D]
					13,283	[E]
					(4,870)	[H]
					149,136	[N]
					(16,610)	[L]
Treasury stock	(820)	—	—	—	—		(820)
Total Parent stockholders’ equity	(268,782)	(13,282)	146,159	—	451,156		315,251
Noncontrolling interest	1,697	—	—	—	—		1,697
Total stockholders’ equity	(267,085)	(13,282)	146,159	—	451,156		316,948
TOTAL LIABILITIES AND EQUITY	$329,832	$288,121	$206,108	—	$(200,528)		$623,533

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
	Nine Months Ended September 30, 2021						Nine Months Ended September 30, 2021
	BuzzFeed, Inc. (Historical)	890 5th Avenue Partners, Inc. (Historical)	Complex Media	Accounting Policies and Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$251,848	—	$84,256	—	—		$336,104
Cost and Expenses:
Cost of revenue, excluding depreciation and amortization	135,903	—	41,500	1,199	—		178,602
Sales and marketing	34,170	—	2,874	492	—		37,536
General and administrative	65,274	2,318	14,800	34,561	—		116,953
Research and development	19,285	—	—	—	—		19,285
Depreciation and amortization	15,033	—	7,642	—	3,925	[FF]	26,600
Employee related costs	—	—	36,252	(36,252)	—		—
Administrative fee – related party	—	180	—	—	—		180
Franchise tax expense	—	150	—	—	—		150
Total costs and expenses	269,665	2,648	103,068	—	3,925		379,306
Income (Loss) from operations	(17,817)	(2,648)	(18,812)	—	(3,925)		(43,202)
Change in fair value of warrant liabilities	—	(807)	—	—	—		(807)
Offering costs associated with issuance of public and private warrants	—	(232)	—	—	—		(232)
Net gain from investments held in Trust Account	—	11	—	—	(11)	[BB]	—
Other income, net	(2,278)	—	—	(58)	(14,092)	[CC]	(16,428)
Interest expense	—	—	(58)	58	—		—
Loss on disposition	(612)	—	—	—	—		(612)
Income (loss) before income taxes	(20,707)	(3,676)	(18,870)	—	(18,028)		(61,281)
Income tax provision (benefit)	(5,011)	—	(4,202)	—	5,617	[HH]	(3,596)
Net income (loss)	$(15,696)	$(3,676)	$(14,668)	—	$(23,645)		$(57,685)
Net income (loss) attributable to the redeemable noncontrolling interest	212	—	—	—	—		212
Net income (loss) attributable to noncontrolling interest	(173)	—	—	—	—		(173)
Net Income (loss) attributable to BuzzFeed, Inc.	$(15,735)	$(3,676)	$(14,668)	—	$(23,645)		$(57,724)
Per share:
Net income (loss) per common share – basic and diluted	$(0.28)	$(0.10)	$—				$(0.43)
Basic and diluted weighted average common shares outstanding	57,072	28,121	—				133,350
Net income (loss) per share, Class F common stock – basic and diluted		$(0.10)
Basic and diluted weighted average shares outstanding of Class F common stock		7,143

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
	Year Ended December 31, 2020	Period from September 9, 2020 (inception) to December 31, 2020	Year Ended December 31, 2020				Year Ended December 31, 2020
	BuzzFeed, Inc. (Historical)	890 5th Avenue Partners, Inc. (Historical)	Complex Media	Accounting Policies and Reclassification Adjustments (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$321,324	—	$125,044	—	—		$446,368
Cost and Expenses:
Cost of revenue, excluding depreciation and amortization	140,290	—	65,428	18,471	1,917	[EE]	226,106
Sales and marketing	50,680	—	2,678	15,583	4,296	[EE]	73,237
General and administrative	83,061	11	13,377	9,938	4,868	[AA]	125,747
					4,870	[DD]
					9,622	[EE]
Research and development	17,669	—	—	—	775	[EE]	18,444
Depreciation and amortization	17,486	—	9,684	—	4,333	[FF]	31,503
Employee related costs	—	—	43,992	(43,992)	—		—
	—
Total costs and expenses	309,186	11	135,159	—	30,681		475,037
Income (Loss) from operations	12,138	(11)	(10,115)	—	(30,681)		(28,669)
Other income, net	670	—	—	48	(1,493)	[AA]	(18,882)
					(18,107)	[CC]
Interest income	—	—	48	(48)	—		—
Loss on disposition	(711)	—	—	—	—		(711)
Income (loss) before income taxes	12,097	(11)	(10,067)	—	(50,281)		(48,262)
Income tax provision (benefit)	941	—	(3,077)	—	(18,645)	[GG]	(20,781)
Net income (loss)	$11,156	$(11)	$(6,990)	—	$(31,636)		$(27,481)
Net income (loss) attributable to the redeemable noncontrolling interest	820	—	—	—	—		820
Net Income (loss) attributable to BuzzFeed, Inc.	$10,336	$(11)	$(6,990)	—	$(31,636)		$(28,301)
Per share:
Net income (loss) per common share – basic and diluted	$—	$—	$—				$(0.21)
Basic and diluted weighted average common shares outstanding	39,027	6,250	—				133,350

(1)
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 includes $25,289 of revenue earned by Complex Networks and $11,517 of expenses incurred by Complex Networks, included within cost of revenue, related to a contract with a related party. Revenue and expenses related to this contract are not expected to reoccur beyond 12 months after the C Acquisition.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Basis of Presentation
The Two-Step Merger was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, 890 was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Two-Step Merger was treated as the equivalent of BuzzFeed issuing shares for the net assets of 890, accompanied by a recapitalization. The net assets of 890 were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Two-Step Merger are those of BuzzFeed.
The C Acquisition is considered a business combination under FASB ASC 805, and was accounted for using the acquisition method of accounting. BuzzFeed recorded the fair value of assets acquired and liabilities assumed from Complex Networks.
The determination of BuzzFeed being the accounting acquirer for the Two-Step Merger and C Acquisition was primarily based on evaluation of the following facts and circumstances: (i) BuzzFeed’s existing stockholders own the majority of the shares and have the majority of the voting interests in New BuzzFeed with more than 97% of the voting interests; (ii) BuzzFeed appointed the majority of the directors on the New BuzzFeed Board; (iii) BuzzFeed’s existing management comprises the majority of the management of New BuzzFeed; (iv) BuzzFeed is the larger entity based on historical revenues and business operations and comprises the majority of the ongoing operations of New BuzzFeed; and (v) New BuzzFeed assumed BuzzFeed’s name.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Transactions occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 present the pro forma effect of the Transactions as if it had been completed on January 1, 2020. These periods are presented on the basis of BuzzFeed being the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:
•
890’s unaudited condensed balance sheet as of September 30, 2021 and the related notes for the nine months ended September 30, 2021, included in the prospectus, which is incorporated herein by reference;

•
BuzzFeed’s unaudited condensed consolidated balance sheet as of September 30, 2021 and the related notes for the nine months ended September 30, 2021, included in the prospectus, which is incorporated herein by reference; and

•
Complex Networks’ unaudited condensed consolidated balance sheet as of September 30, 2021 and the related notes for the nine months ended September 30, 2021, included in the prospectus, which is incorporated herein by reference.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 has been prepared using, and should be read in conjunction, with the following:
•
890’s unaudited condensed statement of operations for the nine months ended September 30, 2021 and the related notes, included in the prospectus, which is incorporated herein by reference;

•
BuzzFeed’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021 and the related notes, included in the prospectus, which is incorporated herein by reference; and

•
Complex Networks’ unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021 and the related notes, included in the prospectus, which is incorporated herein by reference.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction, with the following:

•
890’s statement of operations for the period from September 9, 2020 (inception) through December 31, 2020 and the related notes, included in the prospectus, which is incorporated herein by reference;

•
BuzzFeed’s consolidated statement of operations for the year ended December 31, 2020 and the related notes, included in the prospectus, which is incorporated herein by reference; and

•
Complex Networks’ consolidated statement of operations for the year ended December 31, 2020 and the related notes, included in the prospectus, which is incorporated herein by reference.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma financial information reflects transaction-related adjustments management believes are necessary to present fairly BuzzFeed’s pro forma results of operations and financial position following the closing of the Two-Step Merger, C Acquisition and related transactions as of and for the periods indicated. The related transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. BuzzFeed believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Two-Step Merger, C Acquisition and related transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.
The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New BuzzFeed. They should be read in conjunction with the audited financial statements and notes thereto of each of 890, BuzzFeed and Complex Networks, which are included in the prospectus, which is incorporated herein by reference.
Note 2 — Accounting Policies and Reclassifications
As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align 890’s, and Complex Networks’ financial statement presentation to that of BuzzFeed, the accounting acquirer. Additionally, management has performed an initial review of the accounting policies of each entity to conform the accounting policies to those of BuzzFeed, the accounting acquirer. In doing so, management has not identified differences that would have a material impact on the unaudited pro forma combined financial information. Upon consummation of the Transactions, management will perform a comprehensive review of the three entities’ accounting policies and financial statements. As a result of the review, management may identify differences between the accounting policies of the entities and further reclassification adjustments which, when conformed, could have a material impact on the financial statements of New BuzzFeed.
Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that directly reflect the accounting for the Transactions.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New BuzzFeed filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of New BuzzFeed’s shares outstanding, assuming the Transactions occurred on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:
(A)
Reflects the reclassification of cash and cash equivalents held in 890’s trust account that became available upon completion of the Business Combination.

(B)
Represents the proceeds from the issuance of $150.0 million of convertible notes in the Convertible Note Financing, including a derivative liability of approximately $31.6 million.

(C)
Reflects the transaction costs incurred by BuzzFeed and 890 including, but not limited to, advisory fees, legal fees and registration fees. This includes the recognition against additional paid-in capital of $28.2 million of direct and incremental costs incurred by BuzzFeed and 890 in connection with the consummation of the Two-Step Merger, the recognition against debt of $5.6 million of direct and incremental costs incurred by BuzzFeed and 890 in connection with the Convertible Note Financing, and the expensing and cash settlement of $4.9 million of certain transaction costs incurred by BuzzFeed and Complex Networks related to the C Acquisition and $1.5 million of direct and incremental transaction costs allocated to the derivative liability component of the Convertible Note Financing. Approximately $2.0 million of direct and incremental costs incurred by 890 in connection with the Two-Step Merger and Convertible Note Financing were settled through the issuance of 209,437 shares of New BuzzFeed Class A common stock.

(D)
Represents recapitalization of BuzzFeed’s equity, including:

•
Conversion of 3,151,923 shares of BuzzFeed Preferred A-1 stock and 500,000 shares of BuzzFeed Preferred A stock into 36,519,230 shares of BuzzFeed Class B common stock immediately prior to the consummation of the Two-Step Merger;

•
Conversion of 12,657,880 shares of BuzzFeed Class B common stock to an equivalent number of shares of BuzzFeed Class A common stock immediately prior to the consummation of the Two-Step Merger;

•
Issuance of 30,880,000 shares of New BuzzFeed Class A common stock in exchange for all outstanding shares of BuzzFeed Preferred F stock and all outstanding shares of BuzzFeed Preferred G stock;

•
Issuance of 60,228,394 shares of New BuzzFeed Class A common stock in exchange for all outstanding shares of BuzzFeed Class A common stock and BuzzFeed preferred stock (other than Series F Preferred Stock and Series G Preferred Stock).

•
Issuance of 15,872,459 shares of New BuzzFeed Class B common stock in exchange for all outstanding shares of BuzzFeed Class B common stock.

•
Issuance of 6,478,031 shares of New BuzzFeed Class C common stock in exchange for all outstanding shares of BuzzFeed Class C common stock.

(E)
Reflects the reclassification of 890’s historical accumulated deficit to additional paid-in capital in connection with the Two-Step Merger.

(F)
Represents the reclassification of historical 890’s Class A common stock subject to possible redemption from temporary equity into permanent equity immediately prior to the consummation of the Two-Step Merger.

(G)
Represents the conversion of 890 Class F common stock to Class A common stock immediately prior to the consummation of the Two-Step Merger.

(H)
Reflects the recognition of $4.9 million of stock-based compensation expense associated with the Escrow Agreement. Under the terms of the Escrow Agreement in the event the Transfer Date SPAC Share Price (as defined in the Escrow Agreement) is less than $12.50 per share on the Transfer Date (as defined in the Escrow Agreement) (the “Market Condition”), the escrow agent will transfer a number of Escrowed Shares equal to the Make Whole Shares (as defined in the Escrow Agreement) to NBCU, and the remainder, if any, to Mr. Peretti. If the Transfer Date SPAC Share Price is equal to or greater than $12.50 per share, all of the Escrowed Shares will be transferred to Mr. Peretti. The $4.9 million estimated fair value was estimated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the likelihood that the Market Condition will be satisfied. This equity award is accounted for as compensatory to the Chief Executive Officer. As there are no future service conditions, the estimated fair value of the award was recognized upon closing of the Two-Step Merger as a non-recurring expense.

(I)
Reflects the actual redemption of 27,133,519 public shares for aggregate redemption payments of $271.3 million allocated to Class A common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.00 per share.

(J)
Represents the reclassification of the $5.0 million performance deposit placed in escrow associated with the acquisition of Complex Networks from prepaid and other assets to cash, which was returned to BuzzFeed by the escrow agent upon completion of the C Acquisition.

(K)
Represents the repayment of Complex Networks’ related party notes payable with cash on hand.

(L)
Represents incremental stock-based compensation expense associated with certain BuzzFeed RSUs that vest based on both a liquidity and a service condition. The liquidity condition for 9,124,000 restricted stock units, or Liquidity Condition 2 RSUs, is satisfied upon the occurrence of certain events, including a merger or acquisition or other business combination transaction involving the Company and a publicly traded special purpose acquisition company or other similar entity and, as a result, the liquidity condition for the Liquidity Condition 2 RSUs was satisfied upon the completion of the Two-Step Merger. Upon closing of the Two-Step Merger, we recognized approximately $16.6 million of incremental stock-based compensation expense associated with these restricted stock units, based on the number of restricted stock units outstanding and the requisite service completed at December 3, 2021.

There are a further 8,103,000 restricted stock units outstanding as of September 30, 2021 that vest based on a liquidity and a service condition (“Liquidity Condition 1 RSUs”). The liquidity condition for the Liquidity Condition 1 RSUs is satisfied upon the occurrence of a sale transaction (“Acquisition”) or the completion of an initial public offering. The Two-Step Merger did not result in the satisfaction of this liquidity condition as it did not meet the definition of an Acquisition per the award agreements. The Company intends to ask the New BuzzFeed Board of Directors to waive the liquidity condition in 2022, and permit the 8,103,000 restricted stock units to vest. Had the waiver taken place upon the consummation of the Two-Step Merger, approximately $23.0 million of incremental stock-based compensation expense would have been recognized based on the number of Liquidity Condition 1 RSUs outstanding and the requisite service completed at December 3, 2021, at an estimated fair value of $3.06 per RSU. The incremental stock-based compensation expense that would be recorded upon the occurrence of the waiver will depend on the timing of the waiver and actual forfeitures.
(M) Represents the issuance of 100,000 shares of New BuzzFeed Class A common stock and 33,333 New BuzzFeed warrants in exchange for forgiveness of the 890 related party note payable.

Purchase Price Allocation Adjustments (PPA)
(N)
The estimated purchase consideration is as follows (in thousands):

Estimated Consideration:
Cash consideration(1)	$200,000
Share consideration(2)	96,200
Total estimated consideration	$296,200

(1)
Includes the estimated cash consideration of $200 million. This amount will be adjusted for estimated Closing Specified Liabilities as specified in the C Acquisition Purchase Agreement.

(2)
Represents 10,000,000 shares of New BuzzFeed Class A common stock at a price of $9.62 per share, which is based on 890’s stock price on the Closing Date.

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Complex Networks are recorded at the acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the C Acquisition.
For all assets acquired and liabilities assumed other than identified intangible assets and goodwill, unless otherwise noted, the carrying value was estimated to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period as required by FASB ASC 805. The size and breadth of the C Acquisition may necessitate the use of this measurement period to adequately analyze and assess a number of factors used in establishing the asset and liability fair values as of the acquisition date, including the significant contractual and operational factors underlying the developed technology and the assumptions underpinning the related tax impacts of any changes made. Any potential adjustments made could be material in relation to the preliminary values presented.
Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair values set forth below.
The following table sets forth a preliminary allocation of the estimated consideration for the C Acquisition to the identifiable tangible and intangible assets acquired and liabilities assumed based on Complex Networks’ September 30, 2021 balance sheet, with the excess recorded as goodwill (in thousands):
Cash	—
Accounts receivable	37,177
Prepaid expenses and other current assets	2,779
Intangible assets	120,300
Other assets	15,973
Total assets	176,229
Accounts payable	3,682
Accrued expenses	17,581
Deferred rent	54
Deferred revenue	13,461
Accrued compensation	10,882
Other current liabilities	158
Deferred rent, noncurrent	439
Deferred tax liabilities	21,722
Other liabilities	3,068
Total liabilities	71,047
Net identifiable assets acquired (a)	105,182
Estimated purchase consideration (b)	296,200
Estimated goodwill (b) – (a)	191,018

In accordance with FASB ASC 350, goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.
The table below indicates the estimated fair value of each of the identifiable intangible assets (in thousands, except for useful life):
			Pro Forma Amortization Expense
	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)	For the Nine Months Ended September 30, 2021	For the Year Ended December 31, 2020
Trademarks & tradenames	90,000	15	4,500	6,000
Customer relationships	25,000	4	4,688	6,250
Developed technology	5,300	3	1,325	1,767
These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts that will be calculated after completing a detailed valuation analysis, and the difference could be material relative to the preliminary values presented. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of $12.0 million and annual amortization expense of approximately $1.4 million, assuming an overall weighted average useful life of 12.2 years.
Deferred tax liabilities were established based on the preliminary purchase price allocation resulting from the step up in fair value of intangible assets, using a pro forma blended statutory tax rate of 23.0% of the combined company. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.
The C Acquisition results in the recognition of deferred tax liabilities related primarily to amortizable intangible assets with no tax basis. The deferred tax amounts were determined based on an estimated tax rate of 23.0% based on a jurisdictional federal and state blended tax rate. Following the C Acquisition, BuzzFeed and Complex Networks will file a consolidated U.S. federal and various state tax returns. It is expected that the $21.7 million of net deferred tax liabilities recognized as a result of the transaction can be used as a source of future taxable income to support partial realizability of BuzzFeed’s deferred tax assets. The change in the deferred tax asset valuation allowance will be recognized as an income tax benefit and therefore is reflected as an adjustment to the accumulated deficit.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 are as follows:
(AA)
Reflects certain non-recurring transaction costs incurred by BuzzFeed, 890, and Complex Networks subsequent to September 30, 2021, principally related to the C Acquisition. A further $13.3 million of transaction costs are included in the historical statements of operations of BuzzFeed, 890, and Complex Networks for the nine months ended September 30, 2021 and are non-recurring in nature.

(BB)
Reflects the elimination of 890’s historical net gain on investments earned on the Trust Account.

(CC)
Reflects the incremental interest expense related to the issuance of the convertible notes in the Convertible Note Financing.

(DD)
Reflects the recognition of $4.9 million of stock-based compensation expense associated with the Escrow Agreement. This equity award is accounted for as compensatory to the Chief Executive Officer. As there are no future service conditions, the estimated fair value of the award was recognized upon closing of the Two-Step Merger as a non-recurring expense.

(EE)
Represents incremental stock-based compensation expense associated with certain BuzzFeed RSUs that vest based on both a liquidity and a service condition. The liquidity condition for the 9,124,000 Liquidity Condition 2 RSUs is satisfied upon the occurrence of certain events, including a merger or acquisition or other business combination transaction involving the Company and a publicly traded special purpose acquisition company or other similar entity and, as a result, the liquidity condition for the Liquidity Condition 2 RSUs was satisfied upon the completion of the Two-Step Merger. Upon closing of the Two-Step Merger, we recognized approximately $16.6 million of incremental stock-based compensation expense associated with these restricted stock units, based on the number of restricted stock units outstanding and the requisite service completed at December 3, 2021.

Purchase Price Allocation Adjustments (PPA)
(FF)
Reflects the incremental amortization expense recorded as a result of the fair value adjustment for intangible assets acquired in the C Acquisition.

(GG)
Reflects the non-recurring income tax benefit related to the partial release of BuzzFeed’s deferred tax asset valuation allowance as described in Note (N) above. As New BuzzFeed is in a cumulative pro forma loss position and is not expected to have sufficient sources of taxable income to realize any further tax benefits, there are no further income tax effects estimated related to the other pro forma adjustments.

(HH)
Represents the reduction of income tax benefit recognized from the combination of historical BuzzFeed’s and Complex Networks’ interim tax calculations including the effects of the Transactions.

Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2020. As the Transactions, are being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entire period presented.
Pro Forma Basic and Diluted Earnings Per Share	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
Pro Forma net income (loss) attributable to common stockholders	$(57,724)	$(28,301)
Weighted average shares outstanding, basic and diluted	133,350	133,350
Basic and diluted net income (loss) per share of Class A, Class B, and Class C common stock	$(0.43)	$(0.21)
Pro Forma Weighted Average Shares – Basic and Diluted
Weighted average shares of Class A common stock outstanding, basic and diluted	110,999	110,999
Weighted average shares of Class B common stock outstanding, basic and diluted	15,873	15,873
Weighted average shares of Class C common stock outstanding, basic and diluted	6,478	6,478
Pro Forma Weighted Average Shares – Basic and Diluted	133,350	133,350

BUSINESS
The following discussion reflects the business of New BuzzFeed. In this section, “BuzzFeed,” “we,” “us” and “our” generally refer to New BuzzFeed.
Overview
BuzzFeed is a leading tech-powered, diversified media company, founded by Jonah Peretti in 2006 with a focus on building a new media business model for the Internet and social media world. Our portfolio of globally recognized, iconic digital brands reach a broad and diverse audience, with more GenZ and Millennial unique visitors and time spent per GenZ and Millennial unique visitor across our owned and operated properties, Apple News, and YouTube, (in each case, including Complex Networks) than our core competitors, according to Comscore. Our mission is to spread truth and joy to all corners of the globe, by creating content that entertains, informs, and helps hundreds of millions of people discover new products, experiences, and communities. BuzzFeed is building a stronger company by attracting talent, audiences, and business partners who want to move culture, society, and its industry forward. Unlike others before us, BuzzFeed was born on the Internet, and we’re committed to making it a force for good. We curate the Internet, and in so doing act as an “inspiration engine,” driving both online and real-world action and transactions.
The way we accomplish this mission is by relying on what sets BuzzFeed apart, a portfolio of globally recognized, iconic digital brands that have become synonymous with the Internet itself: BuzzFeed, BuzzFeed News, Tasty, and, more recently, HuffPost and Complex Networks — to name a few. It’s through our brands that we reach a broad and diverse audience of significant scale and substantial engagement throughout our platform. We care deeply about our core demographic of Millennials and Gen Zers, and utilize our scalable, repeatable, data-driven flywheel to ensure BuzzFeed content always stays relevant to them. This content provides fresh insights and a unique perspective on contemporary culture, and is distributed across our network of owned & operated sites and applications, as well as to third-party platforms and social media channels.
Our company started as a lab in New York City’s Chinatown, experimenting with new ways that the Internet was going to change how content is consumed, distributed, interacted with, and shared. This pioneering work was followed by a period of explosive growth, during which BuzzFeed became a household name. Since then we’ve continued to evolve our business model. Through innovation and discipline we’ve monetized our content by introducing new, diverse, and complementary revenue streams including advertising, content, and commerce. As a result, we’ve reached an inflection point, achieving sustainable profitability, and are now looking towards our next phase of growth and opportunity.
Our Market Opportunity
We believe that BuzzFeed is positioned to thrive at the intersection of several large and growing markets. As a free, global, cross-platform media network, we benefit from the shift to “all things digital” that has been accelerated by the COVID-19 pandemic. The growth in digital advertising, the demand for high-quality, brand-safe content, and the acceleration of e-commerce all are industry shifts that underpin our market opportunity.
As advertising shifts away from traditional mediums, digital and social video have become core components of ad budgets, and companies looking for alternatives look to BuzzFeed as a destination to diversify spend away from the Big Tech platforms. According to S&P Global Intelligence Global Advertising Forecast as of June 2020, in the U.S. alone, digital advertising represents a $130 billion market, with video and social growing at a 23% compound annual growth rate. BuzzFeed provides ample supply to meet demand from advertisers in those areas.
At the same time, reputation matters in an evolving privacy landscape of increasingly stringent regulation, and consumers demanding transparency and control of their data. We’ve always been a strong proponent of fair, ethical business practices. Now more than ever, social platforms can no longer completely rely on user-generated content and moderation policies, as they’re increasingly exposed to toxic and misleading articles, posts, and videos. These platforms need high-quality, brand-safe content, which BuzzFeed is uniquely able to provide at scale. Social platforms are important partners for us, as are the streaming services for which we help drive subscriptions, reduce churn, and market new shows.
The continued growth of the multi-trillion dollar e-commerce market is another significant driver of our business. According to eMarketer research as of October 2020, the percentage of online versus total retail sales in the U.S. jumped from 11% to 14% fueled by the pandemic and lockdown measures (representing a 32% year-on-year increase) and is expected to reach 19% by 2024. We specifically provide opportunities for our audience to navigate the infinite choices of online marketplaces through our content and creation, which results in more than half a billion dollars annually in directly attributable transactions, all while maintaining editorial independence. The ability of this content to inspire millions of consumers to transact is what sets us apart. Moreover we’ve developed a proven method of monetization and a playbook to integrate acquired brands, allowing them to benefit from our experience, capabilities, and the strength of our media network.
Our Brands
We’ve built a unique portfolio of iconic, organically developed brands across news, entertainment, culture, travel and food. Our flagship BuzzFeed brand leads in entertainment and culture as the go-to media company for the modern world. With 69 million monthly likes, comments, and shares, and over 20 million YouTube subscribers, BuzzFeed is the #1 Digital Publisher for Cultural Relevance. BuzzFeed reached an average of 27 million Gen Z and Millennial monthly unique visitors and 32 million Gen Z and Millennial monthly unique visitors across our owned and operated properties, Apple News, and YouTube for the nine months ended September 30, 2021 and 2020, respectively, and an average of 30 million, 35 million, and 30 million Gen Z and Millennial monthly unique visitors for the years ended December 31, 2020, 2019, and 2018, respectively, according to Comscore. While there is volatility in the number of average monthly Gen Z and Millennial unique visitors across our owned and operated properties, Apple News, and YouTube during the periods referenced in the preceding sentence, we do not believe that this volatility is indicative of a trend. The number of Gen Z and Millennial unique visitors fluctuates on a monthly, quarterly and annual basis in the ordinary course; these numbers represent only a portion of our audience across a subset of the platforms on which we distribute our editorial and news content and do not present a complete picture of our total number of Gen Z and Millennial unique visitors across all platforms on which we distribute our editorial and news content. BuzzFeed News is widely used particularly among young readers, delivering Pulitzer Prize-winning global online reporting and video programming, and is a key part of our value proposition driving significant direct traffic to our sites and applications.
Our food brand, Tasty, showcases the power of the BuzzFeed platform, as its meteoric rise has highlighted our innate understanding of the need for shareable content that brings people together around common interests — a shared passion for food in this case. In just 5 years since inception, we’ve built Tasty into a scaled, cross-platform brand with multiple monetization streams and 2.2 billion monthly views. Echoing Tasty’s success, we’re expanding this model into other verticals where we’ve created emerging brands, investing based on real-time data into As Is for beauty, BringMe! for travel, Goodful for health and wellness, Nifty for home, and BuzzFeed Parents (formerly known as Playfull) for family. Tasty was just the start; there is so much more we can do by building brands the modern way and helping people connect around shared passions.
Our scale, distribution, monetization, and data-driven platform make BuzzFeed a natural consolidator in a fragmented space. Our recent acquisition of HuffPost and acquisition of Complex Networks in connection with the Business Combination both possess the deeply engaged audiences and brand recognition we look for when considering mergers and/or acquisitions. We provide valuable opportunities to brands that come onto our platform, most notably meaningful commerce revenue upside and the potential to supercharge reach and monetization as a result of our technology platform and scaled distribution model. HuffPost, acquired in February 2021, is a global, Pulitzer Prize-winning media platform for news, commentary, entertainment, features, and lifestyle content. The acquisition of Complex Networks is expected to strengthen our portfolio by bringing a focus on urban culture content targeted at diverse demographic groups, with established brand followings in the attractive verticals of fashion, food, music, sneakers, and pop culture.
By acquiring strong and established digital media brands, and combining them with our already winning portfolio, we have further enhanced our content, expanded our audience, and added new verticals.

We believe these acquisitions position BuzzFeed as a leading modern media company for the Internet age, reaching 38 million deduplicated Gen Z and Millennial unique visitors across our owned and operated properties, Apple News, and YouTube, who on average spend 806 million minutes monthly with our content, according to Comscore.
Our Audience
BuzzFeed is redefining the brand-to-audience relationship: where traditional media expects consumers to be loyal to brands, we are loyal to our audience. We believe we make content people love and have the unrivaled ability to reach the Internet generation at a massive scale. Our content brings 3 in 4 U.S. Millennials and roughly half of U.S. Gen Z onto the BuzzFeed platform each month. Including HuffPost and Complex Networks, our reach will be both broad and deep, reaching 38 million deduplicated Gen Z and Millennial unique visitors across our owned and operated properties, Apple News, and YouTube, who on average spend 806 million minutes monthly with our content, according to Comscore.
We create culture-defining content, which represents the voice of the most diverse generation of young people and creates an “inspiration engine” that helps millions explore new things, try unique experiences, and discover novel products. As our audience trusts BuzzFeed to supply these new experiences and products, engagement increases exponentially as our content becomes more shareable, collaborative, and community-oriented than ever. This audience engagement powers everything we do, providing us with real-time insight into the “pulse of culture,” which fuels further innovation and enhanced monetization. This has enabled us to build a commerce business, promote shows across platforms, and forge strategic partnerships. As our audience continues to engage and transact with us, it reinforces BuzzFeed’s data-driven approach to media.
Our Technology Platform and Data-Driven Content Flywheel
BuzzFeed began as a lab in New York City, experimenting with content, formats, and distribution. Since then, we’ve established a deep understanding of modern media and developed a strong technology platform designed to rapidly scale and monetize digital content. Machine learning and analytics are at the core of this platform, powering everything including our scaled tech stack of quiz makers built into CMS, proprietary algorithms and custom tools for content creators, and headline optimization. Content creators benefit heavily from this platform, as internal dashboards and metrics provide heightened visibility on audience interaction, allowing them to focus on content and formats that maximize engagement and revenue. Creating meaningful content requires data, technology, and scale, all of which are key competitive differentiators, utilized to reach our audience wherever they are.

Supported by our highly scalable and repeatable technology platform, our data-driven content flywheel informs our most important decisions from investment in individual pieces of content to large-scale acquisitions. In tandem, our cross-platform distribution maximizes audience reach and allows profitability even with our emerging brands. Our content and brands are ubiquitous, platform-agnostic, and designed for modern-day consumption patterns, providing engagement behavior data and learnings across the BuzzFeed network. With this distribution strategy driving scale, efficiency, and adaptability, we capture the interests of our audience, inform our content creators, and publish quality, monetizable content.
Our Business Model
We’ve developed a business model focused on content and powered by our highly scalable data-driven content flywheel that has grown into a large-scale global media network delivered across owned & operated and third-party platforms. Over the years we have leveraged this media network to generate significant, complementary, and diversified revenue streams of advertising, content, and commerce.
Advertising includes display, programmatic, and video advertising on our owned & operated sites and applications and social media platforms. This revenue source is driven by our industry-leading engagement, an overall shift to digital advertising, and our scaled reach to multiple demographics. We provide significant and differentiated value to advertisers by consistently delivering best-in-class audience engagement, with the most time spent per unique visitor compared to other digital media competitor companies, according to Comscore. Major platforms recognize the value of BuzzFeed’s brand-safe content, reliable reporting, and the ability to engage large and diverse audiences, making us a critical and trusted partner for advertising opportunities on a revenue share basis.
Content includes paid or sponsored branded, syndicated, and studio content that is sold or licensed to third parties. Evolving from labor-intensive pieces, our content production approach increasingly allows for turn-key, lightweight options that are scalable and repeatable, with strong retention among advertisers. In 2020, we achieved a 91% retention rate of clients who spent greater than $1 million in 2019, despite increased volatility and disruption to ad budgets due to the pandemic. Content revenue is driven by continued investment in our content team, a strong understanding of our audience, a need for trusted, brand-safe digital content, and our brand integrity.
Commerce includes affiliate marketplace revenue and IP licensing. In 2020 we drove over $500 million in attributable transactions for our advertisers, and we continue to onboard new marketplaces beyond consumer retail and expand into new shopping categories such as streaming and technology, among others, in order to drive additional growth in previously untapped verticals. User behavior continues to shift to online purchases, which BuzzFeed is well positioned to capitalize on due to our strong brand recognition and trust. Commerce activity feeds data back into our flywheel allowing us to focus efforts on delivering smart, targeted content to our audience.
BuzzFeed is emerging as a partner of choice and one-stop shop solution for advertisers to drive relevance, awareness, and sales. Through our rapidly growing advertising and commerce solutions, we’re uniquely positioned to help consumers move down the path from discovery, to inspiration, to real-world transaction. Our diversified revenue streams are highly complementary, and we aim to maximize returns for our clients by working with them across the BuzzFeed offering portfolio.

Our Strengths
•
Technology and Content Flywheel — Our media network promotes original content through our machine learning and analytics powered technology platform and content flywheel, which optimizes the content creation process with a focus on engagement and monetization.

•
Leading Brands and Attractive Audiences at Scale — Our portfolio of leading brands reaches the Internet generation with unprecedented levels of connectivity and engagement, helping millions explore new things, try new experiences, and discover new products.

•
Creativity and Innovation — BuzzFeed lives at the intersection of technology and creativity, continually pushing the bounds of inspiration and innovation, and provides creators with the data-enhanced tools they need to continue to stay ahead of trends and shape popular culture.

•
Diversified Revenue Streams — Our diversified revenue streams of Advertising, Content, and Commerce are highly complementary and allow us to deliver a comprehensive suite of solutions to drive consumer awareness, inspiration, and transactions, while maximizing the monetization of our content and increasing profitability.

•
Leadership Team — BuzzFeed is founder-led and future-focused, staying at the forefront of modern media through the leadership of its founder, Jonah Peretti, and its core management team with decades of industry experience.

Our Growth Strategy
•
Continue to grow and engage audiences — We plan to continue to leverage our iconic brands and invest in our technology and data-driven content flywheel to deliver engaging content that brands and advertisers trust to reach, grow, and engage audiences, at scale and across platforms.

•
Empower our content creator teams — We are extremely fortunate to have so many talented journalists, video creators, writers, and Internet visionaries, whose contributions are critical to our success. BuzzFeed will continue to focus on building the future of creative work and on empowering our teams, providing them with next-generation tools, data, and an environment that fosters collaboration, diversity, and innovation to produce best-in-class digital content.

•
Accelerate Commerce growth — Our ability to reach and engage audiences has provided us the opportunity to further monetize our content through the attributable transactions that we inspire and drive. With our scale, technology, and the continued shift to online shopping, BuzzFeed is well positioned to grow and capture more value in this massive and growing market, as we continue to onboard marketplaces and help more brands go direct-to-consumer, across existing and new verticals.

•
Expand strategic partnerships — Our diversified and complementary Advertising, Content, and Commerce offerings have enhanced our value proposition and strengthened our relationship with our customers. In particular, customers who purchase several of our solutions often increase their average spend with BuzzFeed, which drives longer term relationships and improvement to customer retention. There is a significant opportunity to further penetrate our customer base with our diverse offerings, as well as to add new customers through our proven ability to reach audiences at scale and drive awareness, inspiration, and transactions.

•
Drive sustainable, profitable growth — Our business benefits from significant operating leverage following initiatives and discipline over the last few years that drove operational efficiencies and significant cost savings. As BuzzFeed’s revenue growth accelerates, we expect our profitability margins to continue to expand as our cost base grows at a slower pace. We expect profitability to further benefit from the attractive business mix shift driven by the growth of our higher margin Advertising and Commerce revenue streams.

•
Platform for inorganic growth — Our scale, technology, business model with diverse revenue streams, and proven profitability position us well to play a leading role in consolidating a fragmented digital media landscape. We believe companies with complementary brands, audiences, content creativity, and additive technology will benefit from BuzzFeed’s expertise to enhance their reach, engagement, and monetization, as proven by the recent acquisition of HuffPost and the acquisition of Complex Networks in connection with the Business Combination. We’ll continue to create a culture that inspires truth and joy, creativity, and innovation to be the destination of choice for brands and content creators who seek to join forces with us to further build the modern media leader of the Internet. We’ve created a model that works, a proven method of monetizing content, and a playbook to integrate brands that benefit from our scale.
Competition
BuzzFeed operates within the Internet media space, a category that we have pioneered and helped shape. We broadly compete against other Internet companies, which might attract audiences and advertisers to their platforms and away from BuzzFeed’s. More specifically, with our core demographic being Millennials and Gen Z, online content providers that target younger generations are natural competitors of BuzzFeed. Historically these have included digital publishers such as Vox Media, Group Nine Media, and Vice Media Group, among others. We believe that scale, reach, and ultimately engagement serve as important indicators of competitive positioning, and BuzzFeed outperforms its peers in each respect, with more unique visitors and time spent across target segments of our audience. Furthermore, we believe that our diverse revenue base, data-driven content flywheel, and technology platform are differentiators that set us apart from the competition.
Other forms of media and entertainment, such as social platforms and streaming services, are competitors as well as partners. We believe that BuzzFeed’s unique, brand-safe content provides increasingly in-demand value to the ecosystem via our portfolio of brands including BuzzFeed, Tasty, and Complex Networks. This enables BuzzFeed to grow alongside the largest consumer Internet businesses. Traditional publishers that are transitioning online can also be regarded as our competitors. In particular, in the news realm these include The New York Times, The Washington Post, and The Wall Street Journal, among others. We are proud of the quality journalism produced by BuzzFeed News and HuffPost — as evidenced by their respective Pulitzer Prizes — and believe that their DNA as digital-native news organizations represents a competitive advantage over legacy newsrooms.
Customers
BuzzFeed offers unparalleled value to customers looking to reach Millennial and Gen Z audiences at scale, in order to generate awareness and drive discovery, inspiration, and ultimately transactions involving their products and services. Clients rely on BuzzFeed’s quality, engaging, brand-safe content, our creativity, and our multi-platform approach to accomplish these objectives. Our customer base consists of global corporations and companies across a variety of industries including media & entertainment, CPG & retail, financial services, insurance, technology, and many others — utilizing one or more of our offerings in advertising, content, and commerce.
Our advertising customers choose from display, programmatic, and video advertising inventory to target users on our owned & operated sites, applications, and social media platforms. Our content customers include third parties seeking to promote, for example, a film release, for which BuzzFeed creates customized promotional content. Our commerce customers are e-commerce operators who partner with us through affiliate programs, or retailers with whom we enter into licensing and merchandise agreements. Customers usually experience best results when using a combination of BuzzFeed’s offerings, and we see increased retention from those that do so. We maintain a diverse customer base and do not have a significant concentration of revenue around any particular clients, with our top 10 direct customers making up 18% of total revenue as of December 31, 2020. In addition to these top 10 direct customers, we derive a significant portion of our revenue from companies such as Google, Facebook, and Amazon through their various advertising and affiliate exchanges.
Employees
As of December 31, 2021, BuzzFeed had 1,368 employees in the United States and 156 internationally, for a combined workforce of 1,524 employees. As of December 31, 2021, approximately 10% of our employees were unionized as a part of NewsGuild, with respect to employees associated with BuzzFeed News, or WGA East, with respect to employees associated with HuffPost. In addition to our salaried employees, we regularly hire independent contractors and freelancers to create or help produce our content.

Intellectual Property
We depend on our iconic brands and to build and maintain household name recognition and audience loyalty, and regard our intellectual property as critical to our success. We own numerous domestic and foreign trademarks and other proprietary rights that are important to our business and protect those rights in our brands including, without limitation, BuzzFeed, BuzzFeed News, Tasty, HuffPost and Complex Networks. We also maintain rights to the domain names www.buzzfeed.com, www.buzzfeednews.com, www.tasty.co, www.huffpost.com, and www.complexnetworks.com, among others. We retain the rights to an extensive content library that is monetized through multiple revenue streams. In addition to our brand, domain, and content assets, we have a proprietary technology platform that powers our business. We rely on, and expect to continue to rely on, a combination of work for hire, assignment, license and confidentiality agreements with our employees, consultants and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, trade secret and patent laws, to protect our brands, content, proprietary technology and other intellectual property rights.
As of December 31, 2021, we held 205 registered trademarks in the United States, including the BUZZFEED mark, the HUFFPOST mark and the COMPLEX mark, and also held 527 registered trademarks in foreign jurisdictions. We continually review our development efforts to assess the existence and registrability of new intellectual property. We intend to continue to file additional applications with respect to our intellectual property assets.
Facilities
Our corporate headquarters are located in New York City, New York, where we occupy facilities totaling approximately 113,000 square feet under a lease that expires in 2026. We use these facilities for administration, finance, legal, human resources, information technology, sales and marketing, engineering, technology, production, and development. We also lease facilities in California, Australia, Canada, India, Japan, Mexico and the United Kingdom.
We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations if needed in the future.
Legal Proceedings
From time to time, we may become involved in legal proceedings and claims arising in the ordinary course of business, including allegations of copyright infringement, defamation, and libel-related issues. We record a liability when we believe that it is probable that a loss will be incurred by us and the amount of that loss can be reasonably estimated. Based on our current knowledge, we do not believe that there is a reasonable possibility that the final adjudication of pending or threatened legal proceedings to which we are a party, will, either individually or in the aggregate, have a material adverse effect on our financial position, results of operations, or cash flows. Although the outcome of litigation and other legal matters is inherently subject to uncertainties, we feel comfortable with the adequacy of our insurance coverage.
Regulatory Matters
We are subject to many laws and regulations in the United States, Canada, the European Union (the “EU”), the United Kingdom, Japan, Australia, India, and Mexico and throughout the world, including those related to privacy, data protection, content regulation, intellectual property, consumer protection, e-commerce, marketing, advertising, messaging, rights of publicity, libel and defamation, health and safety, employment and labor, product liability, accessibility, competition, and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended in a manner that could harm or require us to change our current or future business and operations. In addition, it is possible that certain governments may seek to block or limit use or distribution of our products and services or otherwise impose other restrictions that may affect access to or operation of any or all of our products and services for an extended period of time or indefinitely.

Data Privacy and Security Laws
We are subject to various federal, state and international laws, policies, and regulations relating to the privacy and security of consumer, customer and employee personal information. These laws often require companies to implement specific information security controls to protect certain types of data (such as personal data, “special categories of personal data” or health data), and/or impose specific requirements relating to the collection or processing of such data.
In the United States, the Federal Trade Commission (the “FTC”), the Department of Commerce, and various states continue to call for greater regulation of the collection of personal data, as well as restrictions for certain targeted advertising practices. Section 5(a) of the FTC Act grants the agency enforcement powers to combat and address “unfair or deceptive acts or practices in or affecting commerce,” and the FTC has used this authority extensively to hold businesses to fair and transparent privacy and security standards. Numerous states have also enacted or are proposing legislation to enact state-level data privacy laws and regulations governing the collection, use, and processing of state residents’ personal information. For example, the California Consumer Privacy Act (the “CCPA”), became effective in California in 2020. The CCPA establishes a new privacy framework for covered businesses such as ours, creates new privacy rights for consumers residing in the state, and requires us to modify our data processing practices and policies. Compliance with the CCPA has caused, and will continue to cause, BuzzFeed to incur compliance related costs and expenses. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (the “CPRA”), which further expands the CCPA with additional data privacy compliance requirements and rights of California consumers effective January 1, 2023, and establishes a regulatory agency dedicated to enforcing those requirements. Future changes in laws and regulations throughout the United States, at both the federal and state levels, could impact our ability to collect data, exploit the data we do collect, limit the extent to which we can monetize that data, give rise to additional compliance costs, require us to make substantial investments in technology tools to satisfy new regulatory rules, and expose us to potential non-compliance liability.
In Canada, the federal Personal Information Protection and Electronic Documents Act (the “PIPEDA”), sets forth ten principles that are designed to protect the personal information of individuals in Canada, and places obligations on companies that process personal information. PIPEDA applies to organizations that collect, use or disclose personal information in the course of commercial activities, where such activities take place within a Canadian province that does not otherwise have “substantially similar” legislation. Alberta, British Columbia and Québec are the only provinces that have enacted comprehensive private sector privacy statutes that have each been deemed “substantially similar” to PIPEDA. As such, PIPEDA will not apply to commercial organizations operating within Alberta, British Columbia and Québec, although the data protection obligations throughout Canada are substantially the same.
In the European Union, the General Data Protection Regulation (the “GDPR”), became effective on May 25, 2018. The GDPR is intended to create a single legal framework in relation to the collection, control, processing, sharing, disclosure and other use of data relating to an identifiable living individual that applies across all EU member states. However, the GDPR allows for derogations where EU member states can deviate from the requirements in their own legislation, including for example, introducing measures that apply in specific situations and implementing rules regarding legal basis of processing. It is therefore likely that we will need to comply with these local regulations in addition to the GDPR, where we operate or provide services in those EU member state jurisdictions. Local supervisory authorities are able to impose fines for non-compliance and have the power to carry out audits, require companies to cease or change processing, request information, and obtain access to premises. The GDPR created more stringent operational requirements for processors and controllers of personal data, including, for example, granting new rights for data subjects as well as enhancing existing rights, requiring enhanced disclosures to data subjects about how personal data is processed (including information about the profiling of individuals and automated individual decision-making), records of processing activities, limiting retention periods of personal data, requiring mandatory data breach notification to data protection regulators or supervisory authorities (and in certain cases, to the affected individuals), and requiring additional policies and procedures to comply with the accountability principle under the GDPR.
In the United Kingdom, the UK Data Protection Act 2018, is the United Kingdom’s implementation of the GDPR, which also became effective on May 25, 2018. The United Kingdom left the EU on January 31,

2020 and entered a transition period, which ended on December 31, 2020. The United Kingdom is seeking an adequacy decision from the European Commission. In the absence of adequacy decisions, transfers from the European Economic Area (the “EEA”), to the United Kingdom will need to comply with EU GDPR transfer restrictions, since the United Kingdom is currently viewed by the EU as a “third country.” As a result, we now have compliance obligations under the EU’s GDPR and the United Kingdom’s GDPR. In addition, the relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear, and there is uncertainty around how United Kingdom data protection laws and regulations will develop, for example in relation to data transfers.
Like the United States, India also does not have country level regulations and authorities to control data transfer and management. The most prominent provisions are contained in the Information Technology Act, 2000, that was amended by the Information Technology Amendment Act, 2008. In particular, Section 43A, which addresses “reasonable security practices and procedures” is complemented by the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011 (the “Personal Data Protection Rules”). The Personal Data Protection Rules prescribe directions for the collection, disclosure, transfer and protection of sensitive personal data by a company or any person acting on behalf of a company. Further, the Personal Data Protection Rules require every such company to provide a stipulated privacy policy, which is to be published on its website, for dealing with personal information, including sensitive personal data and ensuring security of all personal data collected by it.
The India Supreme Court, in a judgment delivered on August 24, 2017, held that the right to privacy is a fundamental right, following which, the Government of India set up a Committee of Experts to examine issues around, and draft a legislation on data-protection in India. The committee submitted its final report and a draft Personal Data Protection Bill to the Ministry of Electronics and Information Technology. The draft of the Personal Data Protection Bill, 2019 (the “Data Protection Bill”) has been introduced before the Lok Sabha on December 11, 2019, which is currently being referred to a joint parliamentary committee by the Parliament. The Data Protection Bill proposes a legal framework governing the processing of personal data, where such data has been collected, disclosed, shared or otherwise processed within India, as well as any processing of personal data by the State, Indian companies, Indian citizens or any person or body of persons incorporated or created under India law. The Data Protection Bill defines personal data and sensitive personal data, prescribes rules for collecting, storing and processing of such data and creates rights and obligations of data-subjects and processors.
We are also subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to the transfer of personal data outside the EEA and the United Kingdom. Recent legal developments in the EEA and the United Kingdom have created complexity and uncertainty regarding transfers of personal information from the EEA and the United Kingdom to “third countries,” especially the United States. For example, last year the Court of Justice of the European Union (the “CJEU”), invalidated the EU-U.S. Privacy Shield Framework (a mechanism for the transfer of personal information from the EEA to the United States). The CJEU also made clear that reliance on standard contractual clauses (another mechanism for the transfer of personal data outside the EEA) alone may not be sufficient in all circumstances. We currently rely on standard contractual clauses and these changes are therefore causing us to review our current compliance approach. Changes to our compliance scheme may be deemed necessary to meet the requirements of the EEA, UK, and CJEU may result in additional costs or the inability to transfer personal data outside of the EEA and/or the United Kingdom.
We are also subject to evolving EU and United Kingdom privacy laws on cookies and e-marketing. In the EU and the United Kingdom, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem and current national laws that implement the e-Privacy Directive are highly likely to be replaced by an EU regulation known as the e-Privacy Regulation which will significantly increase fines for non-compliance. Informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The GDPR also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. In addition, the current national laws that implement the e-Privacy Directive are highly likely to be replaced by an EU regulation known as the e-Privacy Regulation which will significantly increase fines for non-compliance. The text of the

e-Privacy Regulation is still under development, and recent EU regulatory guidance and court decisions have created uncertainty about the level to which such laws and regulations will be enforced, which may require us to review our compliance approach and increase compliance costs.
Similarly, other jurisdictions are instituting privacy and data security laws, rules, and regulations, or may do so in the future, which could increase our risk and compliance costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements of BuzzFeed and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Company Overview
BuzzFeed is a global digital media company with a portfolio of well-known brands with massive reach, engagement and distribution, and leveraging data and innovation to reach hundreds of millions of people worldwide. BuzzFeed provides breaking news, original reporting, entertainment, and video across the social web to its global audience. Its mission is to maximize the company’s cultural impact by spreading truth and joy. BuzzFeed is building a stronger company by attracting talent, audiences, and business partners who want to move culture, society, and its industry forward. We derive our revenue primarily from driving awareness, attention and/or transactions to leading brands. We have one reportable segment.
As advertising shifts away from traditional mediums, digital and social video have become core components of ad budgets, and companies looking for alternatives look to BuzzFeed as a destination to diversify spend away from the Big Tech platforms. We’ve developed a business model focused on content and powered by our highly scalable data-driven content flywheel that has grown into a large-scale global media network delivered across owned & operated and third-party platforms. Over the years we have leveraged this media network to generate significant, complementary, and diversified revenue streams of advertising, content, and commerce.
BuzzFeed is emerging as a partner of choice and one-stop shop solution for advertisers to drive relevance, awareness, and sales. Through our rapidly growing advertising and commerce solutions, we’re uniquely positioned to help consumers move down the path from discovery, to inspiration, to real-world transaction. Our diversified revenue streams are highly complementary, and we maximize returns for our clients by working with them across the BuzzFeed offering portfolio.
The HuffPost Acquisition and Verizon Investment
On February 16, 2021, we completed the acquisition of HuffPost (excluding HuffPost’s business in Brazil and India) (“HuffPost Acquisition”), a publisher of online news and media content, from entities controlled by Verizon Communications Inc. (“Verizon”). We issued 21,170,037 shares of new Class C non- voting common stock to an entity controlled by Verizon, of which 8,625,234 were in exchange for the acquisition of HuffPost and 12,544,803 were in exchange for a concurrent $35.0 million cash investment in BuzzFeed by an affiliate of Verizon, which was accounted for as a separate transaction.
On March 9, 2021, we announced a restructuring of HuffPost, including employee terminations, in order to efficiently integrate the HuffPost Acquisition and establish an efficient cost structure. We incurred approximately $3.6 million in severance costs related to the restructuring, of which $3.2 million were included in cost of revenue, $0.3 million were included in sales and marketing, and $0.1 million were included in research and development.
The Business Combination
On June 24, 2021, we entered into the Merger Agreement by and among 890, Merger Sub I, Merger Sub II, and BuzzFeed. 890 is a special purpose acquisition company formed to acquire one or more operating businesses through a business combination. The Merger Agreement provides for, among other things, the following transactions at the closing: Merger Sub I will merge with and into BuzzFeed, with BuzzFeed as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of 890. Immediately following the Merger, BuzzFeed will merge with and into Merger Sub II with Merger Sub II being the surviving company of the second merger.
Additionally, on March 27, 2021, we entered into the C Acquisition Purchase Agreement to acquire 100% of the outstanding membership interests of CM Partners, in exchange for $200.0 million of cash and 10,000,000 shares of New BuzzFeed Class A common stock.
The Two-Step Merger, C Acquisition, and other transactions contemplated by the Merger Agreement are referred to as the Business Combination. The Business Combination closed on December 3, 2021. Upon the consummation of the Business Combination, the new combined company was renamed BuzzFeed, Inc.
The Two-Step Merger was accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, 890 was treated as the “acquired” company for financial reporting purposes. We were deemed the accounting predecessor of the combined business and will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in BuzzFeed’s future reported financial position and results was a net decrease in cash (as compared to our consolidated balance sheet at September 30, 2021) of approximately $67.3 million, reflecting actual stockholder redemptions permitted under the Merger Agreement, and $150.0 million in proceeds from the Convertible Note Financing issued in connection with the closing of the Business Combination, offset by $200.0 million of cash consideration paid in connection with the C Acquisition, and additional transaction costs for the Business Combination. Additionally, we expect to recognize approximately $16.6 million of incremental stock-based compensation expense in connection with the Two-Step Merger related to our Liquidity Condition 2 RSUs based on the number of restricted stock units outstanding and the requisite service completed at December 3, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Impact of the COVID-19 Pandemic
In March 2020, the World Health Organization declared the viral strain of COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. The spread of COVID-19 and the resulting economic contraction has resulted in increased business uncertainty and significantly impacted our business and results of operations, including a decline in advertising spend in the month of March 2020 that continued through the second quarter of 2020, as well as downward pressure on pricing, which was followed by a recovery in the demand for ad impressions during the third quarter of 2020. We also experienced a reduction in content revenue given temporary production shutdowns starting in March 2020 and continuing through the second quarter of 2020. While production has resumed, we are not able to predict whether we will encounter future production delays or shutdowns, or if and to what extent content revenue will continue to be negatively impacted.
We believe that the COVID-19 pandemic contributed to a shift in commerce from offline to online, which we believe has positively impacted commerce revenue as a result of increased online shopping. However, it is possible that this increased demand may not continue in the future, which could adversely affect both advertising and commerce revenue growth. Further, the COVID-19 pandemic has additional ongoing effects, including, but not limited to, labor-related impacts and supply chain disruptions, which may impact our operating results and financial position.
The ongoing impact of the COVID-19 pandemic on our business and results of operations remains highly uncertain for the foreseeable future and we may experience materially adverse impacts to our business and results of operations. Due to the evolving and uncertain nature of the pandemic, we are not able to estimate the full extent of its impact on our business and results of operations.
2019 Restructuring
In the first half of 2019, in order to streamline operations and better position us to execute on our strategy, we undertook involuntary terminations of more than 200 employees across various roles and levels. We incurred $9.6 million in costs related to this restructuring, of which $4.4 million were included in cost of revenue, $1.6 million were included in sales and marketing, $2.2 million were included in general and administrative, and $1.4 million were included in research and development.
Executive Overview
The following table sets forth our operational highlights for the periods presented (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP
Total revenue	$90,096	$75,243	$251,848	$198,297
Loss from operations	$(881)	$(1,884)	$(17,817)	$(22,364)
Net loss	$(3,582)	$(2,130)	$(15,696)	$(21,141)
Non-GAAP
Adjusted EBITDA(1)	$5,992	$2,801	$7,307	$(7,868)
Non-Financial
Time Spent(2)	220,908	190,225	602,248	547,196
% on owned and operated properties	31%	33%	34%	39%
% on third-party platforms	69%	67%	66%	61%
	Year Ended December 31,
	2020	2019	2018
GAAP
Total revenue	$321,324	$317,923	$307,251
Income (loss) from operations	$12,138	$(40,268)	$(80,078)
Net income (loss)	$11,156	$(36,919)	$(78,506)
Non-GAAP
Adjusted EBITDA(1)	$30,813	$(8,361)	$(53,231)
Non-Financial
Time Spent(2)	741,387	618,620	751,858
—% on owned and operated properties	36%	40%	31%
—% on third-party platforms	64%	60%	69%

(1)
See “Reconciliation from Net income (loss) to Adjusted EBITDA” for a reconciliation of Adjusted EBITDA to the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States (“GAAP”).

(2)
We define Time Spent as the estimated total number of hours spent by users on (i) our owned & operated US properties, (ii) our content on Apple News, and (iii) on our content on YouTube in the US, as reported by Comscore, and (iv) the estimated total number of hours spent on our content on Facebook, as reported by Facebook. Time Spent does not reflect time spent with our content across all platforms, including some on which we generated a portion of our advertising revenue, and excludes time spent with our content on platforms for which we do not have advertising capabilities. There are inherent challenges in measuring the total actual number of hours spent with our content across all platforms; however, we consider the data reported by Comscore and Facebook to represent industry-standard estimates of the time actually spent on our largest distribution platforms with our most significant monetization opportunities. We use Time Spent to evaluate the level of engagement of our audience. Trends in Time Spent affect our revenue and financial results by influencing the number of ads we are able to show, the volume of purchases made through our affiliate links, and the overall value of our offerings to our customers. However, increases or decreases in Time Spent may not directly correspond to increases or decreases in our revenue. For example, the number of programmatic impressions served by third-party platforms can vary based on the advertising revenue optimization strategies of these platforms and, as a result, an increase or decrease in Time Spent does not necessarily correlate with a corresponding increase or decrease in the number of programmatic impressions served, but Time Spent can be a key indicator for our programmatic advertising revenue when the third-party platforms optimize revenue over programmatic impressions. Our definition of Time Spent is not based on any standardized industry methodology and is not necessarily defined in the same manner or comparable to similarly titled measures presented by other companies.
Components of Results of Operations
Revenue:   The majority of our revenue is generated through the following types of arrangements:
•
Advertising: Consists of display, programmatic, and video advertising on our owned & operated sites and applications and social media platforms. Advertising revenue is recognized in the period that the related views, impressions, or actions by users on advertisements are delivered. The substantial majority of our advertising revenue is monetized on a per-impression basis; however, we also generate revenue from advertising products that are not monetized on a per-impression basis (for example, page takeovers that are monetized on a per-day basis). Programmatic impressions on third-party platforms, including Facebook and YouTube, are controlled by the individual platforms, and the respective advertising revenue optimization strategies of these platforms have an impact on the number of programmatic impressions that these platforms serve. These optimization strategies change from time to time and have varying impacts on the numbers of programmatic impressions served. We generate an immaterial portion of our advertising revenue on platforms excluded from our measurement of Time Spent.

•
Content: Includes revenue generated from creating content, including promotional content and customer advertising. Content revenue is recognized when the content, or the related action (click or view), is delivered.

•
Commerce: Includes affiliate marketplace revenue and licensing of intellectual property. We participate in multiple marketplace arrangements with third parties whereby we provide affiliate links which redirect the audience to purchase products and/or services from the third parties. When the participant purchases a product and/or service, we receive a commission fee for that sale from the third party. Affiliate marketplace revenue is recognized when a successful sale is made and the commission is earned.

Cost of revenue:   Consists primarily of compensation-related expenses and costs incurred for the creation of editorial, promotional, and news content across all platforms, as well as amounts due to third-party websites and platforms to fulfill customers’ advertising campaigns. Web hosting and advertising serving platform costs are also included in cost of revenue.
Sales and marketing:   Consists primarily of compensation-related expenses for sales employees. In addition, sales and marketing expenses include advertising costs and market research.
General and administrative:   Consists of compensation-related expenses for corporate employees. Also, it consists of expenses for facilities, professional services fees, insurance costs, and other general overhead costs. We expect our general and administrative expenses to increase in absolute dollars due to the growth of our business and related infrastructure as well as legal, accounting, director and officer insurance premiums, investor relations and other costs associated with operating as a public company.
Research and development:   Consists primarily of compensation-related expenses incurred for the development of, enhancements to, and maintenance of our website, technology platforms, data collection and infrastructure. Research and development expenses that do not meet the criteria for capitalization are expensed as incurred.
Depreciation and amortization:   Represents depreciation of property and equipment and amortization of intangible assets and capitalized software costs.

Other (expense) income, net:   Consists of foreign exchange gains and losses, gains and losses on investments, interest income, interest expense and other miscellaneous income and expenses.
Loss on disposition of subsidiary:   Represents the loss recognized during Q3 2021 on the disposition of HuffingtonPost Italia S.R.L. (“HuffPost Italy”) and during 2020 on the disposition of our operations in Brazil.
Income tax benefit:   Represents federal, state and local taxes based on income in multiple domestic and international jurisdictions.
Results of Operations:
Comparison of results for the three and nine months ended September 30, 2021 and 2020
The following tables set forth our consolidated statement of operations data for each of the periods presented (in thousands):
	Three Months Ended September 30,		Nine months Ended September 30,
	2021	2020	2021	2020
Revenue	$90,096	$75,243	$251,848	$198,297
Costs and expenses
Cost of revenue, excluding depreciation and amortization	48,837	33,390	135,903	93,702
Sales and marketing	11,218	11,995	34,170	39,063
General and administrative	19,829	22,305	65,274	61,304
Research and development	5,686	5,079	19,285	13,084
Depreciation and amortization	5,407	4,358	15,033	13,508
Total costs and expenses	90,977	77,127	269,665	220,661
Loss from operations	(881)	(1,884)	(17,817)	(22,364)
Other (expense) income, net	(2,442)	(258)	(2,278)	426
Loss on disposition of subsidiary	(612)	—	(612)	—
Loss before income taxes	(3,935)	(2,142)	(20,707)	(21,938)
Income tax benefit	(353)	(12)	(5,011)	(797)
Net loss	(3,582)	(2,130)	(15,696)	(21,141)
Net income attributable to the redeemable noncontrolling interest	67	62	212	768
Net income (loss) attributable to noncontrolling interests	137	—	(173)	—
Net loss attributable to BuzzFeed, Inc.	$(3,786)	$(2,192)	$(15,735)	$(21,909)
Costs and expenses include stock-based compensation expense as follows (in thousands):
	Three Months Ended September 30,		Nine months Ended September 30,
	2021	2020	2021	2020
Cost of revenue, excluding depreciation and amortization	$388	$54	$543	$61
Sales and marketing	37	28	98	31
General and administrative	59	221	160	872
Research and development	19	24	49	24
	$503	$327	$850	$988

The following table sets forth our consolidated statement of operations data for each of the periods presented as a percentage of revenue(1):
	Three Months Ended September 30,		Nine months Ended September 30,
	2021	2020	2021	2020
Revenue	100%	100%	100%	100%
Costs and expenses
Cost of revenue, excluding depreciation and amortization	54%	44%	54%	47%
Sales and marketing	12%	16%	13%	20%
General and administrative	23%	30%	26%	31%
Research and development	6%	7%	8%	7%
Depreciation and amortization	6%	6%	6%	7%
Total costs and expenses	101%	103%	107%	111%
Loss from operations	(1)%	(3)%	(7)%	(11)%
Other (expense) income, net	(3)%	—	(1)%	—
Loss on disposition of subsidiary	(1)%	—	—	—
Loss before income taxes	(4)%	(3)%	(8)%	(11)%
Income tax benefit	—	—	(2)%	—
Net loss	(4)%	(3)%	(6)%	(11)%
Net income attributable to the redeemable noncontrolling interest	—	—	—	—
Net loss attributable to noncontrolling interests	—	—	—	—
Net loss attributable to BuzzFeed, Inc.	(4)%	(3)%	(6)%	(11)%

(1)
Percentages have been rounded for presentation purposes and may differ from unrounded results.

Revenue
Total revenue as follows (in thousands):
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Advertising	$50,240	$36,051	39%	$136,693	$94,105	45%
Content	26,483	27,476	(4)%	70,261	74,947	(6)%
Commerce and other	13,373	11,716	14%	44,894	29,245	54%
Total revenue	$90,096	$75,243	20%	$251,848	$198,297	27%
Advertising revenue increased $14.2 million, or 39%, and $42.6 million, or 45%, for the three and nine months ended September 30, 2021, respectively. The increase for the three months ended September 30, 2021 was driven by a 25% increase in programmatic impressions delivered across our owned and operated properties and Facebook, principally reflecting the 16% increase in Time Spent, and an increase in overall pricing for programmatic advertising of 55% across Facebook and YouTube. The increase for the nine months ended September 30, 2021 reflects increases in the number of programmatic and direct sold impressions delivered across our owned and operated properties of 36% and 8%, respectively, driven by improved monetization of our audience, and an increase in overall pricing for programmatic advertising of 23% across our owned and operated properties, Facebook and YouTube, partially offset by a 19% decrease in programmatic impressions delivered across Facebook and YouTube, due to the revenue optimization strategies of these platforms, and a 4% decrease in overall pricing for direct sold advertising. In addition, the HuffPost Acquisition contributed $7.2 million and $15.2 million in advertising revenue for the three and nine months ended September 30, 2021, respectively.

Content revenue decreased $1.0 million or 4% for the three months ended September 30, 2021 reflecting the timing of deliveries of content. For the nine months ended September 30, 2021 content revenue decreased $4.7 million, or 6%, primarily reflecting delays in customer spending due to the disruption from COVID-19.
Commerce and other revenue increased $1.7 million, or 14%, and $15.6 million, or 54%, for the three and nine months ended September 30, 2021, respectively, primarily reflecting an increase in the number of purchases generated driven by the growth in online shopping. During Q3 2021 we began to experience a slowdown in commerce revenue growth compared to the first half of the year, as the significant growth in online shopping eased from its COVID-related peak and many of our most important partners continue to grapple with labor shortages and global supply chain issues. We expect these headwinds to continue in Q4 2021, and for these factors as well as a comparison against Amazon Prime Day in Q4 2020 (which took place in Q2 2021) to negatively impact our commerce revenue in the quarter.
Cost of revenue
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Cost of revenue	$48,837	$33,390	46%	$135,903	$93,702	45%
As a percentage of revenue	54%	44%		54%	47%
Cost of revenue increased by $15.4 million, or 46% and $42.2 million, or 45%, for the three and nine months ended September 30, 2021, respectively, driven by increases in compensation costs of $5.5 million and $20.6 million, respectively, and increases in other cost of sales reflecting the growth in revenue. The increase in compensation costs for the three months ended September 30, 2021 was principally driven by $5.7 million related to the additional headcount associated with HuffPost, partially offset by the comparison against nonrecurring bonuses in Q3 2020 in restitution for the temporary pay reductions implemented earlier in 2020 in response to COVID-19. The increase in compensation costs for the nine months ended September 30, 2021 was principally driven by $16.2 million related to the additional headcount associated with HuffPost and $3.2 million of severance costs incurred in Q1 2021 related to the restructuring of HuffPost.
Sales and marketing
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Sales and marketing	$11,218	$11,995	(6)%	$34,170	$39,063	(13)%
As a percentage of revenue	12%	16%		13%	20%
For the three months ended September 30, 2021, sales and marketing expenses decreased by $0.8 million, or 6%, reflecting the comparison against nonrecurring bonuses in Q3 2020 in restitution for the temporary pay reductions instituted in response to COVID-19 as well as nonrecurring severance costs tied to employee terminations in Q3 2020.
For the nine months ended September 30, 2021, sales and marketing expenses decreased by $4.9 million, or 13%, reflecting a $4.1 million decrease in compensation driven by the savings from a workforce reduction during 2020 and a $1.1 million decrease in events, travel and entertainment costs as we adopted remote work policies in response to COVID-19.
General and administrative
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
General and administrative	$19,829	$22,305	(11)%	$65,274	$61,304	6%
As a percentage of revenue	23%	30%		26%	31%

General and administrative expenses decreased by $2.5 million, or 11% for the three months ended September 30, 2021, driven by a $4.5 million reduction in rent expense reflecting the comparison against $3.5 million of costs incurred in Q3 2020 related to the early termination of a portion of our office space in Los Angeles and run-rate savings in rent expense as we reduced our real estate footprint, partially offset by $1.0 million of increased compensation costs related to the additional headcount in preparation for becoming a public company, and a $0.7 million increase in professional fees, principally related to additional professional fees associated with the Business Combination.
For the nine months ended September 30, 2021, general and administrative expenses increased by $4.0 million, or 6%, driven by an increase in professional fees of $9.6 million, principally related to additional professional fees associated with the Business Combination, as well as increased compensation costs of $2.8 million principally related to the additional headcount in preparation for becoming a public company, partially offset by a decrease in rent expense of $3.7 million as we reduced our real estate footprint and comparison against $3.5 million of lease termination costs incurred in Q3 2020.
Research and development
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Research and development	$5,686	$5,079	12%	$19,285	$13,084	47%
As a percentage of revenue	6%	7%		8%	7%
Research and development expenses increased by $0.6 million, or 12%, and $6.2 million, or 47%, for the three and nine months ended September 30, 2021, respectively. The increase for the three months ended September 30, 2021 was driven by increased consulting costs related to the integration of HuffPost. The increase for the nine months ended September 30, 2021 was driven by a $3.7 million increase in compensation costs due to a lower proportion of compensation related to capitalizable projects and increases in headcount associated with the HuffPost Acquisition, as well as increases in consulting costs of $2.3 million, related to the integration of HuffPost.
Depreciation and amortization
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Depreciation and amortization	$5,407	$4,358	24%	$15,033	$13,508	11%
As a percentage of revenue	6%	6%		6%	7%
Depreciation and amortization increased by $1.0 million and $1.5 million for the three and nine months ended September 30, 2021, respectively, principally driven by amortization of intangible assets associated with the HuffPost Acquisition.
Other (expense) income, net
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Other (expense) income, net	$(2,442)	$(258)	NM	$(2,278)	$426	NM
NM — not meaningful
Other expense, net increased by $2.2 million for the three months ended September 30, 2021, primarily reflecting an increase in unrealized foreign exchange losses driven by unfavorable movements in exchange rates, notably the Australian Dollar. The change from other income, net of $0.4 million for the nine months ended September 30, 2020 to other expense, net of $2.3 million for the nine months ended September 30, 2021 primarily reflects a $1.2 million increase in unrealized foreign exchange losses driven by unfavorable movements in exchange rates, notably the Australian Dollar, increased interest expense of $1.0 million due to borrowings outstanding for the entire period in 2021 as compared to four months in 2020, and the comparison against a nonrecurring $0.5 million unrealized gain on remeasurement of our investment in a private company during Q2 2020.
Loss on disposition of subsidiary
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Loss on disposition of subsidiary	$(612)	—	NM	$(612)	—	NM
NM — not meaningful
We recorded a loss on disposition of our 51% interest in HuffPost Italy in August 2021.
Income tax benefit
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Income tax benefit	(353)	(12)	NM	(5,011)	(797)	NM
NM — not meaningful
Income tax benefit increased $0.3 million and $4.2 million for the three and nine months ended September 30, 2021, respectively. The increase for the three months ended September 30, 2021 was driven primarily by an increase in the effective tax rate due to greater forecast taxable income in certain jurisdictions. The increase for the nine months ended September 30, 2021 primarily reflects the release of a portion of the valuation allowance against our net operating loss carryforward to offset the deferred tax liabilities recognized in connection with the HuffPost Acquisition, partially offset by income generated in certain states and foreign jurisdictions.
Comparison of results for the years ended December 31, 2020, 2019, and 2018
	Year Ended December 31,
	2020	2019	2018
Revenue	$321,324	$317,923	$307,251
Costs and expenses
Cost of revenue, excluding depreciation and amortization	140,290	150,350	169,631
Sales and marketing	50,680	79,845	81,251
General and administrative	83,061	87,417	88,104
Research and development	17,669	21,129	26,516
Depreciation and amortization	17,486	19,450	21,827
Total costs and expenses	309,186	358,191	387,329
Income (loss) from operations	12,138	(40,268)	(80,078)
Other income, net	670	2,991	2,474
Loss on disposition of subsidiary	(711)	—	—
Income (loss) before income taxes	12,097	(37,277)	(77,604)
Income tax provision (benefit)	941	(358)	902
Net income (loss)	11,156	(36,919)	(78,506)
Net income (loss) attributable to the redeemable noncontrolling interest	820	273	(971)
Net income (loss) attributable to BuzzFeed, Inc.	$10,336	$(37,192)	$(77,535)

Costs and expenses include stock-based compensation expense as follows (in thousands):
	Year Ended December 31,
	2020	2019	2018
Cost of revenue, excluding depreciation and amortization	$109	$353	$1,436
Sales and marketing	60	658	1,442
General and administrative	977	1,446	1,505
Research and development	43	356	637
	$1,189	$2,813	$5,020
The following table sets forth our consolidated statement of operations data for each of the periods presented as a percentage of revenue(1):
	Year Ended December 31,
	2020	2019	2018
Revenue	100%	100%	100%
Costs and expenses
Cost of revenue, excluding depreciation and amortization	44%	47%	55%
Sales and marketing	16%	25%	26%
General and administrative	26%	28%	29%
Research and development	5%	7%	9%
Depreciation and amortization	5%	6%	7%
Total costs and expenses	96%	113%	126%
Income (loss) from operations	4%	(13)%	(26)%
Other income, net	—	1%	1%
Loss on disposition of subsidiary	—	—	—
Income (loss) before income taxes	4%	(12)%	(25)%
Income tax provision (benefit)	—	—	—
Net income (loss)	4%	(12)%	(25)%
Net income (loss) attributable to the redeemable noncontrolling interest	—	—	—
Net income (loss) attributable to BuzzFeed, Inc.	4%	(12)%	(25)%

(1)
Percentages have been rounded for presentation purposes and may differ from unrounded results.

Revenue
Total revenue as follows (in thousands):
	Year Ended December 31,			2019 to 2020 % Change	2018 to 2019 % Change
	2020	2019	2018
Advertising	$149,704	$128,438	$106,280	17%	21%
Content	119,846	150,876	177,055	(21)%	(15)%
Commerce and other	51,774	38,609	23,916	34%	61%
Total revenue	$321,324	$317,923	$307,251	1%	3%
2020 Compared to 2019
Advertising revenue increased by $21.3 million, or 17%, reflecting a 54% increase in the number of direct sold ad impressions and a 39% increase in programmatic impressions across our owned and operated properties, driven by the 7% increase in Time Spent on our owned and operated properties and a shift in customers’ spend from content to advertising and a 15% increase in overall pricing for programmatic advertising on Facebook, partially offset by an overall decrease in pricing for direct sold advertising of 10% and programmatic advertising of 24% across our owned and operated properties and YouTube reflecting downward pressure driven by the impact of the COVID-19 pandemic, and a 12% decrease in programmatic impressions on Facebook and YouTube due to the revenue optimization strategies of these platforms.
Content revenue decreased by $31.0 million, or 21%, reflecting our shift in strategy to focus on the production of lower-cost content, as well as a shift in customers’ spend from content to advertising, largely in response to disruption from the COVID-19 pandemic.
Commerce and other revenue increased $13.2 million, or 34%, reflecting an increase in the number of orders generated driven by the growth in online shopping.
2019 Compared to 2018
Advertising revenue increased by $22.2 million, or 21%, principally driven by a 93% increase in programmatic advertising revenue on our owned and operated properties reflecting a 6% increase in Time Spent on our owned and operated properties and improved monetization of our audience, while programmatic advertising revenue from Facebook and YouTube was largely flat, as an increase in programmatic impressions was substantially offset by a decrease in overall pricing.
Content revenue decreased by $26.2 million, or 15%, reflecting a shift in spend by our customers from content to advertising, partially offset by the impact of a change in mix to more labor-intensive, higher cost pieces of content in 2019.
Commerce and other revenue increased by $14.7 million, or 61%, reflecting an increase in the number of orders generated driven by the growth in online shopping, partially offset by a 10% decline in the average order value.
Cost of revenue
(In thousands)	Year Ended December 31,			2019 to 2020 % Change	2018 to 2019 % Change
	2020	2019	2018
Cost of revenue	$140,290	$150,350	$169,631	(7)%	(11)%
As a percentage of revenue	44%	47%	55%
2020 Compared to 2019
Cost of revenue decreased by $10.1 million, or 7%, principally reflecting the change in mix of our revenues towards our higher margin Advertising and Commerce products, and a shift to the production of lower-cost content assets, as well as a $0.6 million net decrease in compensation costs related to the full-year impact of our 2019 restructuring and comparison against the $4.4 million restructuring charge in 2019. These decreases were partially offset by $8.7 million of additional costs related to a shift in our international headcount from sales and marketing to content production within cost of revenue as part of a shift in strategy to produce more localized content.
2019 Compared to 2018
Cost of revenue decreased by $19.3 million, or 11%, principally reflecting a $28.2 million decrease in compensation costs due to the reduction in headcount in connection with the 2019 restructuring, partially offset by a $6.1 million increase in content production costs reflecting a change in revenue mix and a $4.4 million charge in connection with the restructuring.
Sales and marketing
(In thousands)	Year Ended December 31,			2019 to 2020 % Change	2018 to 2019 % Change
	2020	2019	2018
Sales and marketing	$50,680	$79,845	$81,251	(37)%	(2)%
As a percentage of revenue	16%	25%	26%

2020 Compared to 2019
Sales and marketing expenses decreased by $29.2 million, or 37%, principally reflecting a $9.7 million decrease in compensation costs primarily related to the unification of our sales organization and leadership team in 2020 and the full-year impact of our 2019 restructuring, and an $8.7 million reduction in costs related to a shift in our international headcount from sales and marketing to content production within cost of revenue as part of a shift in strategy to produce more localized content. The decrease also reflects a $4.3 million decrease in costs related to travel and entertainment and events as a result of COVID-19, a $2.4 million reduction in expenditures on consulting, and the comparison against the $1.6 million restructuring charge in 2019.
2019 Compared to 2018
Sales and marketing expenses decreased by $1.4 million, or 2%, principally reflecting a $2.5 million decrease in compensation costs due to the reduction in headcount in connection with the 2019 restructuring, partially offset by a $1.6 million charge in connection with the restructuring.
General and administrative
(In thousands)	Year Ended December 31,			2019 to 2020 % Change	2018 to 2019 % Change
	2020	2019	2018
General and administrative	$83,061	$87,417	$88,104	(5)%	(1)%
As a percentage of revenue	26%	28%	29%
2020 Compared to 2019
General and administrative expenses decreased by $4.4 million, or 5%, principally reflecting a $3.7 million decrease in compensation costs, including $1.5 million related to headcount reduction and the comparison against the $2.2 million restructuring charge in 2019, and a $3.2 million decrease in employee meals, travel and entertainment, largely as a result of COVID-19. These decreases were partially offset by a $2.6 million increase in legal fees, primarily related to the HuffPost Acquisition. We expect our general and administrative expenses to increase in absolute dollars due to the growth of our business and related infrastructure as well as legal, accounting, director and officer insurance premiums, investor relations and other costs associated with operating as a public company.
2019 Compared to 2018
General and administrative expenses decreased $0.7 million, or 1%, reflecting a decrease in compensation costs due to the reduction in headcount in connection with the 2019 restructuring, which was substantially offset by a $2.2 million charge in connection with the restructuring and higher legal fees.
Research and development
(In thousands)	Year Ended December 31,			2019 to 2020 % Change	2018 to 2019 % Change
	2020	2019	2018
Research and development	$17,669	$21,129	$26,516	(16)%	(20)%
As a percentage of revenue	5%	7%	9%
2020 Compared to 2019
Research and development expenses decreased by $3.5 million, or 16%, principally reflecting a $1.5 million decrease in compensation expense driven by a higher proportion of compensation costs related to capitalizable projects in 2020, and the comparison against the $1.4 million restructuring charge in 2019. We expect research and development expenses to increase in the future as we continue to invest in our technology.

2019 Compared to 2018
Research and development expenses decreased by $5.4 million, or 20%, principally reflecting a decrease in compensation costs due to the reduction in headcount in connection with the 2019 restructuring, partially offset by a $1.4 million charge in connection with the restructuring.
Depreciation and amortization
(In thousands)	Year Ended December 31,			2019 to 2020 % Change	2018 to 2019 % Change
	2020	2019	2018
Depreciation and amortization	$17,486	$19,450	$21,827	(10)%	(11)%
As a percentage of revenue	5%	6%	7%
2020 Compared to 2019
Depreciation and amortization decreased by $2.0 million, or 10%, principally reflecting lower expenditures on software development projects and fixed assets in the prior year.
2019 Compared to 2018
Depreciation and amortization decreased by $2.4 million, or 11%, principally reflecting lower expenditures on software development projects and fixed assets.
Other Income, net
(In thousands)	Year Ended December 31,			2019 to 2020 % Change	2018 to 2019 % Change
	2020	2019	2018
Other income, net	$670	$2,991	$2,474	(78)%	21%
2020 Compared to 2019
Other income decreased by $2.3 million, or 78%, primarily as a result of lower income recognized on investments in marketable securities and money market funds, as well as higher interest expense and termination fees related to our secured borrowing facility in 2020, partially offset by an increase in foreign exchange gains.
2019 Compared to 2018
Other income increased by $0.5 million, or 21%, primarily as a result of higher investment tax credits.
Loss on disposition
(In thousands)	Year Ended December 31,			2019 to 2020 % Change	2018 to 2019 % Change
	2020	2019	2018
Loss on disposition	$(711)	$—	$—	100%	—
During the year ended December 31, 2020 we recorded a loss related to the disposition of our operations in Brazil.
Income tax provision (benefit)
(In thousands)	Year Ended December 31,			2019 to 2020 % Change	2018 to 2019 % Change
	2020	2019	2018
Income tax provision (benefit)	$941	$(358)	$902	NM	NM
NM — not meaningful
2020 Compared to 2019
The change from a benefit from income taxes of $0.4 million in 2019 to income tax expense of $0.9 million in 2020 was primarily driven by the generation of net income in 2020 compared to a net loss in 2019.

2019 Compared to 2018
In 2019, we recorded an income tax benefit of $0.4 million, compared to a provision of $0.9 million in 2018, primarily due to changes in the valuation allowance against deferred tax assets.
Non-GAAP Financial Measures
Consolidated Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure and represents a key metric used by management and our Board of Directors to measure the operational strength and performance of our business, to establish budgets, and to develop operational goals for managing our business. We define Adjusted EBITDA as net loss, excluding the impact of net income (loss) attributable to noncontrolling interests, income tax benefit, interest expense, interest income, other (expense) income, net, depreciation and amortization, stock-based compensation, restructuring costs, and other non-cash and non-recurring items that management believes are not indicative of ongoing operations.
We believe Adjusted EBITDA is relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by our management. There are limitations to use of Adjusted EBITDA and our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted EBITDA should not be considered a substitute for loss from operations, net loss, or net loss attributable to BuzzFeed, Inc. that we have reported in accordance with GAAP.
Reconciliation from Net income (loss) to Adjusted EBITDA
The following table reconciles consolidated net loss to Adjusted EBITDA for the periods presented:
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Net loss	$(3,582)	$(2,130)	$(15,696)	$(21,141)
Income tax benefit	(353)	(12)	(5,011)	(797)
Loss on disposition of subsidiary	612	—	612	—
Interest expense	592	253	1,370	411
Interest income	(105)	(5)	(232)	(145)
Other expense (income), net	1,955	10	1,140	(692)
Depreciation and amortization	5,407	4,358	15,033	13,508
Stock-based compensation	503	327	850	988
Restructuring(1)	—	—	3,645	—
Transaction costs(2)	963	—	5,596	—
Adjusted EBITDA	$5,992	$2,801	$7,307	$(7,868)
	Year ended December 31,
(In thousands)	2020	2019	2018
Net income (loss)	$11,156	$(36,919)	$(78,506)
Income tax provision (benefit)	941	(358)	902
Loss on disposition of subsidiary	711	—	—
Interest expense	1,096	270	271
Interest income	(173)	(1,663)	(2,146)

	Year ended December 31,
(In thousands)	2020	2019	2018
Other income, net	(1,593)	(1,598)	(599)
Depreciation and amortization	17,486	19,450	21,827
Stock-based compensation	1,189	2,813	5,020
Restructuring(1)	—	9,644	—
Adjusted EBITDA	$30,813	$(8,361)	$(53,231)

(1)
For the nine months ended September 30, 2021, reflects costs associated with involuntary terminations of employees across various roles and levels as part of the integration of the HuffPost Acquisition. For 2019, reflects costs associated with involuntary terminations of employees across various roles and levels in an effort to better position us to execute on our strategy.

(2)
Reflects legal, advisory, and consulting fees associated with the Business Combination.

Liquidity and Capital Resources
Our principal sources of liquidity are our cash and cash equivalents and borrowings under our revolving credit facility, as well as cash generated from operations. Our cash and cash equivalents consist of demand deposits with financial institutions and investments in money market funds and totaled $145.6 million at September 30, 2021.
We believe that our operating cash flows, together with cash and cash equivalents on hand, our revolving credit facility, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.
Revolving Credit Facility
We have a $50.0 million revolving credit facility (“Revolving Credit Facility”), maturing in December 2023. Borrowings under the Revolving Credit Facility are generally limited to 95% of qualifying investment grade accounts receivable and 90% of qualifying non-investment grade accounts receivable, subject to adjustment at the discretion of the lenders. Borrowings under the Revolving Credit Facility bear interest at LIBOR, subject to a floor rate of 0.75%, plus a margin of 3.75% to 4.25%, depending on the level of our utilization of the facility, and subject to a monthly minimum utilization of $15.0 million. The facility also includes an unused commitment fee of 0.375%.
In the first quarter of 2021, letters of credit totaling $15.5 million were issued under the Revolving Credit Facility which reduced the remaining borrowing capacity by the same amount. These letters of credit were used in favor of our landlords, relieving us of the requirement to maintain $15.5 million of cash as collateral. As a result, the $15.5 million of restricted cash as of December 31, 2020 is no longer restricted.
The Revolving Credit Facility includes covenants that, among other things, requires us to maintain at least $25.0 million of unrestricted cash at all times, limits our ability to incur additional indebtedness, pay dividends, hold unpermitted investments, or make material changes to the business. We were in compliance with the financial covenant as of September 30, 2021.
As of September 30, 2021, we had outstanding borrowings under the Revolving Credit Facility of $19.5 million and remaining borrowing capacity of $11.5 million.
Convertible Notes
In connection with the Business Combination, we completed the Convertible Note Financing of $150.0 million of unsecured convertible notes, due 2026 (the “Notes”). The Notes bear interest at a rate of 8.50% per annum, payable semi-annually. The Notes are convertible into approximately 12,000,000 shares of New BuzzFeed Class A common stock at an initial conversion price of $12.50 and mature on December 3, 2026.

We may, at our election, force conversion of the Notes after the third anniversary of the issuance of the Notes, subject to a holder’s prior right to convert and certain other conditions, if the volume-weighted average trading price of the New BuzzFeed Class A common stock is greater than or equal to 130% of the conversion price for more than 20 trading days during a period of 30 consecutive trading days. In the event that a holder of the Notes elects to convert its Notes after the one year anniversary, and prior to the three-year anniversary, of the issuance of the Notes, we will be obligated to pay an amount equal to: (i) from the one year anniversary of the issuance of the Notes to the two year anniversary of the issuance of the Notes, an amount equal to 18 month’s interest declining ratably on a monthly basis to 12 month’s interest on the aggregate principal amount of the Notes so converted and (ii) from the two year anniversary of the issuance of the Notes to the three year anniversary of the issuance of the Notes, an amount equal to 12 month’s interest declining ratably on a monthly basis to zero month’s interest, in each case, on the aggregate principal amount of the Note so converted (the “Interest Make-Whole Payment”). The Interest Make-Whole Payment will be payable in cash. Without limiting a holder’s right to convert the Notes at its option, interest will cease to accrue on the Notes during any period in which the Company would otherwise be entitled to force conversion of the Notes, but is not permitted to do so solely due to the failure of a trading volume condition specified in the indenture governing the Notes.
Each holder of a Note will have the right to cause us to repurchase for cash all or a portion of the Notes held by such holder (i) at any time after the third anniversary of the closing date, at a price equal to par plus accrued and unpaid interest; or (ii) at any time upon the occurrence of a fundamental change (as defined in the indenture governing the Notes), at a price equal to 101% of par plus accrued and unpaid interest.
The indenture governing the Notes includes restrictive covenants that, among other things, limit our ability to incur additional debt or liens, make restricted payments or investments, dispose of significant assets, transfer intellectual property, or enter into transactions with affiliates.
Cash flows provided by (used in) category were as follows for the periods presented:
(In thousands)	Year Ended December 31,			Nine Months Ended September 30,
	2020	2019	2018	2021	2020
Net cash provided by (used in) operating activities	$27,553	$(20,243)	$(72,743)	$10,898	$27,832
Net cash (used in) provided by investing activities	(14,803)	16,363	107,185	(4,900)	(11,742)
Net cash provided by financing activities	19,455	195	640	34,277	17,194
Operating Activities
For the nine months ended September 30, 2021, net cash provided by operating activities was $10.9 million, a decrease of $16.9 million compared to the nine months ended September 30, 2020. The decrease in cash provided by operating activities was primarily driven by the timing of payments relative to collections, expenditures of $6.1 million on capitalized production costs related to two feature films, the impact of a $5.0 million performance deposit related to the C Acquisition paid during Q1 2021, and payments of transaction costs related to the Business Combination, partially offset by a $5.2 million decrease in the net loss adjusted for non-cash items.
For the year ended December 31, 2020, net cash provided by operating activities was $27.6 million, an increase of $47.8 million compared to the year ended December 31, 2019, which was principally driven by net income adjusted for non-cash items of $28.7 million for the year ended December 31, 2020, as compared to a net loss adjusted for non-cash items of $15.4 million for the year ended December 31, 2019.
For the year ended December 31, 2019, net cash used in operating activities was $20.2 million, a decrease of $52.5 million compared to the year ended December 31, 2018, which was driven by a decrease in net loss adjusted for non-cash items of $36.4 million and overall improvements in working capital management.

Investing Activities
For the nine months ended September 30, 2021, cash used in investing activities was $4.9 million, which consists of $7.6 million of expenditures on internal-use software, $1.8 million of expenditures on fixed assets, and $0.7 million of cash disposed of in connection with the HuffPost Italy disposition, partially offset by $5.2 million of net cash acquired as part of the HuffPost Acquisition. For the nine months ended September 30, 2020, cash used in investing activities was $11.7 million, which consisted of expenditures on internal-use software of $8.0 million and fixed assets of $3.7 million.
For the year ended December 31, 2020, cash used in investing activities was $14.8 million, which principally consisted of expenditures on internal-use software of $9.8 million and fixed assets of $4.7 million.
For the year ended December 31, 2019, cash provided by investing activities was $16.4 million which principally consisted of proceeds from sales and maturities of marketable securities of $25.0 million, partially offset by expenditures on internal-use software of $8.2 million. Prior to 2019, we invested excess cash from a prior issuance of preferred stock in U.S. Treasury Bills. However, we curtailed this practice and the last maturities of securities purchased under this program occurred during 2019.
For the year ended December 31, 2018, cash provided by investing activities was $107.2 million, principally reflecting $125.0 million of net proceeds from purchases and sales and maturities of marketable securities, partially offset by expenditures on internal use software of $11.9 million and fixed assets of $6.0 million.
Financing Activities
For the nine months ended September 30, 2021, cash provided by financing activities was $34.2 million, principally consisting of $35.0 million of proceeds from the issuance of common stock related to the equity investment in us by an affiliate of Verizon, partially offset by payments on the Revolving Credit Facility. For the nine months ended September 30, 2020, cash provided by financing activities was generated from borrowings, net of repayments, from our secured borrowing facility.
For the year ended December 31, 2020, cash provided by financing activities was $19.5 million, consisting of $19.9 million of borrowings under our Revolving Credit Facility, which was established during 2020, partially offset by the impact of a $0.6 million early termination fee paid in connection with the extinguishment of our previous secured borrowing facility.
For the years ended December 31, 2019 and 2018, cash provided by financing activities was limited to proceeds from the exercise of stock options.
Contractual Obligations
Our principal commitments consist of obligations for office space under non-cancelable operating leases with various expiration dates through 2029 as well as repayment of borrowings under our Revolving Credit Facility. Refer to Note 16 — Commitments and Contingencies in our unaudited condensed consolidated financial statements for more details.
In September 2018, concurrent with an investment in a private company, we agreed to guarantee the lease of the investee’s premises in New York. In October 2020, the investee renewed its lease agreement, and our prior guarantee was replaced with a new guarantee of up to $5.4 million. The amount of the guarantee is reduced as the investee makes payments under the lease. As of September 30, 2021, the maximum amount under the guarantee was $3.1 million, and no liability was recognized with respect to the guarantee.
Critical Accounting Policies and Estimates
We prepare our consolidated financial statements and related notes in accordance with GAAP. In doing so, we have to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues, expenses, and related disclosure. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and other assumptions that we believe are reasonable under the circumstances. To the extent that there are material differences between these estimates and actual results, our financial condition or operating results would be affected.
We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or judgment is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates or assumptions could have a material impact on our consolidated financial statements. Our significant accounting policies are described in Note 2 to our consolidated financial statements included elsewhere in this prospectus. Our critical accounting policies and estimates are discussed below.
Revenue Recognition
We recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
We generate advertising revenue from managing a customer’s internet advertising campaigns to target markets both via BuzzFeed’s proprietary sites as well as premium publishers. Our performance obligations typically consist of a promised number of ads delivered or a promised number of actions related to the ads (such as impressions or views). Advertising revenue is recognized in the period that the related views, impressions, or actions by users on advertisements are delivered. We derive a portion of our revenue from sales of advertising programmatically through third party platforms and intermediaries. Given the involvement of multiple parties in these transactions, significant judgment is required in identifying our customer and determining the transaction price. In some cases we are unable to determine the transaction price paid by the end customer. In these cases, we recognize as revenue the net amount remitted to us by the intermediary.
We generate revenue from creating content, including promotional content and customer advertising. ‘Our performance obligations consist of BuzzFeed-created content for use by its customers or the delivery of a promised number of actions related to the content (impressions or views). The revenue is recognized when the content, or the related action, is delivered.
We participate in multiple marketplace arrangements with third parties whereby we provide affiliate links which redirect the audience to purchase products and/or services from the third parties. When the participant purchases a product and/or service, we receive a commission fee for that sale from the third parties. The revenue is recognized when a successful sale is made and the commission is earned.
Business Combinations
Upon acquisition of a company, we determine if the transaction is a business combination, which is accounted for using the acquisition method of accounting. Under the acquisition method, once control is obtained of a business, the assets acquired, and liabilities assumed, including amounts attributed to noncontrolling interests, are recorded at fair value. We use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. The determination of the fair values is based on estimates and judgments made by management. Our estimates of fair value are based upon assumptions we believe to be reasonable, but which are inherently uncertain and unpredictable. Measurement period adjustments are reflected at the time identified, up through the conclusion of the measurement period, which is the time at which all information for determination of the values of assets acquired and liabilities assumed is received, and is not to exceed one year from the acquisition date. We may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill.
Income Taxes
We are subject to income taxes in the United States and multiple foreign jurisdictions. Significant judgment is required in determining our provision (benefit) and evaluating our income tax positions. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be reversed. We evaluate the realizability of deferred tax assets and establish a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.
We recognize a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.
Stock Based Compensation
Stock based awards granted are measured based on the grant-date fair value.
The fair value of stock options granted is estimated using the Black-Scholes option pricing model. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Because our common stock was not publicly traded, we have historically estimated the expected volatility of our awards from the historical volatility of selected public companies within similar industries with comparable characteristics to us. We intend to continue to consistently apply this process using the same or similar companies to estimate the expected volatility until sufficient historical information regarding the volatility of the share price of our common stock becomes available. The expected dividend rate is zero based on the fact that we currently have no history or expectation of paying cash dividends on our common stock. The expected term represents the period of time the stock options are expected to be outstanding and is based on the “simplified method.” Under the “simplified method,” the expected term of an option is presumed to be the mid-point between the vesting date and the end of the contractual term. We use the “simplified method” due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected term of the stock options.
Our restricted stock units vest upon the satisfaction of both a service condition and a liquidity condition. The liquidity condition for 8,103,000 restricted stock units is satisfied upon the occurrence of a sale transaction (“Acquisition”) or the completion of an initial public offering. The Two-Step Merger will not result in the satisfaction of this liquidity condition as it does not meet the definition of an Acquisition per the award agreements. The liquidity condition for the remaining 9,164,000 restricted stock units is satisfied upon the occurrence of other events, including a merger or acquisition or other business combination transaction involving the Company and a publicly traded special purpose acquisition company or other similar entity. Accordingly, the Two-Step Merger will satisfy the liquidity condition for these restricted stock units. No stock-based compensation expense had been recognized to date for restricted stock because a liquidity event has not been deemed probable. As of September 30, 2021 there was approximately $46.6 million of unrecognized compensation costs related to restricted stock units.
Common Stock Valuations
Since our common stock was not publicly traded, the fair value of our common stock was determined by our Board, with input from management, taking into account the value determined by a third-party valuation firm. Our Board intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The assumptions we use in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, included the following:
•
our financial performance, forecasted operating results, capital structure and stage of development;

•
our management team and business strategy;

•
external market factors affecting our industry;

•
the liquidation preferences, rights, preferences, and privileges of our convertible preferred stock relative to our common stock;

•
the lack of an active public or private market for our common stock;

•
the likelihood of achieving a liquidity event, such as a sale transaction or an initial public offering; and

•
market performance analyses of similar publicly-traded companies in our industry.

In valuing our common stock at various dates, our board of directors determined the equity value of our business using various valuation methods including combinations of income and market approaches with input from management.
The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. Upon consummation of the Business Combination, the fair value of our common stock will be determined based on its quoted market price. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.
Impairment of long-lived assets
We review our property and equipment and capitalized software costs for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by the asset to its carrying value. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying value exceeds its fair value. Fair value is determined through various valuation techniques which may include discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.
Recently Adopted and Issued Accounting Pronouncements
Refer to Note 2 of our consolidated financial statements included elsewhere in this prospectus.
Emerging Growth Company (“EGC”) Accounting Election
Section 102 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We are an emerging growth company and have elected to take advantage of the extended transition period. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting standards as of public company effective dates.
In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements; and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of 890’s IPO, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
Market Risk
We have operations both within the United States and internationally, and we are exposed to market risks in the ordinary course of our business. These risks include primarily foreign currency exchange, interest rate fluctuation and equity investment risks.

Foreign Currency Exchange Risk
We transact business in various foreign currencies and obtain international revenue, as well as incur costs denominated in foreign currencies, primarily the British Pound, Japanese Yen, and Canadian Dollar. This exposes us to the risk of fluctuations in foreign currency exchange rates. Accordingly, changes in exchange rates, and in particular a continuing strengthening of the U.S. dollar, would negatively affect our revenue and results of operations as expressed in U.S. dollars. These exposures were not material for the three or nine months ended September 30, 2021 or 2020 nor the years ended December 31, 2020, 2019, or 2018, but may become material in the future.
Interest Rate Fluctuation Risk
Our exposure to interest rates relates primarily to the variable interest component on our Revolving Credit Facility as well as interest earned and market value on money market funds included in our cash and cash equivalents. These exposures were not material for the three or nine months ended September 30, 2021 or 2020 nor the years ended December 31, 2020, 2019, or 2018, but may become material in the future.
Equity Investment Risk
We hold an investment in equity securities of a privately-held company without a readily determinable fair value. We elected to account for this investment using the measurement alternative, which is cost, less any impairment, adjusted for changes in fair value resulting from observable transactions for identical or similar investments of the same issuer. We perform a qualitative assessment at each reporting date to determine whether there are triggering events for impairment. The qualitative assessment considers factors such as, but not limited to, the investee’s financial performance and business prospects; industry performance; economic environment; and other relevant events and factors affecting the investee. Valuations of our equity investment are complex due to the lack of readily available market data and observable transactions. The carrying value of our investment was $2.3 million at September 30, 2021.

MANAGEMENT
Executive Officers and Directors
The following table lists the names, ages as of January 10, 2022, and positions of our directors and executive officers:
Name	Age	Position(s)
Executive Officers:
Jonah Peretti	48	Founder, Chief Executive Officer, and Director
Felicia DellaFortuna	38	Chief Financial Officer
Christian Baesler	32	Chief Operating Officer
Rhonda Powell	54	Chief Legal Officer and Corporate Secretary
Phuong Dao Nguyen	48	Publisher
Non-Employee Directors:
Angela Acharia	50	Director
Joan Amble	68	Director
Greg Coleman	67	Director
Patrick Kerins	66	Director
Janet Rollé	60	Director
Adam Rothstein	50	Director
Executive Officers
Jonah Peretti has served as New BuzzFeed’s Chief Executive Officer since December 2021 and was previously BuzzFeed’s Chief Executive Officer and a member of BuzzFeed’s board of directors since 2006. Prior to founding BuzzFeed, Mr. Peretti cofounded TheHuffingtonPost.com Inc., a digital publisher of news, lifestyle and popular culture content, and served in various management roles there from the company’s founding until its sale to AOL Inc. Mr. Peretti holds a B.S. in Environmental Science from University of California, Santa Cruz and a M.S. from the Massachusetts Institute of Technology Media Lab. We believe Mr. Peretti is qualified to serve as a member of the New BuzzFeed Board because of the historical knowledge, operational expertise and continuity he brings to the company, as well as his industry experience.
Felicia DellaFortuna has served as New BuzzFeed’s Chief Financial Officer since December 2021 and was previously BuzzFeed’s Chief Financial Officer since February 2020. Ms. DellaFortuna previously served as Senior Vice President of Finance from May 2019 to February 2020, as the Vice President of Finance from June 2017 to May 2019, and started at BuzzFeed serving as the Senior Director of Finance from October 2015 to June 2017. Prior to joining BuzzFeed, Ms. DellaFortuna served as Senior Director of Finance at Viant Technology Inc., an advertising software company, from 2013 to 2015. Ms. DellaFortuna also served as the Director of Financial Planning and Analysis at XIX Entertainment Limited, an entertainment content and intellectual rights organization, from 2011 to 2013. Ms. DellaFortuna started her career at Ernst & Young Inc., an accounting firm, where she held several roles in its Assurance and Transaction Advisory Services divisions, including Manager of Transaction Advisory Services, from August 2005 to May 2011. Ms. DellaFortuna holds a B.S. in Accounting from Lehigh University’s College of Business and Economics.
Christian Baesler has served as New BuzzFeed’s Chief Operating Officer since January 2022. Mr. Baesler has also served as Chief Executive Officer of Complex Networks, a wholly-owned subsidiary of BuzzFeed Inc., since January 2021 and was previously President of Complex Networks from 2018 to 2021. Mr. Baesler previously held roles as Group Managing Director, President, Vice President, Director and Trainee at Bauer Media Group from 2008 to 2018. Mr. Baesler holds a B.S. in Business Informatics from Nordakademie.
Rhonda Powell has served as New BuzzFeed’s Chief Legal Officer and Corporate Secretary since December 2021 and was previously BuzzFeed’s Chief Legal Officer and Corporate Secretary since

September 2018. Prior to joining BuzzFeed, Ms. Powell served as Senior Vice President of Business & Legal Affairs and Chief Legal Officer at Complex Networks from 2017 to 2018. Between 2004 and 2017, Ms. Powell held several roles at Scripps Networks Interactive, Inc. (now part of Discovery Communications), including Vice President, Business and Legal Affairs. Prior to joining Scripps Networks, Ms. Powell served as Senior Counsel to Reuters America Inc., a subsidiary of the multinational media conglomerate now known as Thomson Reuters Corporation, from 2000 to 2004. Ms. Powell began her career as an Associate, first at Leboeuf, Lamb, Greene & MacRae from 1993 to 1996, and then at Proskauer Rose LLP, an international law firm, from 1996 to 2000. Ms. Powell holds an A.B. in Sociology from Harvard University and a J.D. from University of Michigan Law School.
Phuong Dao Nguyen has served as New BuzzFeed’s Publisher since December 2021. Ms. Nguyen joined BuzzFeed in 2012 and served as BuzzFeed’s Publisher beginning in 2014. Prior to joining BuzzFeed, Ms. Nguyen worked at Le Monde Interactif SA, or Le Monde, the digital subsidiary of the Le Monde newspaper in France, from 2001 to 2008. Ms. Nguyen served as the subsidiary’s Chief Executive Officer during her last 2.5 years at Le Monde. She has held technical and product positions at several other digital companies including a Dow Jones venture from 2009 to 2012, Concrete Media Inc., an internet consulting company, from 1998 to 2001, and Accenture plc, formerly Andersen Consulting, from 1994 to 1998. Ms. Nguyen holds a B.A. in Applied Math/Computer Science from Harvard University.
Non-Employee Directors
Angela (Anjula) Acharia joined New BuzzFeed’s board of directors in connection with the Closing. Ms. Acharia is the founder and Chief Executive Officer of A-Series Investments and Management, a management and investment vehicle, and serves as a talent strategist and strategic investor and advisor to numerous consumer technology and CPG companies. The company also manages actress Priyanka Chopra. In 2006, Ms. Acharia co-founded Desi Hits!, a multi-platform media company that produces and distributes fusion entertainment content aimed at the South Asian diaspora, where she pioneered the merging of global cultures by introducing top-tier American musical artists to India. Prior to that, Ms. Acharia was a Senior Partner at Forsyth Group, a London-based boutique executive search firm, and a Director at TMP Worldwide, a global talent acquisition technology company. Ms. Acharia holds a BA from Middlesex University. We believe that Ms. Acharia is qualified to serve as a member of the New BuzzFeed Board due to her extensive investment experience and advisory experience relating to consumer technology companies and the entertainment industry.
Joan Amble joined New BuzzFeed’s board of directors in connection with the Closing and joined BuzzFeed’s board of directors in August 2021. She currently serves on the boards of directors of Zurich Insurance Group, since April 2015, Booz Allen Hamilton, since 2012, and XM Radio, since 2006; she also served on the board of merged Sirius XM Holdings Inc. until June 2021. She is the president of JCA Consulting, LLC and has served as an independent advisor to the Control and Risk Committee of the Executive Committee of the U.S. affiliate of Société Générale S.A. since October 2016. In addition, Ms. Amble was a member of the Standing Advisory Group for the Public Company Accounting Oversight Board (PCAOB) from 2014 through 2020, and she was a member of the Financial Accounting Standards Advisory Council (FASAC) from 2007 through 2011. Previously, Ms. Amble was the executive vice president, finance for the American Express Company from May to December 2011, and served as its executive vice president and corporate comptroller from December 2003 until May 2011. Prior to joining American Express Company, Ms. Amble served as chief operating officer and chief financial officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement, and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital Markets and GE Financial Services, Inc. Ms. Amble also served as a director at Broadcom Corp. from 2009 to 2011 and Brown-Forman Corporation from 2011 to June 2016. She holds a B.S. degree in Accounting from The Pennsylvania State University. We believe that Ms. Amble is qualified to serve as a member of the New BuzzFeed board based on her extensive leadership service and accounting background.
Greg Coleman joined New BuzzFeed’s board of directors in connection with the Closing. He is currently an Entrepreneur in Residence at Lerer Hippeau Ventures and sits on numerous boards at the intersection of technology, media and advertising including BuzzFeed Japan, TuneIn, Inc., LoopMe Ltd.,

Tubular Labs, Inc., Botify SAS, and Meredith Corp. He formerly served on the boards of Skimlinks, Inc. and Eyeview, Inc. He also serves as an adviser to 890. Most recently, Mr. Coleman was the President of BuzzFeed and advertising technology company Criteo SA. He has previously held roles as President and Chief Revenue Officer at TheHuffingtonPost.com, Inc. and the Executive Vice President of Global Sales at Yahoo! Inc. Mr. Coleman also served as President of Platform-A at AOL Inc. from February to April of 2009 and was formerly Senior Vice President of Reader’s Digest Association, Inc. and president of U.S. Magazine Publishing. Previously, he served as Vice President and National Sales Manager at CBS, Inc. Mr. Coleman holds a B.S. degree in Business Administration from Georgetown University and attended the M.B.A. program at New York University. He currently is an adjunct professor at New York University’s Stern School of Business where he teaches a class on digital marketing and innovation. We believe that Mr. Coleman is qualified to serve as a member of the New BuzzFeed board of directors based on his extensive leadership and advisory experience relating to technology, media and advertising.
Patrick Kerins joined New BuzzFeed’s board of directors in connection with the Closing and previously served as a member of BuzzFeed’s board of directors since 2012. Mr. Kerins serves on the board of directors for several private companies. Mr. Kerins is currently a Special Partner at New Enterprise Associates Inc., an American-based venture capital firm. Prior to that Mr. Kerins served as a General Partner at Grotech Capital Group Inc., a venture capital and private equity company, from 1996 to 2006. Mr. Kerins also served as an investment banker for Alex Brown & Sons Inc., an investment banking firm, from 1987 to 1996. Prior to that, Mr. Kerins served as a consultant for McKinsey & Co. Inc., a management consulting firm, from 1985 to 1987. Mr. Kerins served as a Lieutenant in the US Navy from 1977 to 1983. Mr. Kerins holds an MBA from Harvard Business School and a B.S. from Villanova University. We believe that Mr. Kerins is qualified to serve as a member of the New BuzzFeed Board based on his extensive leadership experience and financial knowledge.
Janet Rollé joined New BuzzFeed’s board of directors in connection with the Closing and previously served as a member of BuzzFeed’s board of directors since October 2020. Ms. Rollé serves on the board of directors for several private companies. Since 2016, Ms. Rollé has been serving as the General Manager at Parkwood Entertainment LLC, an American management and entertainment company. Ms. Rollé has served previously as the Executive Vice President and Chief Marketing officer for Cable News Network at Warner Media, LLC, a multinational news-based pay television channel, from April 2011 to May 2013, as well as Executive Vice President and Chief Marketing Officer for BET Networks Inc., an entertainment network, from April 2007 to April 2011. Prior to that, Ms. Rollé was Vice President and General Manager of AOL Inc., an American web portal and online service provider, and Vice President of Programming Enterprises & Business Development at MTV Networks Inc., an entertainment and media channel. Ms. Rollé holds an MBA from Columbia University and a BFA from Purchase College SUNY. We believe that Ms. Rollé is qualified to serve as a member of the New BuzzFeed Board due to her industry expertise from prior experience as an executive and director for numerous public and private communication and entertainment companies.
Adam Rothstein was previously 890’s Executive Chairman and board member, and joined the New BuzzFeed Board at the Closing. Mr. Rothstein is a Co-Founder and General Partner of Disruptive Technology Partners, an Israeli technology-focused early-stage investment fund, and Disruptive Growth, a collection of late-stage investment vehicles focused on Israeli technology, which he co-founded in 2013 and 2014 respectively. Since 2014, Mr. Rothstein has also been the Managing Member of 1007 Mountain Drive Partners, LLC, which is a consulting and investment vehicle. Previously, from July 2019 until January 2021, Mr. Rothstein was a director of Subversive Capital Acquisition Corp. (NEO: SVC.A.U) (OTCQX: SBVCF), a special purpose acquisition company that partnered with Shawn “JAY-Z” Carter and Roc Nation in January 2021 to acquire CMG Partners Inc. and Left Coast Ventures, Inc. and which now trades as TPCO Holding Corp. (NEO: GRAM.U) (OTCQX: GRAMF). Mr. Rothstein was also a sponsor and director of Roth CH Acquisition I Co. (NASDAQ: ROCH), from May 2020 until March 2021. Roth CH Acquisition I was a special purpose acquisition company that merged with PureCycle Technologies LLC and is now publicly listed on NASDAQ as PureCycle Technologies, Inc. (NASDAQ: PCT). Mr. Rothstein was also a sponsor and director of Roth CH Acquisition II Co. (NASDAQ: ROCC), from December 2020 until July 2021. Roth CH Acquisition II was a special purpose acquisition company that merged with Reservoir Holdings, Inc. and is now publicly listed on NASDAQ as Reservoir Media, Inc. (NASDAQ: RSVR). In July of 2021 Mr. Rothstein was named a director of Reservoir Media, Inc. (NASDAQ: RSVR). Mr. Rothstein

is also a sponsor and director of Roth CH Acquisition III Co. (NASDAQ: ROCR) since March 2021. Roth CH Acquisition III Co. is a special purpose acquisition company that has entered into an agreement and plan of merger with BCP QualTek HoldCo, LLC pursuant to which Roth CH Acquisition III Co. will acquire BCP QualTek HoldCo, LLC. Mr. Rothstein is also a director of Roth CH Acquisition IV Co. since August 2021 and a director of Roth CH Acquisition V since November 2021. Both Roth CH Acquisition IV Co. and Roth CH Acquisition V Co are special purpose acquisition companies. Mr. Rothstein has over 20 years of investment experience, and currently sits on the boards of directors of several early- and mid-stage technology and media companies both in the US and in Israel and is on the Advisory Board for the Leeds School of Business at the University of Colorado, Boulder. Mr. Rothstein graduated summa cum laude with a Bachelor of Science in Economics from the Wharton School of Business at the University of Pennsylvania and has a Master of Philosophy (MPhil) in Finance from the University of Cambridge. We believe that Mr. Rothstein is qualified to serve as a member of the New BuzzFeed Board due to his extensive investment experience and experience as a director for numerous technology and media companies.
Corporate Governance
Appointment of Officers
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships between any of our directors or executive officers.
Board Composition
Our business and affairs are organized under the direction of the Board of Directors. Our Board of Directors consists of seven members, with no vacancies. Mr. Peretti serves as Chairman of the Board and Mr. Kerins serves as lead independent director. The primary responsibility of the Board is to provide oversight, strategic guidance, counseling and direction to our management. The Board meets on a regular basis and additionally as required.
Classified Board of Directors
In accordance with the terms of the Certificate of Incorporation, the Board consists of seven members and is divided into three classes of directors, which serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Board is divided among the three classes as follows:
•
the Class I directors are Ms. Acharia and Mr. Peretti, and their terms will expire at annual meeting of stockholders to be held in 2022;

•
the Class II directors are Ms. Amble, Ms. Rollé and Mr. Rothstein, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•
the Class III directors are Mr. Coleman and Mr. Kerins, and their terms will expire at the annual meeting of stockholders to be held in 2024.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. The Certificate of Incorporation and Bylaws authorize only the Board to fill vacancies on the Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of New BuzzFeed. See the section titled “Description of Capital Stock — Anti-Takeover Provisions.”
Controlled Company Exemptions
We are considered a “controlled company” under the rules of Nasdaq. Controlled companies are exempt from certain Nasdaq corporate governance rules including the requirements that (i) a majority of the board of directors consist of “independent” directors under the listing standards of Nasdaq, (ii) director nominees be selected or recommended to the board of directors by independent directors and (iii) New BuzzFeed has a compensation committee composed entirely of independent directors. Although we are eligible to use some or all these exemptions, we have not availed ourselves of any of these exemptions. The Board is currently composed of a majority of independent directors and each member of New BuzzFeed’s compensation committee and nominating, corporate governance and social responsibility committee is an independent director. See “— Director Independence.”
Director Independence
The Board has determined that each of the directors except for Jonah Peretti and Greg Coleman qualify as independent directors under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), and SEC rules and regulations. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by BuzzFeed with regard to each director’s business and personal activities and relationships as they may relate to New BuzzFeed and its management, including the beneficial ownership of capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries. New BuzzFeed satisfies the audit committee independence requirements of Rule 10A-3. Additionally, compensation committee members must not have a relationship with New BuzzFeed that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Committees of the Board of Directors
The Board has three standing committees — an audit committee, a compensation committee, and a nominating, corporate governance and corporate responsibility committee, each of which, pursuant to its respective charter, has the composition and responsibilities described below. Copies of the charters for each committee are available on the investor relations portion of our website. Members serve on these committees until their resignation or until otherwise determined by the Board.
Audit Committee
Our audit committee consists of Ms. Amble, Mr. Kerins and Mr. Rothstein, with Ms. Amble serving as the chair. The Board has determined that each of the members of the audit committee meets the independence requirements under Nasdaq and SEC rules and is financially literate. In addition, the Board has determined that Ms. Amble is an “audit committee financial expert” within the meaning of the SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the New BuzzFeed Board considered Ms. Amble’s formal education and previous experience in financial roles. This designation does not, however, impose on her any supplemental duties, obligations or liabilities beyond those that are generally applicable to the other members of our audit committee and board of directors. Both New BuzzFeed’s independent registered public accounting firm and management periodically will meet privately with New BuzzFeed’s audit committee.
The principal functions of the audit committee include, among other things:
•
selecting a firm to serve as our independent registered public accounting firm to audit our financial statements;

•
ensuring the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•
establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•
considering the adequacy of our internal control and internal audit function;

•
reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and

•
approving, or as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New BuzzFeed will comply with future requirements to the extent they become applicable to New BuzzFeed.
Compensation Committee
Our compensation committee consists of Mr. Kerins, Ms. Acharia and Ms. Rollé, with Mr. Kerins serving as the chair. The Board has determined that each of the members of the compensation committee meets the independence requirements under Nasdaq and SEC rules. Each member of this committee is also be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
The principal functions of the compensation committee include, among other things:
•
reviewing and approving, or recommending that the Board approve, the compensation of our Chief Executive Officer and our other executive officers;

•
reviewing succession plans for our Chief Executive Officer;

•
reviewing and recommending to the Board the compensation of our directors;

•
administering our stock and equity incentive plans; and

•
establishing our overall compensation philosophy.

The composition and function of the compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.
Nominating, Corporate Governance and Corporate Responsibility Committee
Our nominating, corporate governance and corporate responsibility committee consists of Ms. Rollé, Ms. Amble and Ms. Acharia, with Ms. Rollé serving as chair. The Board has determined that each of the members of our nominating, corporate governance and corporate responsibility committee meets the independence requirements under Nasdaq and SEC rules.
The principal functions of the nominating, corporate governance and corporate responsibility committee include:
•
identifying and recommending candidates for membership on the New BuzzFeed Board;

•
recommending directors to serve on board committees;

•
reviewing and recommending to our board of directors any changes to our corporate governance principles;

•
reviewing proposed waivers of the code of conduct for directors and executive officers;

•
overseeing the process of evaluating the performance of our board of directors; and

•
advising our board of directors on corporate governance matters.

The composition and function of the compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is currently, or has been at any time, one of BuzzFeed’s, 890’s or New BuzzFeed’s officers or employees. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board or compensation committee during 2020.
Code of Business Conduct and Ethics
The Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our President and Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. The full text of this code of business conduct and ethics is posted on the investor relations page of our website. The reference to our website address in this filing does not include or incorporate by reference the information on that website into this filing. We intend to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules.
Non-Employee Director Compensation
The table below provides information regarding the total compensation of the non-employee members of our board of directors who served on our board of directors during the year ended December 31, 2021. All compensation that we paid to Mr. Peretti, our only employee director, is set forth in the table below in “Executive Compensation — Summary Compensation Table.” Other than as set forth in the table and described more fully below, during the year ended December 31, 2021, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our board of directors.
Name	Fees Earned or Paid in Cash	Option Awards	Stock Awards	Total
Angela Acharia	$—	$—	$—	$—
Joan Amble	$—	$—	$510,073	$510,073
Greg Coleman	$—	$—	$—	$—
Scott English(2)	$—	$—	$—	$—
Eric Hippeau(2)	$—	$—	$—	$—
Patrick Kerins	$—	$—	$—	$—
William Porteous(2)	$—	$—	$—	$—
Janet Rollé	$—	$—	$976,752	$976,752
Adam Rothstein	$—	$—	$—	$—

(1)
The following table sets forth information regarding the aggregate number of shares of our common stock underlying outstanding stock options and restricted stock unit awards held by our non-employee directors as of December 31, 2021 and the aggregate number of unvested shares of our common stock underlying outstanding stock options and restricted stock unit awards held by our non-employee directors as of December 31, 2021:

Name	Number of Shares Underlying Stock Options Granted in the Year Ended December 31, 2021	Number of Shares Underlying Stock Options Held as of December 31, 2021	Number of Shares Underlying Unvested Stock Options Held as of December 31, 2021	Number of Shares Underlying RSUs Held as of December 31, 2021
Angela Acharia	—	—	—	—
Joan Amble	—	—	—	55,143
Greg Coleman	—	1,594,854	—	—
Scott English(2)	—	—	—	—
Eric Hippeau(2)	—	—	—	—
Patrick Kerins	—	—	—	—
William Porteous(2)	—	—	—	—
Janet Rollé	—	—	—	107,100
Adam Rothstein	—	—	—	—

(2)
This director resigned from the BuzzFeed board of directors immediately prior to the Closing and is not a member of the New BuzzFeed Board.

Non-Employee Director Compensation Policy
Before the Business Combination, BuzzFeed did not have a formal policy to provide any cash or equity compensation to its non-employee directors for their service on the board of directors or committees of the board of directors. Following the Business Combination, the Board expects to approve a non-employee director compensation policy, which will be designed to align compensation with New BuzzFeed’s business objectives and the creation of stockholder value, while enabling New BuzzFeed to attract, retain, incentivize and reward directors who contribute to the long-term success of the company. The terms of such non-employee director compensation policy are to be determined.

EXECUTIVE COMPENSATION
Unless the context otherwise requires, this section presents the executive compensation of BuzzFeed prior to the consummation of the Business Combination.
The following tables and accompanying narrative set forth information about the 2021 compensation provided to our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) who were serving as executive officers as of December 31, 2021. These executive officers were Jonah Peretti, our Founder and Chief Executive Officer, Felicia DellaFortuna, our Chief Financial Officer, and Rhonda Powell, our Chief Legal Officer, and we refer to them in this section as our “named executive officers.”
2021 Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for 2021.
Name and Principal Position	Salary ($)	Bonus ($)(1)	Option Awards ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jonah Peretti	325,000	185,017	—	—	—	2,318(3)	512,335
Founder and Chief Executive Officer
Felicia DellaFortuna	370,000	146,050	—	3,348,864	—	4,120(4)	3,869,034
Chief Financial Officer
Rhonda Powell	380,000	173,051	—	1,479,082	—	3,631(5)	2,035,764
Chief Legal Officer

(1)
Amounts represent bonuses paid under our annual discretionary corporate bonus plan, described in greater detail below.

(2)
Amounts represent the aggregate grant date fair value of the RSUs awarded to the named executive officer during 2021 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in the Stock Awards column are set forth in note 2 of the notes to BuzzFeed’s financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the named executive officers from the RSUs.

(3)
The amount reported represents (i) a $1,500 work-from-home stipend and (ii) $818 in group term life insurance imputed income.

(4)
The amount reported represents (i) our matching contribution of $2,130 on Ms. DellaFortuna’s behalf under our 401(k) plan, (ii) a $1,500 work-from-home stipend, and (iii) $490 in group term life insurance imputed income.

(5)
The amount reported represents (i) our matching contribution of $877 on Ms. Powell’s behalf under our 401(k) plan, (ii) a $1,500 work-from-home stipend, and (iii) $1,254 in group term life insurance imputed income.

Equity Compensation
BuzzFeed previously granted, and New BuzzFeed will, from time to time, grant equity awards in the form of stock options and/or RSUs to our named executive officers, which are generally subject to vesting based on each named executive officer’s continued service with us. Each of our named executive officers currently holds outstanding options to purchase shares of our common stock and/or RSUs with respect to shares of our common stock, in each case that were granted under the BuzzFeed Incentive Plans, as set forth in the table below titled “— 2021 Outstanding Equity Awards at Fiscal Year-End.”

Annual Discretionary Bonus Compensation
During 2021, each of our named executive officers earned cash bonuses that were entirely discretionary, with funding generally determined through a combination of overall company performance and individual performance. We did not implement a formal corporate bonus plan for fiscal 2021.
Offer Letters
We may enter into new and/or amended and restated offer letters with each of our named executive officers, subject to the discussion and approval of the Board.
In addition, Ms. DellaFortuna and Ms. Powell have each executed our form of standard employee invention assignment and confidentiality agreement which includes a 12-month post-termination non-solicitation covenant, for executive officers residing in states where such agreements are permissible and enforceable under state law. Mr. Peretti has not signed an employee invention assignment and confidentiality agreement.
Potential Payments upon Termination or Change of Control
Existing Offer Letters
Under her current offer letter with BuzzFeed, Ms. Rhonda Powell is entitled to acceleration of 50% of her then unvested RSUs upon a Change in Control. Further, if Ms. Powell is terminated without cause or resigns with good reason, in either case within 12 months following a Change in Control, 100% of any remaining RSUs will immediately vest.
Change in Control Severance Agreements
We anticipate that the Board will consider whether to adopt a Change in Control and Severance Plan following the consummation of the Business Combination. Any such Change in Control and Severance Plan would be subject to the discussion and approval of the Board. To the extent our named executive officers participate in a newly adopted Change in Control and Severance Plan, we would expect that such participation will be determined by the Board on a case by case basis and supersede any existing entitlements our named executive officers may currently have for severance and/or acceleration.
2021 Outstanding Equity Awards at Fiscal Year-End
The following table presents, for each of our named executive officers, information regarding outstanding equity awards as of December 31, 2021.
		Option Awards				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)
Jonah Peretti	—	—	—	—	—	—	—
Felicia DellaFortuna	12/6/2021	3,060	—	8.76	10/20/2025	—	—
	12/6/2021	4,590	—	8.83	7/12/2026	—	—
	12/6/2021	7,650	—	9.55	7/24/2027	—	—
	12/6/2021	11,396	—	8.34	7/31/2029	—	—
	12/6/2021	26,853	22,951	8.34	7/31/2029	—	—
	12/6/2021	—	—	—	—	24,480(3)	130,478

		Option Awards				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)
	12/6/2021	—	—	—	—	9,180(4)	48,929
	12/6/2021	—	—	—	—	367,200(5)	1,957,176
Rhonda Powell	12/6/2021	—	—	—	—	162,180(6)	864,419
	12/6/2021	—	—	—	—	97,920(7)	521,914

(1)
All of the outstanding equity awards were granted under the 2015 Equity Incentive Plan and were substituted under the 2021 Equity Incentive Plan at the Closing, unless otherwise indicated. The equity awards are subject to vesting acceleration as set forth in the section titled “— Potential Payments upon Termination or Change of Control.”

(2)
The dollar value of these awards is calculated by multiplying the number of units by $5.33 per share, the share price of New BuzzFeed’s Class A common stock as of December 31, 2021.

(3)
The RSUs will vest on the following schedule: (a) 25% shall vest one year after the initial grant date, April 11, 2019, and (b) 1/48th of the total award amount shall vest on a monthly basis thereafter; provided that no shares will be delivered until a liquidity event or change in control (as defined in the 2015 Equity Incentive Plan).

(4)
The RSUs will vest on the following schedule: (a) 25% shall vest one year after the initial grant date, August 1, 2019, and (b) 1/48th of the total award amount shall vest on a monthly basis thereafter; provided that no shares will be delivered until a liquidity event or change in control (as defined in the 2015 Equity Incentive Plan).

(5)
The RSUs will vest on the following schedule: (a) one-third shall vest one year after the vesting commencement date (January 1, 2021) and (b) the remaining two-thirds shall vest on a quarterly basis thereafter over a two-year period; provided that no shares will be delivered until a liquidity event or change in control (as defined in the 2015 Equity Incentive Plan). Pursuant to the terms of this award, the Business Combination constitutes a liquidity event.

(6)
The RSUs will vest on the following schedule: (a) 25% shall vest one year after the initial grant date, January 20, 2021 and (b) 1/48th of the total award amount shall vest on a monthly basis thereafter; provided that no shares will be delivered until a liquidity event or change in control (as defined in the 2015 Equity Incentive Plan).

(7)
The RSUs will vest on the following schedule: (a) one-third shall vest one year after the vesting commencement date (January 1, 2021) and (b) the remaining two-thirds shall vest on a quarterly basis thereafter over a two-year period; provided that no shares will be delivered until a liquidity event or change in control (as defined in the 2015 Equity Incentive Plan). Pursuant to the terms of this award, the Business Combination constitutes a liquidity event.

Employee Stock Plans
We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and directors by aligning their financial interests with those of our stockholders. The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.
Equity Incentive Plan
The Equity Incentive Plan was adopted by the 890 Board and approved by the 890 stockholders prior to the Closing and it became effective on the Closing. The Equity Incentive Plan allows New BuzzFeed to grant awards of stock options, restricted stock awards, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), cash awards, performance awards, and stock bonus awards to officers, employees, directors and consultants. We believe that providing such persons with a direct stake in New BuzzFeed will assure a closer alignment of the interests of such individuals with those of New BuzzFeed and its stockholders, thereby stimulating their efforts on New BuzzFeed’s behalf and strengthening their desire to remain with New BuzzFeed.
The following is a summary of the material features of the Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Equity Incentive Plan, a copy of which is filed as an exhibit to this proxy statement/prospectus.
Securities to be offered.   A total of 31,206,550 shares of New BuzzFeed Class A common stock were reserved for issuance under the Equity Incentive Plan (the “EIP Share Reserve”), which number includes (a) any reserved shares of BuzzFeed common stock not issued or subject to outstanding grants under the BuzzFeed, Inc. 2015 Equity Incentive Plan at the Closing (as converted into New BuzzFeed Class A common stock) and (b) the shares of New BuzzFeed Class A common stock that were issued in substitution of outstanding BuzzFeed awards at the Closing pursuant to the terms of the Equity Incentive Plan (as described in greater detail below). The number of shares reserved for issuance under the Equity Incentive Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of all classes of New BuzzFeed common stock as of the immediately preceding December 31, or a number as may be determined by the New BuzzFeed Board. In addition, the following shares of New BuzzFeed Class A common stock will be available for grant and issuance under the Equity Incentive Plan:
•
shares subject to issuance upon exercise of stock options or SARs granted under the Equity Incentive Plan (including Substituted Awards) that cease to be subject to the stock option or SAR for any reason other than exercise of the option or SAR;

•
shares subject to awards granted under the Equity Incentive Plan (including Substituted Awards) that are subsequently forfeited or repurchased at the original issue price;

•
shares subject to awards granted under the Equity Incentive Plan (including Substituted Awards) that otherwise terminate without shares being issued;

•
shares surrendered, canceled, or exchanged for cash or the same type of award or a different award (or combination thereof and including Substituted Awards);

•
shares subject to an award (including a Substituted Award) that is paid out in cash or other property, rather than shares; and

•
shares subject to awards under the Equity Incentive Plan (including Substituted Awards) that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award.

As of December 3, 2021, there were 6,915,384 shares issuable upon the exercise of outstanding stock option awards and 5,241,208 shares issuable upon the settlement of outstanding RSU awards.
Administration.   The Equity Incentive Plan will be administered by New BuzzFeed’s compensation committee or by the New BuzzFeed Board acting in place of the compensation committee. Subject to the terms and conditions of the Equity Incentive Plan, the compensation committee will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret the Equity Incentive Plan as well as to determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the plan or any award granted thereunder. The Equity Incentive Plan provides that the board of directors or compensation committee may delegate its authority, including the authority to grant awards, to one or more officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by the New BuzzFeed Board.
Eligibility.   The Equity Incentive Plan provides for the grant of awards to New BuzzFeed employees, directors, and consultants. No non-employee director may receive awards under the Equity Incentive Plan that, when combined with cash compensation received for service as a non-employee director, exceed $750,000 in value (measured as of the date of grant) in any calendar year, or increased to $1,000,000 in the calendar year of his or her initial services as a non-employee director.
Options.   The Equity Incentive Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of New BuzzFeed Common Stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the Equity Incentive Plan must be at least equal to the fair market value of New BuzzFeed Class A common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of New BuzzFeed capital stock must have an exercise price of at least 110% of the fair market value of New BuzzFeed Class A common stock on the date of grant. Subject to stock splits, dividends, recapitalizations or similar events, no more than 93,619,649 shares may be issued pursuant to the exercise of incentive stock options granted under the Equity Incentive Plan.
Options may vest based on service or achievement of performance conditions. The compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to a right of repurchase that lapses as the shares vest. The maximum term of options granted under the Equity Incentive Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of New BuzzFeed capital stock is five years from the date of grant. Upon exercise of options, the option exercise price must be paid in full either in cash or cash equivalents or in other manners approved by the compensation committee, including by surrender of shares of New BuzzFeed Class A common stock that are beneficially owned by the optionee free of restrictions and that have generally been held and vested for at least six months. Subject to applicable law, the exercise price may also be delivered pursuant to a broker assisted, net exercise method or other form of cashless exercise program implemented by New BuzzFeed in connection with the Equity Incentive Plan.
Restricted stock awards.   An award of restricted stock is an offer to sell shares of common stock subject to restrictions that may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an award of restricted stock will be determined by the compensation committee. Unless otherwise determined by the compensation committee, holders of restricted stock will be entitled to vote and to receive any dividends or stock distributions paid pursuant to any vested shares of restricted stock. Holders of unvested restricted stock will not be entitled to receive any dividends or stock distributions paid with respect to unvested shares of restricted stock, and any such dividends or stock distributions will be accrued and paid only as and when such shares of restricted stock become vested. If any such dividends or distributions are paid in shares of New BuzzFeed Common Stock, the shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.
Stock appreciation rights.   A SAR provides for a payment, in cash or shares of New BuzzFeed Class A common stock (up to a specified maximum of shares, if determined by the compensation committee), to the holder equal to the fair market value of New BuzzFeed Class A common stock on the date of exercise less a pre-determined exercise price per share, multiplied by the number of shares with respect to which the SAR is being exercised. Under the Equity Incentive Plan, the exercise price of a SAR must be at least equal to the fair market value of a share of New BuzzFeed Class A common stock on the date of grant. SARs may vest based on service or achievement of performance conditions and may not have a term that is longer than ten years from the date of grant.
Restricted stock units.   RSUs represent the right to receive shares of common stock at a specified date in the future, and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs may be made as soon as practicable after the date determined at the time of grant or on a deferred basis in the discretion of the compensation committee, and may be settled in cash, shares of common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.

Performance awards.   Performance awards granted pursuant to the Equity Incentive Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of New BuzzFeed Class A common stock, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.
Stock bonus awards.   A stock bonus award provides for payment in the form of cash, shares of New BuzzFeed Class A common stock or a combination thereof, based on the fair market value of shares subject to such award as determined by the compensation committee. The awards may be subject to vesting restrictions based on continued service or performance conditions.
Cash Awards.   A cash award is an award that is denominated in, or payable to an eligible participant solely in cash.
Dividend equivalent rights.   Dividend equivalent rights may be granted at the discretion of the compensation committee and represent the right to receive the value of dividends, if any, paid with respect to the number of shares of New BuzzFeed Class A common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and will be paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares, or other property, or a combination thereof as determined by the compensation committee. No dividend equivalent rights will be paid in respect of options or SARs.
Change of control.   The Equity Incentive Plan is expected to provide that, in the event of certain corporate transactions (as set forth in the Equity Incentive Plan), including the consummation of a merger or consolidation of New BuzzFeed with another corporation, outstanding awards under the Equity Incentive Plan shall be subject to the agreement evidencing the corporate transaction, which need not treat all outstanding awards in an identical manner, and may include one or more of the following actions: (i) the continuation of outstanding awards; (ii) the assumption of outstanding awards by the successor or acquiring entity or its parent; (iii) the substitution of outstanding awards by the successor or acquiring entity or its parent with equivalent awards with substantially the same terms; (iv) the full or partial acceleration of exercisability, vesting, or lapse of forfeiture conditions including any right of New BuzzFeed to repurchase shares, and accelerated expiration of the award; (v) the settlement of the full value of the outstanding awards (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity with a fair market value equal to the required amount, as determined in accordance with the Equity Incentive Plan, which may be deferred until the date or dates the award would have become exercisable or vested; or (vi) the cancellation of the outstanding awards for no consideration. Notwithstanding the foregoing, the vesting of all awards granted to New BuzzFeed’s non-employee directors will accelerate and such awards will become exercisable (to the extent applicable) in full prior to the consummation of a corporate transaction at such times and on such conditions as the compensation committee determines.
Adjustment.   In the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in New BuzzFeed’s capital structure, without consideration, appropriate proportional adjustments will be made to (i) the number and class of shares reserved for issuance under the Equity Incentive Plan and the incentive stock option limit; (ii) the exercise prices of stock options and SARs; and (iii) number and class of shares subject to outstanding awards.
Substitution in Connection with the Business Combination.   At the consummation of the Business Combination, all outstanding BuzzFeed equity awards under the BuzzFeed, Inc. 2015 Equity Incentive Plan and the BuzzFeed, Inc. 2008 Stock Plan were substituted with awards under the Equity Incentive Plan and, following the Closing, are governed by the terms of the Equity Incentive Plan.
Clawback; transferability.   All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the New BuzzFeed Board, to the extent set forth in such policy or applicable agreement, or as required by law. Except in limited circumstances, awards granted under the Equity Incentive Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.

Amendment and termination; Exchange Program.   The New BuzzFeed Board may amend or terminate the Equity Incentive Plan at any time, subject to stockholder approval as may be required. The Equity Incentive Plan will automatically terminate ten years from the date the 890 Board adopted the Equity Incentive Plan, unless it is terminated earlier by the New BuzzFeed Board. No termination or amendment of the Equity Incentive Plan may materially adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable law. Subject to the foregoing, without stockholder approval the compensation committee may at any time increase or decrease the exercise price applicable to outstanding options or SARs or pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards, provided that any such repricing will only be done to the extent it can be done without triggering adverse tax consequences pursuant to Section 409A of the Code.
Employee Stock Purchase Plan (“ESPP”)
We believe that the adoption of the ESPP will benefit us by providing employees with an opportunity to acquire shares of New BuzzFeed Common Stock and will enable us to attract, retain and motivate valued employees. The Employee Stock Purchase Plan was adopted by the 890 Board and approved by the 890 stockholders prior to the Closing and became effective on the Closing. We have not yet implemented the ESPP.
The following description of certain provisions of the ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this proxy statement/prospectus as an exhibit. It is our intention that a component of the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.
Share reserve.   A total of 2,507,695 shares were reserved and available for sale under the ESPP (the “ESPP Share Reserve”). The aggregate number of shares reserved for sale under the ESPP will increase automatically on January 1 of each of 2022 through 2031 by a number of shares equal to the lesser of 1% of the total number of outstanding shares of New BuzzFeed’s Class A common stock as of the immediately preceding December 31 or a number of shares as may be determined by the New BuzzFeed Board or the compensation committee. The aggregate number of shares issued over the term of the ESPP, subject to adjustments for stock-splits, recapitalizations or similar events, may not exceed a number of shares equal to ten times the ESPP Share Reserve.
Administration.   The compensation committee will administer the ESPP subject to the terms and conditions of the ESPP. Among other things, the compensation committee will have the authority to determine eligibility for participation in the ESPP, designate separate offerings under the ESPP, and construe, interpret and apply the terms of the ESPP.
Eligibility.   Once the ESPP is implemented, employees eligible to participate in any offering pursuant to the ESPP generally include any employee who is employed by New BuzzFeed at the beginning of the applicable offering period. However, any employee who owns (or is deemed to own as a result of attribution) 5% or more of the total combined voting power or value of all classes of New BuzzFeed capital stock, or the capital stock of one of New BuzzFeed’s qualifying subsidiaries in the future, or who will own such amount as a result of participation in the ESPP, will not be eligible to participate in the ESPP. The compensation committee may impose additional restrictions on eligibility from time to time as set forth in the ESPP.
Offering Periods; Enrollment.   Once the ESPP is implemented, eligible employees will be offered the option to purchase shares of New BuzzFeed Class A common stock at a discount over a series of offering periods. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months and each offering period will be determined by the compensation committee. New participants may enroll by submitting an enrollment form prior to the start of an offering period. Once an employee is enrolled, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon a termination of employment for any reason, and an employee may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods.
Offerings; payroll deductions.   Under the ESPP, eligible employees will be offered the option to purchase shares of New BuzzFeed Class A common stock at a discount over a series of offering periods by accumulating funds through payroll deductions of between 1% and 15% of the employee’s compensation. The purchase price for shares of New BuzzFeed Class A common stock purchased under the ESPP will be 85% (or a higher percentage designated by the Committee) of the lesser of the fair market value of New BuzzFeed Class A common stock on (i) the first business day of the applicable offering period and (ii) the date of purchase. However, no participant may purchase more than 2,500 shares on any one purchase date. The compensation committee, in its discretion, may set a lower maximum amount of shares which may be purchased. In addition, no participant will have the right to purchase our shares in an amount, when aggregated with purchase rights under all of New BuzzFeed’s employee stock purchase plans that are also in effect in the same calendar years, that has a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which that right is outstanding.
Subject to certain limitations, the number of shares of New BuzzFeed Class A common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the purchase price. In general, if an employee ceases to be a participant in the ESPP, the employee’s option to purchase shares of New BuzzFeed Class A common stock under the ESPP will be automatically terminated, and the amount of the employee’s accumulated payroll deductions or other contributions will be refunded.
Adjustments upon recapitalization.   If the number of outstanding shares of New BuzzFeed Class A common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then the compensation committee will proportionately adjust the number and class of New BuzzFeed Class A common stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase under the ESPP, as well as the maximum number of shares which may be issued to participants under the ESPP.
Change of control.   If we experience a corporate transaction (as defined in the ESPP), any offering period that commenced prior to the closing of the proposed corporate transaction will be shortened and terminated on a new purchase date. The new purchase date will be on or prior to the closing of the proposed corporate transaction, and the ESPP will then terminate on the closing of the corporate transaction.
Transferability.   No participant may assign, transfer, pledge, or otherwise dispose of payroll deductions credited to his or her account or of any rights with regard to an election to purchase shares pursuant to the ESPP, other than by will or the laws of descent or distribution.
Amendment; termination.   The compensation committee may amend, suspend, or terminate the ESPP at any time without stockholder consent, except as required by law and provided that stockholder approval will be required for any amendments that increase the number or change the types of shares that may be issued under the ESPP or any change that would be considered the adoption of a new plan within the meaning of Section 423 of the Code. The ESPP will continue until the earlier to occur of (i) termination of the ESPP by the board of directors, (ii) issuance of all of the shares of New BuzzFeed Class A common stock reserved for issuance under the ESPP, or (iii) the tenth anniversary of the effective date of the ESPP.
401(k) Plan
We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Internal Revenue Code. U.S. employees who have attained at least 18 years of age are generally eligible to participate in the plan on the first day of the calendar month following the employees’ completion of certain eligibility requirements. Temporary employees, interns and fixed term employees are excluded from participation. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Internal Revenue Code. Pre-tax contributions by participants and the income earned on those contributions are generally not taxable to participants until withdrawn. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her pre-tax deferrals is 100% vested when contributed. The plan provides for 25% employer matching contribution and a discretionary employer profit sharing contribution.

Post-Business Combination Executive Compensation
We intend to develop an executive compensation program that is designed to align compensation with our business objectives and the creation of shareholder value, while enabling us to attract, retain, incentivize and reward individuals who contribute to the long-term success of New BuzzFeed. Decisions regarding the executive compensation program will be made by the New BuzzFeed compensation committee.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our Class A common stock and Class B common stock immediately following the consummation of the Business Combination by:
•
each person who is the beneficial owner of more than 5% of the outstanding shares of our Class A common stock or Class B common stock;

•
each of our named executive officers and directors; and

•
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 110,789,875 shares of our Class A common stock and 15,872,459 shares of our Class B common stock issued and outstanding as of December 3, 2021.
	Class A Common Stock		Class B Common Stock		% of Combined Voting Power
Name and Address of Beneficial Owner(1)	Number of Shares	% of Shares	Number of Shares	% of Shares
5% or Greater Stockholders:
200 Park Avenue Partners, LLC (2)	7,205,040	6.49%	12,019,830	75.73%	67.23%
NBCUniversal Media, LLC(3)	30,880,000	27.87%	—	—	3.41%
New Enterprise Associates 13, L.P.(4)	15,333,892	13.84%	—	—	1.70%
Entities affiliated with RRE(5)	10,350,407	9.34%	—	—	1.14%
General Atlantic BF, L.P.(6)	7,862,502	7.10%	—	—	*
Entities affiliated with Hearst(7)	12,409,578	11.20%	—	—	1.37%
Jonah Peretti(8)	—	—	12,019,830	75.73%	66.45%
John Johnson(9)	—	—	5,582,414	35.17%	30.86%
Entities affiliated with Redwood (10)	7,600,000	5.83%	—	—	*
Executive Officers and Directors:
Jonah Peretti(8)	—	—	12,019,830	75.73%	66.45%
Rhonda Powell(11)	54,059	*	—	—	*
Felicia DellaFortuna(12)	198,898	*	—	—	*
Angela Acharia	—	—	—	—	—
Joan Amble(13)	3,985	*	—	—	*
Greg Coleman(14)	2,231,333	1.99%	—	—	*
Patrick Kerins(15)	15,333,892	13.84%	—	—	1.70%
Janet Rollé(16)	31,237	*	—	—	*
Adam Rothstein	—	—	—	—	—

	Class A Common Stock		Class B Common Stock		% of Combined Voting Power
Name and Address of Beneficial Owner(1)	Number of Shares	% of Shares	Number of Shares	% of Shares
All current directors and executive officers as a group (11 persons)	18,211,420	16.41%	12,019,830	75.73%	68.46%

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of those listed in the table above is c/o BuzzFeed, Inc., 111 East 18th Street, New York, NY 10003.

(2)
Represents (i) 6,952,540 shares of Class A common stock held by the Sponsor, (ii) 252,500 shares of Class A common stock issuable upon the exercise of New BuzzFeed warrants held by the Sponsor and (iii) 12,019,830 shares of Class B common stock beneficially held by Jonah Peretti. The Voting Agreement provides that the Voting Agreement Parties, which includes Jonah Peretti and certain of his affiliates, shall vote all shares of New BuzzFeed common stock beneficially held by such Voting Agreement Parties in favor of the election to New Buzzfeed’s board of directors of certain individuals designated by the Sponsor and, as a result, the Sponsor is deemed to share beneficial ownership of Jonah Peretti’s shares of BuzzFeed common stock.

(3)
NBCUniversal Media, LLC is a wholly owned subsidiary of Comcast Corporation. The mailing address of NBCUniversal Media, LLC is 30 Rockefeller Plaza, New York, NY, 10112.

(4)
The shares of Class A common stock directly held by New Enterprise Associates 13, L.P. (“NEA 13”) are indirectly held by NEA Partners 13, L.P. (“NEA Partners 13”), the sole general partner of NEA 13, NEA 13 GP, LTD (“NEA 13 LTD”), the sole general partner of NEA Partners 13 and each of the individual directors of NEA 13 LTD. The individual directors of NEA 13 LTD (the “NEA 13 LTD Directors”) are Forest Baskett, Patrick Kerins, who is a member of New BuzzFeed’s board of directors, and Scott D. Sandell. NEA Partners 13, NEA 13 LTD, and the NEA 13 LTD Directors share voting and dispositive power with regard to the Class A common stock directly held by NEA 13. The mailing address of these entities and individuals is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(5)
Consists of (i) 812,577 shares of Class A common stock held by RRE Leaders Fund, LP and (ii) 9,537,830 shares of Class A common stock held by RRE Ventures IV, L.P. RRE Leaders GP, LLC, the general partner of RRE Leaders Fund LP, has sole voting and dispositive power with respect to the shares held by RRE Leaders Fund LP. The sole general partner of RRE Ventures IV, L.P. is RRE Ventures GP IV, LLC. The managing members and officers of these entities are James D. Robinson IV, Stuart J. Ellman, and William D. Porteous. The address of each of these entities is 130 East 59th Street, 17th Floor, New York, NY 10022.

(6)
Each of the following investment funds (the “GA Funds”) shares beneficial ownership of the shares of Class A common stock held by General Atlantic BF, L.P.: General Atlantic Partners 93, L.P. (“GAP 93”), GAPCO GmbH & Co. KG (“GAPCO GmbH”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments V, LLC (“GAPCO V”) and GAP Coinvestments CDA, L.P. (“GAPCO CDA”). The general partner of GA BF is General Atlantic (SPV) GP, LLC (“GA SPV”). The general partner of GAPCO GmbH is GAPCO Management GmbH (“GAPCO Management”). The general partner of GAP 93 is General Atlantic GenPar, L.P. (“GA GenPar”) and the general partner of GA GenPar is General Atlantic, L.P. (“GA LP”). GA LP is ultimately controlled by the Management Committee of GASC MGP, LLC (the “GA Management Committee”). GA LP is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and is the sole member of GA SPV. There are nine members of the GA Management Committee. GA LP, GA GenPar, GA SPV, GAPCO Management and the GA Funds (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The mailing address of the foregoing General Atlantic entities, other than GAPCO GmbH and GAPCO Management, is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The mailing address of GAPCO GmbH and GAPCO Management is c/o General Atlantic GmbH, Luitpoldblock, Amiraplatz 3, 80333 München, Germany.

Each of the members of the GA Management Committee disclaims ownership of the shares except to the extent that he has a pecuniary interest therein.
(7)
Consists of (i) 7,409,578 shares of Class A common stock held by Hearst Communications, Inc. and (ii) 5,000,000 shares of Class A common stock held by HDS II, Inc. HDS II, Inc. is a wholly- owned subsidiary of Hearst Communications, Inc. Pursuant to the definition of “beneficial owner” set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, each of Hearst Communications, Inc., Hearst Holdings, Inc., The Hearst Corporation, and The Hearst Family Trust may be deemed to beneficially own the shares held by Hearst Communications, Inc. and HDS II, Inc. Hearst Communications, Inc. has the power to direct the voting and disposition of the shares as the controlling stockholder of HDS II, Inc. Hearst Holdings, Inc. has the power to direct the voting and disposition of the shares as the controlling stockholder of Hearst Communications, Inc. The Hearst Corporation has the power to direct the voting and disposition of the shares as the controlling stockholder of Hearst Holdings, Inc. The Hearst Family Trust has the power to direct the voting and disposition of the shares as the controlling stockholder of The Hearst Corporation. The address of each of HDS II, Inc., Hearst Communications, Inc., Hearst Holdings, Inc. and The Hearst Corporation is 300 West 57th Street, New York, NY 10019. The address of The Hearst Family Trust is 1776 Broadway, Suite 802, New York, NY 10019.

(8)
Consists of (i) 5,237,416 shares of Class B common stock held by Jonah Peretti, LLC, (ii) 1,200,000 shares of Class B common stock held in the account of PNC Bank, National Association, as escrow agent, pursuant to the terms of the Amended and Restated Escrow Agreement and (iii) 5,582,414 shares over which Mr. Peretti holds an irrevocable proxy granted by John Johnson III and Johnson BF, LLC pursuant to the Holder Voting Agreement, as further described in footnote (9). Mr. Peretti is the managing member of Jonah Peretti LLC and has sole voting, investment and dispositive power over the shares held by Jonah Peretti, LLC.

(9)
Consists of (i) 31,461 shares of Class B common stock held by John Johnson III and (ii) 5,550,953 shares of Class B common stock held by Johnson BF, LLC. John S. Johnson III is the sole member of Johnson BF, LLC and shares voting and dispositive power over the shares held by Johnson BF, LLC. Mr. Johnson and Johnson BF, LLC have granted Mr. Peretti an irrevocable proxy over their 31,461 shares and 5,550,953 shares, respectively, pursuant to the Holder Voting Agreement. As a result, Mr. Johnson does not hold voting power of these shares, but retains dispositive power.

(10)
Consists of (i) 5,220,000 shares of Class A common stock issuable upon conversion of $65,250,000 principal amount of convertible notes purchased by Redwood Master Fund Ltd. in the Convertible Note Financing, (ii) 2,240,000 shares of Class A common stock issuable upon conversion of $28,000,000 principal amount of convertible notes purchased by Redwood Opportunity Fund, Ltd. in the Convertible Note Financing and (iii) 140,000 shares of Class A common stock issuable upon conversion of $1,750,000 principal amount of convertible notes purchased by Corbin Opportunity Fund, L.P. in the Convertible Note Financing. The percentage ownership represents a percentage of the total Class A common stock which would be outstanding following a conversion of all convertible notes issued in the Convertible Note Financing. The conversion rate is 80 shares of Class A common stock per $1,000 principal amount of the convertible notes which is equivalent to a conversion price of approximately $12.50 per share. Redwood Capital Management, LLC (“RCM”) is the investment manager of Redwood Master Fund, Ltd. and Redwood Opportunity Master Fund, Ltd. RCM is wholly owned by Redwood Capital Management Holdings, LP (“RCM Holdings”). Mr. Ruben Kliksberg is the Chief Executive Officer of RCM, is the sole managing member of the general partner of RCM Holdings, and controls a majority of the limited partnership interests in RCM Holdings. Corbin Capital Partners Management, LLC is the general partner of Corbin Opportunity Fund, L.P. and Corbin Capital Partners, L.P. is the investment manager of Corbin Opportunity Fund, L.P. The mailing address for Redwood Master Fund Ltd., Redwood Opportunity Fund, Ltd. and Corbin Opportunity Fund, L.P. is c/o Redwood Capital Management, LLC, 250 W. 55th Street, New York, New York 10019.

(11)
Consists of 54,059 shares of Class A common stock that would be issuable upon settlement of RSU awards vested as of or within 60 days of December 3, 2021.

(12)
Consists of (i) 122,400 shares of Class A common stock that would be issuable upon settlement of RSU awards vested as of or within 60 days of December 3, 2021 and (ii) 76,498 shares of Class A common stock that would be issuable upon exercise of options exercisable as of or within 60 days of December 3, 2021, including 20,401 shares which are early exercisable and subject to repurchase as of December 3, 2021.
(13)
Consists of 3,985 shares of Class A common stock that would be issuable upon settlement of RSU awards vested as of or within 60 days of December 3, 2021.

(14)
Consists of (i)(a) 442,597 shares of Class A common stock held by Mr. Coleman and (b) 1,594,854 shares of Class A common stock that would be issuable upon exercise of options exercisable as of or within 60 days of December 3, 2021; (ii) 13,089 shares of Class A common stock held by The Audrey Amelia Coleman 2014 Trust; (iii) 51,722 shares of Class A common stock held by The Benjamin Coleman 2000 Trust; (iv) 12,538 shares of Class A common stock held by The Coleman 2014 Family Trust; (v) 13,089 shares of Class A common stock held by The Eloise Marie Coleman 2016 Trust; (vi) 51,722 shares of Class A common stock held by The Melissa Coleman 2000 Trust; and (vii) 51,722 shares of Class A common stock held by The Stephen Coleman 2000 Trust. Mr. Coleman is the trustee of each of The Audrey Amelia Coleman 2014 Trust, The Benjamin Coleman 2000 Trust, The Coleman 2014 Family Trust, The Eloise Marie Coleman 2016 Trust, The Melissa Coleman 2000 Trust and The Stephen Coleman 2000 Trust (together, the “Coleman Trusts”) and has voting and dispositive power over the shares held in each of the Coleman Trusts.

(15)
Consists of shares held by New Enterprise Associates 13, L.P., identified in footnote (4) above.

(16)
Consists of 31,237 shares of Class A common stock that would be issuable upon settlement of RSU awards vested as of or within 60 days of December 3, 2021.

SELLING SECURITYHOLDERS
The Selling Securityholders may offer and sell, from time to time, any or all of the shares of Class A common stock (including upon conversion of Class B common stock or Class C common stock) or warrants being offered for resale by this prospectus, which consists of:
•
up to 7,187,500 Founder Shares;

•
up to 15,637,500 shares of Class A common stock underlying the Notes;

•
up to 105,117,133 shares of Class A common stock issued or issuable to the BuzzFeed equity holders in connection with or as a result of the consummation of the Business Combination, consisting of:

•
up to 101,906,537 shares of Class A common stock (the “BuzzFeed Holder Shares”); and

•
up to 3,210,596 shares of Class A common stock issuable upon the exercise of certain stock option or restricted stock unit awards (“BuzzFeed Equity Award Shares”);

•
up to 9,583,333 shares of Class A common stock issuable upon the exercise of the Public Warrants;

•
up to 292,500 shares of Class A common stock usable upon the exercise of the Private Placement Warrants and Working Capital Warrants;

•
up to 259,167 Private Placement Warrants; and

•
up to 33,333 Working Capital Warrants.

The term “Selling Securityholders” includes the securityholders listed in the tables below and their permitted transferees, including, but not limited to, pledgees, donees, transferees, assignees, or other successors-in-interest, and others who later come to hold any of the Selling Securityholders’ interest in the shares of Class A common stock or warrants in accordance with the terms of the applicable agreements governing their respective registration rights, other than through public sale.
Certain stockholders are subject to lock-up restrictions pursuant to the Registration Rights Agreement and Investors’ Rights Agreement, which each provide that such stockholders (with the exception of holders of the Founder Shares (as defined in the Registration Rights Agreement)) will not transfer such shares until 180 days after the completion of the Business Combination.
The Sponsor, PA 2 Co-Investment, Craig-Hallum and certain affiliated individuals are subject to lock-up restrictions pursuant to the Registration Rights Agreement, which provides that such stockholders will not transfer such shares until the earlier of (i) December 3, 2022 (the one year anniversary of the Closing Date), (ii) the date that the last reported sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, and (iii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Closing Date that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Except as set forth in the footnotes below, the following tables set forth, based on written representations from the Selling Securityholders, certain information as of the date hereof regarding the beneficial ownership of our common stock by the Selling Securityholders and the shares of Class A common stock (including upon conversion of Class B common stock and Class C common stock) and warrants being offered by the Selling Securityholders. Information with respect to shares of common stock and number of warrants owned beneficially after the offering assumes the sale of all of the shares of Class A common stock (including upon conversion of Class B common stock and Class C common stock) and warrants registered hereby.
The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our Class A common stock, Class B common stock, Class C common stock and warrants of each Selling Securityholder, the number of shares of Class A common stock (including upon conversion of Class B common stock and Class C common stock) and number of warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering.

Because each Selling Securityholder may dispose of all, none or some portion of their shares of common stock or warrants, no estimate can be given as to the number of shares of common stock or warrants that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the shares of Class A common stock or warrants covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional shares of common stock or warrants during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented. The Selling Securityholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus.
We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.
Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these shares and warrants.
	Shares Beneficially Owned Prior to this Offering			Shares of Class A Common Stock Registered for Sale in this Offering	Shares Beneficially Owned After this Offering
Name(1)	Class A Common Stock	Class B Common Stock	Class C Common Stock		Class A Common Stock	Class B Common Stock	Class C Common Stock
200 Park Avenue Partners, LLC(2)	7,205,040	—	—	7,205,040	—	—	—
Entities Affiliated with Cohanzick(3)	3,388,125	—	—	3,388,125	—	—	—
Entities Affiliated with Cowen(4)	883,878	—	—	883,878	—	—	—
Craig-Hallum Capital Group LLC(5)	215,900	—	—	215,900	—	—	—
General Atlantic BF, L.P.(6)	7,862,502	—	—	7,862,502	—	—	—
Entities Affiliated with Hearst(7)	12,409,578	—	—	12,409,578	—	—	—
NBCUniversal Media, LLC(8)	30,880,000	—	—	30,880,000	—	—	—
New Enterprise Associates 13, Limited Partnership(9)	15,333,892	—	—	15,333,892	—	—	—
Entities Affiliated with Redwood(10)	9,903,750	—	—	9,903,750	—	—	—
Entities Affiliated with RRE(11)	10,350,407	—	—	10,350,407	—	—	—
Entities Affiliated with Silver Rock(12)	2,345,625	—	—	2,345,625	—	—	—
Entities Affiliated with Verizon(13)	5,000,000	—	6,478,031	11,478,031	—	—	—
Joan Amble(14)	55,143	—	—	55,143	—	—	—
David Bank(15)	20,000	—	—	20,000	—	—	—
Greg Coleman(16)	2,231,333	—	—	2,231,333	—	—	—

	Shares Beneficially Owned Prior to this Offering			Shares of Class A Common Stock Registered for Sale in this Offering	Shares Beneficially Owned After this Offering
Name(1)	Class A Common Stock	Class B Common Stock	Class C Common Stock		Class A Common Stock	Class B Common Stock	Class C Common Stock
Felicia DellaFortuna(17)	477,360	—	—	477,360	—	—	—
Scott Flanders(18)	7,225,040	—	—	7,225,040	—	—	—
Jon Jashni, Trustee of The Jashni Family Trust dated 11/19/09(19)	20,000	—	—	20,000	—	—	—
John Johnson III(20)	—	5,582,414	—	5,582,414	—	—	—
Patrick Kerins(21)	15,333,892	—	—	15,333,892	—	—	—
John Lipman(22)	157,119	—	—	6,000	151,119	—	—
Phuong Dao Nguyen(23)	716,039	—	—	716,039	—	—	—
Jonah Peretti(24)	—	12,019,830	—	12,019,830	—	—	—
Rhonda Powell(25)	260,100	—	—	260,100	—	—	—
Janet Rollé(26)	107,100	—	—	107,100	—	—	—
Kelli Turner(27)	25,000	—	—	25,000	—	—	—
Linda Yaccarino(28)	20,000	—	—	20,000	—	—	—
Name	Number of Warrants Beneficially Held Prior to this Offering	Number of Warrants Registered for Sale Hereby	Number of Warrants Beneficially Owned After this Offering
200 Park Avenue Partners, LLC(2)	252,500	252,500	—
PA 2 Co-Investment LLC(4)	28,000	28,000	—
Craig-Hallum Capital Group LLC(5)	6,000	6,000	—
John Lipman(22)	6,000	6,000	—

(1)
Unless otherwise noted, the business address of each of those listed in the table above is c/o BuzzFeed, Inc., 111 East 18th Street, New York, NY 10003.

(2)
For purposes of the first table, shares registered for sale hereby consist of (i) 6,852,540 Founder Shares, (ii) 100,000 BuzzFeed Holder Shares, (iii) 219,167 shares of Class A common stock issuable upon exercise of the Private Placement Warrants and (iv) 33,333 shares of Class A common stock issuable upon exercise of the Working Capital Warrants. For purposes of the second table, warrants for sale hereby consist of (i) 219,167 Private Placement Warrants and (ii) 33,333 Working Capital Warrants. The first table assumes the exercise in full of the Private Placement Warrants held by the Sponsor, and the second table assume no exercise of the Private Placement Warrants held by the Sponsor. The Sponsor is controlled by Scott Flanders, as manager, and therefore Mr. Flanders has voting and dispositive power over the Founder Shares held by the Sponsor and may be deemed to beneficially own such shares. The Voting Agreement provides that the Voting Agreement Parties, which includes Jonah Peretti and certain of his affiliates, shall vote all shares of common stock beneficially held by such Voting Agreement Parties in favor of the election to the Board of certain individuals designated by the Sponsor and, as a result, the Sponsor is deemed to share beneficial ownership of Jonah Peretti’s shares of common stock. The mailing address of the Sponsor is P.O. Box 7859, Avon, Colorado 81620.

(3)
Shares registered for sale hereby consist of (i) 62,550 shares of Class A common stock issuable upon conversion of $600,000 principal amount of Notes purchased by Cohanzick Absolute Return Master Fund, Ltd., (ii) 510,825 shares of Class A common stock issuable upon conversion of $4,900,000 principal amount of Notes purchased by CrossingBridge Low Duration High Yield Fund, (iii) 979,950 shares of Class A common stock issuable upon conversion of $9,400,000 principal amount of Notes purchased by Destinations Global Fixed Income Opportunities Fund, (iv) 1,021,650 shares of Class A common stock issuable upon conversion of $9,800,000 principal amount of Notes purchased by Destinations Low Duration Fixed Income Fund, (v) 83,400 shares of Class A common stock issuable upon conversion of $800,00 principal amount of Notes purchased by LeafFilter North Holdings, Inc., (vi) 166,800 shares of Class A common stock issuable upon conversion of $1,600,000 principal amount of Notes purchased by OU 2, LLC, and (vii) 562,950 shares of Class A common stock issuable upon conversion of $5,400,000 principal amount of Notes purchased by RiverPark Strategic Income Fund. Share amounts represent the maximum conversion rate of 100 shares of Class A common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $10.00 per share, plus any accrued and unpaid interest which may be payable to the holder of Notes. Cohanzick Management, LLC is the Investment Adviser to RiverPark Strategic Income Fund, OU2 LLC, and Leaffilter North Holdings, Inc. CrossingBridge Advisors, LLC (a wholly owned subsidiary of Cohanzick Management, LLC) is the Investment Adviser to CrossingBridge Low Duration High Yield Fund, Destinations Low Duration Fixed Income Fund and Destinations Global Fixed Income Opportunities Fund. Cohanzick Offshore Advisors, LP is the Investment Adviser to Cohanzick Absolute Return Master Fund, Ltd. David K. Sherman controls a majority of the limited partnership interest in Cohanzick Offshore Advisors, L.P. and is the Managing Member of Cohanzick Management, LLC. The address for Cohanzick, CrossingBridge and Cohanzick Offshore Advisors, L.P. is 427 Bedford Road Suite 230, Pleasantville, New York 10570.
(4)
For purposes of the first table, shares registered for sale hereby consist of (i) 150,656 BuzzFeed Holder Shares held by Cowen Investments II LLC (“CI II”), (ii) 705,222 shares of Class A common stock held by PA 2 Co-Investments LLC (“PA 2”) consisting of (a) 621,222 Founder Shares and (b) 84,000 BuzzFeed Holder Shares and (iii) 28,000 shares of Class A common stock issuable upon exercise of Private Placement Warrants held by PA 2. For purposes of the second table, warrants for sale hereby consist of 28,000 Private Placement Warrants held by PA 2. The first table assumes the exercise in full of the Private Placement Warrants held by PA 2 and the second table assumes no exercise of the Private Placement Warrants held by PA 2. In connection with the closing of the Business Combination, the Company entered into a Private Placement Share Purchase Agreement with CI II (the “Cowen Share Purchase Agreement”), which became effective on December 4, 2021. Pursuant to the Share Purchase Agreement, the Company agreed to sell and CI II agreed to subscribe for 150,656 shares of Class A common stock, respectively, in full satisfaction of $1.5 million, a portion of cash fees payable to an affiliate of Cowen in connection with certain services provided to the Company in connection with the Business Combination. The purchase and sale of the shares of Class A common stock pursuant to the Share Purchase Agreements was consummated on December 4, 2021. CI II and PA 2 are affiliates of Cowen and Company, LLC, a registered broker-dealer. As the managing member of PA 2, CI II may be deemed to beneficially own the securities owned directly by PA 2. As the sole member of CI II, RCG LV Pearl LLC may be deemed to beneficially own the securities owned directly by CI II. As the sole member of RCG LV Pearl LLC, Cowen Inc. may be deemed to beneficially own the securities owned directly by CI II. As Chief Executive Officer of Cowen Inc., Jeffrey Solomon may be deemed to beneficially own the securities owned directly by CI II. Mr. Solomon disclaims beneficial ownership of the securities. The mailing address of PA 2 and CI II is 599 Lexington Avenue, New York, New York 10022.

(5)
For purposes of the first table, shares registered for sale hereby consist of (i) 209,900 Founder Shares and (ii) 6,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants. For purposes of the second table, warrants for sale hereby consist of 6,000 Private Placement Warrants. The first table assumes the exercise in full of the Private Placement Warrants held by Craig-Hallum Capital Group LLC (“Craig-Hallum”), and the second table assumes no exercise of the Private Placement Warrants held by Craig Hallum. In connection with the closing of the Business Combination, the Company entered into a Private Placement Share Purchase Agreement with Craig-Hallum (the “Share Purchase Agreement”), which became effective on December 4, 2021. Pursuant to the Share Purchase Agreement, the Company agreed to sell and Craig-Hallum agreed to subscribe for 58,781 shares of Class A common stock in full satisfaction of $0.6 million, a portion of cash fees payable to an affiliate of Craig-Hallum in connection with certain services provided to the Company in connection with the Business Combination. The purchase and sale of the shares of New BuzzFeed Class A common stock pursuant to the Share Purchase Agreement was consummated on December 4, 2021. As Chief Executive Officer of Craig-Hallum, Steven Dyer may be deemed to beneficially own the securities owned directly by Craig-Hallum. The mailing address of Craig-Hallum is 222 S. 9th Street, Suite 350, Minneapolis, Minnesota 55402.
(6)
Shares registered for sale hereby consist of 7,862,502 BuzzFeed Holder Shares held by General Atlantic BF, L.P. (“GA BF”). Each of the following investment funds (the “GA Funds”) shares beneficial ownership of the BuzzFeed Holder Shares held by GA BF: General Atlantic Partners 93, L.P. (“GAP 93”), GAPCO GmbH & Co. KG (“GAPCO GmbH”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments V, LLC (“GAPCO V”) and GAP Coinvestments CDA, L.P. (“GAPCO CDA”). The general partner of GA BF is General Atlantic (SPV) GP, LLC, a Delaware limited liability company (“GA SPV”). The sole member of GA SPV is General Atlantic, L.P., a Delaware limited partnership (“GA LP”), which is ultimately controlled by the Management Committee of GASC MGP, LLC (the “Management Committee”). GA LP is the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. The general partner of GAP 93 is General Atlantic GenPar, L.P. (“GA GenPar”) and the general partner of GA GenPar is GA LP. The general partner of GAPCO GmbH is GAPCO Management GmbH (“GAPCO Management”). There are nine members of the Management Committee. GA BF, the GA Funds, GA SPV, GA GenPar, GAPCO Management and GA LP (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The mailing address of the foregoing General Atlantic entities, other than GAPCO GmbH and GAPCO Management, is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, New York 10055. The mailing address of GAPCO GmbH and GAPCO Management is c/o General Atlantic GmbH, Luitpoldblock, Amiraplatz 3, 80333 München, Germany. Each of the members of the GA Management Committee disclaims ownership of the shares except to the extent that he has a pecuniary interest therein.

(7)
Shares registered for sale hereby consist of (i) 5,000,000 BuzzFeed Holder Shares held by HDS II, Inc. and (ii) 7,409,578 BuzzFeed Holder Shares held by Hearst Communications, Inc. HDS II, Inc. is a wholly-owned subsidiary of Hearst Communications, Inc. Each of Hearst Communications, Inc., Hearst Holdings, Inc., The Hearst Corporation and The Hearst Family Trust may be deemed to beneficially own the shares held by Hearst Communications, Inc. and HDS II, Inc. Hearst Communications, Inc. has the power to direct the voting and disposition of the shares as the controlling stockholder of HDS II, Inc. Hearst Holdings, Inc. has the power to direct the voting and disposition of the shares as the controlling stockholder of Hearst Communications, Inc. The Hearst Corporation has the power to direct the voting and disposition of the shares as the controlling stockholder of Hearst Holdings, Inc. The Hearst Family Trust has the power to direct the voting and disposition of the shares as the controlling stockholder of The Hearst Corporation. The mailing address of each of HDS II, Inc., Hearst Communications, Inc., Hearst Holdings, Inc., The Hearst Corporation and The Hearst Family Trust is 300 West 57th Street, New York, New York 10019.

(8)
Shares registered for sale hereby consist of 30,880,000 BuzzFeed Holder Shares. NBCUniversal Media, LLC is a wholly owned subsidiary of Comcast Corporation. The mailing address of NBCUniversal Media, LLC is 30 Rockefeller Plaza, New York, New York 10112.

(9)
Shares registered for sale hereby consist of 15,333,892 BuzzFeed Holder Shares. The shares directly held by New Enterprise Associates 13, L.P. (“NEA 13”) are indirectly held by NEA Partners 13, L.P. (“Partners 13”), which is the sole general partner of NEA 13; NEA 13 GP, LTD (“NEA 13 LTD”), which is the sole general partner of Partners 13; and each of the individual directors of NEA 13 LTD. The individual directors of NEA 13 LTD (the “NEA 13 Directors”) are Forest Baskett, Patrick Kerins, and Scott D. Sandell. Partners 13, NEA 13 LTD, and the NEA 13 Directors share voting and dispositive power with regard to the shares owned directly by NEA 13. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The mailing address of NEA 13 is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(10)
Shares registered for sale hereby consist of (i) 182,438 shares of Class A common stock issuable upon conversion of $1,750,000 principal amount of Notes purchased by Corbin Opportunity Fund, L.P., (ii) 6,802,313 shares of Class A common stock issuable upon conversion of $62,250,000 principal amount of Notes purchased by Redwood Master Fund, LTD and (iii) 2,919,000 shares of Class A common stock issuable upon conversion of $28,000,000 principal amount of Notes purchased by Redwood Opportunity Fund, LTD. Share amounts represent the maximum conversion rate of 100 shares of Class A common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $10.00 per share, plus any accrued and unpaid interest which may be payable to the holder of Notes. Redwood Capital Management, LLC (“RCM”) is the investment manager of Redwood Master Fund, Ltd. and Redwood Opportunity Master Fund, Ltd. RCM is wholly owned by Redwood Capital Management Holdings, LP (“RCM Holdings”). Mr. Ruben Kliksberg is the Chief Executive Officer of RCM, is the sole managing member of the general partner of RCM Holdings, and controls a majority of the limited partnership interests in RCM Holdings. Corbin Capital Partners Management, LLC is the general partner of Corbin Opportunity Fund, L.P. and Corbin Capital Partners, L.P. is the investment manager of Corbin Opportunity Fund, L.P. The mailing address for Redwood Master Fund Ltd., Redwood Opportunity Fund, Ltd. and Corbin Opportunity Fund, L.P. is c/o Redwood Capital Management, LLC, 250 W. 55th Street, New York, New York 10019.
(11)
Shares registered for sale hereby consist of (i) 812,577 BuzzFeed Holder Shares held by RRE Leaders Fund LP and (ii) 9,537,830 BuzzFeed Holder Shares held by RRE Ventures IV, L.P. RRE Leaders GP, LLC, the general partner of RRE Leaders Fund LP, has sole voting and dispositive power with respect to the shares held by RRE Leaders Fund LP. The sole general partner of RRE Ventures IV, L.P. is RRE Ventures GP IV, LLC. The managing members and officers of these entities are James D. Robinson IV, Stuart J. Ellman, and William D. Porteous, a member of BuzzFeed’s Board. The mailing address of each of these entities is 130 East 59th Street, 17th Floor, New York, NY 10022.

(12)
Shares registered for sale hereby consist of (i) 398,965 shares of Class A common stock issuable upon conversion of $3,827,000 principal amount of Notes purchased by FMAP SOC Limited (“FMAP”), (ii) 477,361 shares of Class A common stock issuable upon conversion of $4,579,000 principal amount of Notes purchased by Silver Rock Opportunistic Credit Fund LP (“Silver Rock OCF”), (iii) 1,017,063 shares of Class A common stock issuable upon conversion of $9,756,000 principal amount of Notes purchased by Silver Rock Opportunities Fund I LP (“Silver Rock OF I”), (iv) 51,500 shares of Class A common stock issuable upon conversion of $494,000 principal amount of Notes purchased by Silver Rock RC Opportunistic Credit Fund LP (“Silver Rock RC OCF”) and (v) 400,737 shares of Class A common stock issuable upon conversion of $3,844,000 principal amount of Notes purchased by SRF Assets Opportunistic Credit Fund LP (“SRF Assets OCF” and, together with FMAP, Silver Rock OCF, Silver Rock OF I and Silver Rock RC OCF, the “Silver Rock Parties”). Share amounts represent the maximum conversion rate of 100 shares of Class A common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $10.00 per share, plus any accrued and unpaid interest which may be payable to the holder of Notes. SRF Master Fund GP LLC is the General Partner of Silver Rock OCF, Silver Rock OF I, Silver Rock RC OCF and SRF Assets OCF. Carl Meyer is the Managing Member of SRF Master Fund GP LLC. Silver Rock Financial LP is the investment adviser for the Silver Rock Parties. The mailing address for the Silver Rock Parties is c/o Silver Rock Financial LP, 12100 Wilshire Boulevard, Suite 1000, Los Angeles, California 90025.

(13)
Shares registered for sale hereby consist of (i) 5,000,000 BuzzFeed Holder Shares held by Verizon CMP Holdings LLC (“Verizon CMP”) and (ii) 6,478,031 BuzzFeed Holder Shares issuable upon the conversion of 6,478,031 shares of Class C common stock held by Verizon Ventures LLC (“Verizon Ventures” and, together with Verizon CMP, the “Verizon Parties”). Each of Verizon CMP and Verizon Ventures is an indirect, wholly-owned subsidiary of Verizon Communications, Inc. The mailing address of the Verizon Parties is One Verizon Way, Basking Ridge, New Jersey 07920.

(14)
Shares registered for sale hereby consist of (i) 3,985 BuzzFeed Holder Shares and (ii) 51,158 BuzzFeed Equity Award Shares issuable upon the settlement of RSU awards held by Joan Amble as of the date hereof.

(15)
Shares registered for sale hereby consist of 20,000 Founder Shares.

(16)
Shares registered for sale hereby consist of (i) 636,479 BuzzFeed Holder Shares and (ii) 1,594,854 BuzzFeed Equity Award Shares issuable upon the exercise of option awards held by Greg Coleman as of the date hereof.

(17)
Shares registered for sale hereby consist of (i) 76,500 BuzzFeed Equity Award Shares issuable upon the exercise of option awards held by Felicia DellaFortuna as of the date hereof and (ii) 400,860 BuzzFeed Equity Award Shares issuable upon the exercise of RSU awards held by Ms. DellaFortuna as of the date hereof.
(18)
For purposes of the first table, shares registered for sale hereby consist of (i) 20,000 Founder Shares held by Scott Flanders, (ii) the 6,852,540 Founder Shares held by the Sponsor identified in footnote (2) above, (iii) the 100,000 BuzzFeed Holder Shares held by the Sponsor identified in footnote (2) above, (iv) the 219,167 shares of Class A common stock issuable upon exercise of the Private Placement Warrants held by the Sponsor identified in footnote (2) above and (v) the 33,333 shares of Class A common stock issuable upon exercise of the Working Capital Warrants held by the Sponsor identified in footnote (2) above. For purposes of the second table, warrants for sale hereby consist of the Private Placement Warrants held by the Sponsor identified in footnote (2) above. The first table assumes the exercise in full of the Private Placement Warrants and Working Capital Warrants held by the Sponsor, and the second table assume no exercise of the Private Placement Warrants and Working Capital Warrants held by the Sponsor. The Sponsor is controlled by Mr. Flanders, as manager, and therefore Mr. Flanders has voting and dispositive power over the Founder Shares held by the Sponsor and may be deemed to beneficially own such shares. The mailing address of the Sponsor is P.O. Box 7859, Avon, Colorado 81620.

(19)
Shares registered for sale hereby consist of 20,000 Founder Shares.

(20)
Shares registered for sale hereby consist of (i) 31,461 BuzzFeed Holder Shares issuable upon the conversion of 31,461 shares of Class B common stock held by John S. Johnson III and (ii) 5,550,953 BuzzFeed Holder Shares issuable upon the conversion of 5,550,953 shares of Class B common stock held by Johnson BF, LLC. Mr. Johnson is the sole member of Johnson BF, LLC and shares voting and dispositive power over the shares held by Johnson BF, LLC. Mr. Johnson and Johnson BF, LLC have granted Jonah Peretti an irrevocable proxy over their 31,461 shares of Class B common stock and 5,550,953 shares of Class B common stock, respectively, pursuant to the Holder Voting Agreement. As a result, Mr. Johnson does not hold voting power of these shares, but retains dispositive power.

(21)
Shares registered hereby consist of the BuzzFeed Holder Shares held by New Enterprise Associates 13, L.P., identified in footnote (9) above.

(22)
For purposes of the first table, shares registered for sale hereby consist of 6,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants. For purposes of the second table, warrants for sale hereby consist of 6,000 Private Placement Warrants. The first table assumes the exercise in full of the Private Placement Warrants held by John Lipman, and the second table assumes no exercise of the Private Placement Warrants held by Mr. Lipman.

(23)
Shares registered for sale hereby consist of (i) 358,020 BuzzFeed Equity Award Shares issuable upon the exercise of option awards held by Phuong Dao Nguyen as of the date hereof and (ii) 358,019 BuzzFeed Equity Award Shares issuable upon the exercise of RSU awards held by Ms. Nguyen as of the date hereof.

(24)
Shares registered for sale hereby consist of (i) 5,237,416 BuzzFeed Holder Shares held by Jonah Peretti, LLC, (ii) 1,200,000 BuzzFeed Holder Shares held in the account of PNC Bank, National Association, as escrow agent, pursuant to the terms of the Amended and Restated Escrow Agreement, and (iii) 5,582,414 BuzzFeed Holder Shares over which Mr. Peretti holds an irrevocable proxy granted by John Johnson III and Johnson BF, LLC pursuant to the Holder Voting Agreement, as further described in footnote (20). Mr. Peretti is the managing member of Jonah Peretti LLC and has sole voting, investment and dispositive power over the shares held by Jonah Peretti, LLC.

(25)
Shares registered for sale hereby consist of 260,100 BuzzFeed Equity Award Shares issuable upon the settlement of RSU awards held by Rhonda Powell as of the date hereof.

(26)
Shares registered for sale hereby consist of 107,100 BuzzFeed Equity Award Shares issuable upon the settlement of RSU awards held by Janet Rollé as of the date hereof.

(27)
Shares registered for sale hereby consist of 25,000 Founder Shares.

(28)
Shares registered for sale hereby consist of 20,000 Founder Shares.

For information regarding certain related party transactions involving certain of the Selling Securityholders, see “Certain Relationships and Related Person Transactions” in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — New BuzzFeed
Amended and Restated Registration Rights Agreement
At the Closing, New BuzzFeed, the Sponsor and certain stockholders, including NBCUniversal Media, LLC (“NBCU”), New Enterprise Associates, RRE, General Atlantic and Jonah Peretti, LLC, each of which hold 5% or more of Class A common stock or Class B common stock, entered into an amended and restated registration rights agreement, pursuant to which, among other things, the parties thereto were granted certain customary registration rights with respect to shares of Class A common stock.
Voting Agreement
On June 24, 2021, New BuzzFeed, the Sponsor, Mr. Jonah Peretti, and each of his permitted transferees, holding any shares of BuzzFeed capital stock issued and outstanding immediately prior to the Effective Time or that will hold any shares of New BuzzFeed common stock as of immediately following the Closing, entered into the Voting Agreement, pursuant to which the Voting Agreement Parties agreed to vote all New BuzzFeed common stock held by such party in favor of the following nominees to serve as members of the board of directors of New BuzzFeed: (a) one director nominee to be designated by the Sponsor; and (b) two director nominees to be designated by the mutual agreement of Mr. Jonah Peretti and the Sponsor.
Holder Voting Agreement
On July 21, 2021, New BuzzFeed, John Johnson III, Johnson BF, LLC (“Johnson BF”) and Mr. Peretti entered into the Holder Voting Agreement, pursuant to which Mr. Johnson and Johnson BF agreed to grant to Mr. Peretti an irrevocable proxy to vote or consent as to all of Mr. Johnson’s and Johnson BF’s shares (including any shares Mr. Johnson or Johnson BF acquire following the date of the agreement), in Mr. Peretti’s sole discretion, on all matters submitted to a vote of New BuzzFeed’s stockholders or through the solicitation of a written consent of stockholders. Such proxy shall terminate upon the following: (a) liquidation, dissolution or winding up of the business operations of New BuzzFeed or a Liquidation Event (as defined in BuzzFeed’s Seventh Amended and Restated Certificate of Incorporation); (b) the execution by New BuzzFeed of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of New BuzzFeed; (c) in the sole discretion of Mr. Peretti, the express written consent of Mr. Peretti (which he shall be under no obligation to provide); or (d) Mr. Peretti’s death.
NBCU Commercial Agreement
On June 23, 2021, BuzzFeed entered into a Commercial Agreement with NBCU, a holder of at least 5% of Class A common stock, pursuant to which, among other things, effective on the Closing Date: (1) NBCU will continue to be entitled to marketing services on BuzzFeed platforms at certain discounted rates; (2) BuzzFeed will provide editorial promotion of at least $1.0 million in marketing value during each year of the term of the Commercial Agreement across BuzzFeed’s digital properties at no cost to NBCU, its affiliates and joint ventures and their respective brands; (3) BuzzFeed will provide licensed content to NBCU to be made available on an applicable NBCU entity streaming service under certain exclusivity terms during the remainder of the term of the Commercial Agreement; (4) NBCU shall be the exclusive sales representative for all BuzzFeed inventory, including HuffPost inventory, on Apple News and BuzzFeed shall endeavor to spend at least $1.0 million during the first year of the term of the Commercial Agreement to promote any of its commerce initiatives; and (5) BuzzFeed will provide 200 million impressions per year of the term of the Commercial Agreement to drive traffic from the BuzzFeed platforms and third-party social media platforms to NBCU news properties. The Commercial Agreement shall continue to be in effect for a period of three years, unless earlier terminated by either party in accordance with its terms and conditions, or until terminated by BuzzFeed as of the date that NBCU realizes $400.0 million or more in value for the NBCU Base Shares (as defined in the Escrow Agreement).

Convertible Note Financing
In June 2021, the Company entered into a private placement with certain purchasers to sell $150.0 million aggregate principal amount of unsecured convertible notes due 2026 and issued the convertible notes due 2026 at the Closing. The convertible notes bear interest at a rate of 8.50% per annum, payable semi-annually and are convertible into approximately 12,000,000 shares of Class A common stock at an initial conversion price of $12.50 and mature on December 3, 2026.
The Company may, at its election, force conversion of the convertible notes after the third anniversary of the issuance of the convertible notes, subject to a holder’s prior right to convert and certain other conditions, if the volume-weighted average trading price of the Class A common stock is greater than or equal to 130% of the conversion price for more than 20 trading days during a period of 30 consecutive trading days. In the event that a holder of the convertible notes elects to convert its convertible notes after the one year anniversary, and prior to the three-year anniversary, of the issuance of the convertible notes, we will be obligated to pay an amount equal to: (i) from the one year anniversary of the issuance of the convertible notes to the two year anniversary of the issuance of the convertible notes, an amount equal to 18 month’s interest declining ratably on a monthly basis to 12 month’s interest on the aggregate principal amount of the convertible notes so converted and (ii) from the two year anniversary of the issuance of the convertible notes to the three year anniversary of the issuance of the convertible notes, an amount equal to 12 month’s interest declining ratably on a monthly basis to zero month’s interest, in each case, on the aggregate principal amount of the convertible so converted (the “Interest Make-Whole Payment”). The Interest Make-Whole Payment will be payable in cash.
The transaction resulted in gross proceeds to us of $150.0 million. Following the transaction, one of the purchasers of the unsecured convertible notes, collectively with its affiliates, holds 5% or more of Class A common stock assuming conversion of the notes into shares of Class A common stock within 60 days of the Closing.
Indemnification Agreements
At the Closing, New BuzzFeed entered into new indemnification agreements with each of its respective directors and executive officers. The indemnification agreements provide that New BuzzFeed will indemnify each of its directors, executive officers, and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of New BuzzFeed’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Certificate of Incorporation and the Bylaws.
The Certificate of Incorporation, which became effective upon the completion of the Business Combination, contains provisions limiting the liability of directors, and the Bylaws, became effective upon the completion of the Business Combination, provide that New BuzzFeed will indemnify each of its directors to the fullest extent permitted under Delaware law. The Certificate of Incorporation and Bylaws also provide the Board with discretion to indemnify officers and employees when determined appropriate by the Board. In addition, the Bylaws provide that, to the fullest extent permitted by Delaware law and subject to very limited exceptions, New BuzzFeed will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.
Other Transactions
Melissa Bryant-Coleman, the daughter of Greg Coleman, a member of the Board, is currently employed by BuzzFeed in a non-executive role. BuzzFeed paid aggregate compensation to Ms. Bryant-Coleman of approximately $128,613 in 2019, $141,636 in 2020 and $146,750 in 2021, comprised of salary, bonus, and matching contributions to the company-sponsored retirement plan.
Dan Bryant-Coleman, the son-in-law of Greg Coleman, was employed by BuzzFeed in a non-executive role. BuzzFeed paid aggregate compensation to Mr. Dan Bryant-Coleman of approximately $148,311 in 2019, comprised of salary, bonus, and matching contributions to the company-sponsored retired plan.

Marketing and Content Agreements
In 2018, 2019 and 2020, BuzzFeed entered into a Marketing Partnership Agreement with NBCU, a holder of 5% or more of Class A common stock. Pursuant to this agreement, NBCU purchased media distribution from BuzzFeed, receiving a preferred customer rate for such services. BuzzFeed further agreed to provide research services to NBCU at no additional cost. Pursuant to the agreement, BuzzFeed also provided NBCU with certain spend credits and custom audience data. NBCU paid BuzzFeed a total of $3.6 million and $9.9 million for the years ended December 31, 2020 and 2019, respectively, under the Marketing Partnership Agreement. This agreement was most recently amended in March 2021 and is no longer in effect.
In May 2020, BuzzFeed also entered into the Certificate of Results and Proceeds with Universal Television, LLC (“UTV”), an affiliate of NBCU, who may be a holder of 5% or more of BuzzFeed’s Class A common stock, related to an agreement (the “First Look Agreement”) between BuzzFeed and UTV whereby BuzzFeed is engaged to submit exclusively to UTV on a “first look” basis certain concepts which BuzzFeed desires to develop or produce, and UTV has the right to identify concepts for projects based on certain BuzzFeed content. The First Look Agreement was executed on September 29, 2021.
Advertising Sales Agreement
In November 2016, BuzzFeed entered into a Binding Term Sheet relating to Advertising Sales with NBCU, as amended on October 1, 2018 (the “Ad Sales Term Sheet”). Pursuant to the Ad Sales Term Sheet, BuzzFeed develops and produces original content for an advertiser to be distributed on BuzzFeed and/or NBCU platforms. NBCU leads the sales for all advertising or advertising campaigns under the Ad Sales Term Sheet and is permitted to resell any BuzzFeed video advertising inventory at a price of its sole discretion. Between the years 2019 and 2020, BuzzFeed and NBCU entered into transactions under the Ad Sales Term Sheet in an aggregate amount of approximately $2.4 million. The Ad Sales Term Sheet automatically renews every six months for an additional six-month term, subject to written notice of non-renewal by either party at least 30 days in advance of a subsequent renewal term. The Ad Sales Term Sheet was not renewed as of November 1, 2021 and is no longer in effect.
Amended and Restated Investor Rights Agreement
BuzzFeed was party to the Eighth Amended and Restated Investors’ Rights Agreement, dated as of June 24, 2021 (the “IRA”) with certain holders of its preferred and common stock, including New Enterprise Associates and RRE, which are affiliated with Eric Hippeau and William Porteous, respectively, each previously a director of BuzzFeed, and Patrick Kerins, a director of New BuzzFeed, and General Atlantic, Hearst Communications, Inc. (“Hearst”), Jonah Peretti, LLC and John Johnson, each of which, collectively with its respective affiliates, holds 5% or more of Class A common stock or Class B common stock. Pursuant to the IRA, these stockholders were entitled to certain information rights, rights to participate in certain additional issuances of BuzzFeed’s capital stock and rights with respect to the registration of their shares. Further, the parties to the IRA agreed to be subject to a post-closing lock-up with respect to their common shares for a period of 180 days, subject to customary terms; provided that any waiver, termination, shortening or other modification to similar restrictions applicable to such shares shall apply pro rata. All of the terms of the IRA, except for the market standoff provisions, terminated in connection with the closing of the Business Combination.
Amended and Restated Right of First Refusal Agreement
BuzzFeed was party to the Seventh Amended and Restated First Refusal and Co-Sale Agreement, dated February 16, 2021, with certain holders of its preferred stock, including New Enterprise Associates and RRE, which are affiliated with Eric Hippeau and William Porteous, respectively, each previously a director of BuzzFeed, and Patrick Kerins, a director of New BuzzFeed, and NBCU, General Atlantic, Hearst and John Johnson, each of which, collectively with its respective affiliates, holds 5% or more of Class A common stock or Class B common stock, pursuant to which such parties had rights of first refusal and co-sale with respect to certain proposed stock transfers. This agreement terminated in connection with the closing of the Business Combination.

Amended and Restated Voting Agreement
BuzzFeed was party to the Seventh Amended and Restated Voting Agreement, dated February 16, 2021, with certain holders of its preferred stock including New Enterprise Associates and RRE, which are affiliated with Eric Hippeau and William Porteous, respectively, each previously a director of BuzzFeed, and Patrick Kerins, a director of New BuzzFeed, and NBCU, General Atlantic, Hearst and John Johnson, each of which, collectively with its respective affiliates, holds 5% or more of Class A common stock or Class B common stock, pursuant to which such parties agreed to vote their shares of BuzzFeed capital stock on certain matters, including with respect to the election of directors, and agreed to certain drag-along provisions. This agreement terminated in connection with the closing of the Business Combination.
Certain Relationships and Related Person Transactions — 890
Founder Shares
On October 15, 2020, the Sponsor purchased an aggregate of 7,187,500 founder shares in exchange for a capital contribution of $25,000, or approximately $0.003 per share. In December 2020, the Sponsor sold 621,222 founder shares to PA 2 Co-Investment (an affiliate of Cowen), and in January 2021 sold an aggregate of 266,238 founder shares to Craig-Hallum and certain of its affiliates and an aggregate of 105,000 founder shares to 890’s independent director nominees (20,000 shares to each of Linda Yaccarino, Scott Flanders, David Bank, and John Jashni, and 25,000 to Kelli Turner (Ms. Turner received 20,000 shares for her service as an independent director and 5,000 shares for her service as chair of the audit committee)), resulting in the Sponsor holding 6,195,040 founder shares.
Private Placement Units and Private Placement Warrants
The Founders purchased an aggregate of 777,500 Private Placement Units, consisting of one share of 890 Class A common stock and one-third of one redeemable warrant, each whole warrant (or Private Placement Warrant), in connection with 890’s IPO, at a price of $10.00 per Private Placement Unit, or $7.775 million in the aggregate. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.
Sponsor Lease
Commencing on the date of the listing of the Units on the Nasdaq Capital Market, 890 paid the Sponsor $20,000 per month for office space, utilities, general office and secretarial support, and administrative and support services. The Company ceased paying these monthly fees upon consummation of the Business Combination.
Working Capital Loans
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate the Sponsor loaned the Company $1.0 million on a non-interest basis. At the Closing, the Sponsor exercised its right to convert the working capital loans made by the Sponsor to the Company into an additional 33,333 private placement warrants and 100,000 shares of Class A common stock in satisfaction of $1.0 million principal amount of the loan. The Private Placement Warrants and shares of Class A common stock issued in satisfaction of the working capital loan were issued by the Company in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.
Policies and Procedures for Related-Person Transactions
Effective upon the consummation of the Business Combination, the Board adopted a written related-party transactions policy that conforms with the requirements for issuers having securities listed on the Nasdaq stock exchange. Under the policy, New BuzzFeed’s audit committee serves as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, New BuzzFeed’s nominating, corporate governance and corporate responsibility committee will serve as the approval authority for such transaction. New BuzzFeed’s legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial Officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that New BuzzFeed intends to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

DESCRIPTION OF CAPITAL STOCK
Authorized and Outstanding Capital Stock
The Certificate of Incorporation authorizes the issuance of 780,000,000 shares, consisting of 700,000,000 shares of Class A common stock, par value $0.0001 per share, 20,000,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of Class C common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. This Company will issue all shares of its capital stock in uncertificated form.
As of December 3, 2021, there were outstanding:
•
110,789,875 shares of Class A common stock;

•
15,872,459 shares of Class B common stock; and

•
6,478,031 shares of Class C common stock.

Common Stock
Voting Rights
Holders of Class A common stock are entitled to cast one vote for each share of Class A common stock held of record on all matters to be voted on by stockholders. Unless specified in the Certificate of Incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the shares of Class A common stock that are voted is required to approve any such matter voted on by stockholders. Holders of Class A common stock are not entitled to cumulate their votes in the election of directors.
Holders of Class B common stock are entitled to fifty (50) votes for each share of Class B common stock held of record on all matters submitted to a vote of stockholders. The holders of Class B common stock do not have cumulative voting rights in the election of directors.
Holders of Class C common stock hold non-voting shares as set out in the Certificate of Incorporation.
Dividend Rights
Holders of Class A common stock, Class B common stock and Class C common stock will share ratably (based on the number of shares of common stock held) if and when any dividend is declared by the Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the common stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of New BuzzFeed, each holder of common stock will be entitled, pro rata on a per share basis, to all assets of New BuzzFeed of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of New BuzzFeed then outstanding.
Lock-Up
Certain holders of common stock issued as consideration pursuant to the Two-Step Merger or issuable upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Business Combination in respect of awards of BuzzFeed outstanding immediately prior to the closing of the Business Combination may not Transfer such shares for 180 days following the closing of the Business Combination. These holders include the directors and officers of New BuzzFeed and holders that are party to the IRA (as defined herein). The Board may, in its sole discretion, determine to waive, amend, or repeal the foregoing lockup restriction; provided that any such waiver, amendment, termination, shortening, repeal or other modification shall apply pro rata to the common stock held by the stockholders party to the IRA (as defined herein).
The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Other Matters
Holders of shares of common stock do not have subscription, redemption or conversion rights. All the outstanding shares of common stock are validly issued, fully paid and non-assessable.
Preferred Shares
The Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants have been issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation; provided, however, that the Private Placement Warrants held by PA 2 Co-Investment and Craig-Hallum and their respective affiliates will not be exercisable more than five years from the commencement of sales of the IPO in accordance with FINRA Rule 5110(g)(8).
The Company is not obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company is not obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
The Company will use its best efforts to cause a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.
Once the warrants become exercisable, the Company may call the warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described below) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.
Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the Class A common stock except as otherwise described below;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.
Any public warrants held by the Company’s officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants if they exercise their public warrants in connection with such redemption (“fair market value” for such public warrants held by the Company’s officers or directors being defined as the last reported sale price of the public warrants on such redemption date).
As stated above, the Company can redeem the warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to the Company’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares of Class A common stock. If the Company chooses to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when shares of Class A common stock were trading at a price higher than the exercise price of $11.50 per share.
No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.
Redemption Procedures and Cashless Exercise.
If the Company calls the warrants for redemption as described under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00,” the Company’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the Company’s warrants. If the Company’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option to the Company if the Company does not need the cash from the exercise of the warrants. If the Company calls its warrants for redemption and the Company’s management does not take advantage of this option, the Initial Stockholders and their permitted transferees would still be entitled to exercise the Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. You should review a copy of the warrant agreement, which is filed as an exhibit to this prospectus, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional warrants have been issued upon separation of the units and only whole warrants will trade.
Private Placement Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among certain limited exceptions, to certain former officers and directors of the Company and other persons or entities affiliated with the Founders) and they will not be redeemable by the Company so long as they are held by the Initial Stockholders or their permitted transferees. The Initial Stockholders, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. If the Private Placement Warrant are held by holders other than the Initial Stockholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.
If a holder of the Private Placement Warrants elects to exercise the warrants on a cashless basis, the holder would pay the exercise price by surrendering his, her or its warrants for that number of shares of

Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor provided a $1.0 million loan to the Company. At the Closing, the Sponsor exercised its right to convert the working capital loan made by the Sponsor to the Company into an additional 33,333 Private Placement Warrants and 100,000 shares of New BuzzFeed’s Class A common stock in satisfaction of $1.0 million principal amount of the loan.
Exclusive Forum
The Certificate of Incorporation provides that, to the fullest extent permitted by law, unless the Company otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any action brought (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Certificate of Incorporation or the Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act or the Exchange Act.
Election of Directors
The Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except immediately following the Business Combination, Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). The election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the Bylaws and Applicable Law
Certain provisions of the Certificate of Incorporation, the Bylaws, and laws of the State of Delaware, where New BuzzFeed is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the common stock. New BuzzFeed believes that the benefits of increased protection give the Company the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New BuzzFeed and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms. For additional information, see the section titled “Risk Factors — Risks Related to Ownership of Our Securities — Anti-takeover provisions contained in the Certificate of Incorporation as well as provisions of Delaware law, could impair a takeover attempt.”
Authorized but Unissued Shares
The Certificate of Incorporation provides that certain shares of authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New BuzzFeed by means of a proxy contest, tender offer, merger, or otherwise.
Classified Board
The Certificate of Incorporation provides that the Board be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the Board is classified, directors may be removed only with cause by two-thirds of our outstanding shares.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New BuzzFeed with certain information. Generally, to be timely, a stockholder’s notice must be received at New BuzzFeed’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders.
The Bylaws also specify requirements as to the form and content of a stockholder’s notice. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified New BuzzFeed of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The Bylaws also allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.
These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New BuzzFeed.
Limitations on Stockholder Action by Written Consent
The Certificate of Incorporation provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of New BuzzFeed must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Special Meeting of Stockholders
The Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of New BuzzFeed or the Board

pursuant to a resolution adopted by a majority of the Board. Stockholders of New BuzzFeed will not be eligible and will have no right to call a special meeting.
Amendment of the Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
The Certificate of Incorporation provides that it may be amended by New BuzzFeed in the manners provided therein or prescribed by statute. The Certificate of Incorporation provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New BuzzFeed entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Certificate of Incorporation providing for the capital stock of New BuzzFeed, amendment of the Certificate of Incorporation, amendment of the Bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.
The Certificate of Incorporation also provides that the Board shall have the power to adopt, amend, alter, or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders of New BuzzFeed are prohibited from adopting, amending, altering, or repealing the Bylaws, and from adopting any provision inconsistent with the Bylaws, unless such action is approved, in addition to any other vote required by the Certificate of Incorporation, by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of New BuzzFeed entitled to vote generally in the election of directors, voting together as a single class.
Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:
(1)
prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New BuzzFeed’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Since the Certificate of Incorporation expressly elects to be governed by Section 203 of the DGCL, it applies to the Company. As a result, this provision will make it more difficult for a person who would be an

“interested stockholder” to effect various business combinations with New BuzzFeed for a three-year period. This provision may encourage companies interested in acquiring New BuzzFeed to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of New BuzzFeed or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.
The Bylaws provide that New BuzzFeed must indemnify and advance expenses to New BuzzFeed’s directors and officers to the fullest extent authorized by the DGCL. New BuzzFeed also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New BuzzFeed directors, officers, and certain employees for some liabilities. New BuzzFeed believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing lawsuits against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New BuzzFeed and its stockholders. In addition, your investment may be adversely affected to the extent New BuzzFeed pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of New BuzzFeed’s directors, officers, or employees for which indemnification is sought.
Corporate Opportunities
The Certificate of Incorporation provides for the renouncement by New BuzzFeed of any interest or expectancy of New BuzzFeed in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of New BuzzFeed who is not an employee or officer of New BuzzFeed or any of its subsidiaries, unless such matter, transaction, or interest is presented to, or acquired, created, or developed by, or otherwise comes into the possession of a director of New BuzzFeed expressly and solely in that director’s capacity as a director of New BuzzFeed.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, New BuzzFeed’s stockholders have appraisal rights in connection with a merger or consolidation of New BuzzFeed. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions
Under the DGCL, any of New BuzzFeed’s stockholders may bring an action in New BuzzFeed’s name to procure a judgment in New BuzzFeed’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of shares of common stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The Transfer Agent for our capital stock is Continental Stock Transfer & Trust Company.
Listing of Common Stock
Our Class A common stock and public warrants are listed on Nasdaq under the symbol “BZFD” and “BZFDW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned shares of our common stock or warrants that were acquired from us in an unregistered, private sale (“restricted securities”) for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.
Persons who have beneficially owned restricted securities for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares or other units of the class then outstanding; or

•
the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our affiliates will be able to sell their shares of Class A common stock and warrants, and any shares of Class A common stock received upon exercise of the warrants, as applicable, pursuant to Rule 144 without registration one year after the filing of the “Super” Form 8-K, which was filed on December 9, 2021. Absent registration under the Securities Act, our affiliates will not be permitted to sell their control securities under Rule 144 earlier than one year after the filing of the “Super” Form 8-K.
We are no longer a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities and control securities.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A common stock, warrants or interests in our Class A common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A common stock, warrants or interests in our Class A common stock or warrants on any stock exchange, market or trading facility on which shares of our Class A common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of their shares of Class A common stock, warrants or interests therein:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
one or more underwritten offerings;

•
block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of Class A common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•
an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
distributions to their employees, partners, members or stockholders;

•
short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•
through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;

•
in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•
by pledge to secure debts and other obligation;

•
directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;

•
through agents;

•
broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of Class A common stock or warrants at a stipulated price per share or warrant; and

•
through a combination of any of these methods or any other method permitted by applicable law.

The Selling Securityholders may effect the distribution of our Class A common stock or warrants from time to time in one or more transactions either:
•
at a fixed price or prices, which may be changed from time to time;

•
at market prices prevailing at the time of sale;

•
at prices relating to the prevailing market prices; or

•
at negotiated prices.

The Selling Securityholders may, from time to time, transfer, distribute (including distributions in kind by registered securityholders that are investment funds), pledge, assign or grant a security interest in some or all of the shares of our Class A common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees or secured parties may offer and sell such shares of Class A common stock or warrants, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Securityholders to include the transferee, distributee, pledgee, assignee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the shares in other circumstances, in which case the transferees, distributees, pledgees, assignees or other successors in interest will be the registered beneficial owners for purposes of this prospectus.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A common stock or warrants to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of Class A common stock or warrants pursuant to the distribution effected through this registration statement.
We and the Selling Securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our Class A common stock or warrants, including liabilities under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Class A common stock or warrants. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of Class A common stock or warrants through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:
•
the name of the selling securityholder;

•
the number of shares of Class A common stock or warrants, as applicable, being offered;

•
the terms of the offering;

•
the names of the participating underwriters, broker-dealers or agents;

•
any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•
the public offering price;

•
the estimated net proceeds to us from the sale of the Class A common stock or warrants, as applicable;

•
any delayed delivery arrangements; and

•
other material terms of the offering.

Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Securityholders (or their affiliates) in the ordinary course of business. The Selling Securityholders may also use underwriters or other third parties with whom such Selling Securityholders have a material relationship.
The Selling Securityholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.
There can be no assurances that the Selling Securityholders will sell, nor are the Selling Securityholders required to sell, any or all of the Class A common stock or warrants offered under this prospectus.
In connection with the sale of shares of our Class A common stock, warrants or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Class A common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock or warrants offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of shares of our Class A common stock or warrants offered by them will be the purchase price of such shares of our Class A common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
The Selling Securityholders also may in the future resell a portion of our Class A common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Class A common stock, warrants or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of shares of our Class A common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our Class A common stock and warrants to be sold, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To facilitate the offering of shares of our Class A common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A common stock or warrants by bidding for or purchasing shares of Class A common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.
Under the Registration Rights Agreement and the Note Registration Rights Agreement, we have agreed to indemnify the applicable Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
Under the Registration Rights Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part pursuant to such agreement until (i) all applicable securities shall have been sold, transferred, disposed of or exchanged in accordance with the registration statement; (ii) the securities shall have been otherwise transferred or new certificates or book entry for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) the securities shall have ceased to be outstanding; (iv) the securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC) (but with no volume or other restrictions or limitations); or (v) the securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
Under the Note Registration Rights Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part pursuant to such agreement until (i) all applicable securities shall have been sold, transferred, disposed of or exchanged in accordance with the registration statement; (ii) the securities shall have been sold or otherwise disposed of without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC); or (iii) the securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC) (with no restriction as to volume or manner of sale); provided, that the Company shall be required to maintain effectiveness of the registration for securities pursuant to this clause (iii) unless the holder of such securities (together with its affiliates) shall own less than 2% of the then-outstanding shares of common stock (on an as-converted basis with respect to the Notes of such holder and its affiliates (but not any other holder of securities that are convertible or exchangeable into shares of common stock).
We have agreed to pay all expenses in connection with this offering, other than underwriting discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. Selling Securityholders may use this prospectus in connection with resales of shares of our Class A common stock or warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Class A common stock and warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our Class A common stock and warrants.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Fenwick & West LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

CHANGE IN ACCOUNTANTS
Dismissal of Marcum LLP as the Independent Registered Public Accounting Firm.
On December 8, 2021, the audit committee of the Board approved the dismissal of Marcum LLP (“Marcum”), 890’s independent registered public accounting firm prior to the Business Combination.
The reports of Marcum on 890’s balance sheet as of December 31, 2020 and the statements of operations, changes in stockholder’s equity and cash flows for the period from September 9, 2020 (date of inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
During the period from September 9, 2020 (date of inception) through December 31, 2020, and through December 8, 2021, there were no disagreements between 890 and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on 890’s financial statements for such period.
During the period from September 9, 2020 (date of inception) through December 31, 2020, and through December 8, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), other than the material weakness in internal controls identified by management related to the accounting for certain complex features of the Class A common stock and warrants issued by the Company. This material weakness resulted in the restatement of the Company’s interim financial statements for the quarters ended March 31, 2021 and June 30, 2021.
The Company provided Marcum with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K, and requested Marcum furnish the Company with a copy of its letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not Marcum agrees with the statements related to them made by the Company in the “Super” Form 8-K. A copy of Marcum’s letter is attached as Exhibit 16.1 to the “Super” Form 8-K filed on December 9, 2021.
Newly Engaged Independent Registered Public Accounting Firm.
On December 8, 2021, the audit committee of the Board approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s new independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. Deloitte previously served as the independent registered public accounting firm of BuzzFeed prior to the Business Combination.
During the period from September 9, 2020 (date of inception) to the date the audit committee of the Board approved the engagement of Deloitte as the Company’s independent registered public accounting firm, 890 did not consult with Deloitte on the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company by Deloitte that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act, and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
EXPERTS
The financial statements of 890 5th Avenue Partners, Inc., as of December 31, 2020 and for the period from September 9, 2020 (inception) to December 31, 2020 included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of BuzzFeed, Inc. as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The financial statements of CM Partners, LLC as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock and warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our Class A common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.buzzfeed.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

890 5TH AVENUE PARTNERS, INC.
BUZZFEED, INC.

CM PARTNERS, LLC

890 5TH AVENUE PARTNERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$59,820	$201,781
Prepaid expenses	549,821	6,815
Total current assets	609,641	208,596
Investments held in Trust Account	287,510,994	—
Deferred offering costs associated with the initial public offering	—	338,798
Total Assets	$288,120,635	$547,394
Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$469,346	$120,269
Accrued expenses	70,000	99,931
Franchise tax payable	149,589	450
Advances from related party	—	13,050
Note payable – related party	—	300,000
Working capital loan – related party	1,000,000	—
Total current liabilities	1,688,935	533,700
Warrant liabilities	12,214,442	—
Total Liabilities	13,903,377	533,700
Commitments and Contingencies (Note 5)
Class A common stock subject to possible redemption, $0.0001 par value; 28,750,000 and 0 shares at $10.00 per share redemption value as of September 30, 2021 and December 31, 2020, respectively	287,500,000	—
Stockholder’s Equity (Deficit):
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; 777,500 issued and outstanding (excluding 28,750,000 shares subject to possible redemption) as of September 30, 2021 and none at December 31, 2020	78	—
Class F common stock, $0.0001 par value; 25,000,000 shares authorized; 7,187,500 shares issued and outstanding as of September 30, 2021 and December 31, 2020(1)	719	719
Additional paid-in capital	—	24,281
Accumulated deficit	(13,283,539)	(11,306)
Total stockholder’s equity (deficit)	(13,282,742)	13,694
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$288,120,635	$547,394

(1)
As of December 31, 2020, includes up to 937,500 shares of Class F common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On January 14, 2021, the over-allotment option was exercised in full. Thus, none of these shares were forfeited.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

890 5TH AVENUE PARTNERS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021
Operating expenses
General and administrative expenses	$416,535	$2,317,651
Administrative fee – related party	60,000	180,000
Franchise tax expense	50,411	149,589
Loss from operations	(526,946)	(2,647,240)
Other income (loss)
Change in fair value of warrant liabilities	109,592	(806,967)
Offering costs associated with issuance of public and private warrants	—	(231,566)
Net gain from investments held in Trust Account	3,024	10,994
Net loss	$(414,330)	$(3,674,779)
Weighted average shares outstanding of Class A common stock, basic and diluted	29,527,500	28,121,429
Basic and diluted net loss per share, Class A common stock	$(0.01)	$(0.10)
Weighted average shares outstanding of Class F common stock, basic and diluted	7,187,500	7,142,857
Basic and diluted net loss per share, Class F common stock	$(0.01)	$(0.10)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

890 5TH AVENUE PARTNERS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Three and Nine Months Ended September 30, 2021
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity (Deficit)
	Class A		Class F
	Shares	Amount	Shares(1)	Amount
Balance – December 31, 2020	—	$—	7,187,500	$719	$24,281	$(11,306)	$13,694
Sale of units in private placement, less derivative liabilities for private placement warrants	777,500	78	—	—	7,484,113	—	7,484,191
Accretion on Class A common stock subject to possible redemption amount – restated, see Note 2	—	—	—	—	(7,508,394)	(9,597,454)	(17,105,848)
Net income	—	—	—	—	—	1,040,995	1,040,995
Balance – March 31, 2021 (unaudited) – restated, see Note 2	777,500	78	7,187,500	719	—	(8,567,765)	(8,566,968)
Net loss	—	—	—	—	—	(4,301,444)	(4,301,444)
Balance – June 30, 2021 (unaudited) – restated, see Note 2	777,500	78	7,187,500	719	—	(12,869,209)	(12,868,412)
Net loss	—	—	—	—	—	(414,330)	(414,330)
Balance – September 30, 2021 (unaudited)	777,500	$78	7,187,500	$719	$—	$(13,283,539)	$(13,282,742)

(1)
As of December 31, 2020, and September 30, 2020, includes up to 937,500 shares of Class F common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On January 14, 2021, the over-allotment option was exercised in full. Thus, none of these shares were forfeited.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

890 5TH AVENUE PARTNERS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2021
Cash Flows from Operating Activities:
Net loss	$(3,674,779)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized gain from investments held in Trust Account	(10,994)
Offering costs associated with issuance of public and private warrants	231,566
Change in fair value of warrant liabilities	806,967
Changes in operating assets and liabilities:
Prepaid expenses	(543,006)
Accounts payable	349,077
Accrued expenses	(79,731)
Franchise tax payable	149,139
Net cash used in operating activities	(2,771,761)
Cash Flows from Investing Activities
Cash deposited in Trust Account	(287,500,000)
Net cash used in investing activities	(287,500,000)
Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	287,500,000
Proceeds received from private placement	7,775,000
Proceeds received from issuance of common stock to Sponsor	—
Advances from related party	20,125
Proceeds from working capital loan – related party	1,000,000
Repayment of advances from related party	(33,175)
Repayment of note payable to related party	(300,000)
Payment of offering costs	(5,832,150)
Net cash provided by financing activities	290,129,800
Net change in cash	(141,961)
Cash – beginning of the period	201,781
Cash – end of the period	$59,820
Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$70,000
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

890 5TH AVENUE PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Organization and General
890 5th Avenue Partners, Inc. (the “Company”) is a blank check company incorporated in Delaware on September 9, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of September 30, 2021, the Company had not commenced any operations. All activity for the period from September 9, 2020 (inception) through September 30, 2021, relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) described below, the search for and evaluation and due diligence of potential targets for an initial business combination, and the negotiation and drafting of documentation for the Business Combination and Convertible Note Financing (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments held in the trust account from the proceeds from the Initial Public Offering and the sale of the private placement.
Sponsor and Financing
The Company’s sponsor is 200 Park Avenue Partners, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 11, 2021. On January 14, 2021, the Company consummated its Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 3,750,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $287.5 million, and incurring offering costs of approximately $6.2 million.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 777,500 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor, PA 2 Co-Investment LLC (an affiliate of Cowen and Company, LLC, a representative of the underwriters), and Craig-Hallum Capital Group LLC (a representative of the underwriters) and its affiliate, generating proceeds of approximately $7.8 million, and incurring offering costs of approximately $12,000 (Note 4).
Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, an aggregate of $287.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The

890 5TH AVENUE PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding taxes payable on the income earned on the trust account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, subject to closing condition regarding stockholder approval matters as set forth in the Merger Agreement (as defined below). The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The A&R Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The holders of the Founder Shares (as defined in Note 4) prior to the Initial Public Offering (the “initial stockholders”) agreed not to propose an amendment to the A&R Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 14, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to

890 5TH AVENUE PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
$100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On June 24, 2021, the Company entered into an Agreement and Plan of Merger (as amended from time to time, including by that certain Amendment No. 1 Agreement and Plan of Merger dated as of October 28, 2021, the “Merger Agreement”), by and among the Company, Bolt Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub I”), Bolt Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub II”), and BuzzFeed, Inc., a Delaware corporation (“BuzzFeed”).
The Merger Agreement provides for, among other things, the following transactions at the closing: Merger Sub I will merge with and into BuzzFeed, with BuzzFeed as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of the Company (the “Merger”). Immediately following the Merger, BuzzFeed will merge with and into Merger Sub II (the “Second Merger,” together with the Merger, the “Two-Step Merger”) with Merger Sub II being the surviving company of the Second Merger. The Two-Step Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”
In accordance with the terms and subject to the conditions of the Merger Agreement, each share of Class A common stock of BuzzFeed, Class B common stock of BuzzFeed, Class C common stock of BuzzFeed and preferred stock of BuzzFeed, other than company restricted stock awards, excluded shares and dissenting shares shall be cancelled and automatically converted into a number of shares of Class A common stock of the Company equal to the quotient, rounded to the tenth decimal place, obtained by dividing 30,880,000 by the aggregate number of shares of BuzzFeed Series F Preferred Stock and BuzzFeed

890 5TH AVENUE PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Series G Preferred Stock outstanding as of the effective time; (ii) each share of BuzzFeed Class A Common Stock and BuzzFeed Preferred Stock (other than BuzzFeed Series F Preferred Stock, BuzzFeed Series G Preferred Stock, company restricted stock awards, excluded shares and dissenting shares) shall be converted into the right to receive a number of shares of Class A Common Stock of the Company equal to the quotient of: (A) the remaining per share amount, divided by (B) $10.00; (iii) each share of BuzzFeed Class B Common Stock (other than excluded shares and dissenting shares) shall be converted into the right to receive a number of shares of Class B common stock of the Company equal to the quotient of: (A) the remaining per share amount, divided by (B) $10.00; and (iv) each share of BuzzFeed Class C Common Stock (other than excluded shares and dissenting shares) shall be converted into the right to receive a number of shares of Class C common stock of the Company equal to the quotient of: (A) the remaining per share amount, divided by (B) $10.00.
Concurrently with the execution of the Merger Agreement, the Company entered into a convertible note subscription agreement (the “Convertible Note Subscription Agreement”) with certain investors (the “Note Investors”), in respect of $150.0 million aggregate principal amount of unsecured convertible notes due in 2026 (the “Notes”) to be issued in connection with the closing of the Business Combination The principal terms of the Notes are set forth in the term sheet attached as an exhibit to the Convertible Note Subscription Agreement and will be embodied in an indenture to be entered into in connection with the closing of the Business Combination between BuzzFeed, the guarantors party thereto and the indenture trustee (the “Indenture”) and the form of global note attached thereto. The Notes will bear interest at a rate of 7.00% per annum, payable semi-annually (provided, however, that if there is less than $144.0 million in 890’s trust account immediately following the closing date of the transactions subject of the Convertible Note Subscription Agreement (the “Convertible Note Financing”), the stated interest rate shall be 8.50% per annum), will be convertible into approximately 12,000,000 shares of Class A common stock at an initial conversion price of the lesser of (x) $12.50 and (y) a 25% premium to the lowest per share price at which any equity of 890 is issued prior to the closing of the Business Combination in accordance with the terms thereof, and shall mature on the date that is five years following the closing of the Convertible Note Financing.
Liquidity and Capital Resources
As of September 30, 2021, the Company had approximately $60,000 in cash and working capital deficit of approximately $1.1 million.
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the cash proceeds of $25,000 from the sale of the Founder Shares (as defined in Note 4), loan from the Sponsor of $300,000 under the Note (as defined in Note 4), and advances from related party of approximately $13,000 (Note 4). The Company repaid the Note of $300,000 in full on January 14, 2021, and the Company reimbursed the advances from the related party in full in February 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of our management team or any of their affiliates or other third parties, may, but are not obligated to (except as described below), provide the Company with Working Capital Loans (as defined in Note 4). The Working Capital Loans will either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units.
On May 27, 2021, the Sponsor committed to provide to the Company an aggregate of up to $1.6 million in loans, and on August 6, 2021, the Sponsor committed to provide to the Company an additional amount of up to $0.8 million in loans for an aggregate of up to $2.4 million in loans, in each case in order to finance the Company’s working capital needs (including transaction costs in connection with a Business Combination) (the foregoing, the “Sponsor Loan Commitment”). As described above, up to $1.5 million of

890 5TH AVENUE PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
the Sponsor Loan Commitment (in the aggregate with any other Working Capital Loans) may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. As of September 30, 2021, the Company borrowed from the Sponsor the amount of $1.0 million under the Sponsor Loan Commitment, which amount remains outstanding (See Note 4).
Based on the foregoing, management has since reevaluated the Company’s liquidity and financial condition and believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. There was nominal activity from September 9, 2020 (inception) through September 30, 2020 and there were no assets, liabilities or equity as of September 30, 2020, and, as such, the period is not presented in these unaudited condensed financial statements. Operating results for the three and nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected through December 31, 2021.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the final prospectus filed by the Company with the SEC on January 13, 2021.
Restatement of Previously Reported Financial Statements
In preparation of the Company’s unaudited condensed consolidated financial statements as of and for the quarterly period ended September 30, 2021, the Company concluded it should revise its previously reported financial statements to classify all Class A common stock subject to possible redemption in temporary equity. The Company’s previously filed financial statements that contained the error were reported in the Company’s Form 8-K with its audited balance sheet as of January 14, 2021 and the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “affected periods”). In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity, or total stockholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Accordingly, effective with this filing, the Company presented all shares of redeemable Class A common stock as temporary equity and recognized accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480.
The previously issued financial statement included in Form 10-Qs for the affected periods, will not be amended, but historical amounts are presented in the current filing and will be presented in future filings as restated in order to be consistent with the current presentation.

890 5TH AVENUE PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The impact of the restatement to the unaudited condensed balance sheets as of March 31, 2021, and June 30, 2021, is presented below.
	As of March 31, 2021
	As Previously
	Reported	Adjustment	As Restated
Unaudited Condensed Balance Sheet
Total assets	$288,953,438	$—	$288,953,438
Total liabilities	$10,020,406	$—	$10,020,406
Class A common stock subject to possible redemption	273,933,030	13,566,970	287,500,000
Stockholders’ equity (deficit)
Preferred stock	—	—	—
Class A common stock	213	(135)	78
Class F common stock	719	—	719
Additional paid-in-capital	3,969,381	(3,969,381)	—
Accumulated deficit	1,029,689	(9,597,454)	(8,567,765)
Total stockholders’ equity (deficit)	5,000,002	(13,566,970)	(8,566,968)
Total liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$288,953,438	$—	$288,953,438
	As of June 30, 2021
	As Previously
	Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Balance Sheet
Total assets	$288,690,246	$—	$288,690,246
Total liabilities	$14,058,658	$—	$14,058,658
Class A common stock subject to possible redemption	269,631,580	17,868,420	287,500,000
Stockholders’ equity (deficit)
Preferred stock	—	—	—
Class A common stock	256	(178)	78
Class F common stock	719	—	719
Additional paid-in-capital	8,270,788	(8,270,788)	—
Accumulated deficit	(3,271,755)	(9,597,454)	(12,869,209)
Total stockholders’ equity (deficit)	5,000,008	(17,868,420)	(12,868,412)
Total liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$288,690,246	$—	$288,690,246
There is no impact to the reported amounts for total assets, total liabilities, cash flows, or net income (loss).
The impact of the restatement to the supplemental disclosures of noncash activities in the previously reported statements of cash flow is presented below.

890 5TH AVENUE PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
	For the Three Months Ended March 31, 2021
	As Previously
	Reported	Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows — Supplemental disclosure of noncash activities:
Initial value of Class A common stock subject to possible redemption	$284,058,140	$(284,058,140)	$—
Change in fair value of Class A common stock subject to possible redemption	$(10,125,110)	$10,125,110	$—
Accretion of Class A common stock subject to redemption amount	$—	$17,105,848	$17,105,848
	For the Six Months Ended June 30, 2021
	As Previously
	Reported	Adjustment	As Restated
Unaudited Condensed Consolidated Statement of Cash Flows — Supplemental disclosure of noncash activities:
Initial value of Class A common stock subject to possible redemption	$272,650,670	$(272,650,670)	$—
Change in fair value of Class A common stock subject to possible redemption	$(3,019,090)	$3,019,090	$—
Accretion of Class A common stock subject to redemption amount	$—	$17,105,848	$17,105,848
In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company has revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company. The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per common share is presented below for the affected periods:
	For the Three Months Ended March 31, 2021
	As Previously
	Reported	Adjustment	As Restated
Unaudited Condensed Statement of Operations
Net loss	$1,040,995	$—	$1,040,995
Weighted average shares outstanding of Class A common stock, basic and diluted	23,328,204	1,934,212	25,262,417
Basic and diluted net income per share of Class A common stock	$—	$0.03	$0.03
Weighted average shares outstanding of Class F common stock, basic	8,986,296	(1,934,212)	7,052,083
Weighted average shares outstanding of Class F common stock, diluted	8,986,296	(1,798,796)	7,187,500
Basic and diluted net loss per share of Class F common stock	$0.12	$(0.08)	$0.03

890 5TH AVENUE PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
	For the Three Months Ended June 30, 2021
	As Previously
	Reported	Adjustment	As Restated
Unaudited Condensed Statement of Operations
Net loss	$(4,301,444)	$—	$(4,301,444)
Weighted average shares outstanding of Class A common stock, basic and diluted	27,388,576	2,138,924	29,527,500
Basic and diluted net income per share of Class A common stock	$—	$(0.12)	$(0.12)
Weighted average shares outstanding of Class F common stock, basic and diluted	9,326,424	(2,138,924)	7,187,500
Basic and diluted net loss per share of Class F common stock	$(0.46)	$0.34	$(0.12)
	For the Six Months Ended June 30, 2021
	As Previously
	Reported	Adjustment	As Restated
Unaudited Condensed Statement of Operations
Net loss	$(3,260,449)	$—	$(3,260,449)
Weighted average shares outstanding of Class A common stock, basic and diluted	27,332,731	74,009	27,406,740
Basic and diluted net income per share of Class A common stock	$—	$(0.09)	$(0.09)
Weighted average shares outstanding of Class F common stock, basic and diluted	9,157,299	(2,037,133)	7,120,166
Basic and diluted net loss per share of Class F common stock	$(0.36)	$0.27	$(0.09)
Principles of Consolidation
The condensed consolidated financial statements of the Company include its wholly-owned subsidiaries in connection with the planned merger. All inter-company accounts and transactions are eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period,

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. As of September 30, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2021, and December 31, 2020.
Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in net gain from investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed balance sheets.

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Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of Class A common stock upon the completion of the Initial Public Offering.
Working Capital Loan — Related Party
The Company has elected the fair value option to account for its working capital loan — related party with its Sponsor as defined and more fully described in Note 4. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in the fair value of working capital loan — related party on the condensed statement of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company accounts for its warrants issued in connection with its Initial Public Offering and Private Placement recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statements of operations. The fair value of warrants issued in connection with the Initial Public Offering was initially measured using Binominal Lattice simulation and subsequently been measured on the market price of such warrants at each measurement date when separately listed and traded. The fair value of warrants issued in connection with the Private Placement has been estimated using modified Black-Scholes Option Pricing Model at each measurement date.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2021, 28,750,000 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.
Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Net Loss per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class F common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted average number of common stock outstanding for the respective period.
The calculation of diluted net loss per share of common stock does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the Private Placement Warrants to purchase 9,842,500 shares of Class A common stock in the calculation of diluted loss per share, because their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net loss per share of common stock is the same as basic net loss per share of common stock for the three and nine months ended September 30, 2021. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.
The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share of common stock for each class of common stock:
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2021		September 30, 2021
	Class A	Class F	Class A	Class F
Numerator:
Allocation of net loss	$(333,219)	$(81,111)	$(2,930,445)	$(744,334)

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
	For the Three Months Ended		For the Nine Months Ended
	September 30, 2021		September 30, 2021
	Class A	Class F	Class A	Class F
Denominator:
Weighted average common stock outstanding, basic and diluted	29,527,500	7,187,500	28,121,429	7,142,857
Basic and diluted net loss per share of common stock	$(0.01)	$(0.01)	$(0.10)	$(0.10)
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Recently Adopted Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.
Note 3 — Initial Public Offering
On January 14, 2021, the Company consummated its Initial Public Offering of 28,750,000 Units, including 3,750,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $287.5 million, and incurring offering costs of approximately $6.2 million.
Each Unit consists of one share of Class A common stock, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
A certain qualified institutional buyer (the “Anchor Investor”) purchased 1,000,000 Units in the Initial Public Offering. The Anchor Investor subscribed for membership interests in the Sponsor representing an indirect beneficial interest in 212,621 Founder Shares and 28,750 Private Placement Units.
The Anchor Investor agreed to vote any shares that it holds (including any Public Shares that it holds) in favor of the initial Business Combination, and a smaller portion of affirmative votes from other Public Stockholders would be required to approve the initial Business Combination. As a result of the Private Placement Units that the Anchor Investor holds, it may have different interests with respect to a vote on an initial Business Combination than other Public Stockholders.
The Anchor Investor will not have any rights to the funds held in the Trust Account beyond the rights afforded to the Public Stockholders, as described herein.
Note 4 — Related Party Transactions
Founder Shares
In October 2020, the Sponsor purchased 7,187,500 shares of the Company’s Class F common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000. The initial stockholders agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the shares comprising the Private Placement Units). The underwriter exercised its over-allotment option in full on January 14, 2021; thus, the 937,500 Founder Shares were no longer subject to forfeiture.
The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Private Placement Units
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 777,500 Private Placement Units at a price of $10.00 per Private Placement Unit to the Sponsor, PA 2 Co-Investment LLC, and Craig-Hallum Capital Group LLC and its affiliate, generating proceeds of approximately $7.8 million, and incurring offering cots of approximately $12,000.
Each whole private placement warrant underlying the Private Placement Units (the “Private Placement Warrants”) is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units has been added to the proceeds from the Initial Public Offering to be held in the Trust Account. The Private Placement Units (including the shares comprising the Private Placement Units, the Private Placement Warrants and shares of Class A common stock issuable upon exercise of such warrants) are not transferable or salable until 30 days after the completion of the initial Business Combination, and are not subject to redemption. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Units and the underlying securities will expire worthless.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Related Party Loans
On October 15, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $300,000 under the Note as of December 31, 2020, and repaid the Note in full on January 14, 2021.
In addition, an affiliate of the Sponsor advanced approximately $13,000 to cover for certain expenses on behalf of the Company. The Company reimbursed the advances from the affiliate of the Sponsor in full in February 2021.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of our management team or any of their affiliates or other third parties, may, but are not obligated to (except as described below), loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.
On May 27, 2021, the Sponsor committed to provide to the Company an aggregate of up to $1.6 million in loans, and on August 6, 2021, the Sponsor committed to provide to the Company an additional amount of up to $0.8 million in loans for an aggregate of up to $2.4 million in loans, in each case in order to finance the Company’s working capital needs (including transaction costs in connection with a Business Combination). As described above, up to $1.5 million of the Sponsor Loan Commitment (in the aggregate with any other Working Capital Loans) may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. As of September 30, 2021, the Company borrowed from the Sponsor the amount of $1.0 million under the Sponsor Loan Commitment, presented at an estimate of its fair value on the accompanying unaudited condensed balance sheets.
Administrative Services Agreement
Commencing on the date of the listing of the Units on the Nasdaq Capital Market through the earlier of the consummation of the initial Business Combination or the liquidation of the Company, the Company will pay the Sponsor $20,000 per month for office space, utilities, general office and secretarial support, and administrative and support services. For the three and nine months ended September 30, 2021, the Company incurred and paid approximately $60,000 and $180,000 in expenses for these services, respectively.
In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.
Note 5 — Commitments & Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Placement Units and units that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders are entitled to make up to certain demands, excluding short form demands, that the Company registered such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $5.8 million in the aggregate, paid upon the closing of the Initial Public Offering.
Business Combination Marketing Agreement
The Company engaged certain underwriters in connection with the Business Combination to assist the Company in holding meetings with the stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the initial Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The scope of engagement excludes identifying and/or evaluating possible acquisition candidates. Pursuant to the agreement with the underwriters, the marketing fee payable to the underwriters will be 3.5% of the gross proceeds of the Initial Public Offering, approximately $10.1 million in the aggregate.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 6 — Warrants
As of September 30, 2021, there were 9,583,333 Public Warrants and 259,167 Private Placement Warrants outstanding. There were no warrants outstanding at December 31, 2020. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The warrants have an exercise price of $11.50 per whole share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination, at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their respective affiliates, without taking into account any Founder Shares or shares comprising the Private Placement Units held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the Class A common stock during the 10 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the Market Value.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described above) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Redemption of warrants for when the price per share of Class A common stock equals or exceeds $10.00:
Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•
if and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

Note 7 — Class A Common Stock Subject to Possible Redemption
The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2021, there were 29,527,500 Class A common stock outstanding, 28,750,000 of which were subject to possible redemption and are classified outside of permanent equity in the condensed consolidated balance sheet.
The Class A common stock subject to possible redemption reflected on the condensed consolidated balance sheet is reconciled on the following table:
Gross proceeds received from Initial Public Offering	$287,500,000
Less:
Fair value of Public Warrants at issuance	(11,116,667)
Offering costs allocated to Class A common stock	(5,989,181)
Plus:
Accretion on Class A common stock to redemption value	17,105,848
Class A common stock subject to possible redemption	$287,500,000
Note 8 — Stockholders’ Equity (Deficit)
Preferred Stock — The Company filed its initial Certificate of Incorporation on September 9, 2020, which authorized no shares of preferred stock. The Company filed its A&R Certificate of Incorporation on January 11, 2021, which authorized 5,000,000 shares of preferred stock, par value $0.0001 per share. The Company is authorized to issue 5,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021, and December 31, 2020, there were no shares of preferred stock issued or outstanding.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Class A Common Stock — The Company filed its initial Certificate of Incorporation on September 9, 2020, which authorized no shares of Class A common stock. The Company filed its A&R Certificate of Incorporation on January 11, 2021, which authorized 500,000,000 shares of Class A common stock, par value $0.0001 per share. The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2021, there were 29,527,500 shares of Class A common stock issued and outstanding, including 28,750,000 shares of Class A common stock subject to possible redemption. At December 31, 2020, there were no Class A common stock issued and outstanding.
Class F Common Stock — The Company is authorized to issue 25,000,000 shares of Class F common stock with a par value of $0.0001 per share. In October 2020, the Company issued 7,187,500 shares of Class F common stock, including an aggregate of 937,500 shares of Class F common stock that were subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (excluding the shares comprising the Private Placement Units). The underwriter exercised its over-allotment option in full on January 14, 2021; thus, the 937,500 shares of Class F common stock were no longer subject to forfeiture.
Holders of the Class A common stock and holders of the Class F common stock of record are entitled to one vote for each share held on all matters to be voted on by stockholders, including any vote in connection with the initial Business Combination, and vote together as a single class, except as required by law.
The Class F common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to increase in respect of the issuance of certain securities, as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities (as described herein), are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class F common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class F common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock will equal, in the aggregate, 20% of the aggregate number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the aggregate number of shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.
Note 9 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
	Fair Value Measured as of September 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury securities	$287,510,994	$—	$—	$287,510,994
Liabilities:
Working capital loan – related party	$—	$—	$1,000,000	$1,000,000
Warrant liabilities – public warrants	$11,883,333	$—	$—	$11,883,333
Warrant liabilities – private warrants	$—	$—	$331,109	$331,109

890 5TH AVENUE PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2020, there were no assets or liabilities that were measured at fair value on a recurring basis.
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in March 2021, when the Public Warrants were separately listed and traded. There were no other transfers in the three or nine months ended September 30, 2021.
Level 1 instruments include investments invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of public warrants issued in connection with the Initial Public Offering was initially measured using Binominal Lattice simulation and subsequently been measured at the market price of such warrants at each measurement date when separately listed and traded. The fair value of private warrants issued in connection with the Private Placement is estimated using modified Black-Scholes Option Pricing Model at each measurement date. For the three months ended September 30, 2021, the Company recognized a gain resulting from a decrease in the fair value of warrant liabilities of approximately $110,000 and for the nine months ended September 30, 2021, the Company recognized a loss from an increase of approximately $807,000 presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed consolidated statements of operations.
The change in the fair value of the Level 3 derivative warrant liabilities for the period for the three and nine months ended September 30, 2021, is summarized as follows:
Warrant liabilities at January 1, 2021	$—
Issuance of public and private warrants	11,407,475
Public warrants transfer to Level 1	(11,116,667)
Change in fair value of warrant liabilities	(63,958)
Warrant liabilities at March 31, 2021	226,850
Change in fair value of warrant liabilities	118,017
Warrant liabilities at June 30, 2021	344,867
Change in fair value of warrant liabilities	(13,758)
Warrant liabilities at September 30, 2021	$331,109
The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Binominal Lattice simulation and modified Black-Scholes Option Pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The fair value of the working capital loan is estimated using a Scenario-based method. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:
	September 30, 2021	January 14, 2021
Exercise price	$11.50	$11.50

890 5TH AVENUE PARTNERS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
	September 30, 2021	January 14, 2021
Stock Price	$9.91	$10.00
Term (in years)	5.17	5.00
Volatility	18.90%	18.00%
Risk-free interest rate	1.01%	0.82%
Dividend yield	—	—
Note 10 — Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited condensed consolidated financial statements were issued required potential adjustment to or disclosure in the unaudited condensed consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
890 5th Avenue Partners, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of 890 5th Avenue Partners, Inc. (the “Company”) as of December 31, 2020, the related statements of operations, stockholders’ equity and cash flows for the period from September 9, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 9, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 31, 2021

890 5TH AVENUE PARTNERS, INC.
BALANCE SHEET
DECEMBER 31, 2020
December 31, 2020
Assets:
Current assets:
Cash	$201,781
Prepaid expenses	6,815
Total current assets	208,596
Deferred offering costs associated with the initial public offering	338,798
Total Assets	$547,394
Liabilities and Stockholder’s Equity:
Current liabilities:
Accounts payable	$120,269
Accrued expenses	99,931
Franchise tax payable	450
Advances from related party	13,050
Note payable	300,000
Total current liabilities	533,700
Commitments and Contingencies
Stockholder’s Equity:
Class F common stock, $0.0001 par value; 25,000,000 shares authorized; 7,187,500 shares issued and outstanding(1)	719
Additional paid-in capital	24,281
Accumulated deficit	(11,306)
Total stockholder’s equity	13,694
Total Liabilities and Stockholder’s Equity	$547,394

(1)
This number includes up to 937,500 shares of common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On January 14, 2021, the over-allotment option was exercised in full. Accordingly, none of these shares were forfeited.

The accompanying notes are an integral part of these financial statements.

890 5TH AVENUE PARTNERS, INC.
STATEMENT OF OPERATIONS
For the period from September 9, 2020 (inception) through December 31, 2020
For the Period from September 9, 2020 (inception) to December 31, 2020
Operating expenses
General and administrative expenses	$10,856
Franchise tax expenses	450
Net loss	$(11,306)
Weighted average shares outstanding, basic and diluted(1)	6,250,000
Basic and diluted net loss per share	$(0.00)

(1)
This number excludes an aggregate of up to 937,500 shares of common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On January 14, 2021, the over-allotment option was exercised in full. Accordingly, none of these shares were forfeited.

The accompanying notes are an integral part of these financial statements.

890 5TH AVENUE PARTNERS, INC.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
For the Period from September 9, 2020 (inception) to December 31, 2020
	Common Stock		Additional Paid-In	Accumulated	Total Stockholder’s
	Class F
	Shares(1)	Amount	Capital	Deficit	Equity
Balance – September 9, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class F common stock to Sponsor	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	(11,306)	(11,306)
Balance – December 31, 2020	7,187,500	$719	$24,281	$(11,306)	$13,694

(1)
This number includes up to 937,500 shares of common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On January 14, 2021, the over-allotment option was exercised in full. Accordingly, none of these shares were forfeited.

The accompanying notes are an integral part of these financial statements.

890 5TH AVENUE PARTNERS, INC.
STATEMENT OF CASH FLOWS
For the Period from September 9, 2020 (inception) to December 31, 2020
For the Period from September 9, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(11,306)
Changes in operating assets and liabilities:
Prepaid expenses	(6,815)
Accounts payable	9,844
Franchise tax payable	450
Net cash used in operating activities	(7,827)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	25,000
Proceeds from note payable to related party	300,000
Payment of offering costs	(115,392)
Net cash provided by financing activities	209,608
Net increase in cash	201,781
Cash – beginning of the period	—
Cash – end of the period	$201,781
Supplemental disclosure of noncash activities:
Offering costs included in accounts payable	$110,425
Offering costs included in accrued expenses	$99,931
Offering costs paid by related party under promissory note	$13,000
Expenses paid by related party	$50
The accompanying notes are an integral part of these financial statements.

890 5TH AVENUE PARTNERS, INC.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Organization and General
890 5th Avenue Partners, Inc. (the “Company”) is a blank check company incorporated in Delaware on September 9, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 9, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
Sponsor and Financing
The Company’s sponsor is 200 Park Avenue Partners, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 11, 2021. On January 14, 2021, the Company consummated its Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 3,750,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $287.5 million, and incurring offering costs of approximately $6.2 million.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 777,500 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor, PA 2 Co-Investment LLC (an affiliate of Cowen and Company, LLC, a representative of the underwriters), and Craig-Hallum Capital Group LLC (a representative of the underwriters) and its affiliate, generating proceeds of approximately $7.8 million (Note 5).
Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, an aggregate of $287.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding taxes payable on the income earned on the trust account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders (the “Public Stockholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
The A&R Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The holders of the Founder Shares (as defined in Note 4) prior to the Initial Public Offering (the “initial stockholders”) agreed not to propose an amendment to the A&R Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or January 14, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of December 31, 2020, the Company had approximately $202,000 in cash, and working capital deficit of approximately $325,000, excluding franchise tax payable.
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the cash proceeds of $25,000 from the sale of the Founder Shares (as defined in Note 4), loan from the Sponsor of $300,000 under the Note (as defined in Note 4), and advances from related party of approximately $13,000 (Note 5). The Company repaid the Note of $300,000 in full on January 14, 2021 and the Company reimbursed the advances from the related party in full in February 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.
Based on the foregoing, management has since reevaluated the Company’s liquidity and financial condition and believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 2020.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements,” approximates the carrying amounts represented in the balance sheet.
Deferred Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Deferred offering costs consist of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering and recorded as an asset on the Balance Sheet. These costs, along with underwriting fees were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Net Loss Per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the periods excluding shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 937,500 shares of Class F Common Stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters. The underwriter exercised its over-allotment option in full on January 14, 2021; thus, the 937,500 shares of Class F Common Stock were no longer subject to forfeiture. At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of us. As a result, diluted loss per share is the same as basic loss per share for the periods presented.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred taxes were deemed immaterial as of December 31, 2020.
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes was deemed to be de minimis for the period from September 9, 2020 (inception) through December 31, 2020.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.
Note 3 — Initial Public Offering
On January 14, 2021, the Company consummated its Initial Public Offering of 28,750,000 Units, including 3,750,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $287.5 million, and incurring offering costs of approximately $6.2 million.
Each Unit consists of one share of Class A common stock, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).
A certain qualified institutional buyer (the “Anchor Investor”) purchased 1,000,000 Units in the Initial Public Offering. The Anchor Investor subscribed for membership interests in the Sponsor representing an indirect beneficial interest in 212,621 Founder Shares and 28,750 Private Placement Units.
The Anchor Investor agreed to vote any shares that it holds (including any Public Shares that it holds) in favor of the initial Business Combination, and a smaller portion of affirmative votes from other Public Shareholders would be required to approve the initial Business Combination. As a result of the Private Placement Units that the Anchor Investor holds, it may have different interests with respect to a vote on an initial Business Combination than other Public Stockholders.

The Anchor Investor will not have any rights to the funds held in the Trust Account beyond the rights afforded to the Public Stockholders, as described herein.
Note 4 — Related Party Transactions
Founder Shares
In October 2020, the Sponsor purchased 7,187,500 shares of the Company’s Class F common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000. The initial stockholders agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the shares comprising the Private Placement Units). The underwriter exercised its over-allotment option in full on January 14, 2021; thus, the 937,500 Founder Shares were no longer subject to forfeiture.
The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 777,500 Private Placement Units at a price of $10.00 per Private Placement Unit to the Sponsor, PA 2 Co-Investment LLC, and Craig-Hallum Capital Group LLC and its affiliate, generating proceeds of approximately $7.8 million.
The Private Placement Units (including the shares comprising the Private Placement Units, the Private Placement Warrants (as defined below) and shares of Class A common stock issuable upon exercise of such warrants) are not transferable or salable until 30 days after the completion of the initial Business Combination.
Each whole private placement warrant underlying the Private Placement Units (the “Private Placement Warrants”) is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units has been added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Units and the underlying securities will expire worthless.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.
Related Party Loans
On October 15, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $300,000 under the Note as of December 31, 2020 and repaid the Note in full on January 14, 2021.
In addition, an affiliate of the Sponsor advanced approximately $13,000 to cover for certain expenses on behalf of the Company. The Company reimbursed the advances from the affiliate of the Sponsor in full in February 2021.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of our management team or any of their affiliates or other third parties, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
Commencing on the date of the listing of the Units on the Nasdaq Capital Market through the earlier of the consummation of the initial Business Combination or the liquidation of the Company, the Company will pay the Sponsor $20,000 per month for office space, utilities, general office and secretarial support, and administrative and support services.
In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Units and units that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders are entitled to make up to certain demands, excluding short form demands, that the Company registered such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $5.8 million in the aggregate, paid upon the closing of the Initial Public Offering.
Business Combination Marketing Agreement
The Company engaged certain underwriters in connection with the Business Combination to assist the Company in holding meetings with the stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the initial Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The scope of engagement excludes identifying and/or evaluating possible acquisition candidates. Pursuant to the agreement with the underwriters, the marketing fee payable to the underwriters will be 3.5% of the gross proceeds of the Initial Public Offering, approximately $10.1 million in the aggregate.
Note 6 — Stockholders’ Equity
Preferred Stock — The Company filed its initial Certificate of Incorporation on September 9, 2020, which authorized no shares of preferred stock. The Company filed its A&R Certificate of Incorporation on January 11, 2021, which authorized 5,000,000 shares of preferred stock, par value $0.0001 per share. The Company is authorized to issue 5,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, the Company was not authorized to issue shares of preferred stock and therefore there were no shares of preferred stock issued or outstanding as of December 31, 2020.
Class A Common Stock — The Company filed its initial Certificate of Incorporation on September 9, 2020, which authorized no shares of Class A common stock. The Company filed its A&R Certificate of Incorporation on January 11, 2021, which authorized 500,000,000 shares of Class A common stock, par value $0.0001 per share. The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, the Company was not authorized to issue shares of Class A common stock and therefore there were no shares of Class A common stock issued or outstanding as of December 31, 2020.
Class F Common Stock — The Company is authorized to issue 25,000,000 shares of Class F common stock with a par value of $0.0001 per share. In October 2020, the Company issued 7,187,500 shares of Class F common stock, including an aggregate of 937,500 shares of Class F common stock that were subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (excluding the shares comprising the Private Placement Units). The underwriter exercised its over-allotment option in full on January 14, 2021; thus, the 937,500 shares of Class F common stock were no longer subject to forfeiture.
Holders of the Class A common stock and holders of the Class F common stock of record are entitled to one vote for each share held on all matters to be voted on by stockholders, including any vote in connection with the initial Business Combination, and vote together as a single class, except as required by law.
The Class F common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to increase in respect of the issuance of certain securities, as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities (as described herein), are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class F common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class F common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock will equal, in the aggregate, 20% of the aggregate number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the aggregate number of shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
The warrants have an exercise price of $11.50 per whole share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination, at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their respective affiliates, without taking into account any Founder Shares or shares comprising the Private Placement Units held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the Class A common stock during the 10 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the Market Value.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

if, and only if, the last reported sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described above) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Redemption of warrants for when the price per share of Class A common stock equals or exceeds $10.00:
Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•
if and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

Note 7 — Subsequent Events
The Company evaluated events that have occurred after the balance sheet date through the date on which the financial statement was issued. Based upon this review, other than described in the financial statement, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

BUZZFEED, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$145,597	$90,626
Accounts receivable (net of allowance for doubtful accounts of $699 and $1,387 as of September 30, 2021 and December 31, 2020)	77,351	106,251
Prepaid and other current assets	23,851	11,644
Total current assets	246,799	208,521
Restricted cash	—	15,500
Property and equipment, net	22,875	25,545
Capitalized software costs, net	16,586	16,560
Intangible assets, net	19,139	1,368
Goodwill	5,927	—
Prepaid and other assets	18,506	11,698
Total assets	$329,832	$279,192
Liabilities and Equity
Current liabilities
Accounts payable	$12,587	$8,413
Accrued expenses	20,188	20,638
Deferred rent	4,252	3,903
Deferred revenue	1,503	2,432
Accrued compensation	23,749	19,724
Other current liabilities	1,312	2,118
Total current liabilities	63,591	57,228
Deferred rent	13,634	18,053
Debt	19,504	20,396
Other liabilities	3,781	1,633
Total liabilities	100,510	97,310
Commitments and contingencies
Series A, convertible preferred stock, $0.001 par value; 3,500,000 shares authorized;
3,500,000 shares issued and outstanding at September 30, 2021 and December 31, 2020	3,001	3,001
Series A-1, convertible preferred stock, $0.001 par value; 3,800,515 shares authorized;
3,800,515 shares issued and outstanding at September 30, 2021 and December 31, 2020	4	4
Series B, convertible preferred stock, $0.001 par value; 4,401,242 shares authorized;
4,401,242 shares issued and outstanding at September 30, 2021 and December 31, 2020	7,904	7,904
Series C, convertible preferred stock, $0.001 par value; 5,024,637 shares authorized;
See accompanying notes to the unaudited condensed consolidated financial statements.

	September 30, 2021	December 31, 2020
5,024,637 shares issued and outstanding at September 30, 2021 and December 31, 2020	15,434	15,434
Series D, convertible preferred stock, $0.001 par value; 2,412,718 shares authorized;
2,412,718 shares issued and outstanding at September 30, 2021 and December 31, 2020	19,311	19,311
Series E, convertible preferred stock, $0.001 par value; 1,605,982 shares authorized;
1,605,982 shares issued and outstanding at September 30, 2021 and December 31, 2020	49,646	49,646
Series F, convertible preferred stock, $0.001 par value; 4,440,498 shares authorized;
4,440,498 shares issued and outstanding at September 30, 2021 and December 31, 2020	199,856	199,856
Series G, convertible preferred stock, $0.001 par value; 4,440,498 shares authorized;
4,440,498 shares issued and outstanding at September 30, 2021 and December 31, 2020	199,681	199,681
Redeemable noncontrolling interest	1,570	848
Stockholders’ deficit
Class A Common stock, $0.0001 par value. 500,000,000 shares authorized;
12,803,162 shares and 5,034,459 shares issued and outstanding at September 30, 2021 and December 31, 2020	1	1
Class B Common stock, $0.0001 par value. 500,000,000 shares authorized;
27,391,338 and 34,362,554 shares issued at September 30, 2021 and December 31, 2020
27,143,111 and 34,114,327 shares outstanding at September 30, 2021 and December 31, 2020	3	3
Class C Common stock, $0.0001 par value. 25,000,000 shares authorized;
21,170,037 and nil shares issued and outstanding at September 30, 2021 and December 31, 2020	2	—
Additional paid-in capital	97,683	37,190
Accumulated other comprehensive loss	(3,098)	(3,359)
Accumulated deficit	(362,553)	(346,818)
Treasury stock, 248,227 shares of Class B common stock at September 30, 2021 and December 31, 2020, respectively	(820)	(820)
Total BuzzFeed, Inc. stockholders’ deficit	(268,782)	(313,803)
Noncontrolling interests	1,697	—
Total stockholders’ deficit	(267,085)	(313,803)
Total liabilities and equity	$329,832	$279,192

See accompanying notes to the unaudited condensed consolidated financial statements.

BUZZFEED, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenue	$90,096	$75,243	$251,848	$198,297
Costs and Expenses
Cost of revenue, excluding depreciation and amortization	48,837	33,390	135,903	93,702
Sales and marketing	11,218	11,995	34,170	39,063
General and administrative	19,829	22,305	65,274	61,304
Research and development	5,686	5,079	19,285	13,084
Depreciation and amortization	5,407	4,358	15,033	13,508
Total costs and expenses	90,977	77,127	269,665	220,661
Loss from operations	(881)	(1,884)	(17,817)	(22,364)
Other (expense) income, net	(2,442)	(258)	(2,278)	426
Loss on disposition of subsidiary	(612)	—	(612)	—
Loss before income taxes	(3,935)	(2,142)	(20,707)	(21,938)
Income tax provision (benefit)	(353)	(12)	(5,011)	(797)
Net loss	(3,582)	(2,130)	(15,696)	(21,141)
Net income attributable to the redeemable noncontrolling interest	67	62	212	768
Net income attributable to noncontrolling interests	137	—	(173)	—
Net loss attributable to BuzzFeed, Inc.	$(3,786)	$(2,192)	$(15,735)	$(21,909)
Net loss available to holders of Class A, Class B, and Class C common stock	$(3,786)	$(2,192)	$(15,735)	$(21,909)
Net loss per Class A, Class B, and Class C common share – basic and diluted	$(0.06)	$(0.06)	$(0.28)	$(0.56)
Basic and diluted weighted average common shares outstanding	60,840	39,043	57,072	39,009
See accompanying notes to the unaudited condensed consolidated financial statements.

BUZZFEED, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)
	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net loss	$(3,582)	$(2,130)	$(15,696)	$(21,141)
Other comprehensive income (loss)
Foreign currency translation adjustment	485	990	262	(2,838)
Other comprehensive income (loss)	485	990	262	(2,838)
Comprehensive loss	(3,097)	(1,140)	(15,434)	(23,979)
Comprehensive income attributable to the redeemable noncontrolling interest	67	62	212	768
Comprehensive income attributable to noncontrolling interests	137	—	(173)	—
Comprehensive loss attributable to BuzzFeed, Inc.	$(3,301)	$(1,202)	$(15,473)	$(24,747)
See accompanying notes to the unaudited condensed consolidated financial statements.

BUZZFEED, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(In thousands)
	Nine Months Ended September 30, 2021
	Common Stock – Class A		Common Stock – Class B		Common Stock – Class C		Additional paid-in capital	Accumulated Deficit	Treasury Stock	Accumulated other comprehensive income (loss)	Total BuzzFeed, Inc. stockholders’ deficit	Noncontrolling interests	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2021	5,034	$1	34,114	$3	—	$—	$37,190	$(346,818)	$(820)	$(3,359)	$(313,803)	$—	$(313,803)
Net loss	—	—	—	—	—	—	—	(11,367)	—	—	(11,367)	(18)	(11,385)
Issuance of common stock	—	—	—	—	12,545	1	34,999	—	—	—	35,000	—	35,000
HuffPost Acquisition	—	—	—	—	8,625	1	24,063	—	—	—	24,064	2,122	26,186
Stock-based compensation	—	—	—	—	—	—	138	—	—	—	138	—	138
Issuance of common stock upon exercise of stock options	19	—	161	—	—	—	142	—	—	—	142	—	142
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(329)	(329)	—	(329)
Balance at March 31, 2021	5,053	$1	34,275	$3	21,170	$2	$96,532	$(358,185)	$(820)	$(3,688)	$(266,155)	$2,104	$(264,051)
Net loss	—	—	—	—	—	—	—	(582)	—	—	(582)	(292)	(874)
Stock-based compensation	—	—	—	—	—	—	209	—	—	—	209	—	209
Issuance of common stock upon exercise of stock options	29	—	180	—	—	—	145	—	—	—	145	—	145
Merger of BuzzFeed Japan and HuffPost Japan	—	—	—	—	—	—	—	—	—	—	—	(510)	(510)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	105	105	—	105
Balance at June 30, 2021	5,082	$1	34,455	$3	21,170	$2	$96,886	$(358,767)	$(820)	$(3,583)	$(266,278)	$1,302	$(264,976)
Net loss		—	—	—	—	—	—	(3,786)			(3,786)	137	(3,649)
Stock-based compensation		—	—	—	—	—	503	—	—	—	503		503
Issuance of common stock upon exercise of stock options	43	—	366	—	—	—	294	—	—	—	294		294
Disposition of subsidiary	—	—	—	—	—	—	—	—	—	—	—	258	258
Conversion of shares	7,678	—	(7,678)	—	—	—	—	—	—	—	—	—	—
Other comprehensive loss	—	—	—	—	—	—	—	—	—	485	485	—	485
Balance at September 30, 2021	12,803	$1	27,143	$3	21,170	$2	$97,683	$(362,553)	$(820)	$(3,098)	$(268,782)	$1,697	$(267,085)
See accompanying notes to the unaudited condensed consolidated financial statements.

BUZZFEED, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(In thousands)
	Nine Months Ended September 30, 2020
	Common Stock – Class A		Common Stock – Class B		Additional paid-in capital	Accumulated Deficit	Treasury Stock	Accumulated other comprehensive income (loss)	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	5,014	$1	33,904	$3	$35,842	$(357,154)	$(820)	$(1,243)	$(323,371)
Net loss	—	—	—	—	—	(13,624)	—	—	(13,624)
Stock-based compensation	—	—	—	—	390	—	—	—	390
Issuance of common stock upon exercise of stock options	3	—	53	—	38	—	—	—	38
Other comprehensive loss	—	—	—	—	—	—	—	(3,805)	(3,805)
Balance at March 31, 2020	5,017	$1	33,957	$3	$36,270	$(370,778)	$(820)	$(5,048)	$(340,372)
Net loss	—	—	—	—	—	(6,093)	—	—	(6,093)
Stock-based compensation	—	—	—	—	384	—	—	—	384
Issuance of common stock upon exercise of stock options	5	—	20	—	14	—	—	—	14
Other comprehensive loss	—	—	—	—	—	—	—	(23)	(23)
Balance at June 30, 2020	5,022	$1	33,977	$3	$36,668	$(376,871)	$(820)	$(5,071)	$(346,090)
Net loss	—	—	—	—	—	(2,192)	—	—	(2,192)
Stock-based compensation	—	—	—	—	327	—	—	—	327
Issuance of common stock upon exercise of stock options	3	—	105	—	44	—	—	—	44
Other comprehensive loss	—	—	—	—	—	—	—	990	990
Balance at September 30, 2020	5,025	$1	34,082	$3	$37,039	$(379,063)	$(820)	$(4,081)	$(346,921)
See accompanying notes to the unaudited condensed consolidated financial statements.

BUZZFEED, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Nine months ended September 30,
	2021	2020
Operating activities:
Net loss	$(15,696)	$(21,141)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,033	13,508
Unrealized loss on foreign currency	1,127	(1,471)
Stock based compensation	850	988
Deferred income tax	(4,336)	(94)
Loss on disposition of subsidiary	612	—
Loss on disposition of assets	220	250
Unrealized gain on investment	—	(500)
Provision for doubtful accounts	(687)	350
Changes in operating assets and liabilities:
Accounts receivable	32,245	33,483
Prepaid expenses and other current assets and prepaid expenses and other assets	(17,070)	4,723
Accounts payable	1,779	(1,731)
Deferred rent	(2,004)	(1,361)
Accrued compensation	1,494	4,353
Accrued expenses and other liabilities	(1,818)	(6,394)
Deferred revenue	(851)	2,869
Cash provided by operating activities	10,898	27,832
Investing activities:
Capital expenditures	(1,789)	(3,755)
Capitalization of internal-use software	(7,587)	(7,987)
Cash from acquired business, net	5,200	—
Cash of disposed subsidiary, less proceeds on disposition	(724)	—
Cash used in investing activities	(4,900)	(11,742)
Financing activities:
Proceeds from issuance of common stock	35,000	—
Proceeds from exercise of stock options	581	96
Payments on revolving credit facilities	(1,304)	—
Borrowings from secured borrowing facility	—	137,609
Repayments on secured borrowing facility	—	(120,511)
Cash provided by financing activities	34,277	17,194
Effect of currency translation on cash and cash equivalents	(804)	(632)
Net increase in cash, cash equivalents and restricted cash	39,471	32,652
Cash and cash equivalents and restricted cash at beginning of period	106,126	74,024
Cash and cash equivalents and restricted cash at end of period	$145,597	$106,676
See accompanying notes to the unaudited condensed consolidated financial statements.

	Nine months ended September 30,
	2021	2020
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$1,186	$177
Cash paid for interest	$666	$208
Non-cash investing and financing activities:
Accounts payable and accrued expenses related to property and equipment	$988	$112
Issuance of common stock for HuffPost Acquisition	$24,064	$—
See accompanying notes to the unaudited condensed consolidated financial statements.

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1.   Description of the Business
BuzzFeed, Inc. was incorporated in Delaware on June 19, 2008. BuzzFeed, Inc. and subsidiaries (the “Company” or “BuzzFeed”) is a global media company with social, content-driven publishing technology. BuzzFeed provides breaking news, original reporting, entertainment, and video across its owned and operated and the social web to its global audience. The Company derives its revenue primarily from content, advertising and commerce sold to leading brands. The Company has one reportable segment.
As of the nine months ended September 30, 2021, the Company has cash and cash equivalents of $146 million and generated a cash inflow from operations of $11 million. While the Company became profitable in 2020, the Company has a history of net losses and incurred a loss during the nine months ended September 30, 2021, and has an accumulated deficit of $363 million as of September 30, 2021. The Company has cash available on hand and management believes its existing capital resources will be sufficient to support the Company’s operations and meet its obligations as they come due within one year from the date these condensed consolidated financial statements are issued.
In March 2020, the World Health Organization declared the viral strain of a coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. The spread of COVID-19 and the resulting economic contraction has resulted in increased business uncertainty and an impact on revenue in the month of March and the second quarter of 2020, followed by a recovery in the third quarter of 2020. The Company continues to be impacted by significant uncertainty in the macroeconomic conditions which may cause business slowdowns, depress demand for our advertising business and adversely impact the Company’s operations. The consequences of a prolonged economic decline could include, but not limited to, reduced sales and increased instances of uncollectible customer receivables. The Company cannot reasonably estimate the length or severity of this pandemic, or the extent to which the disruption may materially impact on the financial results and condition of the Company.
Proposed Merger with 890 5th Avenue Partners
On March 27, 2021, BuzzFeed entered into an agreement to acquire 100% of the members’ interests of CM Partners, LLC (“Complex Networks”), a publisher of online media content targeting Millennial and Gen Z consumers (the “C Acquisition”). The closing of the C Acquisition is contingent on BuzzFeed merging with 890 5th Avenue Partners, Inc. (“890”), a special purpose acquisition company. BuzzFeed has provided a performance deposit of $5 million that will be forfeited in the event the C Acquisition is terminated. This performance deposit is included in prepaid and other current assets in the condensed consolidated balance sheet at September 30, 2021 and included within cashflows from operations in the condensed consolidated statement of cash flows for the nine months ended September 30, 2021. Consideration for Complex Networks will consist of approximately $200 million of cash and 10,000,000 shares of the post-merger company.
On June 24, 2021, BuzzFeed entered into an agreement and plan of merger (as amended on October 28, 2021, the “Merger Agreement”) by and among 890, Bolt Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of 890 (“Merger Sub I”), Bolt Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of 890 (“Merger Sub II”), and BuzzFeed. The Merger Agreement provides for, among other things, the following transactions at closing: Merger Sub I will merge with and into BuzzFeed, with BuzzFeed as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of 890 (the “Merger”). Immediately following the Merger, BuzzFeed will merge with and into Merger Sub II (the “Second Merger”, together with the Merger the “Two-Step Merger”) with Merger Sub II being the surviving company of the Second Merger. The Two-Step Merger and the other transactions contemplated by the Merger Agreement, including the acquisition of Complex Networks by the surviving entity of the Two-Step Merger, are referred to as the “Business Combination”. Upon the consummation of the Business Combination, the new combined company will be renamed BuzzFeed, Inc. In connection with the Merger Agreement, Jonah Peretti, Jonah Peretti, LLC, NBCUniversal Media, LLC

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(“NBCU”) and PNC Bank National Association, entered into an escrow agreement (the “Escrow Agreement”) and BuzzFeed and NBCU entered into a commercial agreement (the “Commercial Agreement”).
The Escrow Agreement provides for, among other things, the escrow of 1,200,000 shares of New BuzzFeed Class A common stock or New BuzzFeed Class B common stock (the “Escrowed Shares”) exchangeable by Jonah Peretti, LLC in connection with the Two-Step Merger. Pursuant to the Escrow Agreement, in the event the Transfer Date SPAC Share Price (as defined in the Escrow Agreement) is less than $12.50 per share on the Transfer Date (as defined in the Escrow Agreement), Jonah Peretti, LLC and NBCU shall instruct the escrow agent to transfer (1) to NBCU a number of Escrowed Shares equal to the Make Whole Shares (as defined in the Escrow Agreement) and (2) to Mr. Peretti, the remainder of the Escrowed Shares, if any. If the Transfer Date SPAC Share Price is equal to or greater than $12.50 on the Transfer Date, Jonah Peretti, LLC and NBCU shall instruct the escrow agent to transfer all of the Escrowed Shares to Mr. Peretti. The Escrow Agreement is expected to be accounted for as a compensatory stock-based compensation award with a market condition. As there are no future service conditions, the fair value of the award (currently estimated at $5.6 million) is expected to be recognized as an expense upon closing of the Two-Step Merger. The $5.6 million estimated fair value was estimated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the likelihood that the market condition will be satisfied.
Under the Commercial Agreement, which will become effective on the closing of the Two-Step Merger: (1) NBCU will continue to be entitled to marketing services on BuzzFeed platforms at certain discounted rates; (2) BuzzFeed will provide editorial promotion of at least $1.0 million in marketing value during each year of the term of the Commercial Agreement across BuzzFeed’s digital properties at no cost to NBCU, its affiliates and joint ventures and their respective brands; (3) BuzzFeed will provide licensed content to NBCU to be made available on an applicable NBCU entity streaming service under certain exclusivity terms during the remainder of the term of the Commercial Agreement; (4) NBCU shall be the exclusive sales representative for all BuzzFeed inventory, including HuffPost inventory, on Apple News, and BuzzFeed shall endeavor to spend at least $1.0 million during the first year of the term of the Commercial Agreement to promote any of its commerce initiatives; and (5) BuzzFeed will provide 200 million impressions per year of the term of the Commercial Agreement to drive traffic from BuzzFeed platforms and third-party social media platforms to NBCU news properties. The Commercial Agreement shall continue to be in effect for a period of three years, unless earlier terminated by either party in accordance with its terms and conditions, or until terminated by BuzzFeed as of the date that NBCU realized $400.0 million or more in value for the NBCU Base Shares (as defined in the Escrow Agreement).
2.   Summary of Significant Accounting Policies
Basis of Financial Statements and Principles of Consolidation
The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. As such, the accompanying interim condensed consolidated financial statements and these related notes should be read in conjunction with the Company’s consolidated financial statements and related notes as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019, and 2018. The condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited financial statements as of that date but does not include all disclosures including notes required by GAAP.
The condensed consolidated financial statements include all normal recurring adjustments that, in the opinion of management, are necessary to present fairly the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full year ending December 31, 2021.

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The condensed consolidated financial statements include the accounts of BuzzFeed, Inc., and its wholly-owned and majority-owned subsidiaries, and any variable interest entities for which the Company is the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation.
Certain prior year figures have been reclassified to conform to current period presentation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported results of operations during the reporting period. Due to the use of estimates inherent in the financial reporting process actual results could differ from those estimates.
Key estimates and assumptions relate primarily to revenue recognition, valuation allowances for deferred income tax assets, allowance for doubtful accounts, fair values used for stock-based compensation, fair values of acquired intangible assets, and useful lives of long-lived assets.
Business Combinations
Acquisitions are accounted for in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Accordingly, we make an initial allocation of the purchase price at the date of acquisition based upon our understanding of the fair value of the acquired assets and assumed liabilities. We obtain this information during due diligence and through other sources. In the months after closing, as we obtain additional information about these assets and liabilities, including through asset appraisals, we are able to refine estimates of fair value and more accurately allocate the purchase price. Only items identified as of the acquisition date are considered for subsequent adjustment to the purchase price allocation. We will make appropriate adjustments to the purchase price allocation prior to completion of the measurement period, as required.
Recently Adopted Accounting Pronouncements
On January 1, 2020, we adopted ASU 2018-13, Fair Value Measurement (Topic 820) — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, an accounting standard that improved the effectiveness of fair value measurement disclosures and modified the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in Financial Accounting Standards Board (“FASB”) Concepts Statement, Conceptual Framework for Financial Reporting — Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The adoption of this ASU did not have material impact on the condensed consolidated financial statements.
On January 1, 2021, we adopted the amended guidance in ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, which aligns the accounting for capitalizing production costs of episodic television series with the guidance for films. As a result, the capitalization of costs incurred to produce episodic television series is no longer limited to the amount of revenue contracted in the initial market until persuasive evidence of a secondary market exists. In addition, under this guidance we test our film costs for impairment on a title-by-title basis or together with other films and series as part of a group, based on the predominant monetization strategy of the film or series. Further, for film costs monetized in a film group, the guidance requires any change to the estimated life of the film or television series to be accounted for prospectively. The guidance eliminates existing balance sheet classification guidance and adds new disclosure requirements relating to costs for acquired and produced films and television series. The adoption of this guidance did not have a material impact on the condensed consolidated financial statements.

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes existing guidance on accounting for leases in Leases (Topic 840) and generally requires leased assets and lease liabilities to be recognized on the balance sheet. The ASU is effective for the Company for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact of adopting ASU 2016-02 on the Company’s condensed consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), which changes the impairment model for most financial assets, including accounts receivable, and replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. The guidance is effective for the Company for interim and annual periods beginning after December 15, 2022, with early adoption permitted. The Company is currently assessing the timing and impact of adopting ASU 2016-13 on the Company’s condensed consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 is effective for the Company for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption of this guidance is permitted and the amendments in this update should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company plans to adopt this guidance for the year ending December 31, 2021 and is currently evaluating the impact of the adoption of this guidance on the condensed consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740, Income Taxes. The amendments also improve consistent application and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The guidance is effective for the Company for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the timing and impact of adopting the new guidance on the Company’s condensed consolidated financial statements.
3.   Acquisition and Disposition
Acquisition of HuffPost and Verizon Investment
On February 16, 2021, the Company completed the acquisition of 100% of HuffPost (“HuffPost Acquisition”), a publisher of online news and media content, from entities controlled by Verizon Communications Inc. (“Verizon”). The Company issued 21,170,037 shares of non-voting BuzzFeed Class C common stock to an entity controlled by Verizon, of which 8,625,234 were in exchange for the acquisition of HuffPost and 12,544,803 were in exchange for a concurrent $35.0 million cash investment in the Company by Verizon, which was accounted for as a separate transaction.
The following table summarizes the fair value of consideration exchanged as a result of the HuffPost Acquisition (in thousands):
Fair value of common stock issued(1)	$24,064
Working capital adjustments	(490)
Total consideration	$23,574

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) — represents 8,625,234 shares of BuzzFeed common stock issued at a value of $2.79 per share. The fair value per share was determined using Level 3 inputs using a combination of a market approach based on guideline public companies and an income approach based on estimated discounted cash flows.
The following table summarizes the preliminary determination of the fair value of identifiable assets acquired and liabilities assumed from our acquisition of HuffPost (in thousands). The purchase price allocation for the assets acquired and liabilities assumed may be subject to change as additional information is obtained during the acquisition measurement period.
Cash and cash equivalents	$5,513
Accounts receivable	3,383
Prepaid and other current assets	611
Deferred tax assets	116
Property and equipment	620
Intangible assets	19,500
Goodwill	5,927
Accounts payable	(1,410)
Accrued expenses and other current liabilities	(4,249)
Deferred tax liabilities	(4,251)
Other liabilities	(63)
Noncontrolling interests	(2,123)
Total consideration for HuffPost	$23,574
The fair values of the intangible assets were estimated using Level 3 inputs. The fair value of trademarks and trade names was determined using the relief from royalty method and the fair value of acquired technology was determined using the replacement cost approach. The useful lives of the acquired trademarks and trade names and acquired technology are 15 years and 3 years, respectively. The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired resulted in $5.9 million of goodwill, which is primarily attributed to workforce and synergies, and is not deductible for tax purposes.
The HuffPost Acquisition contributed $9.2 million and $19.1 million of revenue for the three and nine months ended September 30, 2021, respectively. The HuffPost Acquisition did not have a material impact on the Company’s net loss for the three and nine months ended September 30, 2021.
Disposition
In August 2021 the Company disposed of its 51% ownership interest in HuffingtonPost Italia S.R.L. (“HuffPost Italy”) for nominal consideration and recognized a loss on disposition of $0.6 million. HuffPost Italy did not have a material impact on the Company’s net loss for the three or nine months ended September 30, 2021.
4.   Revenue Recognition
Disaggregated Revenue
The table below presents the Company’s revenue disaggregated based on the nature of its arrangements (in thousands). Management uses these categories of revenue to evaluate the performance of its businesses and to assess its financial results and forecasts.

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Advertising	$50,240	$36,051	$136,693	$94,105
Content	26,483	27,476	70,261	74,947
Commerce	13,373	11,716	44,894	29,245
	$90,096	$75,243	$251,848	$198,297
The following table presents the Company’s revenue disaggregated by geography (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
United States	$79,074	$67,668	$224,854	$179,689
International	11,022	7,575	26,994	18,608
Total	$90,096	$75,243	$251,848	$198,297
Contract Balances
The timing of revenue recognition, billings and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenues (contract liabilities). The payment terms and conditions within the Company’s contracts vary by the type, the substantial majority of which require that customers pay for their services on a monthly or quarterly basis, as the services are being provided. When the timing of revenue recognition differs from the timing of payments made by customers, the Company recognizes either unbilled revenue (its performance precedes the billing date) or deferred revenue (customer payment is received in advance of performance). In addition, we have determined our contracts generally do not include a significant financing component.
The Company’s contract assets are presented in Prepaid and other current assets on the accompanying condensed consolidated balance sheets and totaled $7.5 million and $2.8 million as of September 30, 2021 and December 31, 2020, respectively. These amounts relate to revenue recognized during the respective quarter that is expected to be invoiced and collected in the next twelve months.
The Company’s contract liabilities, which are recorded in Deferred revenue on the accompanying condensed consolidated balance sheets, are expected to be recognized as revenues during the succeeding twelve-month period. Deferred revenue totaled $1.5 million and $2.4 million at September 30, 2021 and December 31, 2020, respectively.
The amount of revenue recognized during the nine months ended September 30, 2021 that was included in the deferred revenue balance as of December 31, 2020 was $1.3 million.
Transaction Price Allocated to Remaining Performance Obligations
We have certain licensing contracts with minimum guarantees and terms extending beyond one year. The transaction price allocated to the remaining performance obligations on these contracts was $ 5.7 million at September 30, 2021 and is expected to be recognized over the next 3 years. This amount does not include: (i) contracts with an original expected duration of one year or less, such as advertising contracts, (ii) variable consideration in the form of sales-based royalties, and (iii) variable consideration allocated entirely to wholly unperformed performance obligations.
5.   Fair Value Measurements
The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred rent, deferred revenue, other current liabilities, and debt approximate fair value. Marketable securities and money market funds are categorized as Level 1.

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Company measures its cash equivalents at amortized cost, which approximates fair value. Money market funds categorized as Level 1 as of September 30, 2021 and December 31, 2020 are as follows (in thousands):
	September 30, 2021	December 31, 2020
Cash equivalents:
Money market funds	$24,461	$24,460
	$24,461	$24,460
6.   Property and Equipment, net
Property and equipment, net consisted of the following (in thousands):
	September 30, 2021	December 31, 2020
Leasehold improvements	$50,528	$49,074
Furniture and fixtures	8,281	8,027
Computer equipment	6,602	5,625
Video equipment	713	643
	66,124	63,369
Less: Accumulated Depreciation	(43,249)	(37,824)
	$22,875	$25,545
Depreciation totaled $5.6 million and $6.2 million for the nine months ended September 30, 2021 and 2020, respectively, included in Depreciation and amortization expense.
7.   Capitalized Software Costs, net
Capitalized software costs, net consisted of the following (in thousands):
	September 30, 2021	December 31, 2020
Website and internal-use software	$79,629	$72,574
Less: Accumulated Depreciation	(63,043)	(56,014)
	$16,586	$16,560
During the nine months ended September 30, 2021 and 2020, the Company capitalized $7.6 million and $8.0 million, respectively, included in Capitalized software costs and amortized $7.7 million and $7.4 million, respectively, included in Depreciation and amortization expense.
8.   Goodwill and Intangible Assets, net
The following table presents the goodwill activities for the periods presented (in thousands):
Balance as of December 31, 2020	$—
HuffPost Acquisition	5,927
Balance as of September 30, 2021	$5,927
The following table presents the detail of intangible assets for the periods presented (in thousands) and the weighted average remaining useful lives:

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
		September 30, 2021			December 31, 2020
	Weighted- Average Remaining Useful Lives (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Acquired Technology	3 years	$5,500	$1,146	$4,354	$—	$—	$—
Trademarks and Trade Names	15 years	14,000	583	13,417	—	—	—
Trademarks and Trade Names	Indefinite	1,368	—	1,368	1,368	—	1,368
Total		$20,868	$1,729	$19,139	$1,368	$—	$1,368
Amortization expense associated with intangible assets for the nine months ended September 30, 2021 and 2020 was $1.7 million and nil, respectively, included in Depreciation and amortization expense.
Estimated future amortization expense as of September 30, 2021 is as follows (in thousands):
Remainder of 2021	$692
2022	2,767
2023	2,767
2024	1,163
2025	933
Thereafter	9,449
Total	$17,771
9.   Debt
On May 20, 2020, the Company entered into a two-year, $20.0 million, secured borrowing facility agreement (“Secured Facility”). Borrowings under the Secured Facility were limited to 80% of qualifying accounts receivable and bore interest at a rate of LIBOR plus 7.25% per annum, subject to a LIBOR floor rate of 1.5%. Repayment of borrowings under the Secured Facility was required upon the earlier of: (i) the collection of the qualified account receivable, (ii) the maturity date of May 21, 2022, or (iii) on demand with respect to any qualified account receivable that is disputed by the payor, for which the payor has become insolvent or has indicated an inability or unwillingness to pay, or that remains uncollected more than 120 days from the original invoice date. The Secured Facility was subject to a minimum monthly average utilization of $10.0 million. Borrowings under the Secured Facility were collateralized by the Company’s personal property (including accounts receivable but excluding intellectual property). The Secured Facility included covenants that, among other things, limited the ability of the Company to incur additional indebtedness. The Company terminated the Secured Facility on December 30, 2020.
On December 30, 2020, the Company entered into a new three-year, $50.0 million, revolving loan and standby letter of credit facility agreement (“Revolving Credit Facility”). The Revolving Credit Facility provides for the issuance of up to $15.5 million of standby letters of credit and aggregate borrowings under the Revolving Credit Facility are generally limited to 95% of qualifying investment grade accounts receivable and 90% of qualifying non-investment grade accounts receivable, subject to adjustment at the discretion of the lenders. The Revolving Credit Facility includes covenants that, among other things, require the Company to maintain at least $25.0 million of unrestricted cash at all times, limits the ability of the Company to incur additional indebtedness, pay dividends, hold unpermitted investments, or make material changes to the business. The Company was in compliance with the financial covenant as of September 30,

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
2021. The $15.5 million of standby letters of credit were issued during the three months ended March 31, 2021 in favor of certain of the Company’s landlords, which relieved the Company of the requirement to maintain $15.5 million of cash as collateral. As a result, the $15.5 million classified as restricted cash in the condensed consolidated balance sheets as of December 31, 2020 was classified as cash and cash equivalents as of September 30, 2021.
Borrowings under the Revolving Credit Facility bear interest at LIBOR, subject to a floor rate of 0.75%, plus a margin of 3.75% to 4.25%, depending on the level of the Company’s utilization of the facility (4.75% at September 30, 2021), and subject to a monthly minimum utilization of $15.0 million. The facility also includes an unused commitment fee of 0.375%.
As of September 30, 2021, the Company had outstanding borrowings of $19.5 million under the Revolving Credit Facility. The total unused borrowing capacity at as of September 30, 2021 was $11.5 million.
The Company had $0.4 million and $0.5 million of costs in connection with the issuance of debt included in Prepaid and other assets as of September 30, 2021 and December 31, 2020, respectively.
10.   Convertible Preferred Stock
As of September 30, 2021 and December 31, 2020
Series	Year Issued	Shares Authorized	Shares Issued and Outstanding	Issue Price	Liquidation Value
Series A	2008	3,500,000	3,500,000	$1.0000	$3,500,000
Series A-1	2008	3,800,515	3,800,515	$0.1579	600,101
Series B	2010	4,401,242	4,401,242	$1.8177	8,000,138
Series C	2011	5,024,637	5,024,637	$3.0848	15,500,000
Series D	2012	2,412,718	2,412,718	$8.0283	19,370,024
Series E	2014	1,605,982	1,605,982	$31.1336	50,000,001
Series F	2015	4,440,498	4,440,498	$45.0400	200,000,030
Series G	2016	4,440,498	4,440,498	$45.0400	200,000,030
		29,626,090	29,626,090		$496,970,324
There were no movements in the balances of convertible preferred stock during for the nine months ended September 30, 2021 and 2020.
11.   Redeemable Noncontrolling Interest
The table below presents the reconciliation of changes in redeemable noncontrolling interests (in thousands):
	2021	2020
Balance as of January 1	$848	$28
Allocation of net income for the three months ended March 31	60	383
Balance as of March 31	908	411
Merger of BuzzFeed Japan and HuffPost Japan	510	—
Allocation of net income for the three months ended June 30	85	323
Balance as of June 30	1,503	734
Allocation of net income for the three months ended September 30	67	62
Ending balance as of September 30	$1,570	$796

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
12.   Stockholders’ Equity
Common Stock
In December 2020, the Company amended its Certificate of Incorporation to authorize the issuance of up to 25,000,000 shares of Class C common stock. Holders of Class C common stock are not entitled to vote, but otherwise have the same rights as holders of Class A and Class B common stock. In February 2021, in connection with the HuffPost Acquisition and concurrent $35.0 million investment by Verizon, the Company issued 21,170,037 shares of newly issued Class C common stock.
Stock Option Plan
A summary of the share activity under the Company’s stock option plan is presented below (in thousands, except per share amounts):
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
Balance as of December 31, 2020	32,127	$1.96	5.01	$19,248
Granted	2,028	2.79
Exercised	(798)	0.73
Forfeited	(7,738)	2.97
Expired	(1,603)	2.78
Balance as of September 30, 2021	24,016	$1.69	2.59	$25,699
Expected to vest at September 30, 2021	2,357	$2.74	9.35	—
Exercisable at September 30, 2021	24,016	$1.69	2.59	$25,699
As of September 30, 2021, the total share-based compensation costs not yet recognized related to unvested stock options was $2.6 million, which is expected to be recognized over the weighted-average remaining requisite service period of 3 years.
The Company currently uses authorized and unissued shares to satisfy share award exercises.
Restricted Stock Units
A summary of the restricted stock unit activity is presented below (in thousands, except per share amounts):
	Shares	Weighted Average Grant-Date Fair Value
Outstanding as of December 31, 2020	8,268	$2.61
Granted	9,260	2.81
Vested	—	—
Forfeited	(359)	2.70
Outstanding as of September 30, 2021	17,169	$2.71
As of September 30, 2021, there was approximately $46.6 million of unrecognized compensation costs related to restricted stock units.
However, only a portion of the restricted stock units are expected to satisfy the liquidity condition upon completion of the Two-Step Merger due to different liquidity conditions that exist in our restricted

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
stock units. The liquidity condition for 8,043,830 restricted stock units is satisfied upon the occurrence of a sale transaction (“Acquisition”) or the completion of an initial public offering. The Two-Step Merger will not result in the satisfaction of this liquidity condition as it does not meet the definition of an Acquisition per the award agreements. The liquidity condition for the remaining 9,124,000 restricted stock units is satisfied upon the occurrence of other events, including a merger or acquisition or other business combination transaction involving the Company and a publicly traded special purpose acquisition company or other similar entity. Accordingly, the Two-Step Merger will satisfy the liquidity condition for these restricted stock units. Upon closing of the Two-Step Merger, we expect to recognize approximately $13.5 million of incremental stock-based compensation expense associated with these restricted stock units, based on the number of restricted stock units outstanding and the requisite service period completed at September 30, 2021, and assuming no forfeitures prior to the closing of the Two-Step Merger. The actual incremental stock-based compensation expense that will be recorded upon closing of the Two-Step Merger will depend on the timing of closing and actual forfeitures.
Stock-Based Compensation Expense
The following table summarizes stock-based compensation cost included in the condensed consolidated statements of operations (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenue, excluding depreciation and amortization	$388	$54	$543	$61
Sales and marketing	37	28	98	31
General and administrative	59	221	160	872
Research and development	19	24	49	24
	$503	$327	$850	$988
The Company recognized no income tax benefit in the condensed consolidated statements of operations for stock-based compensation arrangements during the three and nine months ended September 30, 2021 and 2020.
13.   Earnings (Loss) Per Share
Earnings (loss) per share is computed using the two-class method. Basic earnings (loss) per share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share reflects the effect of the assumed exercise of stock options, the vesting of restricted stock units, and the conversion of convertible preferred stock only in the periods in which such effect would have been dilutive.
Undistributed earnings are allocated to convertible preferred stock and shares of Class A common stock, Class B common stock, and Class C common stock based on the contractual participation rights of each as if earnings for the year had been distributed. Holders of convertible preferred stock are entitled to noncumulative annual dividends at a rate of 8% of the applicable original issue price when, as and if declared by the Company’s board of directors and prior to and in preference of payment of dividends on the Company’s common stock. Thereafter, dividends are distributed among holders of Class A common stock, Class B common stock, Class C common stock, and convertible preferred stock on a proportionate basis, based on the number of shares of common stock that would be held by each holder if all shares of convertible preferred stock were converted to Class B common stock at the then effective conversion rate.
Holders of convertible preferred stock do not participate in losses and, accordingly, losses for the three and nine months ended September 30, 2021 and 2020 were allocated entirely to holders of Class A, Class B, and Class C common stock. For the three and nine months ended September 30, 2021 and 2020, net loss

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
per share amounts were the same for Class A, Class B, and Class C common stock because the holders of each class are entitled to equal per share dividends.
The table below presents the computation of basic and diluted loss per share (in thousands, except for per share amounts):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator:
Net loss	$(3,582)	$(2,130)	$(15,696)	$(21,141)
Net income attributable to the redeemable noncontrolling interest	67	62	212	768
Net income (loss) attributable to noncontrolling interests	137	—	(173)	—
Allocation of net loss to convertible preferred stock	—	—	—	—
Net loss attributable to holders of Class A, Class B, and Class C common stock	$(3,786)	$(2,192)	$(15,735)	$(21,909)
Denominator:
Weighted average common shares outstanding, basic and diluted	60,840	39,043	57,072	39,009
Net loss per common share, basic and diluted	$(0.06)	$(0.06)	$(0.28)	$(0.56)
The table below presents the details of securities that were excluded from the calculation of diluted loss per share as the effect would have been anti-dilutive (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Stock options	24,016	33,396	24,016	33,396
Convertible preferred stock	29,626	29,626	29,626	29,626
Additionally, the calculation of diluted loss per share excluded 17,169 and 8,280 restricted stock units at September 30, 2021 and 2020, respectively, for which the related liquidity condition had not been met.
14.   Income Taxes
The Company’s tax provision or benefit from income taxes for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any. Each quarter the Company updates its estimate of the annual effective tax rate and makes a year-to-date adjustment to the provision.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Income tax benefit	(353)	(12)	(5,011)	(797)
Effective tax rate	9.0%	0.6%	24.2%	3.6%
For the three months ended September 30, 2021 and 2020, the Company’s effective tax rate differed from the U.S. federal statutory income tax rates of 21% primarily due to a valuation allowance against net deferred tax assets that were not realizable on a more-likely-than-not basis and the discrete tax benefits.
The Company’s income tax benefit for the nine months ended September 30, 2021 includes a discrete income tax benefit of $4.3 million related to the release of a portion of the Company’s previously established

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
valuation allowance to offset deferred tax liabilities arising from the HuffPost Acquisition and finalization of state tax filings during the quarter ended September 30, 2021.
For the nine months ended September 30, 2021 and 2020, the Company’s effective tax rate differed from the U.S. federal statutory income tax rates of 21% primarily due to a valuation allowance against net deferred tax assets that were not realizable on a more-likely-than-not basis and the discrete tax benefits.
As of September 30, 2021, the Company had no uncertain tax positions.
15.   Restructuring Costs
On March 9, 2021, the Company announced a restructuring of HuffPost, including employee terminations, in order to efficiently integrate the HuffPost Acquisition and establish an efficient cost structure. The Company incurred approximately $3.6 million in severance costs related to the restructuring, of which $3.2 million were included in cost of revenue, excluding depreciation and amortization, $0.3 million were included in sales and marketing, and $0.1 million were included in research and development. No severance costs remained unpaid as of September 30, 2021.
16.   Commitments and Contingencies
Commitments
The Company leases office space under non-cancelable operating leases with various expiration dates through 2029. The Company’s lease agreements generally do not contain any material residual value guarantees or material restrictive covenants. Certain of the Company’s lease agreements include escalating lease payments. Additionally, certain lease agreements contain renewal provisions and other provisions which require the Company to pay taxes, insurance, or maintenance costs.
The Company subleases certain leased office space to third parties when it determines there is excess leased capacity. Sublease rent income is recognized as an offset to rent expense on a straight-line basis over the lease term. In addition to sublease rent, other costs such as common-area maintenance, utilities, and real estate taxes are charged to subtenants over the duration of the lease for their proportionate share of these costs.
Guarantees
In September 2018, at the time of its equity investment in a private company, the Company agreed to guarantee the lease of the investee’s premises in New York. In October 2020, the investee renewed its lease agreement, and the Company’s prior guarantee was replaced with a new guarantee of up to $5.4 million. The amount of the guarantee is reduced as the investee makes payments under the lease. As of September 30, 2021, the maximum amount of the guarantee was $3.1 million, and no liability was recognized with respect to the guarantee.
In the ordinary course of business, the Company both provides and receives indemnities which are intended to allocate certain risks associated with business transactions. Similarly, the Company may remain contingently liable for various obligations of a business that has been divested in the event that a third party does not fulfill its obligations under an indemnification obligation. The Company records a liability for indemnification obligations and other contingent liabilities when probable and reasonably estimable.
Legal Matters
The Company is party to various lawsuits and claims in the ordinary course of business. Although the outcome of such matters cannot be predicted with certainty and the impact that the final resolution of such matters will ultimately have on the Company’s condensed consolidated financial statements is not known,

BUZZFEED, INC.
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
we do not believe that the resolution of these matters will have a material adverse effect on the Company’s future results of operations or cash flows.
The Company settled or resolved certain legal matters during the nine months ended September 30, 2021 and 2020, that did not individually or in the aggregate have a material impact on the Company’s business or its consolidated financial position, results of operations or cash flows.
17.   Cash and Cash Equivalents and Restricted Cash
The following table summarizes cash and cash equivalent and restricted cash in the condensed consolidated balance sheets (in thousands):
	September 30, 2021	December 31, 2020
Cash and cash equivalents	$145,597	$90,626
Restricted	—	15,500
	$145,597	$106,126
18.   Related Party Transactions
Starting in 2018, the Company entered into certain partnership agreements with NBCU, an investor. The Company recognized revenue from NBCU of $0.8 million and $1.3 million for the three and nine months ended September 30, 2021, respectively, as compared to $0.7 million and $2.5 million for the three and nine months ended September 30, 2020, respectively. The Company recognized expenses under contractual obligations from NBCU of $0.3 million and $0.7 million for the three and nine months ended September 30, 2021, respectively, compared to $nil and $0.1 million for the three and nine months ended September 30, 2020, respectively. The Company had outstanding balances payable to NBCU of $0.1 million and $nil as of September 30, 2021 and December 31, 2020, respectively and no outstanding balances receivable from NBCU as of September 30, 2021 or December 31, 2020.
In September 2018, the Company invested $1.8 million in the equity of a private company. At the time of investment, an executive of BuzzFeed was the controlling shareholder of the investee. Effective August 26, 2019 the Company and the former executive entered into a consultancy arrangement whereby the Company engaged the former executive to provide advice and counsel. The agreement expired on March 31, 2020. The Company earned revenue under an agreement with the investee of $0.1 million and $0.5 million for the three and nine months ended September 30, 2021 compared to $1.0 million and $2.3 million for the three and nine months ended September 30, 2020. The Company had outstanding receivable balances of $0.9 million and $0.9 million from the investee as of September 30, 2021 and December 31, 2020, respectively. Additionally, the Company has guaranteed a lease of the investee. Refer to Note 16 for further details.
19.   Subsequent Events
In October 2021, the Company completed the disposition of HuffingtonPostKorea, Ltd. (HuffPost Korea). The Company expects to record a loss on disposition which will be included in Loss on disposition of subsidiary in the Consolidated Statement of Operations. HuffPost Korea did not contribute materially to our revenue or net loss for the three or nine months ended September 30, 2021.
Unless otherwise disclosed, there were no material subsequent events through November 19, 2021, the date the condensed consolidated financial statements were available to be issued, which have not already been reflected or disclosed in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of BuzzFeed, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of BuzzFeed, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), stockholder’s deficit, and cash flows for each of the three years in the period ended December 31, 2020 and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
New York, New York
July 30, 2021
We have served as the Company’s auditor since 2019.

BUZZFEED, INC.
CONSOLIDATED BALANCE SHEETS
	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$90,626	$58,524
Accounts receivable (net of allowance for doubtful accounts of $1,387 and $1,122 as at December 31, 2020 and 2019)	106,251	99,501
Prepaid and other current assets	11,644	12,297
Total current assets	208,521	170,322
Restricted cash	15,500	15,500
Property and equipment, net	25,545	29,543
Capitalized software costs, net	16,560	15,873
Prepaid and other assets	13,066	13,891
Total assets	$279,192	$245,129
Liabilities and Equity
Current liabilities
Accounts payable	$8,413	$9,954
Accrued expenses	20,638	18,540
Deferred rent	3,903	2,153
Deferred revenue	2,432	1,473
Accrued compensation	19,724	18,452
Other current liabilities	2,118	1,090
Total current liabilities	57,228	51,662
Deferred rent	18,053	19,373
Debt	20,396	—
Other liabilities	1,633	2,600
Total liabilities	97,310	73,635
Commitments and contingencies
Series A, convertible preferred stock, $0.001 par value; 3,500,000 shares authorized; 3,500,000 shares issued and outstanding at December 31, 2020 and 2019	3,001	3,001
Series A-1, convertible preferred stock, $0.001 par value; 3,800,515 shares authorized; 3,800,515 shares issued and outstanding at December 31, 2020 and 2019	4	4
Series B, convertible preferred stock, $0.001 par value; 4,401,242 shares authorized; 4,401,242 shares issued and outstanding at December 31, 2020 and 2019	7,904	7,904
Series C, convertible preferred stock, $0.001 par value; 5,024,637 shares authorized; 5,024,637 shares issued and outstanding at December 31, 2020 and 2019	15,434	15,434
Series D, convertible preferred stock, $0.001 par value; 2,412,718 shares authorized; 2,412,718 shares issued and outstanding at December 31, 2020 and 2019	19,311	19,311
Series E, convertible preferred stock, $0.001 par value; 1,605,982 shares authorized; 1,605,982 shares issued and outstanding at December 31, 2020 and 2019	49,646	49,646
Series F, convertible preferred stock, $0.001 par value; 4,440,498 shares authorized; 4,440,498 shares issued and outstanding at December 31, 2020 and 2019	199,856	199,856
Series G, convertible preferred stock, $0.001 par value; 4,440,498 shares authorized; 4,440,498 shares issued and outstanding at December 31, 2020 and 2019	199,681	199,681
Redeemable noncontrolling interest	848	28
Stockholders’ deficit
Class A Common stock, $0.0001 par value; 500,000,000 shares authorized; 5,034,459 and 5,014,300 shares issued and outstanding at December 31, 2020 and 2019	1	1
Class B Common stock, $0.0001 par value; 500,000,000 shares authorized; 34,362,554 and 34,152,328 shares issued at December 31, 2020 and 2019 34,114,327 and 33,904,101 shares outstanding at December 31, 2020 and 2019	3	3
Class C Common stock, $0.0001 par value; 25,000,000 shares authorized; no shares issued or outstanding at December 31, 2020 and 2019	—	—
Additional paid-in capital	37,190	35,842
Accumulated other comprehensive loss	(3,359)	(1,243)
Accumulated deficit	(346,818)	(357,154)
Treasury stock, 248,227 shares and 248,227 shares at December 31, 2020 and 2019, respectively	(820)	(820)
Total stockholders’ deficit	(313,803)	(323,371)
Total liabilities and equity	$279,192	$245,129
See accompanying notes to the consolidated financial statements.

BUZZFEED, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year ended December 31,
	2020	2019	2018
Revenue	$321,324	$317,923	$307,251
Costs and Expenses
Cost of revenue, excluding depreciation and amortization	140,290	150,350	169,631
Sales and marketing	50,680	79,845	81,251
General and administrative	83,061	87,417	88,104
Research and development	17,669	21,129	26,516
Depreciation and amortization	17,486	19,450	21,827
Total costs and expenses	309,186	358,191	387,329
Income (loss) from operations	12,138	(40,268)	(80,078)
Other income, net	670	2,991	2,474
Loss on disposition of subsidiary	(711)	—	—
Income (loss) before income taxes	12,097	(37,277)	(77,604)
Income tax provision (benefit)	941	(358)	902
Net income (loss)	11,156	(36,919)	(78,506)
Net income (loss) attributable to the redeemable noncontrolling interest	820	273	(971)
Net income (loss) attributable to BuzzFeed, Inc.	$10,336	$(37,192)	$(77,535)
Net loss attributable to holders of Class A common stock and Class B common stock	$—	$(37,192)	$(77,535)
Net income (loss) per Class A and Class B common share – basic and diluted	$—	$(0.96)	$(2.05)
Basic and diluted weighted average common shares outstanding	39,027	38,571	37,856
See accompanying notes to the consolidated financial statements.

BUZZFEED, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
	Year ended December 31,
	2020	2019	2018
Net income (loss)	$11,156	$(36,919)	$(78,506)
Other comprehensive income (loss)
Unrealized (loss) gain on marketable securities	—	(1)	29
Foreign currency translation adjustment	(2,116)	864	(1,245)
Other comprehensive (loss) income	(2,116)	863	(1,216)
Comprehensive income (loss)	9,040	(36,056)	(79,722)
Comprehensive income (loss) attributable to the redeemable noncontrolling interest	820	273	(971)
Comprehensive income (loss) attributable to BuzzFeed, Inc.	$8,220	$(36,329)	$(78,751)
See accompanying notes to the consolidated financial statements.

BUZZFEED, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
	Stockholders’ of BuzzFeed, Inc.
	Class A Common Stock		Class B Common Stock		Additional paid-in capital	Accumulated deficit	Treasury stock	Accumulated other comprehensive (loss) income	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2018	4,947,685	$1	32,310,230	$3	$27,174	$(242,427)	$(820)	$(890)	$(216,959)
Net loss attributable to BuzzFeed, Inc	—	—	—	—	—	(77,535)	—	—	(77,535)
Stock-based compensation	—	—	—	—	5,020	—	—	—	5,020
Issuance of common stock upon exercise of stock options	46,664	—	901,325	—	640	—	—	—	640
Other comprehensive loss	—	—	—	—	—	—	—	(1,216)	(1,216)
Balance at December 31, 2018	4,994,349	$1	33,211,555	$3	$32,834	$(319,962)	$(820)	$(2,106)	$(290,050)
Net loss attributable to BuzzFeed, Inc	—	—	—	—	—	(37,192)	—	—	(37,192)
Stock-based compensation	—	—	—	—	2,813	—	—	—	2,813
Issuance of common stock upon exercise of stock options	19,951	—	692,546	—	195	—	—	—	195
Other comprehensive income	—	—	—	—	—	—	—	863	863
Balance at December 31, 2019	5,014,300	$1	33,904,101	$3	$35,842	$(357,154)	$(820)	$(1,243)	$(323,371)
Net income attributable to BuzzFeed, Inc	—	—	—	—	—	10,336	—	—	10,336
Stock-based compensation	—	—	—	—	1,189	—	—	—	1,189
Issuance of common stock upon exercise of stock options	20,159	—	210,226	—	159	—	—	—	159
Other comprehensive loss	—	—	—	—	—	—	—	(2,116)	(2,116)
Balance at December 31, 2020	5,034,459	$1	34,114,327	$3	$37,190	$(346,818)	$(820)	$(3,359)	$(313,803)
See accompanying notes to the consolidated financial statements.

BUZZFEED, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year ended December 31,
	2020	2019	2018
Operating activities:
Net income (loss) (including amounts attributable to the redeemable noncontrolling interest)	$11,156	$(36,919)	$(78,506)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,486	19,450	21,827
Unrealized gain (loss) on foreign currency	(2,623)	209	(528)
Stock based compensation	1,189	2,813	5,020
Deferred income tax	112	(1)	(55)
Loss on disposition of subsidiary	711	—	—
Loss (gain) on disposition of assets	254	(1,007)	—
Loss on extinguishment of debt	600	—	—
Unrealized gain on investment	(500)	—	—
Provision for doubtful accounts	322	67	415
Changes in operating assets and liabilities:
Accounts receivable	(7,086)	4,397	(18,264)
Prepaid expenses and other current assets and prepaid expenses and other assets	2,537	(6,395)	3,875
Accounts payable	(1,521)	(4,603)	(10,011)
Deferred rent	397	(2,507)	(842)
Accrued compensation	1,429	488	1,455
Accrued expenses and other liabilities	2,086	6,309	879
Deferred revenue	1,004	(2,544)	1,992
Cash provided by (used in) operating activities	27,553	(20,243)	(72,743)
Investing activities:
Capital expenditures	(4,708)	(423)	(5,959)
Capitalization of internal-use software	(9,830)	(8,166)	(11,906)
Purchases of marketable securities	—	(48)	(124,950)
Proceeds from sales and maturities of marketable securities	—	25,000	250,000
Cash of disposed subsidiary, less proceeds on disposition	(265)	—	—
Cash (used in) provided by investing activities	(14,803)	16,363	107,185
Financing activities:
Proceeds from exercise of stock options	159	195	640
Borrowings from revolving credit facility	19,896	—	—
Borrowings from secured borrowing facility	217,382	—	—
Repayments on secured borrowing facility	(217,982)	—	—
Cash provided by financing activities	19,455	195	640
Effect of currency translation on cash and cash equivalents	(103)	264	(378)
Net increase (decrease) in cash, cash equivalents and restricted cash	32,102	(3,421)	34,704
Cash and cash equivalents and restricted cash at beginning of period	74,024	77,445	42,741
See accompanying notes to the consolidated financial statements.

	Year ended December 31,
	2020	2019	2018
Cash and cash equivalents and restricted cash at end of period	$106,126	$74,024	$77,445
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$83	$415	$1,117
Cash paid for interest	$1,096	$270	$271
Non-cash investing and financing activities:
Accounts payable and accrued expenses related to property and equipment	$129	$187	$191
See accompanying notes to the consolidated financial statements.

1.
Description of the Business

BuzzFeed, Inc. was incorporated in Delaware on June 19, 2008. BuzzFeed, Inc. and subsidiaries (the “Company” or “BuzzFeed”) is a media company with social, content-driven publishing technology. BuzzFeed provides breaking news, original reporting, entertainment, and video across its owned and operated and the social web to its global audience. The Company derives its revenue primarily from content, advertising and commerce sold to leading brands.
As of the year ended December 31, 2020, the Company has cash and cash equivalents of $91 million and cash inflow from operations of $28 million. Prior to the year ended December 31, 2020, the Company has incurred net losses, utilized cash in operations since inception, and has an accumulated deficit of $347 million as of December 31, 2020. The Company has cash available on hand and management believes its existing capital resources will be sufficient to support the Company’s operations and meet its obligations as they come due within one year from the date these consolidated financial statements are issued.
In March 2020, the World Health Organization declared the viral strain of a coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. The spread of COVID-19 and the resulting economic contraction has resulted in increased business uncertainty and a significant impact on revenue in the month of March and the second quarter of 2020, followed by a recovery in the third quarter of 2020. The Company continues to be impacted by significant uncertainty in the macroeconomic conditions which may cause business slowdowns, depress demand for our advertising business and adversely impact the Company’s operations. The consequences of a prolonged economic decline could include, but not limited to, reduced sales and increased instances of uncollectible customer receivables. The Company cannot reasonably estimate the length or severity of this pandemic, or the extent to which the disruption may materially impact on the financial results and condition of the Company.
2.
Summary of Significant Accounting Policies

Basis of Financial Statements and Principles of Consolidation
The accompanying consolidated financial statements include the accounts of BuzzFeed, Inc., and its wholly-owned and majority-owned subsidiaries. The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation. Certain prior year figures have been reclassified to conform to current period presentation.
The Company evaluates its relationships with other entities to identify whether they are variable interest entities (“VIE”) in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation.
In August 2015, the Company signed a Joint Venture Agreement (“JVA”) with Yahoo Japan to establish and develop operations in Japan. BuzzFeed Japan will carry out the core BuzzFeed business in the Japanese language for the Japanese market. BuzzFeed Japan is a joint venture owned 51% by the Company, through its wholly-owned subsidiaries, BuzzFeed UK Limited, and The Huffington Post Holdings LLC and 24.5% by Z Holdings Corporation and 24.5% by Asahi Shimbun Company. BuzzFeed Japan is included as a consolidated subsidiary in the consolidated financial statements.
During 2020 the Company established Ganked Film Inc., a production company created solely for the purpose of producing a single film, which is considered a VIE. The Company is the primary beneficiary of Ganked Film Inc. as it has the ability to direct the activities that most significantly impact the economic performance of the entity, the obligation to absorb losses, and the right to receive benefits from the entity. As a result, Ganked Film Inc. is included as a consolidated subsidiary in the consolidated financial statements.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported results of operations during the reporting period. Due to the use of estimates inherent in the financial reporting process actual results could differ from those estimates.

Key estimates and assumptions relate primarily to revenue recognition, valuation allowances for deferred income tax assets, allowance for doubtful accounts, fair values used for stock-based compensation, useful lives of fixed assets and capitalized software costs.
Fair Value Measurements
The fair value framework under the applicable authoritative guidance requires the categorization of assets and liabilities into three levels:
•
Level 1 — inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities

•
Level 2 — inputs are observable, either directly or indirectly, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

•
Level 3 — inputs are generally unobservable inputs and typically reflect management’s best estimate of assumptions that market participants would use in pricing the asset or liability.

The fair value of a financial instrument is the amount for which the instrument could be exchanged in a current transaction between willing parties. The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.
The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred rent, deferred revenue, other current liabilities, and debt approximate fair value. Marketable securities and money market funds are categorized as Level 1.
The Company’s non-financial assets, which include property, equipment, capitalized software costs, and intangibles, are not required to be measured at fair value on a recurring basis. However, if certain triggering events occur, or if an annual impairment test is required and the Company is required to evaluate the non-financial asset for impairment, a resulting asset impairment would require that the non-financial asset be recorded at its fair value.
Cash and Cash Equivalents and Restricted Cash
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents. The Company considers instruments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company’s cash and cash equivalents consist of demand deposits with financial institutions. Deposits held with these financial institutions may exceed the amount of insurance provided on such deposits. The associated risk of concentration is mitigated by banking with creditworthy institutions.
The Company classifies all cash whose use is limited by contractual provisions as restricted cash. Restricted cash at December 31, 2020 and 2019 relates to the requirement for the Company to maintain $15.5 million as collateral for two letters of credit in favor of the Company’s landlords. The Company may not access these funds until it vacates these office spaces. The termination date for these leases are 2023 and 2026.
The following table summarizes cash and cash equivalent and restricted cash in the consolidated balance sheets (in thousands):
	2020	2019
Cash and cash equivalents	$90,626	$58,524
Restricted	15,500	15,500
	$106,126	$74,024
Accounts Receivable and Allowance for Doubtful Accounts
The Company’s accounts receivable are customer obligations due under normal trade terms, carried at their face value less an allowance for doubtful accounts if required. The Company determines its allowance for doubtful accounts based on the evaluation of the aging of its accounts receivable and on a customer-by-customer analysis of its high-risk customers. The Company’s reserve contemplates its historical loss rate on receivables, specific customer situations and the economic environments in which the Company operates.
The change in the Company’s allowance for doubtful accounts was as follows (in thousands):
	Years Ended December 31,
	2020	2019	2018
Beginning balance	$1,122	$1,055	$640
Additions	1,208	449	482
Write-offs, net of recoveries	(943)	(382)	(67)
Ending balance	$1,387	$1,122	$1,055
As of December 31, 2020, the Company had four customers that represent 13%, 13%, 12% and 10% of net accounts receivable. As of December 31, 2019, the Company had two customers that represent 11% and 10% of net accounts receivable. The Company had two customers representing 13% and 10% of total revenue for the year ended December 31, 2020, two customers representing 12% and 10% of total revenue for the year ended December 31, 2019, and three customers representing 12%, 10% and 10% of total revenue for the year ended December 31, 2018.
Film Costs
Costs incurred to produce films (which include direct production costs, production overhead, acquisition costs and development costs) are capitalized when incurred. Capitalized film costs are amortized based upon the ratio of current period revenues to estimated total gross revenues to be earned from the film. Film costs, which relate to a feature film in production, totaled $2.1 million at December 31, 2020 and $nil at December 31, 2019 and were included in prepaid and other assets on the consolidated balance sheets. The Company expects to amortize all of these film costs within the next 12 months. No amortization of film costs was recorded during the years ended December 31, 2020, 2019 or 2018.
Film costs are stated at the lower of amortized cost or estimated fair value and are reviewed on a title-by-title basis when an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost. During the years ended December 31, 2020, 2019 or 2018, the Company recorded no impairment charges related to film costs.
Property and Equipment
Property and equipment is stated at cost, less accumulated depreciation. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life. The estimated useful lives of property and equipment include: furniture and fixtures — 5 years; leasehold improvements — 7 to 11 years; computer equipment — 3 years; and video equipment — 3 years.
Capitalized Software Costs
The Company capitalizes certain costs incurred for development of websites or software for internal use. The Company capitalizes development costs when preliminary development efforts are successfully completed, management has authorized and committed project funding and it is probable that the project will be completed and the software will be used as intended. Costs include payroll and payroll-related costs of employees directly associated with the development activities. Costs incurred for enhancements that are expected to result in additional features or functionality are capitalized and amortized over the estimated useful life of the enhancements, generally 1 to 3 years. Costs incurred in the preliminary and post-implementation stages of the Company’s products are expensed as incurred.
Investments
For equity investments in entities that the Company does not exercise significant influence over, if the fair value of the investment is not readily determinable, the investment is accounted for at cost, and adjusted for subsequent observable price changes. If the fair value of the investment is readily determinable, the investment is accounted for at fair value. The Company reviews equity investments without readily determinable fair values to determine whether they have been impaired.
As of December 31, 2020 and 2019, the Company had an equity investment without a readily determinable fair value. As of December 31, 2020 and 2019, the total carrying value of the investment, included in prepaid and other assets on the consolidated balance sheets, was $2.3 million and $1.8 million, respectively. The Company concluded that the fair value of the investment increased $0.5 million during the year ended December 31, 2020 as the result of observable price changes in orderly transactions for a similar investment in the same issuer.
Evaluation of Long-Lived Assets and Impairment
The Company reviews its property and equipment and capitalized software costs for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by the asset to its carrying value. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques which may include discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. There was no impairment of long-lived assets for the years ended December 31, 2020, 2019, or 2018.
Revenue Recognition
The Company recognizes revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
The Company primarily generates its revenue from advertising services and content, which includes strategic partnerships and promotional content, with the remaining balance from other arrangements, including commerce.
Advertising
The Company generates its advertising revenue from managing a customer’s internet advertising campaigns to target markets both via BuzzFeed’s proprietary sites as well as premium publishers (e.g., Facebook and Google). Our performance obligations typically consist of a promised number of ads delivered or a promised number of actions related to the ads (such as impressions or views). Advertising revenue is recognized in the period that the related views, impressions, or actions by users on advertisements are delivered. When ads are placed on the Company’s owned and operated or third parties’ properties, the Company generally recognizes revenue on a gross basis because the Company is primarily responsible for the delivery of the promised services, has pricing discretion, and controls the advertising inventory prior to transfer to the customer. In some cases, the Company utilizes third party intermediaries to facilitate the sale of advertising to the end customer. In these situations, while the Company is primarily responsible for the delivery of the promised services and controls the advertising inventory prior to transfer to the end customer, the Company typically does not have insight, and does not expect to have insight, into the gross amount paid by the end customer and therefore records as revenue the net amount received from the intermediary.
Content
The Company generates revenue from creating content, including promotional content and customer advertising. The Company’s performance obligations consist of Company-created content for use by its customers or the delivery of a promised number of actions related to the content (impressions or views). The revenue is recognized when the content, or the related action, is delivered.
Commerce
The Company participates in multiple marketplace arrangements with third parties such as Amazon whereby the Company provides affiliate links which redirect the audience to purchase products and/or services from the third parties. When the participant purchases a product and/or service, the Company receives a commission fee for that sale from the third parties. The revenue is recognized when a successful sale is made and the commission is earned.
Cost of Revenue
Cost of revenue consists primarily of compensation-related expenses and costs incurred for the publishing of editorial, promotional, and news content across all platforms, as well as amounts due to third party websites and platforms to fulfill customers’ advertising campaigns. Web hosting and advertising serving platform costs are also included in cost of revenue.
Sales and Marketing
Sales and marketing expenses consist primarily of compensation-related expenses for sales employees. In addition, marketing and sales-related expenses include advertising costs, market research, and branding.
General and Administrative
General and administrative expense consists primarily of compensation-related expenses for corporate employees. Also, it consists of expense for facilities, professional services fees, insurance costs, and other general overhead costs.
Research and Development
Research and development (“R&D”) expenses consist primarily of compensation-related expenses incurred for the development of, enhancements to, and maintenance of the Company’s website, technology platforms and infrastructure. R&D expenses that do not meet the criteria for capitalization are expensed as incurred. Certain development expenses are capitalized under the provisions of the applicable authoritative guidance, whereby the Company capitalizes costs associated with website and internal-use software systems that have reached the application development stage.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The Company recognizes tax benefits from uncertain tax positions if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The Company has no unrecognized tax benefits at December 31, 2020 and 2019.
Stock-Based Compensation
Stock-based compensation is recognized as an expense in the financial statements and is measured at the fair value of the award. The Company recognizes compensation expense for stock awards based on grant date fair value using the Black-Scholes option-pricing model.
The Company adopted Accounting Standards Update (“ASU”) 2018-07, Improvements to Non-employee Share-Based Payment Accounting (“ASU 2018-07”), on January 1, 2020. Prior to January 1, 2020, the Company calculated the fair value of awards to non-employees on the date of grant in the same manner as employee stock-based awards, however, the unvested portion of the awards were revalued at the end of each reporting period and the pro-rata compensation expense was adjusted accordingly until such time the non-employee award was fully vested. The adoption of this ASU did not have material impact on the consolidated financial statements and there was no adjustment to beginning retained earnings on January 1, 2020.
The following table summarizes stock-based compensation cost included in the consolidated statements of operations (in thousands):
	Years Ended December 31,
	2020	2019	2018
Cost of revenue, excluding depreciation and amortization	$109	$353	$1,436
Sales and marketing	60	658	1,442
General and administrative	977	1,446	1,505
Research and development	43	356	637
	$1,189	$2,813	$5,020
The Company recognized no income tax benefit in the consolidated statements of operations for stock-based compensation arrangements in 2020, 2019 or 2018.
Comprehensive Income (Loss)
Comprehensive income (loss) includes certain changes in stockholders’ equity that are excluded from net income (loss) such as cumulative foreign currency translation adjustments, unrealized gains or losses on marketable securities, and comprehensive income (loss) attributed to the redeemable noncontrolling interest.
Foreign Currency
The functional currency of the substantial majority of our foreign subsidiaries is in the local currency. The financial statements of these subsidiaries are translated into U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenue, costs and expenses. Translation gains and losses are recorded in accumulated other comprehensive loss in stockholders’ equity. Transaction gains and losses including intercompany transactions denominated in a currency other than the functional currency of the entity involved are included in foreign exchange gain (loss) within other income, net in the consolidated statements of operations.
Recently Adopted Accounting Pronouncements
On January 1, 2020, we adopted ASU 2018-13, Fair Value Measurement (Topic 820) — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, an accounting standard that improved the effectiveness of fair value measurement disclosures and modified the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in Financial Accounting Standards Board (“FASB”) Concepts Statement, Conceptual Framework for Financial Reporting — Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The adoption of this ASU did not have material impact on the consolidated financial statements.
On January 1, 2019, we adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) Topic 605, Revenue Recognition (Topic 605), using the modified retrospective transition method applied to those contracts that were not completed as of January 1, 2019. The impact of adopting the new revenue standard was not material to our consolidated financial statements and there was no adjustment to beginning retained earnings on January 1, 2019.
Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes existing guidance on accounting for leases in Leases (Topic 840) and generally requires leased assets and lease liabilities to be recognized on the balance sheet. The ASU is effective for the Company for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the timing and impact of adopting ASU 2016-02 on the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), which changes the impairment model for most financial assets, including accounts receivable, and replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. The guidance is effective for the Company for interim and annual periods beginning after December 15, 2022, with early adoption permitted. The Company is currently assessing the timing and impact of adopting ASU 2016-13 on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 is effective for the Company for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption of this guidance is permitted and the amendments in this update should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company plans to adopt this guidance for the year ending December 31, 2021 and is currently evaluating the impact of the adoption of this guidance on the consolidated financial statements.
In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, which aligns the accounting for capitalizing production costs of episodic television series with the guidance for films. As a result, the capitalization of costs incurred to produce episodic television series will no longer be limited to the amount of revenue contracted in the initial market until persuasive evidence of a secondary market exists. In addition, this guidance requires an entity to test for impairment of films or television series on a title-by-title basis or together with other films and series as part of a group, based on the predominant monetization strategy of the film or series. Further, this guidance requires that an entity reassess estimates of the use of a film or series in a film group and account for changes, if any, prospectively. In addition, this guidance eliminates existing balance sheet classification guidance and adds new disclosure requirements relating to costs for acquired and produced films and television series. The ASU is effective for the Company for annual and interim periods beginning after December 15, 2020. Early adoption is permitted. The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740, Income Taxes. The amendments also improve consistent application and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The guidance is effective for the Company for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the timing and impact of adopting the new guidance on the Company’s consolidated financial statements.
3.
Revenue Recognition

Disaggregated Revenue
The table below presents the Company’s revenue disaggregated based on the nature of its arrangements. Management uses these categories of revenue to evaluate the performance of its businesses and to assess its financial results and forecasts.
	December 31,
	2020	2019	2018
Advertising	$149,704	$128,438	$106,280
Content	119,846	150,876	177,055
Commerce and other	51,774	38,609	23,916
	$321,324	$317,923	$307,251

Contract Balances
The timing of revenue recognition, billings and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenues (contract liabilities). The payment terms and conditions within the Company’s contracts vary by the type, the substantial majority of which require that customers pay for their services on a monthly or quarterly basis, as the services are being provided. When the timing of revenue recognition differs from the timing of payments made by customers, the Company recognizes either unbilled revenue (its performance precedes the billing date) or deferred revenue (customer payment is received in advance of performance). In addition, we have determined our contracts generally do not include a significant financing component.
The Company’s contract assets are presented in Prepaid and other current assets on the accompanying consolidated balance sheets and totaled $2.8 million, $6.2 million, and $nil at December 31, 2020, December 31, 2019, and January 1, 2019, respectively. These amounts relate to revenue recognized during the respective year that is expected to be invoiced and collected in the following year.
The Company’s contract liabilities, which are recorded in Deferred revenue on the accompanying consolidated balance sheets, are expected to be recognized as revenues during the succeeding twelve-month period. Deferred revenue totaled $2.4 million, $1.5 million, and $4.0 million at December 31, 2020, December 31, 2019, and January 1, 2019, respectively.
Transaction Price Allocated to Remaining Performance Obligations
We have certain licensing contracts with minimum guarantees and terms extending beyond one year. The transaction price allocated to the remaining performance obligations on these contracts was $11.2 million at December 31, 2020 and is expected to be recognized over the next 3 years. This amount does not include: (i) contracts with an original expected duration of one year or less, such as advertising contracts, (ii) variable consideration in the form of sales-based royalties, and (iii) variable consideration allocated entirely to wholly unperformed performance obligations.
4.
Fair Value Measurements

The Company measures its cash equivalents at amortized cost, which approximates fair value. Money market funds categorized as Level 1 as of December 31, 2020 and 2019 are as follows (in thousands):
	2020	2019
Cash equivalents:
Money market funds	$24,460	$24,379
	$24,460	$24,379

5.
Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):
	2020	2019
Leasehold improvements	$49,074	$46,865
Furniture and fixtures	8,027	7,470
Computer equipment	5,625	12,950
Video equipment	643	599
	$63,369	$67,884
Less: Accumulated depreciation	(37,824)	(38,341)
	$25,545	$29,543
Depreciation totaled $8.1 million, $8.7 million and $9.2 million for the years ended December 31, 2020, 2019 and 2018, respectively, included in depreciation and amortization expense.

6.
Capitalized Software Costs, net

	2020	2019
Website and internal-use software	$72,574	$62,744
Less: Accumulated amortization	(56,014)	(46,871)
	$16,560	$15,873
Capitalized software costs, net consisted of the following (in thousands):
During the years ended December 31, 2020, 2019 and 2018, the Company capitalized $9.8 million, $8.2 million and $11.9 million respectively, included in Capitalized software costs and amortized $9.4 million, $10.8 million and $12.6 million, respectively, included in depreciation and amortization expense.
7.
Debt

On July 23, 2012, the Company entered into a loan agreement (“Loan Agreement”) to provide the Company with a revolving line of credit (“Revolver”) with a variable interest rate and other bank facilities upon the Company’s request.
The Revolver was increased to $25 million on July 17, 2014. If certain financial covenants were not met, the amount of secured borrowings available under the Revolver were limited to the Company’s eligible accounts receivable balance at such time. The amounts borrowed were collateralized by the Company’s personal property (including such accounts receivable but excluding intellectual property). The Loan Agreement included covenants that, among other things, required the Company to maintain minimum levels of consolidated tangible net worth and certain liquidity ratios.
The Loan Agreement also included a bank services facility to be used for bank facilities including letters of credit, foreign exchange contracts and cash management services. As of December 31, 2018, letters of credit of $15.5 million were issued by the bank to guarantee security deposits for certain Company facilities.
The Revolver and the Loan Agreement expired on July 17, 2019. As a result, the letters of credit in the total amount of $15.5 million that were previously covered by the Revolver, were assigned as cash collateral for which deposit accounts are presented as restricted cash on the consolidated balance sheets as of December 31, 2020 and December 31, 2019.
On May 20, 2020, the Company entered into a two-year, $20.0 million, secured borrowing facility agreement (“Secured Facility”). Borrowings under the Secured Facility were limited to 80% of qualifying accounts receivable and bore interest at a rate of LIBOR plus 7.25% per annum, subject to a LIBOR floor rate of 1.5%. Repayment of borrowings under the Secured Facility was required upon the earlier of: (i) the collection of the qualified account receivable, (ii) the maturity date of May 21, 2022, or (iii) on demand with respect to any qualifying accounts receivable that are disputed by the payor, for which the payor has become insolvent or has indicated an inability or unwillingness to pay, or that remain uncollected more than 120 days from the original invoice date. The Secured Facility was subject to a minimum monthly average utilization of $10.0 million. Borrowings under the Secured Facility were collateralized by the Company’s personal property (including such accounts receivable but excluding intellectual property). The Secured Facility included covenants that, among other things, limited the ability of the Company to incur additional indebtedness. On December 30, 2020, the Company terminated the Secured Facility and recognized a loss on extinguishment of $0.6 million which is recorded in other income, net in the consolidated statements of operations.
Concurrent with the termination of the Secured Facility, the Company entered into a new three-year, $50.0 million, revolving loan and standby letter of credit facility agreement (“Revolving Credit Facility”) with new lenders. The Revolving Credit Facility provides for the issuance of up to $15.5 million of standby letters of credit and aggregate borrowings under the Revolving Credit Facility are generally limited to 95% of qualifying investment grade accounts receivable and 90% of qualifying non-investment grade accounts receivable, subject to adjustment at the discretion of the lenders. The Revolving Credit Facility includes covenants that, among other things, requires the Company to maintain at least $25.0 million of unrestricted cash at all times, limits the ability of the Company to incur additional indebtedness, pay dividends, hold unpermitted investments, or make material changes to the business. The Company was in compliance with the financial covenant as of December 31, 2020.
Borrowings under the Revolving Credit Facility bear interest at LIBOR, subject to a floor rate of 0.75%, plus a margin of 3.75% to 4.25%, depending on the level of the Company’s utilization of the facility (5.00% at December 31, 2020), and subject to a monthly minimum utilization of $15.0 million. The facility also includes an unused commitment fee of 0.375%.
As of December 31, 2020, the Company had outstanding borrowings of $20.4 million under the Revolving Credit Facility and no outstanding letters of credit issued under the facility of $15.5 million. The total unused borrowing capacity at December 31, 2020 was $29.6 million.
As of December 31, 2020 and 2019, the Company had $0.5 million and nil of costs in connection with the issuance of debt included in prepaid and other assets in the consolidated balance sheet, respectively.
8.
Convertible Preferred Stock

Series	Year Issued	Shares Authorized	Shares Issued and Outstanding	Issue Price	Liquidation Value
Series A	2008	3,500,000	3,500,000	$1.0000	$3,500,000
Series A-1	2008	3,800,515	3,800,515	$0.1579	600,101
Series B	2010	4,401,242	4,401,242	$1.8177	8,000,138
Series C	2011	5,024,637	5,024,637	$3.0848	15,500,000
Series D	2012	2,412,718	2,412,718	$8.0283	19,370,024
Series E	2014	1,605,982	1,605,982	$31.1336	50,000,001
Series F	2015	4,440,498	4,440,498	$45.0400	200,000,030
Series G	2016	4,440,498	4,440,498	$45.0400	200,000,030
		29,626,090	29,626,090		$496,970,324
There were no movements in the balances of convertible preferred stock during the years ended December 31, 2020, 2019, and 2018.
Voting Rights
Each share of the Company’s preferred stock is entitled to the number of votes equal to the number of shares of Class B Common Stock into which such share of preferred stock could be converted.
Dividends
Holders of shares of the Company’s preferred stock are entitled to receive noncumulative annual dividends at a rate of 8% of the applicable original issue price when, as and if declared by the Company’s board of directors. Series G and G-1 preferred stockholders will receive dividends, prior and in preference to any dividends on all other preferred stock and common stock. Series A, B, C, D, E and F preferred stockholders will receive dividends, prior and in preference to any dividends on shares of the Company’s Series A-1 preferred stock and common stock. Series A-1 preferred stockholders will receive dividends prior and in preference to any dividends on shares of the Company’s common stock. The Company has not declared or paid any cash dividends.
Conversion
Shares of the Company’s preferred stock are convertible at the option of the holders into shares of the Company’s Class B common stock as adjusted by a ten-for-one stock split effected in January 2015. Each share of preferred stock is convertible, without payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the adjusted original issue price by the conversion price applicable to such share.

The initial conversion price per share for each series of preferred stock shall be $0.10 per share for each share of the Series A preferred stock, $0.18 per share for each share of the Series B preferred stock, $0.31 per share for each share of Series C preferred stock, $0.80 per share for each share of Series D preferred stock, $3.11 per share for each share of Series E preferred stock, $4.50 per share for each share of Series F preferred stock, $4.50 per share for each share of Series F-1 preferred stock, $4.50 per share for each share of Series G preferred stock, $4.50 per share for each share of Series G-1 preferred stock and $0.02 per share for each share of the Series A-1 preferred stock.
Each share of Series F preferred stock is convertible at the option of the holder into one share of Series F-1 preferred stock. Each share of Series G preferred stock is convertible into one share of Series G-1 preferred stock.
Each share of preferred stock will be automatically converted based on its conversion ratio into shares of Class B common stock upon the earlier of the occurrence of the following:
•
Company’s sale of Class A Common Stock or Class B Common Stock in a firm commitment underwritten initial public offering, resulting in aggregate gross proceeds of at least $100 million (a “Qualified Public Offering”). Furthermore, for a period of seven years after the issuance of Series G, in the event of a qualified initial public offering the holders of the outstanding Series G and G-1 will receive additional common stock equal to any difference between the then price and a guaranteed price subject to a defined calculation.

•
The date specified by written consent or agreement of the holders of a majority of the outstanding Series A, B, C, D, E, F and G preferred stock (voting together as a single class and on an as-converted to Class B common stock basis), the holders of a majority of the outstanding Series C and D preferred stock (voting together as a single class and on an as-converted to Class B common stock basis), the holders of a majority of the outstanding Series E preferred stock (voting together as a separate class), the holders of a majority of the outstanding Series F and F-1 preferred stock (voting together as a single class), and the holders of a majority of the outstanding Series G and G-1 preferred stock (voting together as a single class).

Liquidation Preference
In the event of any liquidation, dissolution or winding up of the Company, including a deemed liquidation event, as defined, the holders of Series G and G-1 preferred stock shall be entitled to receive, on a pari passu basis and in preference to all other holders of preferred and common stock, pro rata, in an amount equal to the respective purchase price plus undeclared dividends on each share of Series G and G-1 preferred stock. Next, if proceeds remain, the holders of Series, A, B, C, D, E and F preferred stock shall be entitled to receive, on a pari passu basis and in preference to all remaining holders of capital stock of the Company, pro rata, an amount equal to the respective purchase price plus declared and unpaid dividends on each share of Series, A, B, C, D, E and F preferred stock. Next, if proceeds remain, the holders of Series A-1 preferred stock shall be entitled to receive, in preference to holders of common stock, an amount equal to the purchase price plus declared but unpaid dividends on each share of Series A-1 preferred stock. After the payment of such preferential amounts, any remaining proceeds shall be distributed pro rata among the holders of common stock.
If the proceeds are insufficient to permit payment in full to all holders of Series G and G-1, the assets shall be distributed ratably to the holders of the Series G and G-1 preferred stock in proportion to the amount each such holder would otherwise be entitled to receive. If proceeds remain but are insufficient to permit payment in full to all holders of Series A, B, C, D, E and F preferred stock, the assets shall be distributed ratably to the holders of the Series A, B, C, D, E and F preferred stock in proportion to the amount each such holder would otherwise be entitled to receive.
Redemption
The preferred stock is not redeemable and any redemption rights under the previous agreements for Series A, B, C and D preferred stock have been canceled.

9.
Redeemable Noncontrolling Interest

The redeemable noncontrolling interest represents the 49% interest in BuzzFeed Japan held by Yahoo Japan, which is puttable to the Company in certain conditions, none of which were met at December 31, 2020, including material breach of the JVA by the Company or the bankruptcy or liquidation of the Company. The redeemable noncontrolling interest is presented outside of the permanent equity on the Company’s consolidated balance sheets as the put right is outside of the Company’s control.
The table below presents the reconciliation of changes in redeemable noncontrolling interest (in thousands):
	2020	2019	2018
Beginning balance	$28	$(245)	$726
Allocation of net (income) loss	820	273	(971)
Ending balance	$848	$28	$(245)

10.
Stockholders’ Equity

Common Stock
In 2015, the Company amended its Certificate of Incorporation to reclassify existing Common Stock issued and outstanding to Class B Common Stock. Each share of Class B Common Stock is entitled to fifty votes. Each share of Class A Common Stock is entitled to one vote. As of December 31, 2019, there were 5,014,300 Class A common stock shares and 34,152,328 Class B common stock shares issued, respectively; and 5,014,300 Class A common stock shares and 33,904,101 Class B common stock shares outstanding, respectively.
In December 2020, the Company amended its Certificate of Incorporation to authorize the issuance of up to 25,000,000 shares of Class C Common Stock. Holders of Class C Common Stock are not entitled to vote, but otherwise have the same rights as holders of Class A and Class B Common Stock. As of December 31, 2020, there were 5,034,459 Class A common stock shares, 34,362,554 Class B common stock shares, and no Class C common stock shares, issued, respectively; and 5,034,459 Class A common stock shares, 34,114,327 Class B common stock shares, and no class C common stock shares outstanding, respectively.
Stock Option Plan
The Company’s 2008 Stock Plan (the “2008 Plan”) was adopted on June 25, 2008. The Company’s 2015 Equity Incentive Plan (“2015 Plan”) was adopted on October 30, 2015 and superseded the 2008 plan. The 2015 Plan increased the number of shares available for grant and issuance by 16,895,765. The 2015 plan allows for the grant of incentive and nonqualified stock options, restricted stock units, and stock appreciation rights to eligible participants.
On October 16, 2018, the 2015 Plan was amended to increase the maximum number of shares of common stock available for issuance by 15,700,000. At December 2020, 2019 and 2018, there were 17,327,629, 14,266,318 and 14,000,528 shares, respectively, available for future issuances.
Options are generally granted for a term of 10 years from the date of grant. Options granted under the plans may be exercised prior to vesting. Stock options generally vest over four years.

The fair value of stock option awards is estimated on the date of grant using the Black-Scholes option-pricing model based upon the following range of assumptions:
	2020	2019	2018
Exercise price	$2.29 – $2.55	$2.54 – $2.55	$2.96 – $3.07
Expected dividend yield	0%	0%	0%
Expected volatility	41% – 46%	38% – 39%	37% – 39%
Expected term (years)	5.55 – 6.07	5.80 – 6.09	5.65 – 6.25
Risk free interest rate	0.26% – 1.17%	1.58% – 2.35%	2.47% – 3.04%
The Company uses the simplified method in accordance with the applicable authoritative guidance to estimate the expected term of the option, due to the limited historical experience to date. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Since the Company’s common stock is not publicly traded for a sufficient time period, the expected volatility is based on expected volatilities of similar companies that have a history of being publicly traded. No dividends have been assumed. A summary of the share activity under the 2015 Plan is presented below (in thousands, except per share amounts):
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
Balance as of December 31, 2019	35,016	$2.00	5.03	$24,634
Granted	335	2.46
Exercised	(230)	0.62
Forfeited	(1,700)	2.86
Expired	(1,294)	2.22
Balance as of December 31, 2020	32,127	$1.96	5.01	$19,248
Expected to vest at December 31, 2020	8,427	$2.94	7.98	—
Exercisable at December 31, 2020	24,611	$1.65	4.12	$19,248
The Company records stock-based compensation expense on a straight-line basis over the vesting period. As of December 31, 2020, the total share-based compensation costs not yet recognized related to unvested stock options was $10.5 million, which is expected to be recognized over the weighted-average remaining requisite service period of 0.2 years. The weighted average fair value of stock options granted during December 31, 2020, 2019 and 2018 was $1.03, $1.01 and $1.26 respectively. The intrinsic value of stock options exercised was $0.4 million, $1.6 million, and $2.0 million for the years ended December 31, 2020, 2019, and 2018, respectively.
The Company currently uses authorized and unissued shares to satisfy share award exercises.
Restricted Stock Units
Subject to the terms and conditions of the 2015 Plan, the Board may grant restricted stock units. Restricted stock units granted under the 2015 Plan vest upon the satisfaction of both a service condition and a liquidity condition. The service condition for the majority of these awards is generally over four years.
The liquidity condition is satisfied upon the occurrence of a qualifying event, defined as a sale transaction (“Acquisition”) or the completion of an initial public offering. Under settlement procedures applicable to these awards, the Company will deliver the underlying shares (i) the date that is the earlier of (1) six (6) months after the effective date of an initial public offering of the Company’s securities and (2) March 15 of the calendar year following the year in which the initial public offering was declared effective; and (ii) the date of an Acquisition (the earlier of (i) and (ii)).
Restricted stock units for which the service condition has been satisfied are not forfeitable for the term of the restricted stock unit should employment terminate prior to the liquidity condition being met. The restricted stock units have a term of seven years. Compensation expense will be recognized ratably over the requisite service period to the extent it is probable that the liquidity condition will be satisfied. No compensation expense has been recorded since a liquidity event has not been deemed probable.
A summary of the restricted stock unit activity is presented below (in thousands, except per share amounts):
	Shares	Weighted Average Grant-Date Fair Value
Outstanding as of December 31, 2019	8,433	$2.63
Granted	1,003	2.38
Vested	—	—
Forfeited	(1,168)	2.67
Outstanding as of December 31, 2020	8,268	$2.61
As of December 31, 2020, there was approximately $21.6 million of unrecognized compensation costs related to restricted stock units.
11.
Earnings (Loss) Per Share

Earnings (loss) per share is computed using the two-class method. Basic earnings (loss) per share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share reflects the effect of the assumed exercise of stock options, the vesting of restricted stock units, and the conversion of convertible preferred stock only in the periods in which such effect would have been dilutive.
Undistributed earnings are allocated to convertible preferred stock and shares of Class A common stock and Class B common stock based on the contractual participation rights of each as if earnings for the year had been distributed. Holders of convertible preferred stock are entitled to noncumulative annual dividends at a rate of 8% of the applicable original issue price when, as and if declared by the Company’s board of directors and prior to and in preference of payment of dividends on the Company’s common stock. Thereafter, dividends are distributed among holders of Class A common stock, Class B common stock and convertible preferred stock on a proportionate basis, based on the number of shares of common stock that would be held by each holder if all shares of convertible preferred stock were converted to Class B common stock at the then effective conversion rate.
During the year ended December 31, 2020 all undistributed earnings were allocated to holders of convertible preferred stock based on their contractual participation rights and, accordingly, no undistributed earnings were allocated to holders of Class A or Class B common stock. Holders of convertible preferred stock do not participate in losses and, accordingly, losses for the years ended December 31, 2019 and 2018 were allocated entirely to holders of Class A and Class B common stock. For the years ended December 31, 2020, 2019, and 2018 net income (loss) per share amounts were the same for Class A and Class B common stock because the holders of each class are entitled to equal per share dividends.

The table below presents the computation of basic and diluted loss per share (in thousands, except for per share amounts):
	Year ended December 31,
	2020	2019	2018
Numerator:
Net loss	$11,156	$(36,919)	$(78,506)
Net (loss) income attributable to the redeemable noncontrolling interest	820	273	(971)
Allocation of undistributed earnings to convertible preferred stock	10,336	—	—
Net income (loss) attributable to holders of Class A common stock and Class B common stock	$—	$(37,192)	$(77,535)
Denominator:
Weighted average common shares outstanding, basic and diluted	39,027	38,571	37,856
Net loss per common share, basic and diluted	$0.00	$(0.96)	$(2.05)
The table below presents the details of securities that were excluded from the calculation of diluted loss per share as the effect would have been anti-dilutive (in thousands):
	2020	2019	2018
Stock options	32,127	35,016	42,131
Convertible preferred stock	29,626	29,626	29,626
Additionally, the calculation of diluted loss per share excluded 8,268, 8,433, and 2,424 restricted stock units at December 31, 2020, 2019, and 2018, respectively, for which the related liquidity condition had not been met.
12.
Income Taxes

The domestic and foreign components of income (loss) before provision for income taxes were as follows (in thousands):
	2020	2019	2018
Domestic	$12,837	$(29,247)	$(65,466)
Foreign	(740)	(8,030)	(12,138)
Total income (loss) before income taxes	$12,097	$(37,277)	$(77,604)

The provision (benefit) for income taxes consisted of the following (in thousands):
	Year Ended December 31,
	2020	2019	2018
Current (benefit) / provision
Federal	$(16)	$(7)	$(1)
State	188	20	(1)
Foreign	657	(370)	1,024
Total current (benefit) / provision	829	$(357)	$1,022
Deferred (benefit) / provision
Federal	$7	$1	$1
State	4	7	2
Foreign	101	(9)	(123)
Total deferred (benefit) / provision	112	$(1)	$(120)
Total (benefit) / provision
Federal	$(9)	$(6)	$—
State	192	27	1
Foreign	758	(379)	901
Total (benefit) / provision	$941	$(358)	$902
A reconciliation of the U.S. federal statutory income tax rate of 21% for the years ended December 31, 2020, 2019 and 2018 to the Company’s effective tax rate is as follows (in thousands):
	Year Ended December 31,
	2020	2019	2018
Income tax provision (benefit) at the U.S. federal statutory rate	$2,540	$(7,828)	$(16,297)
State income taxes	323	(543)	(1,434)
Permanent differences	(53)	521	637
Change in valuation allowance	(3,720)	6,258	18,816
Effect of foreign operations	325	373	584
Stock-based compensation	198	478	649
Effect of change in tax rates	(253)	(320)	9
Sale of foreign subsidiary	1,323	—	—
Foreign investment basis differences	190	49	(218)
Research & development tax credits	(253)	(922)	(1,786)
Foreign currency translation & transactions	144	33	88
Prior period adjustments	230	1,210	—
Other	(53)	333	(146)
Total provision (benefit) for income taxes	$941	$(358)	$902
For the years ended December 31, 2020, 2019 and 2018, the Company’s effective tax rate was 7.8%, 1.0% and (1.2)% respectively. For the years ended December 31, 2020, 2019 and 2018, the Company’s effective tax rate differed from the U.S. federal statutory income tax rates of 21% primarily due to a valuation allowance against net deferred tax assets that were not realizable on a more-likely-than-not basis.
On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The CARES Act included several measures to assist companies including temporary changes to income and non-income based tax laws. Several significant tax-related provisions of the CARES Act included (1) allowing net operating loss (NOL) carryforwards originating in 2018, 2019 or 2020 to be carried back to the prior five tax years, (2) eliminating the 80% taxable income limitation by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020, (3) increasing the net interest expense deduction limitation to 50% of adjusted taxable income from 30% for the 2019 and 2020 tax years, (4) allowing taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credit instead of recovering the credit through refunds over a period of years and (5) allowing companies to deduct more of their cash charitable contributions paid during calendar year 2020 by increasing the taxable income limitation to 25% from 10%. The income tax provisions of the CARES Act had limited applicability to the Company and did not have a material impact on the Company’s consolidated financial statements.
During the year ended December 31, 2018, the Company finalized the accounting for the tax effects of the Tax Cuts and Jobs Act (“TCJA”) with no material changes to the provisional estimate recorded in prior year. The Company made a policy election to treat the income tax due on U.S. inclusion of the new global intangible low taxed income (“GILTI”) provisions as a period expense when incurred.
Significant components of deferred tax assets and liabilities as of were as follows (in thousands):
	Years Ended December 31,
	2020	2019
Deferred tax assets
Net operating loss carryforwards	$79,475	$83,120
Accruals	2,879	1,464
Stock-based compensation	2,841	2,853
Bad debt	262	168
Deferred rent	5,043	5,412
Other	1,185	1,532
Total deferred tax asset	$91,685	$94,549
Valuation allowance	(83,978)	(87,698)
Net deferred tax asset	$7,707	$6,851
Deferred tax liabilities
Deferred state income tax	(2,087)	(2,158)
Depreciation and amortization	(1,720)	(835)
Intangible assets	(3,905)	(3,751)
Total deferred tax liability	$(7,712)	$(6,744)
Net deferred tax asset (liability)	$(5)	$107
Net deferred tax assets are included within prepaid and other assets and net deferred tax liabilities are included within other liabilities on the Company’s consolidated balance sheets.
In assessing the realizability of its deferred tax assets, the Company considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and net operating loss carryforwards can be utilized. The Company considered all positive and negative evidence when determining the amount of the net deferred tax assets that are more likely than not to be realized. This evidence includes, but is not limited to, historical earnings, scheduled reversal of taxable temporary differences, tax planning strategies and projected future taxable income. Based upon the weight of available evidence including a three-year cumulative loss position, the Company concluded it could not realize its deferred tax assets on a more likely than not basis, except for some deferred tax assets for certain of its international operations. The Company’s valuation allowance decreased by approximately $3.7 million in 2020, increased by approximately $6.3 million in 2019 and increased by approximately $18.8 million in 2018.

As of December 31, 2020, the Company has U.S. federal net operating losses of approximately $277 million, of which $198 million expire in tax year beginning in 2037 through 2039 if not utilized and $79 million that has an indefinite lived carryforward period. The U.S. federal net operating losses of $198 million are available to offset 100% of future taxable income. The $79 million of U.S. federal net operating loss carryforwards are only available to offset 80% of future taxable income.
As of December 31, 2020, the Company has state net operating losses of approximately $8.9 million, which expire in tax years beginning in 2025 to 2040 if not utilized. As of December 31, 2020, the Company had federal research and development tax credits of approximately $7.6 million, which expire in tax years beginning 2032 to 2040.
The Company intends to reinvest its foreign earnings indefinitely outside the U.S. If these future earnings are repatriated to the U.S., or if the Company determines that such earnings will be remitted in the foreseeable future, the Company may be required to accrue U.S. deferred taxes (if any) and applicable withholding taxes. It is not practicable to estimate the tax impact of the reversal of the outside basis difference, or the repatriation of cash due to the complexity of its hypothetical calculation.
The Company applies the applicable authoritative guidance which prescribes a comprehensive model in which a company should recognize, measure, present and disclose in its financial statements all material uncertain tax positions that the Company has taken or expects to take on a tax return. The Company recognizes interest and penalties related to income tax positions taken on the Company’s tax returns in income tax expense in the consolidated statements of operations. As of December 31, 2020, 2019 and 2018, the Company had no uncertain tax positions.
The Company, or one of its subsidiaries, files its tax returns in the U.S. and certain state and foreign income tax jurisdictions with varying statute of limitations. The earliest years’ tax returns filed by the Company that are still subject to examination by the tax authorities in the major jurisdictions are as follows:
Year
United States	2016
United Kingdom	2019

13.
Restructuring Costs

For the year ended December 31, 2019, the Company incurred $9.6 million in restructuring costs. The costs solely relate to involuntary terminations of employees in various roles and levels in an effort for the Company to improve its ability to execute on its strategy. These restructuring costs are included in the consolidated statements of operations as follows: cost of revenue, excluding depreciation and amortization ($4.4 million), general and administrative ($2.2 million), sales and marketing ($1.6 million), and research and development ($1.4 million).
At December 31, 2020 and 2019, there were no liabilities related to restructuring.
14.
Commitments and Contingencies

Commitments
The Company leases office space under non-cancelable operating leases with various expiration dates through 2029. The Company’s lease agreements generally do not contain any material residual value guarantees or material restrictive covenants. Certain of the Company’s lease agreements include escalating lease payments. Additionally, certain lease agreements contain renewal provisions and other provisions which require the Company to pay taxes, insurance, or maintenance costs. Rent expense for the years ended December 31, 2020, 2019 and 2018 were $25.7 million, $24.8 million and $28.0 million respectively.

Future minimum lease payments under leases having initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2020 are as follows (in thousands):
Year	Amount
2021	$27,094
2022	27,945
2023	26,032
2024	18,033
2025	18,209
Thereafter	10,993
$128,306
The Company subleases certain leased office space to third parties when it determines there is excess leased capacity. Sublease rent income is recognized as an offset to rent expense on a straight-line basis over the lease term. In addition to sublease rent, other costs such as common-area maintenance, utilities, and real estate taxes are charged to subtenants over the duration of the lease for their proportionate share of these costs.
Sublease income for the years ended December 31, 2020, 2019 and 2018 were $6.1 million, $2.7 million and $1.9 million respectively. Sublease receipts to be received in the future under noncancelable sublease as of December 31, 2020 are as follows (in thousands):
Year	Amount
2021	$6,722
2022	6,504
2023	3,482
2024	3,519
2025	3,556
Thereafter	1,193
$24,976
Guarantees
In September 2018, at the time of its equity investment in a private company, the Company agreed to guarantee the lease of the investee’s premises in New York. In October 2020, the investee renewed its lease agreement, and the Company’s prior guarantee was replaced with a new guarantee of up to $5.4 million. The amount of the guarantee is reduced as the investee makes payments under the lease. As of December 31, 2020, the maximum amount of the guarantee was $4.2 million, and no liability was recognized with respect to the guarantee.
In the course of business, the Company both provides and receives indemnities which are intended to allocate certain risks associated with business transactions. Similarly, the Company may remain contingently liable for various obligations of a business that has been divested in the event that a third party does not fulfill its obligations under an indemnification obligation. The Company records a liability for indemnification obligations and other contingent liabilities when probable and reasonably estimable.
Legal Matters
The Company is party to various lawsuits and claims in the ordinary course of business. Although the outcome of such matters cannot be predicted with certainty and the impact that the final resolution of such matters will ultimately have on the Company’s consolidated financial statements is not known, we do not believe that the resolution of these matters will have a material adverse effect on the Company’s future results of operations or cash flows.

The Company settled or resolved certain legal matters during the fiscal years ended December 31, 2020, 2019 and 2018 that did not individually or in the aggregate have a material impact on the Company’s business or its consolidated financial position, results of operations or cash flows.
15.
Disposition

In October 2020 the Company completed the sale of 100% ownership of BuzzFeed do Brasil Internet Ltda. (“BuzzFeed Brazil”) for nominal consideration and recognized a loss on disposition of $0.7 million. The impact of BuzzFeed Brazil on the Company’s net income (loss) was a loss of $1.8 million for the year ended December 31, 2020. The Company has a long-term content and trademark license agreement with BuzzFeed Brazil under which the Company will earn royalties.
16.
Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), in deciding how to allocate resources and in assessing performance.
The Company has determined that its chief executive officer (“CEO”) is its CODM who makes resource allocation decisions and assesses performance based upon financial information at the consolidated level. The Company manages its operations as a single segment for the purpose of assessing and making operating decisions. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements.
The following table presents the Company’s revenue disaggregated by geography:
	December 31,
	2020	2019	2018
Revenue:
United States	$292,107	$287,723	$274,391
International	29,217	30,200	32,860
Total	$321,324	$317,923	$307,251

17.
Related Party Transactions

In 2018, 2019 and 2020, the Company entered into certain partnership agreements with NBCUniversal Media, LLC (“NBCU”), an investor. The Company recognized revenue from NBCU of $3.6 million, $9.9 million and $13.5 million for the years ended December 31, 2020, 2019 and 2018, respectively. The Company recognized expenses under contractual obligations from NBCU of $0.8 million, $0.7 million, and $nil for the years ended December 31, 2020, 2019 and 2018, respectively. The Company had outstanding receivable balances of $nil and $0.5 million from NBCU as of December 31, 2020 and 2019, respectively.
In September 2018, the Company invested $1.8 million in the equity of a private company. At the time of investment, an executive of BuzzFeed was the controlling stockholder of the investee. Effective August 26, 2019 the Company and the former executive entered into a consultancy arrangement whereby the Company engaged the former executive to provide advice and counsel. During the year ended December 31, 2019, the Company incurred $0.4 million in respect of such consultancy charges. The agreement expired on March 31, 2020. The Company earned revenue under an agreement with the investee of $1.4 million during the year ended December 31, 2020, and incurred costs under contractual obligations from the investee of $0.2 million, $2.0 million, and $nil for the years ended December 31, 2020, December 31, 2019, and December 31, 2018, respectively. These costs are included in the consolidated statements of operations in cost of revenue. The Company had outstanding receivable balances of $0.9 million and $nil from the investee as of December 31, 2020 and 2019, respectively. Additionally, the Company has guaranteed a lease of the investee. Refer to Note 12 for further details.
18.
Subsequent Events

The Company evaluated subsequent events through July 30, 2021, the date the financial statements were available to be issued.

On February 16, 2021, the Company completed the acquisition of 100% of HuffPost (“HuffPost Acquisition”), a publisher of online news and media content, from entities controlled by Verizon Communications Inc. (“Verizon”). The Company issued 21,170,037 shares of non-voting BuzzFeed Class C common stock to an entity controlled by Verizon, of which 8,625,234 were in exchange for the acquisition of HuffPost and 12,544,803 were in exchange for a concurrent $35.0 million cash investment in the Company by an affiliate of Verizon, which was accounted for as a separate transaction.
On March 9, 2021, the Company announced a restructuring of HuffPost, including employee terminations, in order to efficiently integrate the HuffPost Acquisition and establish an efficient cost structure. The Company incurred approximately $3.6 million in severance costs related to the restructuring.
On March 27, 2021, BuzzFeed entered into an agreement to acquire 100% of the members’ interests of CM Partners, LLC (“Complex Networks”), a publisher of online media content targeting Millennial and Gen Z consumers (the “C Acquisition”). The closing of the C Acquisition is contingent on BuzzFeed merging with 890 5th Avenue Partners, Inc. (“890”), a special purpose acquisition company. BuzzFeed has provided a performance deposit of $5 million that will be forfeited in the event the C Acquisition is terminated. Consideration for Complex Networks will consist of approximately $200 million of cash and 10,000,000 shares of the post-merger company.
On June 24, 2021, BuzzFeed entered into an agreement and plan of merger (as amended on October 28, 2021, the “Merger Agreement”) by and among 890, Bolt Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of 890 (“Merger Sub I”), Bolt Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of 890 (“Merger Sub II”), and BuzzFeed, Inc., a Delaware corporation (“BuzzFeed”). The Merger Agreement provides for, among other things, the following transactions at the closing: Merger Sub I will merge with and into BuzzFeed, with BuzzFeed as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of 890 (the “Merger”). Immediately following the Merger, BuzzFeed will merge with and into Merger Sub II (the “Second Merger”, together with the Merger the “Two-Step Merger”) with Merger Sub II being the surviving company of the second merger. The Two-Step Merger and the other transactions contemplated by the Merger Agreement, including the acquisition of Complex Networks by the surviving entity of the Two-Step Merger, are referred to as the “Business Combination”. Upon the consummation of the Business Combination, the new combined company will be renamed BuzzFeed, Inc. In connection with the Merger Agreement, Jonah Peretti, Jonah Peretti, LLC, NBCUniversal Media, LLC (“NBCU”) and PNC Bank, National Association, entered into an escrow agreement (the “Escrow Agreement”) and BuzzFeed and NBCU entered into a commercial agreement (the “Commercial Agreement”).
The Escrow Agreement provides for, among other things, the escrow of 1,200,000 shares of New BuzzFeed Class A common stock or New BuzzFeed Class B common stock (the “Escrowed Shares”) exchangeable by Jonah Peretti, LLC in connection with the Two-Step Merger. Pursuant to the Escrow Agreement, in the event the Transfer Date SPAC Share Price (as defined in the Escrow Agreement) is less than $12.50 per share on the Transfer Date (as defined in the Escrow Agreement), Jonah Peretti, LLC and NBCU shall instruct the escrow agent to transfer (1) to NBCU a number of Escrowed Shares equal to the Make Whole Shares (as defined in the Escrow Agreement) and (2) to Mr. Peretti, the remainder of the Escrowed Shares, if any. If the Transfer Date SPAC Share Price is equal to or greater than $12.50 on the Transfer Date, Jonah Peretti, LLC and NBCU shall instruct the escrow agent to transfer all of the Escrowed Shares to Mr. Peretti.
Under the Commercial Agreement, which will become effective on the closing of the Two-Step Merger: (1) NBCU will continue to be entitled to marketing services on BuzzFeed platforms at certain discounted rates; (2) BuzzFeed will provide editorial promotion of at least $1.0 million in marketing value during each year of the term of the Commercial Agreement across BuzzFeed’s digital properties at no cost to NBCU, its affiliates and joint ventures and their respective brands; (3) BuzzFeed will provide licensed content to NBCU to be made available on an applicable NBCU entity streaming service under certain exclusivity terms during the remainder of the term of the Commercial Agreement; (4) NBCU shall be the exclusive sales representative for all BuzzFeed inventory, including HuffPost inventory, on Apple News, and BuzzFeed shall endeavor to spend at least $1.0 million during the first year of the term of the Commercial Agreement to promote any of its Commerce initiatives; and (5) BuzzFeed will provide 200 million impressions per year of the term of the Commercial Agreement to drive traffic from the BuzzFeed platforms and third-party social media platforms to NBCU news properties. The Commercial Agreement shall continue to be in effect for a period of three years, unless earlier terminated by either party in accordance with its terms and conditions, or until terminated by BuzzFeed as of the date that NBCU realizes $400.0 million or more in value for the NBCU Base Shares (as defined in the Escrow Agreement).

CM PARTNERS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(amounts in thousands)
	September 30,	December 31,
	2021	2020
Assets
Current assets
Cash	$4,796	$7,249
Restricted cash	—	3,000
Accounts receivable, net of allowance for doubtful accounts of $622 and $394, respectively	37,177	34,795
Prepaid expenses and other current assets	16,928	5,842
Total current assets	58,901	50,886
Intangible assets, net	61,427	68,015
Goodwill	83,956	83,956
Other assets	1,824	4,810
Total assets	$206,108	$207,667
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$3,682	$3,403
Accrued expenses and other current liabilities	28,675	22,834
Deferred revenue	13,461	7,102
Notes payable	5,000	—
Total current liabilities	50,818	33,339
Deferred tax liabilities, net	5,828	10,125
Long-term incentive plan, noncurrent	2,703	2,468
Other liabilities	600	908
Total liabilities	59,949	46,840
Commitments and contingencies (Note 10)
Members’ equity
CM Partners, LLC members’ interests	273,573	273,573
Accumulated deficit	(127,414)	(112,746)
Total members’ equity	146,159	160,827
Total liabilities and members’ equity	$206,108	$207,667
See accompanying Notes to Condensed Consolidated Financial Statements

CM PARTNERS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(amounts in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue (including related party revenue of $0, $6,350, $0 and $22,625, respectively)	$31,172	$28,592	$84,256	$86,819
Costs and expenses
Cost of revenue	15,618	12,686	41,500	47,196
Selling and marketing	900	316	2,874	1,244
General and administrative	4,612	3,215	14,800	9,798
Employee related costs	11,575	11,461	36,252	32,649
Depreciation and amortization	2,646	2,423	7,642	7,269
Total costs and expenses	35,351	30,101	103,068	98,156
Loss from operations	(4,179)	(1,509)	(18,812)	(11,337)
Other expense (income):
Interest expense (income), net	37	(1)	58	(47)
Loss before income taxes	(4,216)	(1,508)	(18,870)	(11,290)
Income tax (benefit) provision	(1,074)	876	(4,202)	(2,924)
Net loss	$(3,142)	$(2,384)	$(14,668)	$(8,366)
See accompanying Notes to Condensed Consolidated Financial Statements

CM PARTNERS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(Unaudited)
(amounts in thousands)
	CM Partners, LLC Members’ Interests	Accumulated Deficit	Total
Balance at December 31, 2019	273,573	(105,756)	167,817
Net loss	—	(5,175)	(5,175)
Balance at March 31, 2020	$273,573	$(110,931)	$162,642
Net loss	—	(807)	(807)
Balance at June 30, 2020	$273,573	$(111,738)	$161,835
Net loss	—	(2,384)	(2,384)
Balance at September 30, 2020	$273,573	$(114,122)	$159,451
	CM Partners, LLC Members’ Interests	Accumulated Deficit	Total
Balance at December 31, 2020	273,573	(112,746)	160,827
Net loss	—	(7,398)	(7,398)
Balance at March 31, 2021	$273,573	$(120,144)	$153,429
Net loss	—	(4,128)	(4,128)
Balance at June 30, 2021	$273,573	$(124,272)	$149,301
Net loss	—	(3,142)	(3,142)
Balance at September 30, 2021	$273,573	$(127,414)	$146,159
See accompanying Notes to Condensed Consolidated Financial Statements

CM PARTNERS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(amounts in thousands)
	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(14,668)	$(8,366)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,642	7,269
Provision for doubtful accounts	235	272
Deferred taxes	(4,297)	(2,308)
Changes in operating assets and liabilities:
Accounts receivable	(2,617)	7,515
Prepaid expenses and other current assets	(11,086)	(8,034)
Other assets	3,059	7,843
Accounts payable	279	6,723
Accrued liabilities and other current liabilities	5,841	(398)
Deferred revenue	6,359	(22,934)
Long-term incentive plan, noncurrent	235	(432)
Other liabilities	(308)	3,231
Net cash (used in) operating activities	(9,326)	(9,619)
Cash flows from investing activities
Purchase of property and equipment	(216)	(105)
Capitalized software and development costs	(911)	(467)
Net cash (used in) investing activities	(1,127)	(572)
Cash flows from financing activities
Distributions to parent	—	(5,000)
Proceeds from promissory notes	5,000	—
Net cash provided by (used in) financing activities	5,000	(5,000)
Net decrease in cash and restricted cash	(5,453)	(15,191)
Cash and restricted cash
Beginning of period	10,249	27,573
End of period	$4,796	$12,382
See accompanying Notes to Condensed Consolidated Financial Statements

CM PARTNERS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(amounts in thousands)
1.   Description of Business
CM Partners, LLC and Subsidiaries (“Complex” or “Company”) is a leading global youth entertainment network in the pop culture categories including streetwear and style, food, music, sneakers and sports. The brands, channels and sites include: “Complex”, “First We Feast”, “Sole Collector”, “Pigeons & Planes”, Complex SHOP, ComplexCon and ComplexLand. Complex ranks as one of the leading entertainment verticals amongst streaming entities in the United States. The Company has established a premium video publisher for the demographic of men between the ages of 18 to 34, with popular video series such as Hot Ones, Sneaker Shopping, Full Size Run, The Burger Show, Sneakerheads and QB1.
2.   Summary of Significant Accounting Policies
Basis of Presentation
The Company’s Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Condensed Consolidated Financial Statements include the accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation.
Unaudited Condensed Interim Financial Statements
These Condensed Consolidated Financial Statements are unaudited; however, in the opinion of management, they reflect all adjustments consisting only of normal recurring adjustments necessary to state fairly the financial position, results of operations and cash flows for the periods presented in conformity with U.S. GAAP applicable to interim periods. The results of operations for the interim periods presented are not necessarily indicative of results for the full year or future periods. These Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements as of December 31, 2020 and notes thereto. The December 31, 2020 balance sheet data was derived from audited Consolidated Financial Statements as of that date.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements. The Company evaluates its estimates on an on-going basis, including, but not limited to, those related to collectability of accounts receivable, valuation of long-lived assets, including goodwill and definite-lived intangible assets, and their associated estimated useful lives, litigation, and income taxes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.
The COVID-19 pandemic has negatively impacted the macroeconomic environment in the United States and globally, as well as the Company’s business, financial condition and results of operations. Due to the evolving and uncertain nature of COVID-19, it is reasonably possible that it could materially impact the Company’s estimates, particularly those that require consideration of forecasted financial information. The magnitude of the impact will depend on numerous evolving factors that the Company may not be able to accurately predict or control, including the duration and extent of the pandemic, the impact of federal, state and local governmental actions, consumer behavior in response to the pandemic and such governmental actions, and the economic and operating conditions that the Company may face in the aftermath of COVID-19.

CM PARTNERS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(amounts in thousands)
Fair Value Measurements
Certain financial instruments are required to be recorded at fair value. Other financial instruments, including cash and restricted cash, are recorded at cost, which approximates fair value. Additionally, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short-term nature of these financial instruments.
Cash and Restricted Cash
The following table provides a reconciliation of cash and restricted cash reported within the Condensed Consolidated Balance Sheets that aggregates to the total of the same amounts shown in the Condensed Consolidated Statements of Cash Flows:
	September 30,	December 31,
	2021	2020
Cash	$4,796	$7,249
Restricted cash	—	3,000
Total cash and restricted cash	$4,796	$10,249
Restricted cash of $3,000, as of December 31, 2020, was contractually designated as collateral for the Company’s line of credit. This line of credit was cancelled in the second quarter of 2021 (see Note 6 — Revolving Loans), and as a result, the cash that collateralized the line of credit is no longer restricted.
Accounts Receivable
Accounts receivable are recorded at net realizable value, consisting of the carrying amount less the allowance for uncollectible accounts, as needed. The Company grants credit terms in the normal course of business to its customers. Trade credit is extended based upon periodically updated evaluations of each customer’s ability to perform its payment obligations. The Company determines its allowance for uncollectible accounts receivable based on a combination of factors including an evaluation of the age of accounts receivable, historical trends, and analyses of specific risks that may impair a specific customer’s ability to meet its financial obligations. Bad debt expense was $85 and $235 for the three and nine months ended September 30, 2021, and $114 and $272 for the three and nine months ended September 30, 2020, respectively.
Property and Equipment
The Company records property and equipment at historical cost. Additions or improvements which extend the useful life of an asset or increase its productive capacity are capitalized. Repairs and maintenance costs that do not extend the useful life or enhance the productive capacity of an asset are expensed as incurred. Upon retirement or disposal of property and equipment, the Company derecognizes the cost and accumulated depreciation balance associated with the asset, with a resulting gain or loss from disposal included in the determination of net income or loss. Depreciation is computed using the straight-line method based upon the estimated useful life of the respective assets, ranging from three to five years. Leasehold improvements are amortized using the straight-line method over either the term of the lease or five years, whichever period is shorter. Property and equipment, net as of September 30, 2021 and December 31, 2020 was $351 and $400, respectively. These amounts are recorded within Other assets on the Condensed Consolidated Balance Sheets.
Content Rights
Content rights principally consist of scripted and unscripted episodic shows, game shows, short-form videos and podcasts. Content aired on the Company’s website and digital content offerings is internally

CM PARTNERS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(amounts in thousands)
produced, with the Company maintaining all of the rights to the produced content. All content is classified as produced and none is currently licensed from third-parties or co-produced.
Costs of produced content consist of development costs, direct production costs, certain production overhead costs, and other related production costs. The cost of produced content is capitalized when the cost is known or reasonably determinable. The Company pays in advance of delivery for episodic shows, game shows, short-form videos and podcasts.
Amortization expense for each period is recognized based on the revenue forecast model, which approximates the proportion that estimated distribution and advertising revenues for the current period represent in relation to the estimated remaining total lifetime revenues. Judgment is required to determine the useful lives and amortization patterns of the Company’s content rights.
Critical assumptions used in determining content amortization include: (i) the grouping of content with similar characteristics, (ii) the application of a quantitative revenue forecast model based on the adequacy of historical data, (iii) determining the appropriate historical periods to utilize and the relative weighting of those historical periods in the forecast model, (iv) assessing the accuracy of the Company’s forecasts and (v) incorporating secondary streams. The Company then considers the appropriate application of the quantitative assessment given forecasted content use, expected content investment and market trends. Content use and future revenues may differ from estimates based on changes in expectations related to market acceptance. Accordingly, the Company continually reviews its estimates and planned usage and revises its assumptions if necessary. As part of the Company’s assessment of its amortization rates, the Company compares the calculated amortization rates to those that have been utilized during the year. If the calculated rates do not deviate materially from the applied amortization rates, no adjustment is recorded. Any material adjustments from the Company’s review of the amortization rates are applied prospectively in the period of the change.
Capitalized content costs are stated at the lower of cost less accumulated amortization or fair value. Content rights are predominantly monetized on their own with the exception of two shows that are monetized as a group. For content rights that are predominantly monetized within film groups, the Company evaluates the fair value of content in aggregate at the group level by considering expected future revenue generation typically by using a discounted cash flow analysis when an event or change in circumstances indicates a change in the expected usefulness of the content or that the fair value may be less than unamortized costs. Estimates of future revenues consider historical airing patterns and future plans for airing content, including any changes in strategy. Given the significant estimates and judgments involved, actual demand or market conditions may be less favorable than those projected, requiring a write-down to fair value. Programming and development costs for programs that the Company has determined will not be produced, are fully expensed in the period the determination is made. Beginning in 2021, content rights are classified as a current or noncurrent asset within Prepaid expenses and other current assets or Other assets, respectively, based on the expected timing of amortization. All content that is expected to be amortized within the next 12 months is classified as current.
The Company applies an accelerated method for amortizing produced content that is monetized as a film group over an estimated useful life of three to four years. For produced content that is monetized individually, the Company applies a straight-line amortization method over an estimated useful life of four months. Both methods align amortization with the timing of revenue recognition. Amortization of capitalized costs for produced content begins when a program has been aired.
Capitalized Software
Capitalized software includes the costs of externally purchased software, acquired developed technology, internally developed software, systems designated for internal-use only, and website development costs. The capitalized costs include external direct costs for services and costs for employees directly associated with

CM PARTNERS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(amounts in thousands)
developing internal-use software and systems. Such costs are amortized on a straight-line basis over their useful lives, which range from 18 months to three years. Capitalized software, net as of September 30, 2021 and December 31, 2020 was $984 and $862, respectively. These amounts are recorded within Other assets on the Condensed Consolidated Balance Sheets.
Impairment of Long-Lived Assets
The Company evaluates its long-lived assets, which consist primarily of property and equipment and definite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When an indicator arises that suggests the carrying value of the asset may not be recoverable, the Company compares the carrying value of the asset to the undiscounted future cash flows which are expected to be generated from the asset. If an asset does not pass the recoverability assessment, the impairment to be recognized is measured as the amount by which the carrying value of the asset exceeds its fair value.
Goodwill
Goodwill represents the excess purchase price over the fair value of net assets acquired in a business combination. The Company evaluates goodwill for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. For all periods presented, management concluded there to be a single reporting unit structure.
The Company’s annual goodwill impairment test is based on either a qualitative or quantitative assessment and is designed to determine whether management believes it is more likely than not that the fair value of the Company’s single reporting unit exceeds its carrying value.
In testing for goodwill impairment, management first assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, management determines it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, additional impairment testing is not required. However, if management concludes otherwise, a quantitative assessment is performed.
A quantitative assessment is a comparison of the carrying value of the reporting unit against the fair value of the reporting unit. If the reporting unit’s carrying value exceeds its fair value, an impairment loss equal to the difference between the carrying value of the reporting unit and its fair value is recorded against goodwill.
Cost of Revenue
Cost of revenue primarily includes amounts owed to represented online properties, content development and production costs, content rights, event-related expenses, and website operating expenses. The Company develops and produces content in various formats to support its brands. The content is published on the Company’s owned and operated websites as well as through third-party video platforms where ads are sold.
Advertising Costs
Advertising, public relations and marketing costs are expensed as incurred. These expenses were $36 and $115 for the three and nine months ended September 30, 2021, and $207 and $662 for the three and nine months ended September 30, 2020, respectively.
Concentration of Credit Risk and Major Customers
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and trade receivables. The Company maintains its cash in accounts at financial

CM PARTNERS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(amounts in thousands)
institutions that, at times, may exceed federally insured limits. The cash balances in these financial institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250.
The Company provides media and advertising placement services to clients who operate in a variety of industry sectors. The Company extends credit to qualified clients in the ordinary course of its business and does not obtain nor require collateral as a general policy. Approximately 15% and 7% at September 30, 2021 and 14% and 7% at December 31, 2020 of total accounts receivable was represented by two large advertising agencies, respectively. To the extent the Company is unable to collect on an advertising agency accounts receivable, it may make a claim directly with the advertiser.
Revenue generated based on a content licensing agreement with Verizon amounted to $6,350 and $22,625 for the three and nine months ended September 30, 2020, respectively. No revenue was generated from the content licensing agreement with Verizon during the three or nine months ended September 30, 2021. See Note 9 — Related Parties for further detail.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other deferred tax assets if, in the opinion of management, it is more likely than not that a tax benefit will not be realized.
The Company evaluates uncertain tax positions taken or expected to be taken on tax returns for recognition, measurement, presentation, and disclosure in its financial statements. The Company has recorded an accrued liability for an uncertain tax position on its balance sheets for certain tax filing requirements. If an income tax position exceeds a 50% probability of success upon tax audit, based solely on the technical merits of the position, the Company recognizes an income tax benefit in its financial statements. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The liability associated with an unrecognized tax benefit is classified as a short-term liability. Interest and penalties related to income tax matters are recorded as a component of income tax expense.
Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Reclassifications
Certain prior year amounts included in the Condensed Consolidated Financial Statements have been reclassified to conform to the current year presentation including Property and equipment, net, and Capitalized software, net, being included in Other assets on the Condensed Consolidated Balance Sheets with no impact to previously reported net income, total assets, total liabilities or cash flows.
Recent Accounting Pronouncements
Recently adopted accounting pronouncements
In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (“ASU 2019-02”), which aligns the accounting for capitalizing

CM PARTNERS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(amounts in thousands)
production costs of episodic television series with the guidance for films. As a result, the capitalization of costs incurred to produce episodic television series will no longer be limited to the amount of revenue contracted in the initial market until persuasive evidence of a secondary market exists. In addition, this guidance requires an entity to test for impairment of films or television series on a title-by-title basis or together with other films and series as part of a group, based on the predominant monetization strategy of the film or series. Further, this guidance requires that an entity reassess estimates of the use of a film or series in a film group and account for changes, if any, prospectively. In addition, this guidance eliminates existing balance sheet classification guidance and adds new disclosure requirements relating to costs for acquired and produced television series. The amendments in this update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years, and should be applied prospectively. Under a prospective transition, an entity should apply the amendments at the beginning of the period that includes the adoption date. The Company adopted ASU 2019-02 in the first quarter of 2021 and as such has included all content rights in “Prepaid expenses and other current assets” and “Other assets” on its Condensed Consolidated Balance Sheet, beginning with the period of adoption. There was no material impact upon adoption to the Condensed Consolidated Statements of Operations or the Condensed Consolidated Statements of Cash Flows. See Note 4 — Content Rights.
Recently issued accounting pronouncements not yet adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). This ASU requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset for the lease term and a liability to make lease payments. For leases with a lease term of 12 months or less, a practical expedient is available whereby a lessee may elect, by class of underlying asset, not to recognize a right-of-use asset or lease liability. A lessee making this accounting policy election would recognize lease expense over the term of the lease, generally in a straight-line pattern. In transition, a lessee and a lessor will recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients. These practical expedients relate to identifying and classifying leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. ASU 2018-11 was issued in June 2018 which also permits entities to choose to initially apply ASU 2016-02 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of net assets in the period of adoption. The ASU will also require additional note disclosures regarding other key information from leasing arrangements. ASU 2016-02, as amended by ASUs 2019-10 and 2020-05, will be effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of adoption on its Condensed Consolidated Financial Statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326). The ASU changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments from an incurred loss model to an expected loss model. Entities will be required to estimate credit losses over the entire contractual term of an instrument. The ASU includes financial assets recorded at amortized cost basis such as loan receivables, trade and certain other receivables as well as certain off-balance sheet credit exposures such as loan commitments and financial guarantees. The ASU does not apply to financial assets measured at fair value, and loans and receivables between entities under common control. An entity must apply the amendments in the ASU through a cumulative-effect adjustment to net assets as of the beginning of the first reporting period in which the guidance is effective except for certain exclusions. The measurement of credit losses for newly recognized financial assets and subsequent changes in the allowance for credit losses are recorded in the statements of operations. This guidance, as amended by ASU 2019-10, Financial Instruments — Credit Losses, Derivatives and Hedging, and Leases: Effective Dates, is effective for the Company for interim and annual periods beginning after December 15, 2022. The

CM PARTNERS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
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Company is currently evaluating the effects of the new guidance on its Condensed Consolidated Financial Statements but does not expect the impact from this standard to be material.
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Topic 350), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires hosting arrangements that are service contracts to follow the guidance for internal-use software to determine which implementation costs can be capitalized. For the Company, amendments in this Update are effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company does not expect the adoption of this guidance to have a material impact on its Condensed Consolidated Financial Statements, including accounting policies, processes, and systems.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. ASU 2019-12 removes certain exceptions related to the approach for intra period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. For the Company, the amendments of the update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not expect the adoption of this guidance to have a material impact on its Condensed Consolidated Financial Statements, including accounting policies, processes, and systems.
3.   Revenue
Disaggregated Revenue
The Company’s revenues are derived from Advertising, Content Distribution, and E-Commerce and Other. The following table presents the Company’s revenues disaggregated by revenue source.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Advertising	$14,517	$12,018	$40,634	$31,394
Content Distribution	16,090	16,045	38,401	53,613
E-Commerce & Other	565	529	5,221	1,812
Total Revenue	$31,172	$28,592	$84,256	$86,819
The following table disaggregates the Company’s revenue by type of recognition for the three and nine months ended September 30, 2021 and 2020:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue from performance obligations over time	$7,604	$8,592	$22,986	30,150
Revenue from performance obligations at point-in-time	23,568	20,000	61,270	56,669
Total Revenue	$31,172	$28,592	$84,256	86,819
Contract Balances
Contract assets primarily represent capitalized costs related to the production of content for which revenue has yet to be recognized (“Content rights”). Content rights are classified as Prepaid expenses and

CM PARTNERS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(amounts in thousands)
other current assets and Other assets in the Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020.
Customer contracts may entitle the Company to invoice or receive payment in advance of the delivery of services. At each reporting period, to the extent that customer contract billings exceed revenue recognized on such contracts, these contract liabilities are presented as Deferred revenue on the Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020. Refer below for the significant changes in the deferred revenue balances.
Contract balances consisted of the following opening and closing balances as of:
	September 30,	December 31,
	2021	2020
Contract assets:
Contract rights	$2,294	$1,135
Contract liabilities:
Deferred revenue (current)	$13,461	$7,102
Deferred revenue (noncurrent)	$—	$650
Deferred revenue is classified as $13,461 current and $0 noncurrent as of September 30, 2021, and $7,102 current and $650 noncurrent within Other liabilities as of December 31, 2020, respectively. Approximately 100% of Deferred revenue is expected to be earned within one year of the Condensed Consolidated Balance Sheet as of September 30, 2021. Approximately 92% of Deferred revenue was realized within one year of the Condensed Consolidated Balance Sheet as of December 31, 2020. Historically, the Company’s Deferred revenue balances were driven by a licensing agreement entered into with an entity controlled by Verizon. See Note 9 — Related Parties.
4.   Content Rights
The table below presents the components of content rights.
September 30,
2021
Film Group Monetization
Released	$1,049
In production	727
Individual Monetization
Released	10,948
In production	1,882
Total content rights	$14,606
Less: current portion	14,149
Total noncurrent content rights	$457
Content rights of $2,176 were recorded within Other assets on the Condensed Consolidated Balance Sheets as of December 31, 2020. The December 31, 2020 balance was accounted for under ASC 926 prior to the adoption of ASU 2019-02, which the Company adopted as of January 1, 2021.

CM PARTNERS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(amounts in thousands)
The following table presents amortization expense of produced content costs for the three and nine months ended September 30, 2021, disaggregated by predominent monetization strategy:
	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Individual monetization	$13,805	$37,748
Film group monetization	532	1,511
Total amortization	$14,337	$39,259
5.   Accrued Expenses & Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following as of September 30, 2021 and December 31, 2020:
	September 30,	December 31,
	2021	2020
Accrued production costs	$11,440	$7,016
Web partner fees	6,202	7,365
Accrued bonus	4,417	3,040
Payroll, payroll taxes and fringe benefits	3,421	2,912
Long-term incentive plan, current	1,530	1,300
Other current liabilities	1,665	1,201
Accrued expenses and other current liabilities	$28,675	$22,834
Long-Term Incentive Plans
The Company maintains a Long-Term Incentive Plan (“LTIP”) for certain executives as approved by the Company’s Board of Directors. Awards are cash-based and typically granted under the LTIP annually. Each award vests over a three-year period from the grant date. Vesting criteria for awards include both an individual service-based component and a performance-based component that is based on the Company’s achievement of certain financial metrics. The Company records expense for the service-based component ratably over the three-year term. For the performance-based component, the Company records expense based on management’s estimate of the Company’s achievement against the defined financial metrics. Management’s estimate is updated, and expense is adjusted, as deemed necessary, each reporting period.
As of September 30, 2021, and December 31, 2020, the total liability related to the LTIP awards was $4,234 and $3,768, respectively. The Company incurred $510 and $1,766 of expense related to the LTIP awards, for the three and nine months ended September 30, 2021, respectively, and $630 and $754 for the three and nine months ended September 30, 2020, respectively, classified within Employee related costs on the Condensed Consolidated Statements of Operations.
6.   Revolving Loans
On November 8, 2019, the Company entered into a revolving loan (“2019 Revolving Loan”) with another financial institution. The lender in the 2019 Revolving Loan agreement committed to providing the Company with up to $7,500 in revolving loans. In conjunction with the 2019 Revolving Loan, the Company contractually designated a deposit account with the financial institution as collateral for the revolving loan. The Company transferred the $7,500 of required collateral into the designated deposit account in January 2020. The 2019 Revolving Loan bears interest on outstanding borrowings at the greater of the prime rate plus 1.5%, or 3.5%, and does not contain any financial or non-financial covenants. On November 3, 2020, the Company renewed the 2019 Revolving Loan, and reduced the available line of credit to up to

CM PARTNERS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(amounts in thousands)
$3,000. As a result, the balance in the deposit account designated as collateral was reduced to $3,000, which is reflected as restricted cash as of December 31, 2020. The Company has not drawn down on this revolver at any time and had no outstanding borrowings as of December 31, 2020. During the second quarter 2021, the 2019 Revolving Loan was cancelled, and as a result, the entire restricted cash balance was unrestricted as of September 30, 2021.
On September 2, 2020, the Company entered into promissory notes (“2020 Promissory Notes”) with entities controlled by Verizon and Hearst, respectively (collectively “the Lenders”), whereby the Company may borrow up to $10,000 from the Lenders, with a maximum of $5,000 from each lender, over the term. The 2020 Promissory Notes bear interest at 3.0% on outstanding principal amounts, which accrues and is payable at each annual period through the maturity date of September 2, 2022. The 2020 Promissory Notes contain certain non-financial covenants that restrict the Company from spending or borrowing outside of pre-approved limits, to the extent that amounts remain outstanding under the note. On May 7, 2021, the Company elected to borrow $5,000, a portion of their 2020 Promissory Notes, with $2,500 being received from Verizon and from Hearst, respectively. The outstanding borrowings of the 2020 Promissory Notes were $5,000 and $0 as of September 30, 2021 and December 31, 2020, respectively.
7.   Income Taxes
For the three and nine months ended September 30, 2021, the Company reported an income tax benefit of $1.1 million and $4.2 million, respectively, representing an effective tax rate of 25.5% and 22.3%, respectively. The difference in the statutory tax rate and the effective tax rate for the three and nine months ended September 30, 2021 is primarily attributable to the income tax benefit related to state taxes.
For the three and nine months ended September 30, 2020, the Company reported income tax expense of $0.9 million and income tax benefit of $2.9 million, respectively, representing an effective tax rate of (58.1)% and 25.9%, respectively. The difference in the statutory tax rate and the effective tax rate for the three months ended September 30, 2020 is primarily attributable to the income tax benefit related to state taxes. The difference in the statutory tax rate and the effective tax rate for the nine months ended September 30, 2020 is primarily attributable to the income tax benefit related to state taxes.
8.   Members’ Interests
The Company was formed on April 8, 2016 as an LLC by Verizon. Pursuant to an amended and restated LLC agreement dated April 15, 2016 (“LLC agreement”), Hearst was admitted as a 50% member. Verizon and Hearst are collectively referred to as the “Members”. In accordance with the LLC agreement, the debts, obligations and liabilities of the Company shall solely be the debts, obligations and liabilities of the Company. None of the Members shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being one of the Members or acting as an officer of the Company. The LLC does not maintain separate accounts for the Members and all distributions (either return of capital or profits) are to be distributed on a pro rata basis in accordance with the member’s percentage interests.
9.   Related Parties
In July 2016, the Company entered into a licensing agreement with an entity controlled by Verizon (“go90 agreement”). Under the go90 agreement, the Company produced and licensed original content for an exclusive license period. The Company recorded $6,350 and $22,625 of revenue from the go90 agreement during the three and nine months ended September 30, 2020, respectively. The Company did not record any revenue from the go90 agreement during the three and nine months ended September 30, 2021. No amounts related to the go90 agreement were due from Verizon as of September 30, 2021 and December 31, 2020.
On September 2, 2020, the Company entered into promissory notes (“2020 Promissory Notes”) with entities controlled by Verizon and Hearst, whereby the Company may borrow up to $10,000, with a maximum

CM PARTNERS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(amounts in thousands)
of $5,000 from each lender, over the term. The terms of the 2020 Promissory Notes are described within Note 6 — Revolving Loans.
In addition, the Company is a lessee under an operating lease agreement with Verizon (Note 10 — Commitments and Contingencies) and is a customer of Verizon with respect to certain production and telecommunications services.
10.   Commitments and Contingencies
Legal Proceedings
The Company is subject to various claims and legal matters that arise in the normal course of its business. These include disputes or potential disputes related to breach of contract, tort, employment-related claims, tax claims, statutory, and other matters. The Company’s management currently believes that resolution of any outstanding legal matters will not have a material adverse effect on the Company’s financial position or results of operations.
However, legal matters are subject to inherent uncertainties and there exists the possibility that the ultimate resolution of these matters could have a material adverse impact on the Company’s financial position and results of operations in the period in which any such effects are recorded. The Company is not a party to any material litigation and does not have contingency reserves established for any litigation liabilities as of September 30, 2021 and December 31, 2020.
Exit or Disposal Activities
The Company’s leased properties in Nashville, TN and Sherman Oaks, CA were abandoned. As a result, the Company recognized an exit obligation charge and related exit obligation liability on the cease-use date (August 2018), in accordance with ASC 420, Exit or Disposal Cost Obligations. A summary of the exit liability and related activity for the periods presented is as follows:
Exit cost obligation at December 31, 2020	$402
Q1 Accretion	15
Q1 Payments	(89)
Exit cost obligation at March 31, 2021	328
Q2 Accretion	10
Q2 Payments	(89)
Exit cost obligation at June 30, 2021	249
Q3 Accretion	8
Q3 Payments	(89)
Exit cost obligation at September 30, 2021	$168
Exit cost obligation at December 31, 2019	$686
Q1 Accretion	20
Q1 Payments	(86)
Exit cost obligation at March 31, 2020	620
Q2 Accretion	17
Q2 Payments	(86)
Exit cost obligation at June 30, 2020	551

CM PARTNERS, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(amounts in thousands)
Q3 Accretion	14
Q3 Payments	(86)
Exit cost obligation at September 30, 2020	$479

The exit liability is included within Accrued expenses and other current liabilities (current portion) and Other liabilities (non-current portion) on the Condensed Consolidated Balance Sheets. The charges, recorded as General and administrative expenses, primarily included the present value of the remaining lease obligation on the cease use date, net of estimated sublease income. The total cost expected to be incurred for this exit obligation is $1,362, which includes the $1,073 in exit costs fully recorded at the cease-use date and $289 of total accretion expense. Changes to the estimated sublease income, including actual contracted sublease income, may result in incremental lease exit charge activity in the period determined.
Leases
The accompanying Condensed Consolidated Financial Statements reflect rent expense on a straight-line basis over the terms of the Company’s operating leases. Rent expense charged to the Condensed Consolidated Statements of Operations was $1,494 and $4,560 for the three and nine months ended September 30, 2021, respectively, and $1,620 and $4,941 for the three and nine months ended September 30, 2020, respectively. In May 2021, the Company’s operating lease in Los Angeles, CA reached the end of its term and was not renewed. The Company is a lessee under a separate operating lease agreement with a related party, Verizon, and the leased property is located in New York, NY. The lease contains an initial term of 5 ½ years and is the only material lease maintained by the Company as of September 30, 2021.
11.   Employee Benefit Plan
The Company has a Safe Harbor 401(k) plan under which eligible employees may contribute a percentage of their annual compensation subject to limitations set by the Internal Revenue Code. Contributions by the Company to the plan were $246 and $917 for the three and nine months ended September 30, 2021, and $191 and $657 for the three and nine months ended September 30, 2020, respectively.
12.   Subsequent Events
The Company has evaluated subsequent events through November 19, 2021, which is the date the Condensed Consolidated Financial Statements were available to be issued and has concluded that no such events or transactions took place that would require adjustment to or further disclosure within the accompanying Condensed Consolidated Financial Statements.

Report of Independent Auditors
To the Board of Directors and Management of CM Partners, LLC
We have audited the accompanying consolidated financial statements of CM Partners, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, of changes in members’ equity and of cash flows for each of the three years in the period ended December 31, 2020.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CM Partners, LLC and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for goodwill in 2020 and the manner in which it accounts for revenue in 2019. Our opinion is not modified with respect to these matters.
/s/PricewaterhouseCoopers LLP
New York, New York
February 26, 2021

CM PARTNERS, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
	December 31,
	2020	2019
Assets
Current assets
Cash	$7,249	$27,573
Restricted cash	3,000	—
Accounts receivable, net of allowance for doubtful accounts of $394 and $354, respectively	34,795	38,375
Prepaid expenses and other current assets	5,842	2,630
Total current assets	50,886	68,578
Property and equipment, net	400	862
Capitalized software, net	862	265
Intangible assets, net	68,015	76,789
Goodwill, net	83,956	83,956
Other assets	3,548	7,872
Total assets	$207,667	$238,322
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$3,403	$3,029
Accrued expenses and other current liabilities	22,834	16,880
Deferred revenue	7,102	27,544
Dividend payable	—	5,000
Total current liabilities	33,339	52,453
Deferred tax liabilities	10,125	12,579
Long-term incentive plan, noncurrent	2,468	2,161
Other liabilities	908	3,312
Total liabilities	46,840	70,505
Commitments and contingencies (Note 14)
Members’ equity
CM Partners, LLC members’ interests	273,573	273,573
Accumulated deficit	(112,746)	(105,756)
Total members’ equity	160,827	167,817
Total liabilities and members’ equity	$207,667	$238,322
See accompanying Notes to Consolidated Financial Statements

CM PARTNERS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands)
	Year Ended December 31,
	2020	2019	2018
Revenue (including related party revenue of $25,289, $54,713, and $95,696, respectively)	$125,044	$161,971	$196,789
Costs and expenses
Cost of revenue	65,428	81,729	95,574
Selling and marketing	2,678	3,098	1,678
General and administrative	13,377	10,836	13,877
Employee related costs	43,992	42,793	49,335
Depreciation and amortization	9,684	11,509	12,152
Goodwill impairment charge	—	—	112,693
Total costs and expenses	135,159	149,965	285,309
(Loss) income from operations	(10,115)	12,006	(88,520)
Other (income) expense
Loss on disposal of assets	—	840	—
Gain on sale of business	—	—	(1,266)
Interest income	(48)	(269)	—
(Loss) income before income taxes	(10,067)	11,435	(87,254)
(Benefit) provision for income taxes	(3,077)	3,236	5,108
Net (loss) income	$(6,990)	$8,199	$(92,362)
See accompanying Notes to Consolidated Financial Statements

CM PARTNERS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(amounts in thousands)
	CM Partners, LLC Members’ Interests	Accumulated Deficit	Total
Balance at December 31, 2017	315,224	(3,279)	311,945
Distribution to members	(31,651)	—	(31,651)
Net loss	—	(92,362)	(92,362)
Balance at December 31, 2018	283,573	(95,641)	187,932
Cumulative effect of change in accounting principle (Note 2)	—	(18,314)	(18,314)
Opening Balance at January 1, 2019	$283,573	$(113,955)	$169,618
Distribution to members	(10,000)	—	(10,000)
Net income	—	8,199	8,199
Balance at December 31, 2019	273,573	(105,756)	167,817
Net loss	—	(6,990)	(6,990)
Balance at December 31, 2020	$273,573	$(112,746)	$160,827
See accompanying Notes to Consolidated Financial Statements

CM PARTNERS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities
Net (loss) income	$(6,990)	$8,199	$(92,362)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Amortization	9,114	10,091	10,315
Depreciation	570	1,418	1,837
Provision for doubtful accounts	373	164	393
Deferred taxes	(2,454)	2,058	4,545
Gain on sale of business	—	—	(1,266)
Loss on disposal of assets	—	840	—
Goodwill impairment charge	—	—	112,693
Changes in operating assets and liabilities:
Accounts receivable	3,206	(2,589)	11,238
Prepaid expenses and other current assets	285	(1,857)	4,996
Other assets	828	4,949	893
Accounts payable	373	20	(1,693)
Accrued liabilities and other current liabilities	5,954	(2,536)	(3,349)
Deferred revenue	(20,442)	(47,465)	23,429
Long-term incentive plan, noncurrent	307	1,056	1,105
Other liabilities	(2,403)	2,598	707
Net cash (used in) provided by operating activities	(11,279)	(23,054)	73,481
Cash flows from investing activities
Purchase of property and equipment	(106)	(224)	(428)
Proceeds from sale of property and equipment	—	—	72
Capitalized software and development costs	(927)	(781)	(572)
Purchase of domain name	(12)	—	—
Proceeds from sale of business	—	—	2,570
Net cash (used in) provided by investing activities	(1,045)	(1,005)	1,642
Cash flows from financing activities
Distributions to parent	(5,000)	(5,000)	(58,914)
Net cash used in financing activities	(5,000)	(5,000)	(58,914)
Net (decrease) increase in cash and restricted cash	(17,324)	(29,059)	16,209
Cash and restricted cash
Beginning of year	27,573	56,632	40,423
End of year	$10,249	$27,573	$56,632
Supplemental disclosures:
Cash paid (received) during the fiscal year for:
Income taxes, net of (refunds)	$(970)	$2,856	$(421)
Supplemental disclosures of non-cash financing activity:
Distributions declared but not paid	$—	$5,000	$—
See accompanying Notes to Consolidated Financial Statements

1.
Organization and Nature of Business

CM Partners, LLC (the “Company”) was formed on April 8, 2016 as a Delaware limited liability company (“LLC”) by an entity controlled by Verizon Communications, Inc. (“Verizon”). Pursuant to an amended and restated limited liability company agreement dated April 15, 2016, a subsidiary of The Hearst Corporation (“Hearst”) was admitted as a 50% member. Verizon and Hearst are collectively referred to as the “Members”.
The Company was formed for the purpose of acquiring 100% of Complex Media, Inc. (“Complex”). Complex was incorporated on November 24, 2009 and is a publisher of original online media content targeting Millennial and Gen Z consumers. It owns, operates, and provides a network of interactive services and applications. Complex’s brands, channels and sites include: “Complex”, “First We Feast”, “Sole Collector”, “Pigeons & Planes”, ComplexShop, ComplexCon and ComplexLand. Each of the Members made an equal contribution to the Company to fund the purchase of Complex. A portion of Hearst’s contribution was in the form of previously owned shares of Complex.
Effective July 19, 2016, pursuant to an agreement of plan and merger (the “Acquisition”), Complex was acquired by Rhino Merger Sub, Inc., an entity wholly owned by the Company. Concurrent with the closing of the acquisition, Rhino Merger Sub, Inc. was merged with and into Complex, with Complex serving as the successor and surviving entity and wholly owned subsidiary of the Company.
Effective February 14, 2018, the Company entered into an asset purchase agreement as the Seller, to sell the rights, title and interest to tangible and intangible property of Collider.com.
Effective August 31, 2018, an agreement and plan of merger was made and entered into by and between Verizon Hearst Media Partners, LLC (“VHMP”), Complex, and the Company to merge VHMP, a sister entity held under common control, with and into Complex, and subsequently dissolve VHMP. As this transaction merged VHMP into Complex, an adjustment was made to the opening balance in the consolidated statements of changes in members’ equity. As these were entities under common control, the accounting date for the transaction was the beginning of the earliest period presented. Accordingly, the consolidated financial statements represent the merged consolidated balance sheets as of December 31, 2020 and 2019, and the merged operations, changes in members’ equity and cash flows for the years ended December 31, 2020, 2019 and 2018.
2.
Summary of Significant Accounting Policies

Basis of Presentation
The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and Complex. All intercompany balances and transactions have been eliminated in consolidation.
h)
Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements. The Company evaluates its estimates on an on-going basis, including, but not limited to, those related to collectability of accounts receivable, valuation of long-lived assets, including goodwill and definite-lived intangible assets, and their associated estimated useful lives, litigation, and income taxes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.
The COVID-19 pandemic has negatively impacted the macroeconomic environment in the United States and globally, as well as our business, financial condition and results of operations. Due to the evolving and uncertain nature of COVID-19, it is reasonably possible that it could materially impact the Company’s estimates, particularly those that require consideration of forecasted financial information. The magnitude of the impact will depend on numerous evolving factors that the Company may not be able to accurately predict or control, including the duration and extent of the pandemic, the impact of federal, state and local governmental actions, consumer behavior in response to the pandemic and such governmental actions, and the economic and operating conditions that the Company may face in the aftermath of COVID-19.
Fair Value Measurements
Certain financial instruments are required to be recorded at fair value. Other financial instruments, including cash and restricted cash, are recorded at cost, which approximates fair value. Additionally, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short-term nature of these financial instruments.
Cash and Restricted Cash
The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets that aggregates to the total of the same amounts shown in the consolidated statements of cash flows:
	December 31,
	2020	2019
Cash	$7,249	$27,573
Restricted cash	3,000	—
Total cash and restricted cash	$10,249	$27,573
Restricted cash of $3,000, as of December 31, 2020, was contractually designated as collateral for the Company’s line of credit. This line of credit is further described in Note 9 — Revolving Loans.
Accounts Receivable
Accounts receivable are recorded at net realizable value, consisting of the carrying amount less the allowance for uncollectible accounts, as needed. The Company grants credit terms in the normal course of business to its customers. Trade credit is extended based upon periodically updated evaluations of each customer’s ability to perform its payment obligations. The Company determines its allowance for uncollectible accounts receivable based on a combination of factors including an evaluation of the age of accounts receivable, historical trends, and analyses of specific risks that may impair a specific customer’s ability to meet its financial obligations. Bad debt expense for the years ended December 31, 2020, 2019 and 2018 was $373, $164, and $393, respectively.
Property and Equipment
The Company records property and equipment at historical cost. Additions or improvements which extend the useful life of an asset or increase its productive capacity are capitalized. Repairs and maintenance costs that do not extend the useful life or enhance the productive capacity of an asset are expensed as incurred. Upon retirement or disposal of property and equipment, the Company derecognizes the cost and accumulated depreciation balance associated with the asset, with a resulting gain or loss from disposal included in the determination of net income or loss. Depreciation is computed using the straight-line method based upon the estimated useful life of the respective assets, ranging from three to five years. Leasehold improvements are amortized using the straight-line method over either the term of the lease or five years, whichever period is shorter.
Capitalized Software
Capitalized software includes the costs of externally purchased software, acquired developed technology, internally developed software, systems designated for internal-use only, and website development costs. The capitalized costs include external direct costs for services and costs for employees directly associated with developing internal-use software and systems. Such costs are amortized on a straight-line basis over their useful lives, which range from 18 months to three years.
Impairment of Long-Lived Assets
The Company evaluates its long-lived assets, which consist primarily of property and equipment and definite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When an indicator arises that suggests the carrying value of the asset may not be recoverable, the Company compares the carrying value of the asset to the undiscounted future cash flows which are expected to be generated from the asset. If an asset does not pass the recoverability assessment, the impairment to be recognized is measured as the amount by which the carrying values of the asset exceeds its fair value.
Goodwill
Goodwill represents the excess purchase price over the fair value of net assets acquired in a business combination. In 2020, to conform with public company standards, the Company retrospectively adjusted the method for which it accounts for goodwill and no longer amortizes goodwill. The Company evaluates goodwill for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. For all periods presented, management concluded there to be a single reporting unit structure.
The Company’s annual goodwill impairment test is based on either a qualitative or quantitative assessment and is designed to determine whether management believes it is more likely than not that the fair value of the Company’s single reporting unit exceeds its carrying value.
In testing for goodwill impairment, management first assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than it is carrying amount. If, after assessing the totality of events or circumstances, management determines it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, additional impairment testing is not required. However, if management concludes otherwise, a quantitative assessment is performed.
A quantitative assessment is a comparison of the carrying value of the reporting unit against the fair value of the reporting unit. If the reporting unit’s carrying value exceeds its fair value, an impairment loss equal to the difference between the carrying value of the reporting unit and its fair value is recorded against goodwill.
Concentration of Credit Risk and Major Customer
Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and trade receivables. The Company maintains its cash in accounts at financial institutions that, at times, may exceed federally insured limits. The cash balances in these financial institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250.
The Company provides media and advertising placement services to clients who operate in a variety of industry sectors. The Company extends credit to qualified clients in the ordinary course of its business and does not obtain nor require collateral as a general policy. Approximately 14% and 7% at December 31, 2020 and 13% and 8% at December 31, 2019 of total accounts receivable was represented by two large advertising agencies, respectively. To the extent the Company is unable to collect on an advertising agency accounts receivable, it may make a claim directly with the advertiser.
Revenue generated based on a content licensing agreement with Verizon amounted to $25,289, $54,713 and $95,696 for the years ended December 31, 2020, 2019 and 2018, respectively. See Note 12 — Related Parties for further detail.
Revenue Recognition
Impact of Adoption of ASC 606
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606” or “ASC 606”). Topic 606 provides guidance on the recognition of revenues which provides a single, comprehensive revenue recognition model for all contracts with customers and supersedes most existing revenue recognition guidance. The main principle under this guidance is that an entity should recognize revenue at the amount it expects to be entitled to in exchange for the transfer of goods or services to customers. The Company identified the changes to its accounting policies and has expanded disclosures required under the new standard, including the disaggregation of revenue from contracts with customers into categories that depict how the nature, timing and uncertainty of revenue and cash flows are affected by economic factors. The Company adopted the requirements of the new standard using the modified retrospective method, effective January 1, 2019. The following table summarizes the impact of adoption on the consolidated financial statements as of and for the year ended December 31, 2019:
Balance Sheet	As reported	Adjustments	Adjusted to exclude adoption of ASC 606
Deferred revenue	27,544	(9,119)	18,425
Deferred tax liabilities	12,579	5,952	18,531
Accumulated deficit	(105,756)	(18,314)	(124,070)
Statement of Operations
Revenue	161,971	(15,145)	146,826
Net (loss) income	8,199	(15,145)	(6,946)
Statement of Changes In Members’ Equity
Net (loss) income	8,199	(15,145)	(6,946)
Accumulated deficit	(105,756)	(18,314)	(124,070)
Statement of Cash Flows
Net (loss) income	8,199	(15,145)	(6,946)
Deferred revenue	(47,465)	24,264	(23,201)
The impact above resulted from differences in the accounting under ASC 606 versus ASC 605, of a fee received in relation to the partial termination of a major licensing agreement with an entity controlled by Verizon, which took place in August 2018. See the “Related Parties” footnote for further detail.
Practical Expedients Applied
The Company expenses sales commissions as incurred when the amortization period is one year or less. Sales commission expenses are recorded within Selling and marketing in the Consolidated Statements of Operations.
The Company does not disclose the value of remaining performance obligations not yet satisfied as of period end for contracts with an original expected duration of one year or less.
See Note 3 — Revenue for a more detailed description of the Company’s revenues and recognition policies.
i)
Cost of Revenue

Cost of revenue primarily includes amounts owed to represented online properties, content development and production costs, content rights, event-related expenses, and website operating expenses. The Company develops and produces content in various formats to support its brands. The content is published on the Company’s owned and operated websites as well as through third-party video platforms where ads are sold. These content costs are expensed as incurred.
j)
Content Rights

The Company’s content rights are primarily produced, with oversight by management, by third-party production companies. Based on the terms of the production agreements, the Company obtains ownership and/or distribution rights to the subject content. Capitalized costs relate mainly to funding made by the

Company to the third-party producers for in-process productions. Content rights are fully amortized to cost of revenue on an episode-by-episode basis as the applicable revenue is recognized. For the years ended December 31, 2020, 2019 and 2018, amortization of content rights was $21,398, $30,042 and $29,138, respectively. Content rights of $2,176 and $7,129 are recorded within Other assets on the Consolidated Balance Sheets as of December 31, 2020 and 2019, respectively. The Company expects to amortize all content rights within one year of the balance sheet date. The Company’s content rights are presented as noncurrent assets in the accompanying balance sheets in accordance with the FASB’s ASC 926-20, Entertainment — Other Assets — Film Costs.
Content rights are stated at the lower of unamortized cost or estimated fair value on a content series basis. Management periodically reviews the usefulness of its content rights based on various factors, including expected future licensing revenue. No content impairment charges have been recognized during the periods presented.
Advertising Costs
Advertising, public relations and marketing costs are expensed as incurred. These expenses total $1,019, $491 and $1,702 for the years ended December 31, 2020, 2019 and 2018, respectively.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other deferred tax assets if, in the opinion of management, it is more likely than not that a tax benefit will not be realized.
The Company evaluates uncertain tax positions taken or expected to be taken on tax returns for recognition, measurement, presentation, and disclosure in its financial statements. The Company has recorded an accrued liability for an uncertain tax position on its balance sheets for certain tax filing requirements. If an income tax position exceeds a 50% probability of success upon tax audit, based solely on the technical merits of the position, the Company recognizes an income tax benefit in its financial statements. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The liability associated with an unrecognized tax benefit is classified as a short-term liability. Interest and penalties related to income tax matters are recorded as a component of income tax expense.
k)
Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
l)
Reclassifications

Certain prior year amounts included in the consolidated financial statements have been reclassified to conform to the current year presentation, with no impact to previously reported net income, total assets, total liabilities or cash flows.
m)
Recent Accounting Pronouncements

Recently adopted accounting pronouncements
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and its related amendments (collectively known as “ASC 606”). The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the new guidance required disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted ASC 606 on January 1, 2019. The impact of the adoption is disclosed in the Revenue Recognition section of this footnote.
In November 2016, the FASB issued ASU No. 2016-18, Statements of Cash Flows: Restricted Cash (Topic 230) (“ASU 2016-18”). The standard requires that the statements of cash flows explain the change during the period in total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 requires a reconciliation of these items to the balance sheets and additional disclosures regarding the nature of the restrictions. The Company adopted ASU 2016-18 on January 1, 2018 and the adoption did not have a material impact on the Company’s financial statements.
Recently issued accounting pronouncements not yet adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). This ASU requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset for the lease term and a liability to make lease payments. For leases with a lease term of 12 months or less, a practical expedient is available whereby a lessee may elect, by class of underlying asset, not to recognize a right-of-use asset or lease liability. A lessee making this accounting policy election would recognize lease expense over the term of the lease, generally in a straight-line pattern. In transition, a lessee and a lessor will recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients. These practical expedients relate to identifying and classifying leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. ASU 2018-11 was issued in June 2018 which also permits entities to choose to initially apply ASU 2016-02 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of net assets in the period of adoption. The ASU will also require additional note disclosures regarding other key information from leasing arrangements. ASU 2016-02, as amended by ASUs 2019-10 and 2020-05, will be effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of adoption on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326). The ASU changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments from an incurred loss model to an expected loss model. Entities will be required to estimate credit losses over the entire contractual term of an instrument. The ASU includes financial assets recorded at amortized cost basis such as loan receivables, trade and certain other receivables as well as certain off-balance sheet credit exposures such as loan commitments and financial guarantees. The ASU does not apply to financial assets measured at fair value, and loans and receivables between entities under common control. An entity must apply the amendments in the ASU through a cumulative-effect adjustment to net assets as of the beginning of the first reporting period in which the guidance is effective except for certain exclusions. The measurement of credit losses for newly recognized financial assets and subsequent changes in the allowance for credit losses are recorded in the statements of operations. This guidance, as amended by ASU 2019-10, Financial Instruments — Credit Losses, Derivatives and Hedging, and Leases: Effective Dates, is effective for the Company for interim and annual periods beginning after December 15, 2022. The Company is currently in the process of evaluating the effects of the new guidance but does not expect the impact from this standard to be material.
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Topic 350), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires hosting arrangements that are service contracts to follow the guidance for internal-use software to determine which implementation costs can be capitalized. For the Company, amendments in this Update are effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The

Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements, including accounting policies, processes, and systems.
In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (“ASU 2019-02”), which aligns the accounting for capitalizing production costs of episodic television series with the guidance for films. As a result, the capitalization of costs incurred to produce episodic television series will no longer be limited to the amount of revenue contracted in the initial market until persuasive evidence of a secondary market exists. In addition, this guidance requires an entity to test for impairment of films or television series on a title-by-title basis or together with other films and series as part of a group, based on the predominant monetization strategy of the film or series. Further, this guidance requires that an entity reassess estimates of the use of a film or series in a film group and account for changes, if any, prospectively. In addition, this guidance eliminates existing balance sheet classification guidance and adds new disclosure requirements relating to costs for acquired and produced television series. The amendments in this update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years, and should be applied prospectively. Under a prospective transition, an entity should apply the amendments at the beginning of the period that includes the adoption date. The Company is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. ASU 2019-12 removes certain exceptions related to the approach for intra period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. For the Company, the amendments of the update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements, including accounting policies, processes, and systems.
3.
Revenue

In accordance with ASC 606, the Company recognizes revenue when a customer obtains control of promised goods or services. The amount of revenue reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods or services. To achieve this core principle, the Company applies the following five steps: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to performance obligations in the contract, and (5) recognize revenue when or as the Company satisfies a performance obligation. The Company adopted ASC 606 effective January 1, 2019. See the “Summary of Significant Accounting Policies” footnote for details on the impact of adoption on the Company’s consolidated financial statements.
The Company enters into contracts that can include various combinations of products and services as discussed below. Revenues are recognized net of any applicable taxes collected from customers, which are subsequently remitted to governmental authorities. The Company generates revenue primarily through various forms of digital advertising, by licensing original content, and through its annual expo events.
Digital advertising revenues are generated via sales of digital ads to be placed on the Company’s owned and operated properties, including Complex.com, as well as third-party social media and online platforms. The Company also enters into agreements with third parties for the exclusive advertising sales rights to their online properties. All digital advertising contracts agreed to by the Company contain standard terms and conditions and/or other written terms, which are agreed to by the respective teams for that line of business.
Digital advertisements encompass various product lines which represent different types of display advertisements, all of which may appear on a single contract. These are typically considered one performance obligation as they represent a series of distinct goods or services that have the same pattern of transfer to the customer. The Company earns revenue based on consumer engagement, measured by the number of impressions the ad has delivered against the contractually stipulated impression goal.

The Company derives a portion of its revenues from sales of advertising programmatically through third party platforms and intermediaries who are our customers.
Programmatic revenues are generated by ads that are automatically placed by third-party platforms that analyze a user’s browser history and place related advertisements. The Company maintains master service agreements (“MSA”) with third-party platforms, who are given access to the Company’s unsold ad space inventory and use a bidding exchange to price and place ads. The Company’s obligation is to provide the customer with ongoing access to use a technology platform that advertisers use to conduct, optimize, and track their advertising transactions. The customer utilizes this platform to place and monitor advertisements on the Company’s content.
Revenues under digital advertising arrangements are recognized over time, utilizing an output measure over the period in which an advertisement is placed or as services are rendered. The period is typically defined as the flight period for which the customer has contracted.
The Company has determined that it acts as principal in its digital and programmatic advertising arrangements, based on its assessment of whether the Company controls the digital ad inventory before it is transferred to the customer. The Company controls digital ad inventory and directs its use by determining where to place ads (e.g., on its own properties or third-party partner sites), has primary responsibility to end customers for placement of ads, and has latitude in establishing pricing. Revenue generated from digital ads that are placed on third-party partner sites is recognized on a gross basis, defined as the total amount collected from the end customer, inclusive of the share due to the third-party partner, which is classified as Cost of revenue on the Consolidated Statements of Operations. The Company also generates revenues by licensing original content to third parties, such as streaming platforms or sporting venues. The Company’s obligation is to deliver the specific video content in accordance with the terms of the respective agreements. Content distribution revenues are recognized at the point in time in which the customer obtains control, which is determined to be upon the delivery of the licensed content.
The Company also generates revenue from events, notably ComplexCon, a two-day cultural festival launched in 2016. Revenues from ComplexCon include sponsorship, exhibit space sales, merchandise, activations, naming rights, floorspace, registration and admissions. Revenue and direct costs related to the event are recognized in the period that the event occurred, as and when the services are delivered. In accordance with the Company’s agreement with the co-promoter of the events, the Company is required to share equally in event profits or losses with the co-promoter. In 2020, the Company launched ComplexLand, a five-day virtual event where registered participants were invited in to explore shops, exclusive merchandise drops, panel discussions and performances. For this virtual event, the revenue and costs were recognized in the period that the event occurred, as and when the services were delivered. Since the ComplexLand event is the Company’s own event, there were no co-promoters of the event and no split of revenue or costs.
Finally, the Company also generates revenue via e-commerce, e.g., sales of goods such as hot sauce and other branded merchandise, as well as other ancillary revenue channels. Also, the Company generates a portion of its e-commerce revenue through the Sole Collector app which offers an extensive database of verified retailers for consumers to buy authentic sneakers.
The Company allocates the contract’s consideration to performance obligations based on relative standalone selling price (“SSP”) to total arrangement selling price. Judgment is required to determine the SSP for each distinct performance obligation. Management performs an analysis to determine the relative SSP of each performance obligation, which may include market conditions and other observable inputs. Directly observable inputs include a rate card used to price advertisements and sponsorships and production budgets used to price licensed content. The Company determines SSP by considering multiple factors, including but not limited to, prices charged for customer relationships, market conditions and variability, competitive landscape and pricing practices. The Company’s contracts typically do not include variable consideration. In instances where variable consideration may exist, the Company estimates variable consideration utilizing estimation methods that best predict the amount of consideration to which the Company will be entitled.
ASC 606 requires an entity to disaggregate revenue from contracts with customers into categories that depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The Company views its results of operations at the revenue level by types of goods and services, i.e., advertising, content, e-commerce and other:
	Year Ended December 31,
	2020	2019	2018
Advertising revenue	$48,428	$47,302	$49,300
Content	71,862	106,191	139,641
E-Commerce and other	4,754	8,478	$7,848
Total	$125,044	$161,971	$196,789
The following table disaggregates the Company’s revenue by type of recognition for the years ended December 31, 2020 and 2019:
	Year Ended December 31,
	2020	2019
Revenue from performance obligations over time	$65,809	$87,909
Revenue from performance obligations at point-in-time	59,235	74,062
Total	$125,044	$161,971
Amounts prior to January 1, 2019 have not been adjusted due to the adoption of the new revenue standard under the modified retrospective method.
Contract Balances
Accounts receivable are the right to consideration in exchange for goods or services that the Company has transferred to a customer when that right is conditioned only upon the passage of time. Accounts receivable are a current asset and presented separately on the Consolidated Balance Sheets.
Contract assets primarily represent capitalized costs related to the production of content for which revenue has yet to be recognized (“Content rights”). Content rights are classified as Other assets in the Consolidated Balance Sheets as of December 31, 2020, and 2019.
Customer contracts may entitle the Company to invoice or receive payment in advance of the delivery of services. At each reporting period, to the extent that customer contract billings exceed revenue recognized on such contracts, these contract liabilities are presented as Deferred revenue on the Consolidated Balance Sheets as of December 31, 2020 and 2019. See below for a discussion of the significant changes in the deferred revenue balances.
Contract balances consisted of the following opening and closing balances as of:
	December 31,		January 1,
	2020	2019	2019
Accounts receivable
Accounts receivable, net of allowances	$34,795	$38,375	$35,950
Contract assets
Content rights (included in Other assets)	$1,135	$7,129	$12,733
Contract liabilities
Deferred revenue, current and noncurrent	$7,752	$30,313	$50,744
Deferred revenue is classified as $7,352 current and $650 noncurrent as of December 31, 2020, and $27,544 current and $2,769 noncurrent as of December 31, 2019. The current and noncurrent portions are recorded in Deferred revenue and Other liabilities, respectively, on the Consolidated Balance Sheets. Approximately 92% of Deferred revenue is expected to be earned within one year of the Consolidated Balance Sheet as of December 31, 2020. Approximately 72% of Deferred revenue was realized within one year of the balance sheet date of December 31, 2019. Historically, the Company’s Deferred revenue balances were driven by a licensing agreement entered into with an entity controlled by Verizon. For further details please review Note 12 — Related Parties.
4.
Property and Equipment, net

Property and equipment, net consisted of the following as of December 31, 2020 and 2019:
	December 31,
	2020	2019
Computer equipment and software	$6,800	$6,692
Furniture, fixtures and equipment	1,710	1,710
Leasehold improvements	1,644	1,644
	10,154	10,046
Less: Accumulated depreciation and amortization	(9,754)	(9,184)
Property and equipment, net	$400	$862
Depreciation expense for the years ended December 31, 2020, 2019 and 2018 was $569, $1,418 and $1,837, respectively.
5.
Capitalized Software, net

Capitalized software costs consisted of the following as of December 31, 2020 and 2019:
	December 31,
	2020	2019
Capitalized Software	$2,803	$1,875
Less: Accumulated amortization	(1,941)	(1,610)
Capitalized software, net	$862	$265
Amortization expense for the years ended December 31, 2020, 2019 and 2018 related to capitalized software was $330, $831 and $664, respectively.
6.
Intangible Assets, net

Intangible assets, net, including the related useful lives, as of December 31, 2020 and 2019, are summarized as follows:
	December 31, 2020
	Useful Life (years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets
Technology	3	$2,578	$(2,578)	$—
Customer base	8	45,612	(25,425)	20,187
Trade names and trademarks	20	61,488	(13,700)	47,788
Others	9	81	(41)	40
Total		$109,759	$(41,744)	$68,015

	December 31, 2019
	Useful Life (years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets
Technology	3	$2,578	$(2,578)	$-
Customer base	8	45,612	(19,723)	25,889
Trade names and trademarks	20	61,477	(10,625)	50,852
Others	9	81	(33)	48
Total		$109,748	$(32,959)	$76,789
Amortization expense is recorded on a straight-line basis over the respective asset’s useful life. Amortization expense for the next five years is as follows:
2021	8,784
2022	8,784
2023	8,784
2024	6,166
2025	3,080
The weighted average amortization period of the Company’s intangible assets is 14.6 years.
Amortization expense recorded related to intangible assets was $8,784, $9,260 and $9,651 for the years ended December 31, 2020, 2019 and 2018, respectively.
The Company divested of $940 of intangible assets, net of accumulated amortization of $135, through the sale of Collider.com in February 2018.
7.
Goodwill

The Company performs an annual impairment assessment of goodwill, based on its single reporting unit structure. The Company concluded that there was no impairment for the years ended December 31, 2020 and 2019. However, as a result of the annual impairment test for the year ended December 31, 2018, the Company concluded that the carrying value of its reporting unit exceeded its fair value.
The determination of the fair value of the Company’s reporting unit was based on a weighted combination of an income approach and a market approach. Within those frameworks, management specifically applied a discounted cash flow method (income approach), a guideline public company method (market approach), and a guideline transaction method (market approach). Under the income approach, management determined fair value based on the present value of the most recent cash flow projections for the Company’s reporting unit as of the date of the analysis and calculated a terminal value utilizing a terminal growth rate. The significant assumptions under this approach included, among others: income projections, which are dependent on future sales, new product introductions, customer behavior, competitor pricing, operating expenses, the discount rate, and the terminal growth rate. The cash flows used to determine fair value were dependent on several significant management assumptions such as expectations of future performance and the expected future economic environment, which are partly based upon historical experience. The Company’s estimates are subject to change given the inherent uncertainty in predicting future results. Additionally, the discount rate and the terminal growth rate are based on management’s judgment of the rates that would be utilized by a hypothetical market participant. As part of the goodwill impairment analysis, management also considered the market capitalization in assessing the reasonableness of the fair value estimated for the reporting unit. Under the market approach, management determined fair value by applying multiples to the operating performance of its reporting unit. The multiples are derived from comparable publicly traded companies with operating and investment characteristics that are similar to the reporting unit, as well as derived from transactions completed by comparable publicly traded companies.

As a result of the determination of fair value of the reporting unit, management recorded an impairment charge of $112,693 in the year ended December 31, 2018, classified as Goodwill impairment charge on the Consolidated Statements of Operations. The primary driver of the impairment charge was the reduction in expected cash flows from a licensing agreement with an entity controlled by Verizon, which was partially terminated in August 2018 (See Note 12 — Related Parties).
During the year ended December 31, 2018, the goodwill balance was reduced by $555, representing the relative value of Collider.com, as a result of the sale of this business in February 2018.
The carrying amount of goodwill was $83,956 as of December 31, 2020 and 2019. The gross amount of goodwill totaled $196,649 as of December 31, 2020 and 2019. Accumulated impairment losses as of December 31, 2020 and 2019 totaled $112,693.
8.    Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following as of December 31, 2020 and 2019:
	December 31,
	2020	2019
Accrued production costs	$7,016	$771
Web partner fees	7,365	7,164
Accrued bonus	3,040	3,894
Payroll, payroll taxes and fringe benefits	2,912	1,717
Long-term incentive plan, current	1,300	796
Other current liabilities	1,201	2,538
Accrued expenses and other current liabilities	$22,834	$16,880
During the year ended December 31, 2020, the Company identified certain web partner fees that were understated by $625 at December 31, 2019. These fees are classified as Accrued expenses and other current liabilities on the Consolidated Balance Sheets. As a result, Cost of revenue on the Consolidated Statements of Operations was also understated by $625 for the year ended December 31, 2019. Although the Company considered this understatement to be immaterial to its previously issued consolidated financial statements, the Company recorded a revision of $625 to both Accrued expenses and other current liabilities as of December 31, 2019 and Cost of revenue for the year ended December 31, 2019.
Long-Term Incentive Plans
The Company maintains a Long-Term Incentive Plan (“LTIP”) for certain executives as approved by the Company’s Board of Directors. Awards are cash-based and typically granted under the LTIP annually. Each award vests over a three-year period from the grant date. Vesting criteria for awards include both an individual service-based component and a performance-based component that is based on the Company’s achievement of certain financial metrics. The Company records expense for the service-based component ratably over the three-year term. For the performance-based component, the Company records expense based on management’s estimate of the Company’s achievement against the defined financial metrics. Management’s estimate is updated, and expense is adjusted, as deemed necessary, each reporting period. As of December 31, 2020 and 2019, the total liability related to the LTIP awards was $3,768 and $2,956, respectively. The Company incurred $1,601, $1,175 and $1,510 of expense related to the LTIP awards, for the years ended December 31, 2020, 2019 and 2018, respectively, classified within Employee related costs on the Consolidated Statements of Operations. During the year ended December 31, 2020, the Company determined it should have presented, as of December 31, 2019, the noncurrent portion of the long-term incentive plan within Long-term incentive plan, noncurrent, rather than presenting the entire liability as current. Although the Company considered this misclassification to be immaterial to its previously issued consolidated financial statements, the Company recorded a revision resulting in a decrease of $2,161 in Accrued expenses and other current liabilities and an increase of $2,161 in Long-term incentive plan, noncurrent, as of December 31, 2019.

9.
Revolving Loans

The Company maintained a revolving loan (“Initial Revolving Loan”) with a financial institution, whereby the lender committed to providing the Company with up to $15,000 in revolving loans based on eligible accounts receivable, as defined in the agreement. The Initial Revolving Loan bore interest on outstanding borrowings at the greater of the prime rate plus 0.5% or 3.75%. The Company did not draw down on this revolver and had no outstanding borrowings as of December 31, 2019. The Initial Revolving Loan contained certain financial and non-financial covenants, including a minimum EBITDA requirement that was measured quarterly against a year-to-date minimum EBITDA level, as defined, and a quick ratio, which was a ratio of unrestricted cash to current liabilities. The Company violated its quick ratio covenant in an interim period during the year ended December 31, 2019 and its minimum EBITDA ratio in an interim period during the year ended December 31, 2018, both of which the Company cured by amending the underlying agreement. There was no material financial statement impact as a result of amending the underlying agreement. The Initial Revolving Loan was terminated in January 2020.
On November 8, 2019, the Company entered into a revolving loan (“2019 Revolving Loan”) with another financial institution. The lender in the 2019 Revolving Loan agreement committed to providing the Company with up to $7,500 in revolving loans. In conjunction with the 2019 Revolving Loan, the Company contractually designated a deposit account with the financial institution as collateral for the revolving loan. The Company transferred the $7,500 of required collateral into the designated deposit account in January 2020. The 2019 Revolving Loan bears interest on outstanding borrowings at the greater of the prime rate plus 1.5%, or 3.5%, and does not contain any financial or non-financial covenants. On November 3, 2020, the Company renewed the 2019 Revolving Loan, and reduced the available line of credit to up to $3,000. As a result, the balance in the deposit account designated as collateral was reduced to $3,000, which is reflected as restricted cash as of December 31, 2020. The Company has not drawn down on this revolver and had no outstanding borrowings as of December 31, 2020 and 2019.
On September 2, 2020, the Company entered into promissory notes (“2020 Promissory Notes”) with entities controlled by Verizon and Hearst, respectively (collectively “the Lenders”), whereby the Company may borrow up to $10,000 from the Lenders, with a maximum of $5,000 from each lender, over the term. The 2020 Promissory Notes bear interest at 3.0% on outstanding principal amounts, which accrues and is payable at each annual period through the maturity date of September 2, 2022. The 2020 Promissory Notes contain certain non-financial covenants that restrict the Company from spending or borrowing outside of pre-approved limits, to the extent that amounts remain outstanding under the note. The Company has not borrowed against the 2020 Promissory Notes and had no outstanding borrowings as of December 31, 2020.
10.
Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2020, 2019 and 2018 consisted of the following:
	Year Ended December 31,
	2020	2019	2018
Current income tax (benefit) expense
Federal	$(614)	$626	$(1)
State	(9)	552	564
Current income tax (benefit) expense	(623)	1,178	563
Deferred income tax (benefit) expense
Federal	(1,372)	1,919	2,972
State	(1,082)	139	1,573
Deferred income tax (benefit) expense	(2,454)	2,058	4,545
(Benefit) provision for income taxes	$(3,077)	$3,236	$5,108
The income tax benefit for the year ended December 31, 2020 was primarily attributable to the generation of net operating loss carryforwards and the impact of a reduction in the effective state tax rate on existing deferred tax liabilities.

The Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted in the United States on March 27, 2020. The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. The CARES Act provides extensive tax changes in response to the COVID-19 pandemic. The Company was able to benefit from the CARES Act provision that allows the Company to carryback losses generated in 2020 to previously taxable years. The Company estimates that this provision will provide a current benefit of $554.
Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2020 and 2019 were as follows:
	December 31,
	2020	2019
Deferred tax assets
Net operating loss carryforwards	$3,842	$303
Compensation plans	407	536
Deferred revenue	1,527	5,550
Other	655	456
Deferred tax assets	6,431	6,845
Deferred tax liabilities
Intangible assets	(16,211)	(18,732)
Depreciation	(67)	15
Other	(278)	(707)
Deferred tax liabilities	(16,556)	(19,424)
Deferred tax liabilities, net	$(10,125)	$(12,579)
At December 31, 2020, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $14,062 and $13,213, respectively, which were available to reduce future taxable income. The federal net operating loss carryforwards of $14,062 can be carried forward indefinitely and the state net operating loss carryforwards of $13,213 expire at various dates from 2030 through 2040.
The Company’s net operating loss carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50 percent as defined under Section 382 and 383 of the U.S. Internal Revenue Code of 1986, respectively, as well as similar state provisions. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. The Company does not believe it has had an ownership change through December 31, 2020 that would impact the ability to utilize the accumulated losses. Subsequent ownership changes may affect the limitation in future years.
The provision for income taxes differs from the tax provision computed at the U.S. federal statutory income tax rate due to the following:
	Year Ended December 31,
	2020	2019	2018
Income tax expense (benefit) at federal statutory rate	21.0%	21.0%	21.0%
State and local income taxes net of federal tax benefit	6.5	4.6	(1.9)
Permanent items	1.0	2.7	1.9
Goodwill impairment	—	—	(27.1)
Research and development credits	—	0.2	—
Other	2.1	(0.2)	0.2
Effective tax rate	30.6%	28.3%	(5.9)%

Unrecognized Tax Benefits
Unrecognized tax benefits represent uncertain tax positions for which reserves have been established. As of December 31, 2020 and 2019, the Company had $343 of unrecognized tax benefits. During the years ended December 31, 2020, 2019 and 2018 the Company’s unrecognized tax benefits remained unchanged. The Company’s historical practice has been and continues to be to recognize interest and penalties related to federal, state and foreign income tax matters in the income tax provision. Interest and penalties related to income tax matters were not material for the years ended December 31, 2020, 2019 and 2018.
The Company expects that the liability for unrecognized tax benefits will be reduced to zero in the next 12 months based on communications subsequent to the reporting period that it has prevailed in its dispute with the tax authorities on the uncertain position. The net tax benefit of this reversal is estimated to be $331.
11.
Members’ Interests

The Company was formed on April 8, 2016 as an LLC by Verizon. Pursuant to an amended and restated LLC agreement dated April 15, 2016 (“LLC agreement”), Hearst was admitted as a 50% member. Verizon and Hearst are collectively referred to as the “Members”. In accordance with the LLC agreement, the debts, obligations and liabilities of the Company shall solely be the debts, obligations and liabilities of the Company. None of the Members shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being one of the Members or acting as an officer of the Company. The LLC does not maintain separate accounts for the Members and all distributions (either return of capital or profits) are to be distributed on a pro rata basis in accordance with the member’s percentage interests.
12.
Related Parties

In July 2016, the Company entered into a licensing agreement with an entity controlled by Verizon (“go90 agreement”). Under the go90 agreement, the Company produced and licensed original content for an exclusive license period. The Company recorded $25,289, $54,713 and $95,696 of revenue from the go90 agreement during the years ended December 31, 2020, 2019 and 2018, respectively, including a $34,932 termination fee recognized during the year ended December 31, 2018 as a result of Verizon partially terminating the licensing agreement effective August 2018. No amounts related to the go90 agreement were due from Verizon as of December 31, 2020 and 2019.
As part of the Company’s adoption of ASC 606 (Notes 2 and 3), it was determined that the go90 agreement was an open contract as of January 1, 2019 as all or substantially all of the revenue associated with the original agreement was not previously recognized under ASC 605. This is because distinct remaining performance obligations existed when the agreement was partially terminated. Under ASC 606, this represents a contract modification to be accounted for prospectively under the modification framework. As a result, the Company allocated consideration, using relative SSP, to the remaining distinct services as of the ASC 606 adoption date. Allocated consideration included deferred revenues, fees for remaining services as agreed to between the Company and Verizon, and the termination fee of $34,932. Consequently, $7,097 and $15,145 of the termination fee was recognized as revenue during the years ended December 31, 2020 and 2019, respectively. These amounts are captured within the $25,289 and $54,713 of total revenue from the go90 agreement, recorded in 2020 and 2019, respectively. Refer to Note 2 — Revenue Recognition for further details on the impact of the adoption of ASC 606 on the Company’s consolidated financial statements.
On September 2, 2020, the Company entered into promissory notes (“2020 Promissory Notes”) with entities controlled by Verizon and Hearst, respectively, whereby the Company may borrow up to $10,000, with a maximum of $5,000 from each lender, over the term. The terms of the 2020 Promissory Notes are described within Note 9 — Revolving Loans.
In addition, the Company is a lessee under two operating lease agreements with Verizon (Note 14 — Commitments and Contingencies) and is a customer of Verizon with respect to certain production and telecommunications services.

13.
Employee Benefit Plan

The Company has a Safe Harbor 401(k) plan under which eligible employees may contribute a percentage of their annual compensation subject to limitations set by the Internal Revenue Code. Contributions by the Company to the plan were $844, $883, and $912 for the years ended December 31, 2020, 2019 and 2018, respectively.
14.
Commitments and Contingencies

Operating Leases
The accompanying consolidated financial statements reflect rent expense on a straight-line basis over the terms of the Company’s operating leases. Rent expense charged to the Consolidated Statements of Operations was $6,764, $3,875, and $5,958 for the years ended December 31, 2020, 2019 and 2018, respectively. The Company is a lessee under two separate operating lease agreements with a related party, Verizon, and these leased properties are located in New York, NY and Los Angeles, CA. These leases contain initial terms of 3 1∕2 to 5 1∕2 years and represent all material leases maintained by the Company as of December 31, 2020. The lease for the property in Los Angeles, CA is subject to payment escalation based on the passage of time as prescribed in the lease agreement.
Future minimum operating lease payments as of December 31, 2020 are as follows:
2021	$6,221
2022	5,873
2023	5,873
2024	5,873
2025	2,935
Total	$26,775
Exit or Disposal Activities
Concurrent with the VHMP merger (Note 1), VHMP’s leased properties in Nashville, TN and Sherman Oaks, CA were abandoned by the Company. As a result, the Company recognized an exit obligation charge and related exit obligation liability on the cease-use date (August 2018), in accordance with ASC 420, Exit or Disposal Cost Obligations. A summary of the exit liability and related activity for the periods presented is as follows:
Exit Cost Obligation
Initial exit cost obligation at cease-use date	$1,073
2018 Accretion	46
2018 Payments	(122)
Exit cost obligation at December 31, 2018	997
2019 Accretion	122
2019 Payments	(433)
Exit cost obligation at December 31, 2019	686
2020 Accretion	64
2020 Payments	(348)
Exit cost obligation at December 31, 2020	$402
The exit liability is included within Accrued expenses and other current liabilities (current portion) and Other liabilities (non-current portion) on the Consolidated Balance Sheets.

The charges, recorded as General and administrative expenses, primarily included the present value of the remaining lease obligation on the cease use date, net of estimated sublease income. The total cost expected to be incurred for this exit obligation is $1,362, which includes the $1,073 in exit costs fully recorded at the cease-use date and $289 of total accretion expense. Changes to the estimated sublease income, including actual contracted sublease income, may result in incremental lease exit charge activity in the period determined.
Legal Proceedings
The Company is subject to various claims and legal matters that arise in the normal course of its business. These include disputes or potential disputes related to breach of contract, tort, employment-related claims, tax claims, patent, statutory, and other matters. The Company’s management currently believes that resolution of any outstanding legal matters will not have a material adverse effect on the Company’s financial position or results of operations. However, legal matters are subject to inherent uncertainties and there exists the possibility that the ultimate resolution of these matters could have a material adverse impact on the Company’s financial position and results of operations in the period in which any such effects are recorded. The Company is not a party to any material litigation and does not have contingency reserves established for any litigation liabilities as of December 31, 2020 and 2019.
15.
Subsequent Events

The Company has evaluated subsequent events through February 26, 2021, which is the date the consolidated financial statements were available to be issued, and has concluded that no such events or transactions took place that would require adjustment to or further disclosure within the accompanying consolidated financial statements, other than that disclosed within Note 10 — Income Taxes, related to the resolution of a dispute with the tax authorities, the communication of which was received after the balance sheet date but before the consolidated financial statements were available to be issued.